UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

GlobalOptions Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☑	Fee paid previously with preliminary materials:

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GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019

October 19, 2010

To our Stockholders:

It is our pleasure to invite you to a special meeting of the stockholders of GlobalOptions Group, Inc. to be held on Thursday, November 11, 2010 at 12:00 p.m., local time, at our offices at 75 Rockefeller Plaza, 27th Floor, New York, NY 10019.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to sell all of the outstanding capital stock of The Bode Technology Group, Inc., which constitutes our Forensic DNA Solutions and Products business unit, pursuant to a stock purchase agreement, dated August 11, 2010, and (ii) a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

After careful consideration, our board of directors determined that the proposed transaction and the related stock purchase agreement are fair to, advisable and in the best interests of GlobalOptions Group, Inc. and our stockholders. Our board of directors unanimously approved the proposed transaction and recommends that you vote “FOR” the proposal to approve the proposed transaction and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to allow for the solicitation of additional proxies.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or submit your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card.

The enclosed proxy statement provides you with detailed information about the special meeting, the proposed transaction and the stock purchase agreement. A copy of the stock purchase agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

If you have any questions about the proposed transaction or about how to vote your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect), or via email at proxy@mackenziepartners.com.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Harvey W. Schiller, Ph.D.	Jeffrey O. Nyweide
Chairman of the Board and Chief Executive Officer	Chief Financial Officer, Executive Vice President Corporate Development, Treasurer and Secretary

This proxy statement is dated October 19, 2010 and is first being mailed to stockholders on or about October 20, 2010.

GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 11, 2010

To our Stockholders:

Notice is hereby given that a special meeting of the stockholders of GlobalOptions Group, Inc. will be held on Thursday, November 11, 2010 at 12:00 p.m., local time, at our offices at 75 Rockefeller Plaza, 27th Floor, New York, NY 10019. At the special meeting or any postponement, adjournment or delay thereof (the “Special Meeting”), you will be asked to consider and vote upon the following proposals:

1. to approve the sale of all of the outstanding capital stock of The Bode Technology Group, Inc., which constitutes our Forensic DNA Solutions and Products business unit (the “Bode Transaction”), pursuant to the Stock Purchase Agreement, dated August 11, 2010 (the “Stock Purchase Agreement”), by and among GlobalOptions Group, Inc., GlobalOptions, Inc., The Bode Technology Group, Inc. and LSR Acquisition Corp.;

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Bode Transaction if there are insufficient votes to approve the Bode Transaction; and

3. to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 15, 2010 are entitled to notice of and to vote at the Special Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE BODE TRANSACTION AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO ALLOW FOR THE SOLICITATION OF ADDITIONAL PROXIES.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Bode Transaction. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Bode Transaction, but will not have an effect on the adjournment proposal. If you hold your shares through a bank, broker or other nominee (in “street name”), the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Bode Transaction, but will not have an effect on the adjournment proposal.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or submit your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card.

The proxy statement accompanying this notice provides a more complete description of the matters to be acted upon at the Special Meeting. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety.

If you have any questions about the proposed transaction or about how to vote your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect), or via email at proxy@mackenziepartners.com.

By order of the Board of Directors,

Jeffrey O. Nyweide
Chief Financial Officer, Executive Vice President
Corporate Development, Treasurer and Secretary

Important Notice Regarding the Availability of Proxy Materials for
the Special Meeting of Stockholders to be Held on November 11, 2010

The proxy statement and form of proxy card are available on the Internet at
http://www.cstproxy.com/globaloptionsgroup/sm2010

ANNEX A	Stock Purchase Agreement, dated August 11, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc., The Bode Technology Group, Inc. and LSR Acquisition Corp.
ANNEX B	Opinion of Needham & Company, LLC, dated August 10, 2010
ANNEX C	Audited Consolidated Financial Statements of GlobalOptions Group, Inc. included in its Annual Report on Form 10-K for the Year Ended December 31, 2009
ANNEX D	Unaudited Condensed Consolidated Financial Statements of GlobalOptions Group, Inc. included in its Quarterly Report on Form 10-Q for the Three Months Ended June 30, 2010

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE BODE TRANSACTION

The following questions and answers are intended to address briefly some commonly asked questions regarding the Bode Transaction, the Stock Purchase Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of GlobalOptions Group, Inc. Please refer to the “Summary Term Sheet” beginning on page 8 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” beginning on page 56.

Unless the context otherwise requires, in this proxy statement, (i) references to “GlobalOptions Group,” “we,” “our,” “us” and “the Company” refer to GlobalOptions Group, Inc. and its subsidiaries, (ii) references to “GlobalOptions” refer to GlobalOptions, Inc., a wholly-owned subsidiary of GlobalOptions Group, (iii) references to “Bode” refer to The Bode Technology Group, Inc., a wholly-owned subsidiary of GlobalOptions that constitutes our Forensic DNA Solutions and Products business unit, (iv) references to “the Board” refer to the board of directors of GlobalOptions Group, Inc., (v) references to “LSR” refer to LSR Acquisition Corp., (vi) references to the “Stock Purchase Agreement” refer to that certain stock purchase agreement, dated August 11, 2010, by and among GlobalOptions Group, GlobalOptions, Bode and LSR, and (vii) references to the “Bode Transaction” refer to the sale of all of the outstanding capital stock of Bode pursuant to the Stock Purchase Agreement.

Q:	Why did I receive these materials?

A:	The Board is soliciting your proxy to vote at a special meeting of our stockholders being held for the purpose of, among other things, obtaining stockholder approval for the Bode Transaction (the “Special Meeting”). The Board is seeking stockholder approval of the Bode Transaction because we are a Delaware corporation and the Bode Transaction may constitute the sale of “substantially all” of our property and assets under Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of “all or substantially all of its property and assets.” Additionally, approval of the Bode Transaction by holders of a majority of our issued and outstanding common stock is a closing condition under the Stock Purchase Agreement.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at our offices at 75 Rockefeller Plaza, 27th Floor, New York, NY 10019, on Thursday, November 11, 2010 at 12:00 p.m., local time.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only stockholders at the close of business on September 15, 2010, the record date for the Special Meeting (the “Record Date”), are entitled to notice of and to vote at the Special Meeting. If you hold your shares through a bank, broker or other nominee (in “street name”), you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

At the close of business on the Record Date, there were 14,453,670 shares of our common stock outstanding and entitled to vote.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You will be asked to consider and vote upon the following proposals:

1. to approve the sale of all of the outstanding capital stock of The Bode Technology Group, Inc., which constitutes our Forensic DNA Solutions and Products business unit, pursuant to the Stock Purchase Agreement, dated August 11, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc., The Bode Technology Group, Inc. and LSR Acquisition Corp.; and

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Bode Transaction if there are insufficient votes to approve the Bode Transaction.

Q:	How does the Board recommend that I vote?

A:	After careful consideration of a variety of factors described in this proxy statement, the Board unanimously recommends that you vote “FOR” the proposal to approve the Bode Transaction and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies. You should read “The Bode Transaction (Proposal No. 1) — Reasons for the Bode Transaction” beginning on page 24 for a discussion of the factors that the Board considered in deciding to recommend approval of the Bode Transaction.

Q:	Who is buying Bode and for what consideration?

A:	We are proposing to sell all of the outstanding capital stock of Bode to LSR. LSR is a privately-held company, which, upon the closing of the Bode Transaction, will operate three business segments serving commercial and government clients: Security and Intelligence, which will be operated through Guidepost Solutions LLC; Situational Awareness, which will be operated through 3DRS International, Inc.; and Identity Solutions, which will be operated through Bode. Guidepost Solutions LLC purchased our SafirRosetti business unit (“SafirRosetti”) from us in April 2010, which transaction was previously disclosed in our Current Reports on Form 8-K filed with the SEC on April 29, 2010 and May 6, 2010. Joseph Rosetti, an officer of SafirRosetti until December 31, 2007 and a consultant to SafirRosetti from January 1, 2008 to December 31, 2009, will be a principal of LSR upon the closing of the Bode Transaction. Mr. Rosetti is also a principal of Guidepost Solutions LLC.

Pursuant to the Stock Purchase Agreement, aggregate consideration for the Bode Transaction will consist of the following: (i) $24.5 million in cash, of which $2,450,000 will be held in escrow until December 31, 2011; (ii) an earnout payment equal to 30% of any revenues of Bode (subject to certain minimal exclusions) over $27 million during the 12-month period following closing, which payment may not exceed $5.5 million; and (iii) an additional payment of $500,000 as a result of LSR’s tax election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “IRC”), in connection with the Bode Transaction made on October 14, 2010 (the “338(h)(10) Election”). The payments we are entitled to under the Stock Purchase Agreement may further increase or decrease based on a potential purchase price adjustment for working capital and a potential true-up for uncollected accounts receivable. The terms of the Stock Purchase Agreement are more fully described below under “The Stock Purchase Agreement” beginning on page 39.

Q:	What will the net proceeds from the Bode Transaction be used for?

A:	On August 12, 2010, in connection with our announcement of our entry into the Stock Purchase Agreement, Dr. Schiller, our Chairman and Chief Executive Officer, stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, and appropriate reserves, we intend to distribute the net proceeds from the sales of SafirRosetti, our Preparedness Services business unit (“Preparedness Services”), our Fraud and Special Investigative Services Unit business unit (“FSIU”) and Bode to our stockholders. On August 16, 2010, Dr. Schiller added that we believe that a likely scenario would have us returning some portion of the net proceeds to stockholders shortly after and contingent upon the completion of the sale of Bode. We are currently estimating that this distribution could be between the range of $23 million to $25 million with later distributions in late 2011 or early 2012 after the various earnouts are received and escrow payments released, if any. We would expect that any later distributions would be an aggregate amount between $0 and $23.9 million based on the receipt of earnouts and releases from escrow, if any. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

Q:	What will happen if the Bode Transaction is not approved by stockholders or is not completed for any other reason?

A:	If the Bode Transaction is not completed, (i) in certain circumstances, we will be required to pay to LSR a termination fee of up to $1,125,000, plus up to $300,000 of LSR’s expenses incurred in connection with the Bode Transaction, (ii) we may have difficulty recouping the significant transaction costs incurred in connection with negotiating the Bode Transaction, (iii) our relationships with the customers, business partners and employees of Bode may be damaged and the business of Bode may be harmed, and (iv) the market price for our common stock may decline.

If the Bode Transaction is not completed, we may explore other potential transactions involving Bode. The terms of an alternative transaction may be less favorable to us than the terms of the Bode Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Q:	When is the Bode Transaction expected to be completed?

A:	If the Bode Transaction is approved by stockholders at the Special Meeting, we expect to complete the Bode Transaction no later than the third business day after the date all of the remaining closing conditions under the Stock Purchase Agreement have been satisfied or waived, which we anticipate will occur promptly following the Special Meeting. The exact timing of the completion of the Bode Transaction cannot be predicted, although the Stock Purchase Agreement may be terminated by any of the parties if the closing has not occurred on or before certain dates ranging from November 15, 2010 to January 15, 2011, the applicable date depending on whether we receive comments from the Securities and Exchange Commission (the “SEC”) with respect to the preliminary form of this proxy statement and, if applicable, when the SEC clears us to file a definitive form of this proxy statement.

Q:	How will the Bode Transaction affect outstanding equity awards held by our directors, executive officers and other employees?

A:	In the event that the Bode Transaction is completed, it may constitute a “change in control” as defined under our 2005 Stock Option Plan, 2006 Stock Option Plan and Amended and Restated 2006 Long-Term Incentive Plan (collectively, the “Incentive Plans”). Under the Incentive Plans, a change in control will be deemed to occur in circumstances including but not limited to our sale of substantially all of our assets. If the Bode Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. The Compensation Committee has not determined whether to exercise such authority should it arise in connection with the completion of the Bode Transaction. As of October 15, 2010, options to purchase 158,917 shares of our common stock and 8,825 restricted stock units issued under the Incentive Plans remained unvested, of which options to purchase 25,416 shares of our common stock and 8,825 restricted stock units were held by our directors and executive officers.

Q:	Will the Bode Transaction trigger any payments to our current or former executive officers or directors?

A:	Pursuant to our employment agreement with Mr. Nyweide, our Chief Financial Officer, Mr. Nyweide will receive a performance bonus of $250,000 if Bode is sold (half payable upon the completion of the sale and the remainder payable at the completion of the term of Mr. Nyweide’s employment agreement). Pursuant to our employment agreement with Mr. Watson, the Chief Executive Officer and President of Bode, Mr. Watson will have a right to terminate his employment for “Good Reason” as a result of the sale of Bode at any time during the three-month period following the closing and to receive as severance his current base salary of $300,000 per annum (to be paid in accordance with standard payroll practices) and insurance coverage through the expiration of his employment agreement on July 31, 2011. In addition, if Mr. Watson, at LSR’s request, defers his right to terminate his employment agreement for a period of up to three months following completion of the sale of Bode, Mr. Watson will receive a retention bonus of $150,000.

Additionally, consulting agreements with each of Howard Safir, the former Chief Executive Officer of our Security Consulting and Investigations business unit (“SCI”), which included the operations of Bode, and Adam Safir, a former officer of SCI, provided for payments of up to $600,000 and $300,000 to Howard Safir and Adam Safir, respectively, if we sold SCI or any assets thereof during the term of such consulting agreements, the exact amounts based upon certain aggregate sales price levels received for the business or such assets. Although these consulting agreements were terminated effective June 30, 2010 and did not provide that the abovementioned payment provisions would survive termination, Howard Safir and Adam Safir may claim that they are owed such payments if Bode is sold. We intend to dispute such claims if they are made.

For additional information regarding these matters, see “The Bode Transaction (Proposal No. 1) — Interests of Our Directors and Executive Officers in the Bode Transaction” beginning on page 33.

Q:	Will GlobalOptions continue to be publicly traded and listed on The NASDAQ Capital Market following the Bode Transaction?

A:	We expect to continue to be publicly traded and remain subject to the rules and regulations of the SEC after the Bode Transaction is completed. However, we expect that after the Bode Transaction is completed we will no longer have any business operations. As a result, The NASDAQ Stock Market LLC (“NASDAQ”) may deem us to be a “public shell” and subject us to delisting proceedings or more stringent continued listing criteria that we may be unable to meet, or NASDAQ may otherwise deem that we no longer meet certain continued listing criteria. In any such event, we may cease to be listed on The NASDAQ Capital Market.

Q:	What will be the nature of our business following completion of the Bode Transaction?

A:	Bode constitutes our only remaining operating business. On April 30, 2010, we completed the sale of SafirRosetti, on July 16, 2010, we completed the sale of Preparedness Services, and on July 20, 2010, we completed the sale of FSIU. We expect that after the Bode Transaction is completed we will no longer have any business operations and our incoming cash flows will be limited to the following: (i) the receipt of payments under a secured promissory note in the aggregate face amount of $1,750, payable in equal installments at December 31, 2010 and June 30, 2011; (ii) payments, if any, from escrow accounts established in connection with the sales of SafirRosetti, Preparedness Services, FSIU and Bode; (iii) payments of accounts receivable collected on our behalf by the purchaser of SafirRosetti; (iv) payments of any earnouts based on the revenues of Preparedness Services and Bode (subject to certain minimal exclusions); and (v) payments of potential working capital adjustments in connection with the sales of Preparedness Services, FSIU and Bode. In addition, following the completion of the Bode Transaction, we do not expect to have any financing arrangements with any bank or financial institution.

Q:	Am I entitled to appraisal rights in connection with the Bode Transaction?

A:	No. Delaware law does not provide for stockholder appraisal rights in connection with the Bode Transaction.

Q:	What vote is required for stockholders to approve of the proposals at the Special Meeting?

A:	The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Bode Transaction pursuant to the Stock Purchase Agreement. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?

A:	A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or 7,226,836 shares, are present at the Special Meeting, either in person or represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining whether a quorum is present. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Q:	How do I vote?

A:	You may vote using any of the following methods:

• Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

• By telephone or over the Internet.  If you are a stockholder of record, you may vote over the Internet by following the instructions on your proxy card. If you hold shares in street name, you will receive separate voting instructions from your bank, broker or other nominee and may vote by telephone or over the Internet if they offer that alternative. Although most brokers, banks and nominees offer telephone and Internet voting, availability and the specific procedures vary.

• In person at the Special Meeting.  All stockholders may vote in person at the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

• sending a written notice of revocation to our Corporate Secretary;

• submitting a new, proper proxy dated later than the date of the revoked proxy;

• voting over the Internet at a later time; or

• attending the Special Meeting and voting in person.

If you hold shares in street name through your bank, broker or other nominee, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy as described in the answer to the next question. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Q:	How can I attend the Special Meeting?

A:	You are entitled to attend the Special Meeting only if you were a stockholder of GlobalOptions Group as of the close of business on September 15, 2010, the Record Date for the Special Meeting, or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the Record Date prior to being admitted. If you are not a stockholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership as of the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

The Special Meeting will begin promptly on Thursday, November 11, 2010 at 12:00 p.m., local time. You should allow adequate time for the check-in procedures.

Q:	What happens if additional matters are presented at the Special Meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Special Meeting. If you grant a proxy, the persons named as proxy holders, Dr. Schiller and Mr. Nyweide, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

Q:	What if I return a signed proxy card, but do not vote for some of the matters listed on the proxy card?

A:	If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Bode Transaction; and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. You should follow the procedures on the voting instruction card provided by your bank, broker or other nominee regarding the voting of your shares. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Bode Transaction, but will not have an effect on the proposal to adjourn the Special Meeting to a later date. Please vote using your voting instruction card so your vote can be counted.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If your shares are registered differently or are held in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. To ensure that all of your shares are voted, please complete, sign, date and return each proxy card and voting instruction card that you receive, or vote your shares by telephone or over the Internet (if those options are available to you).

Q:	What is the deadline for voting my shares?

A:	If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Special Meeting.

If you hold shares in street name, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Special Meeting only if you obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GlobalOptions Group or to third parties, except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.

Q:	Who will bear the cost of this solicitation?

A:	We are making this solicitation and will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies in connection with the Special Meeting for a fee of approximately $15,000, plus reasonable out-of-pocket expenses, and we have agreed to indemnify MacKenzie Partners, Inc. for specified liabilities and expenses.

Q:	Who can help answer any other questions that I have?

A:	If you have additional questions about the Bode Transaction, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect), or via email at proxy@mackenziepartners.com.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to carefully read this proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find Additional Information” beginning on page 56.

The Parties to the Bode Transaction (page 21)

GlobalOptions Group, Inc.

GlobalOptions Group and its subsidiaries provide risk mitigation and management services, including forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations. Our common stock is quoted on The NASDAQ Capital Market under the symbol “GLOI”.

GlobalOptions, Inc.

GlobalOptions is a wholly-owned operating subsidiary of GlobalOptions Group and the parent company of Bode.

LSR Acquisition Corp.

LSR is a privately-held company, which, upon the closing of the Bode Transaction, will operate three business segments serving commercial and government clients: Security and Intelligence, which will be operated through Guidepost Solutions LLC; Situational Awareness, which will be operated through 3DRS International, Inc.; and Identity Solutions, which will be operated through Bode. Guidepost Solutions LLC purchased SafirRosetti from us in April 2010, which transaction was previously disclosed in our Current Reports on Form 8-K filed with the SEC on April 29, 2010 and May 6, 2010. Joseph Rosetti, an officer of SafirRosetti until December 31, 2007 and a consultant to SafirRosetti from January 1, 2008 to December 31, 2009, will be a principal of LSR upon the closing of the Bode Transaction. Mr. Rosetti is also a principal of Guidepost Solutions LLC.

The Special Meeting (page 18)

Date, Time, Place and Purpose (page 18)

The Special Meeting will be held at our offices at 75 Rockefeller Plaza, 27th Floor, New York, NY 10019, on Thursday, November 11, 2010 at 12:00 p.m., local time.

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1. to approve the sale of all of the outstanding capital stock of The Bode Technology Group, Inc., which constitutes our Forensic DNA Solutions and Products business unit, pursuant to the Stock Purchase Agreement, dated August 11, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc., The Bode Technology Group, Inc. and LSR Acquisition Corp.; and

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Bode Transaction if there are insufficient votes to approve the Bode Transaction.

Record Date, Quorum, Voting (page 18)

Only holders of our common stock at the close of business on September 15, 2010, the Record Date, are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 14,453,670 shares of our common stock outstanding and entitled to vote.

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or 7,226,836 shares, are present at the Special Meeting, either in person or represented by proxy.

Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting. The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Bode Transaction pursuant to the Stock Purchase Agreement. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Revocation of Proxies (page 19)

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	sending a written notice of revocation to our Corporate Secretary;

•	submitting a new, proper proxy dated later than the date of the revoked proxy;

•	voting over the Internet at a later time; or

•	attending the Special Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy as described in the answer to the previous question. Attendance at the Special Meeting will not, by itself, revoke a proxy.

The Bode Transaction (page 21)

General

On August 11, 2010, we entered into the Stock Purchase Agreement, pursuant to which we agreed to sell all of the outstanding capital stock of Bode, subject to stockholder approval. A copy of the Stock Purchase Agreement is attached as Annex A. We encourage you to read the Stock Purchase Agreement carefully and in its entirety.

Recommendation of the Board of Directors (page 26)

After careful consideration, the Board unanimously recommends that you vote “FOR” the approval of the Bode Transaction and “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Our Financial Advisor (page 26)

At a meeting of the Board held on August 10, 2010, Needham & Company, LLC, referred to herein as Needham & Company, delivered its oral opinion, which it subsequently confirmed in writing, to the Board that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be received by GlobalOptions Group, Inc. and GlobalOptions, Inc. pursuant to the Stock Purchase Agreement was fair to GlobalOptions Group, Inc. from a financial point of view. The complete text of Needham & Company’s opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement as Annex B. You should read the Needham & Company opinion carefully and in its entirety. Needham & Company provided its opinion for the information and assistance of the Board in connection with and for the purpose of the Board’s evaluation of the transaction contemplated by the Stock Purchase Agreement. The Needham & Company opinion does not address any other aspect of the Bode Transaction, or any related transaction, and does not constitute a recommendation to any GlobalOptions Group stockholder as to how that stockholder should vote or act on any matter relating to the Bode Transaction.

Net Proceeds from the Bode Transaction and Their Expected Use (page 32)

Pursuant to the Stock Purchase Agreement, aggregate consideration for the Bode Transaction will consist of the following: (i) $24.5 million in cash, of which $2,450,000 will be held in escrow until December 31, 2011; (ii) an earnout payment equal to 30% of any revenues of Bode (subject to certain minimal exclusions) over $27 million during the 12-month period following closing, which payment may not exceed $5.5 million; and (iii) an additional payment of $500,000 as a result of LSR’s 338(h)(10) Election made on October 14, 2010. The payments we are entitled to under the Stock Purchase Agreement may further increase or decrease based on a potential purchase price adjustment for working capital and a potential true-up for uncollected accounts receivable. Additionally, the net proceeds will vary based on final transaction expenses and taxes payable on the gain on sale. The amount by which the purchase price exceeds the net tax basis of the sold assets is subject to federal and state income taxes.

The Bode Transaction will be a taxable event to us for U.S. federal income tax purposes. However, we expect that the Bode Transaction will not result in any material adverse U.S. federal income tax consequences to us or to our stockholders. The Bode Transaction may result in our being subject to state or local sales, use or other taxes in jurisdictions in which we file tax returns or have assets.

On August 12, 2010, in connection with our announcement of our entry into the Stock Purchase Agreement, Dr. Schiller, our Chairman and Chief Executive Officer, stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, and appropriate reserves, we intend to distribute the net proceeds from the sales of SafirRosetti, FSIU, Preparedness Services and Bode to our stockholders. On August 16, 2010, Dr. Schiller added that we believe that a likely scenario would have us returning some portion of the net proceeds to stockholders shortly after and contingent upon the completion of the sale of Bode. We are currently estimating that this distribution could be between the range of $23 million to $25 million with later distributions in late 2011 or early 2012 after the various earnouts are received and escrow payments released, if any. We would expect that any later distributions would be an aggregate amount between $0 and $23.9 million based on the receipt of earnouts and releases from escrow, if any. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

Nature of our Business Following the Bode Transaction (page 32)

Bode constitutes our only remaining operating business. On April 30, 2010, we completed the sale of SafirRosetti, on July 16, 2010, we completed the sale of Preparedness Services, and on July 20, 2010, we completed the sale of FSIU. We expect that after the Bode Transaction is completed we will no longer have any business operations and our incoming cash flows will be limited to the following: (i) the receipt of payments under a secured promissory note in the aggregate face amount of $1,750, payable in equal installments at December 31, 2010 and June 30, 2011; (ii) payments, if any, from escrow accounts established in connection with the sales of SafirRosetti, Preparedness Services, FSIU and Bode; (iii) payments of accounts receivable collected on our behalf by the purchaser of SafirRosetti; (iv) payments of any earnouts based on the revenues of Preparedness Services and Bode (subject to certain minimal exclusions); and (v) payments of potential working capital adjustments in connection with the sales of Preparedness Services, FSIU and Bode. In addition, following the completion of the Bode Transaction, we do not expect to have any financing arrangements with any bank or financial institution.

Effect of the Bode Transaction on Stock Options and Stock-Based Awards and Interests of Our Directors and Executive Officers in the Bode Transaction (page 33)

In the event that the Bode Transaction is completed, it may constitute a “change in control” as defined under the Incentive Plans. Under the Incentive Plans, a change in control will be deemed to occur in circumstances including but not limited to our sale of substantially all of our assets. If the Bode Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. The Compensation Committee has not determined whether to exercise such authority should it arise in connection with the completion of the Bode Transaction. As of October 15, 2010, options to purchase 158,917 shares of our common stock and 8,825 restricted stock units issued under the Incentive Plans remained unvested, of which options to purchase 25,416 shares of our common stock and 8,825 restricted stock units were held by our directors and executive officers.

Pursuant to our employment agreement with Mr. Nyweide, our Chief Financial Officer, Mr. Nyweide will receive a performance bonus of $250,000 if Bode is sold (half payable upon the completion of the sale and the remainder payable at the completion of the term of Mr. Nyweide’s employment agreement). Pursuant to our employment agreement with Mr. Watson, the Chief Executive Officer and President of Bode, Mr. Watson will have a right to terminate his employment for “Good Reason” as a result of the sale of Bode at any time during the three-month period following the closing and to receive as severance his current base salary of $300,000 per annum (to be paid in accordance with standard payroll practices) and insurance coverage through the expiration of his employment agreement on July 31, 2011. In addition, if Mr. Watson, at LSR’s request, defers his right to terminate his employment agreement for a period of up to three months following completion of the sale of Bode, Mr. Watson will receive a retention bonus of $150,000.

Additionally, consulting agreements with each of Howard Safir, the former Chief Executive Officer of SCI, which included the operations of Bode, and Adam Safir, a former officer of SCI, provided for payments of up to $600,000 and $300,000 to Howard Safir and Adam Safir, respectively, if we sold SCI or any assets thereof during the term of such consulting agreements, the exact amounts based upon certain aggregate sales price levels received for the business or such assets. Although these consulting agreements were terminated effective June 30, 2010 and did not provide that the abovementioned payment provisions would survive termination, Howard Safir and Adam Safir may claim that they are owed such payments if Bode is sold. We intend to dispute such claims if they are made.

Appraisal Rights in Respect of the Bode Transaction (page 35)

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Bode Transaction.

The Stock Purchase Agreement (page 39)

General (page 39)

Under the terms of the Stock Purchase Agreement, LSR will purchase all of the equity securities of Bode from GlobalOptions for a purchase price of approximately $24.5 million, plus an earnout payment of up to $5.5 million and a payment of $500,000 as a result of LSR’s 338(h)(10) Election made on October 14, 2010, subject to potential working capital and accounts receivable related adjustments.

Consideration (page 39)

The consideration for the sale of all of the equity securities of Bode will consist of the following:

•	LSR’s payment at the closing of $24.5 million in cash, of which $2,450,000 will be held in escrow until December 31, 2011;

•	LSR’s payment of an earnout equal to 30% of any revenues of Bode (subject to certain minimal exclusions) over $27 million during the 12-month period following closing, which payment may not exceed $5.5 million; and

•	LSR’s payment of $500,000 as a result of LSR’s 338(h)(10) Election made on October 14, 2010.

The amount of the net working capital adjustment (which may be positive or negative) will be the difference between Bode’s net working capital as of immediately preceding the closing and $5.6 million,

referred to herein as the “Net Working Capital Target”, provided that the amount of the net working capital adjustment will be $0 if such difference is less than $150,000. If the amount of the net working capital adjustment, as finally determined, is a negative number, we will pay LSR the absolute value of such amount, or if it is a positive number, LSR will pay us such amount, within three business days of the final determination.

During the 180 days after the closing, LSR will use commercially reasonable best efforts to collect Bode’s accounts receivable as of the closing date. If, upon the expiration of such period, any of the accounts receivable have not been collected, within 15 business days after the end of such period LSR will deliver to us a written notice identifying any uncollected accounts receivable, and within 10 business days of delivery of such notice we will pay LSR the amount of such uncollected accounts receivable up to $1 million; provided, however, that if LSR does not provide us with such notice within 15 business days of the end of the period, we will have no obligation to pay the amount of such uncollected accounts receivable. Promptly upon receipt of the accounts receivable true-up payment, LSR will assign to us, free and clear of all encumbrances, all of its rights with respect to the uncollected accounts receivable and thereafter will promptly remit to us any amounts received by LSR with respect to such accounts receivable.

LSR has informed the Company that LSR currently has no significant assets or operations and will depend entirely on three of its affiliates for the $25 million in cash necessary to make the consideration payments under the Stock Purchase Agreement due to Sellers at closing. Each such affiliate has entered into a binding commitment letter with LSR pursuant to which such affiliate has committed to provide, or cause its affiliates to provide, its allotted portion of the funding to LSR. The commitment letters do not specify whether the funding will be provided in the form of capital contributions or loans, but LSR has informed the Company that the current understanding between LSR and its affiliates is to structure the funding as a combination of $15 million in equity contributions and $10 million in loans. Further, in the commitment letters, each affiliate represented to LSR that it or its affiliates currently possesses either cash or cash equivalents in the required amount of funding. The obligations of the affiliates under the commitment letters are subject only to the satisfaction of each of the conditions to the obligations of LSR to consummate the Bode Transaction. The affiliates consist of two individuals and one investment fund that, following the consummation of the Bode Transaction, will together own a majority equity stake in LSR and control LSR’s board of directors.

Restrictions on Solicitation of Other Offers (page 45)

During the pendency of the Stock Purchase Agreement, Sellers and Bode will not, and will cause each of their affiliates and subsidiaries and their respective representatives, agents, employees, officers and directors not to:

•	solicit, initiate, facilitate or encourage any inquiries, offers or proposals that constitute or may reasonably be expected to lead to, any competing proposal;

•	engage in discussions or negotiations with, furnish or disclose any non-public information relating to Bode, or give access to Bode to anyone that has made or may be considering making any competing proposal;

•	approve, endorse or recommend any competing proposal; or

•	enter into any agreement, arrangement or understanding relating to any competing proposal.

Notwithstanding the abovementioned restrictions, at any time prior to obtaining stockholder approval of the Bode Transaction, we may engage in discussions or negotiations with, and furnish information related to Bode to, any person who has made a bona fide, written and unsolicited competing proposal, so long as:

•	the Board has determined, after consultation with its legal and financial advisors, that such bona fide, written and unsolicited competing proposal may constitute a “superior proposal” in that (i) it is on terms and conditions that the Board determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of such competing proposal) are more favorable from a financial point of view to our stockholders than those contemplated by the Stock Purchase Agreement, including any amendment thereto, (ii) the conditions to the consummation of which are all capable of being satisfied on or before January 15, 2011, and (iii) which the Board determines is reasonably capable of being consummated;

•	the Board has determined, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary obligations to our stockholders under applicable law; and

•	Sellers and Bode have caused the person making the competing proposal to enter into a confidentiality agreement with us on terms and conditions substantially similar to those contained in our confidentiality agreement with LSR in connection with the Bode Transaction.

Non-Compete and Non-Solicitation (page 46)

In connection with the Bode Transaction, we agreed that for two years after the closing none of Dr. Schiller, Mr. Nyweide, us or any entity controlled by us will engage in certain activities competitive with Bode, LSR and their respective affiliates, anywhere in the United States, including but not limited to operating a competing business and soliciting employees or customers of Bode. The restrictions above will not apply to any entity that we consolidate with or merge into, or an entity to which we transfer any or all of our properties and assets, if neither of GlobalOptions Group or GlobalOptions is the surviving entity and neither Dr. Schiller nor Mr. Nyweide is employed by, providing consulting services to or otherwise affiliated with such entity, as applicable.

Conditions to Closing (page 47)

Each party’s obligation to complete the Bode Transaction is subject to the satisfaction or waiver, prior to the consummation of the Bode Transaction, of the following conditions, among others:

•	the opposing party’s or parties’ representations and warranties subject to materiality or material adverse effect qualifications are true and correct at and as of the closing, and those not qualified are true and correct in all material respects;

•	the opposing party or parties have, on or prior to closing date, performed or complied in all material respects with all applicable covenants and agreements under the Stock Purchase Agreement;

•	Sellers and Bode have obtained all material third party and government consents, approvals and authorizations required under the Stock Purchase Agreement;

•	the absence of any legal proceeding wherein an unfavorable injunction, judgment, order, decree ruling or charge would prevent the performance of the Stock Purchase Agreement or the consummation of the Bode Transaction, declare the Bode Transaction unlawful, or cause the Bode Transaction to be rescinded following consummation, or for LSR alone, cause a material adverse effect on Bode; and

•	approval of the Bode Transaction by the holders of a majority of the outstanding shares of our common stock and by the boards of directors of Bode and each Seller.

LSR’s obligation to complete the Bode Transaction is subject to the satisfaction or waiver of the following additional conditions, among others:

•	our loan agreement and related agreements with Silicon Valley Bank have been amended or modified to remove Bode as a party and to release Bode from any security interest against its assets and securities;

•	no material adverse effect on Bode has occurred since August 11, 2010, the date of the Stock Purchase Agreement;

•	Bode has entered into an employment or consulting agreement, with terms and conditions acceptable to LSR, with Mr. Watson, Bode’s Chief Executive Officer; and

•	we have delivered to LSR an unaudited income statement of Bode for the period from January 1, 2010 through July 31, 2010, which reports total revenues and net income in amounts at least 85% of the amounts set forth on certain projections agreed on by the parties.

In addition, our obligation to complete the Bode Transaction is subject to our receipt of consent of the landlords of the real property leased or subleased by Bode to assign such real property to Bode post-closing. In the interest of assisting us in obtaining such consents, LSR will provide the landlord of our leased property in Lorton, VA with a letter of credit of up to $400,000 to serve as security for the lease, if requested by the landlord.

Termination (page 48)

The Stock Purchase Agreement may be terminated at any time prior to closing as follows:

•	by mutual written consent of each of Sellers and LSR;

•	by either Sellers or LSR if:

•	(i) we do not receive comments from the SEC with respect to this proxy statement and the closing has not occurred on or before November 15, 2010, (ii) we receive comments from the SEC with respect to this proxy statement, the SEC clears us to file a definitive form of this proxy statement on or before November 15, 2010, and the closing has not occurred on or before December 24, 2010, or (iii) we receive comments from the SEC with respect to this proxy statement, does not clear us to file a definitive form of this proxy statement on or before November 15, 2010, and the closing has not occurred on or before January 15, 2011;

•	a governmental authority has enacted, issued, promulgated, enforced or entered any law that has the effect of making the Bode Transaction illegal or otherwise preventing or prohibiting the consummation of the Bode Transaction, so long as the government action was not caused by or the result of the terminating party’s failure to fulfill any obligation under the Stock Purchase Agreement; or

•	stockholder approval of the Bode Transaction is not obtained at a stockholder meeting held for that purpose, including any adjournment thereof;

•	by LSR if:

•	there has been a material misrepresentation, a material breach of representation or warranty, or a material breach of a covenant by us that has not been cured within 20 days after written notification thereof by LSR to us (except there will be no cure period for a violation of our restrictions on the solicitation of other offers), provided that LSR is not in material breach of any of its representations, warranties, covenants or agreements under the Stock Purchase Agreement that individually or in the aggregate would reasonably be expected to prevent the ability of LSR to consummate the Bode Transaction;

•	Sellers or Bode enter into a legally binding agreement, arrangement or understanding relating to a Takeover Proposal;

•	the Board withdraws its recommendation that our stockholders vote in favor of the Bode Transaction; or

•	a tender offer or exchange offer for more than 50% of the outstanding shares of our capital stock that does not respect the terms of the Stock Purchase Agreement is commenced and the Board fails to recommend against acceptance of such tender offer or exchange offer (for purposes of clarification, the taking of no position constitutes such a failure); or

•	by us if:

•	there has been a material misrepresentation, a material breach of representation or warranty, or a material breach of a covenant by LSR that has not been cured within 20 days after written notification thereof by us to LSR, provided that we are not in material breach of any of our representations, warranties, covenants or agreements under the Stock Purchase Agreement that individually or in the aggregate would constitute a material adverse effect on Bode; or

•	Bode and Sellers enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Stock Purchase Agreement.

Termination Fees and Expenses (page 49)

We are required to pay LSR a termination fee in the event that the Stock Purchase Agreement is terminated as follows:

•	by us as a result of our entry into a definitive agreement with respect to a Superior Proposal; or

•	by LSR as a result of:

•	our breach of our representations, warranties, covenants or agreements under the Stock Purchase Agreement;

•	Sellers or Bode entering into a legally binding agreement, arrangement or understanding relating to a Superior Proposal with respect to Bode;

•	the Board withdrawing its recommendation that our stockholders vote in favor of the Bode Transaction; or

•	the commencement of a tender offer or exchange offer for more than 50% of the outstanding shares of our capital stock that does not respect the terms of the Stock Purchase Agreement and the Board’s failure to recommend against acceptance of such tender offer or exchange offer (for purposes of clarification, the taking of no position constitutes such a failure).

In each such event, the termination fee will equal (i) 2.5% of the sum of $24.5 million plus the maximum earnout payment of $5.5 million, plus (ii) up to $300,000 of LSR’s reasonable out-of-pocket expenses incurred in connection with the Bode Transaction; provided, however, that if the termination fee becomes payable due to our acceptance of a Superior Proposal from a party who provided a written bona fide offer that we rejected prior to the execution of the Stock Purchase Agreement, the multiplier under (i) will equal 3.75%.

LSR’s right to receive the termination fees described above is the sole and exclusive remedy of LSR against us and any of our affiliates, members, directors, officers, employees, agents or other representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the termination fees.

Indemnification (page 50)

After the closing, we will indemnify LSR, its affiliates (including Bode), stockholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns, against all losses that any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (i) any inaccuracy or breach of our representations and warranties contained in the Stock Purchase Agreement or in any related document, (ii) the breach or non-performance of any covenant or agreement of Sellers, and (iii) any taxes of Bode with respect to any tax period before the closing. Additionally, LSR will indemnify us and our affiliates, stockholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns against all losses that any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (i) any inaccuracy or breach of LSR’s representations and warranties contained in the Stock Purchase Agreement or in any related document, and (ii) the breach or non-performance of any covenant or agreement of LSR. Notwithstanding the foregoing, our and LSR’s indemnification rights set forth in each clause (i) above will be limited to losses in excess of $100,000 on a cumulative basis and only up to $18,375,000.

Agreements Related to the Stock Purchase Agreement (page 32)

Transition Services Agreement (page 32)

At the closing, we will enter into a transition services agreement with LSR pursuant to which we will provide LSR with certain specified transition services following the closing, including but not limited to certain information technology services. LSR may terminate the provision of any particular service, or the transition services agreement in its entirety, upon 30 days advance written notice to us.

Deposit Escrow Agreement (page 33)

Concurrently with the entry into the Stock Purchase Agreement, we entered into a deposit escrow agreement with LSR and Sterling National Bank, as escrow agent, pursuant to which LSR placed $650,000 into escrow for the satisfaction of certain potential claims under the Stock Purchase Agreement. The funds will remain in escrow until the earlier of the closing date or 10 days of the termination of the Stock Purchase Agreement (or in the event of a wrongful termination proceeding with respect to LSR’s termination of the Stock Purchase Agreement under certain circumstances, then following the final non-appealable resolution of such proceeding), at which time any remaining funds, less the amount of any outstanding and unresolved claims, will be distributed by the escrow agent to LSR.

Closing Escrow Agreement (page 33)

At the closing, we will enter into an escrow agreement with LSR and Sterling National Bank, as escrow agent, pursuant to which LSR will place $2,450,000 of the purchase price to be paid in connection with the Bode Transaction into escrow for the satisfaction of certain potential claims under the Stock Purchase Agreement. The funds will remain in escrow until December 31, 2011, at which time any remaining funds, less the amount of any outstanding and unresolved claims, will be distributed by the escrow agent to us. If we or LSR commence a legal proceeding in connection with the payment of the escrow funds, the losing party in such proceeding will pay the fees, costs and expenses of the winning party.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” and other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and, except as required by applicable securities laws, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this proxy statement, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Stock Purchase Agreement;

•	the effect of the announcement of the Bode Transaction on our business relationships (including with employees, customers and suppliers), operating results and business generally;

•	the failure of our stockholders to approve the Bode Transaction;

•	the failure of the Bode Transaction to close for any reason;

•	the outcome of any litigation or governmental proceedings instituted against us;

•	the amount of the costs, fees, expenses and charges related to the Bode Transaction;

•	our failure to comply with regulations and any changes in regulations;

•	the loss of any of our senior management; and

•	increased competitive pressures that may reduce revenues or increase costs.

Additionally, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, which should be read in conjunction with this proxy statement. See “Where You Can Find Additional Information” on page 56. In light of the significant uncertainties inherent in forward-looking statements, readers should not place undue reliance on forward-looking statements.

THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held at our offices at 75 Rockefeller Plaza, 27th Floor, New York, NY 10019, on Thursday, November 11, 2010 at 12:00 p.m., local time.

Purpose of the Special Meeting

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1. to approve the sale of all of the outstanding capital stock of The Bode Technology Group, Inc., which constitutes our Forensic DNA Solutions and Products business unit, pursuant to the Stock Purchase Agreement, dated August 11, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc., The Bode Technology Group, Inc. and LSR Acquisition Corp.; and

2. to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Bode Transaction if there are insufficient votes to approve the Bode Transaction.

Record Date; Stockholders Entitled to Vote

Only holders of our common stock at the close of business on September 15, 2010, the Record Date, are entitled to notice of and to vote at the Special Meeting. If you hold your shares through a bank, broker or other nominee (in “street name”), you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.

As of the Record Date, there were 14,453,670 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting.

Quorum

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, or 7,226,836 shares, are present at the Special Meeting, either in person or represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining whether a quorum is present. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Vote Required for Approval of Proposals

The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Bode Transaction pursuant to the Stock Purchase Agreement. Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Shares voted as abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting, but will be treated as unvoted, although present and entitled to vote, for purposes of determining whether a proposal is approved. As a result, a vote of “ABSTAIN” will have the same effect as a vote “AGAINST” a proposal.

The failure of any stockholder to submit a signed proxy card or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Bode Transaction, but will not have an effect on the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies. If you hold your shares in street name, the failure to instruct your bank, broker or other nominee how to vote your shares will constitute a “broker non-vote” and will have the same effect as a vote “AGAINST” the proposal to approve the Bode Transaction, but will not have an effect on the proposal to adjourn the Special Meeting to a later date. Please vote your proxy so your vote can be counted.

Voting and Proxies

For each item of business to come before the Special Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

•	By telephone or over the Internet. If you are a stockholder of record, you may vote over the Internet by following the instructions on your proxy card. If you hold shares in street name, you will receive separate voting instructions from your bank, broker or other nominee and may vote by telephone or over the Internet if they offer that alternative. Although most brokers, banks and nominees offer telephone and Internet voting, availability and the specific procedures vary.

•	In person at the Special Meeting. All stockholders may vote in person at the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting as indicated. If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Bode Transaction and “FOR” the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

If your shares of common stock are held in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares voted. Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Bode Transaction, but will not have an effect on the proposal to adjourn the Special Meeting to a later date.

Please vote using your proxy or voting instruction card, or by telephone or over the Internet (if those options are available to you), so your vote can be counted.

Revocation of Proxies

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	sending a written notice of revocation to our Corporate Secretary;

•	submitting a new, proper proxy dated later than the date of the revoked proxy;

•	voting over the Internet at a later time; or

•	attending the Special Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy as described in the answer to the previous question. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Attending the Special Meeting

You are entitled to attend the Special Meeting only if you were a stockholder of GlobalOptions Group at the close of business on the Record Date, or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted. If you are not a stockholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership on the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of the Board. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies in connection with the Special Meeting for a fee of approximately $15,000, plus reasonable out-of-pocket expenses, and we have agreed to indemnify MacKenzie Partners, Inc. for specified liabilities and expenses.

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the common stock present in person or represented by proxy at the Special Meeting and entitled to vote may adjourn the Special Meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted in accordance with the Board’s recommendation “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Other Matters

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

THE BODE TRANSACTION (PROPOSAL NO. 1)

The Parties to the Bode Transaction

GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019
Telephone: (212) 445-6262

GlobalOptions Group and its subsidiaries provide risk mitigation and management services, including forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations. Our common stock is quoted on The NASDAQ Capital Market under the symbol “GLOI”.

GlobalOptions, Inc.
c/o GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019
Telephone: (212) 445-6262

GlobalOptions is a wholly-owned operating subsidiary of GlobalOptions Group and the parent company of Bode.

LSR Acquisition Corp.
c/o 3DRS International, Ltd.
1185 Avenue of the Americas, Suite 1750
New York, NY 10036
Telephone: (212) 205-6170

LSR is a privately-held company, which, upon the closing of the Bode Transaction, will operate three business segments serving commercial and government clients: Security and Intelligence, which will be operated through Guidepost Solutions LLC; Situational Awareness, which will be operated through 3DRS International, Inc.; and Identity Solutions, which will be operated through Bode. Guidepost Solutions LLC purchased SafirRosetti from us in April 2010, which transaction was previously disclosed in our Current Reports on Form 8-K filed with the SEC on April 29, 2010 and May 6, 2010. Joseph Rosetti, an officer of SafirRosetti until December 31, 2007 and a consultant to SafirRosetti from January 1, 2008 to December 31, 2009, will be a principal of LSR upon the closing of the Bode Transaction. Mr. Rosetti is also a principal of Guidepost Solutions LLC.

Background of the Bode Transaction

The Board continually reviews our results of operations and competitive position, as well as the strategic alternatives available to us. During the eight-month period from November 2008 through June 2009, we received multiple unsolicited expressions of interest to explore the possibility of a business combination with us, including discussions regarding our entire company and individual business units. A few of these parties engaged in preliminary discussions with management, but declined to execute non-disclosure agreements and proceed any further due to differences of opinion with respect our business prospects and perceived value. Five parties executed non-disclosure agreements with us and, after engaging in preliminary discussions with our management and preliminary due diligence, four of such parties decided not to provide a written expression of interest at that time. Another party put forth a proposal to acquire shares of a series of preferred stock convertible into a significant percentage of our common stock outstanding. We rejected this proposal.

Following our receipt of these multiple unsolicited expressions of interest, we believed we needed the assistance of a financial advisor to review the indications of interest, oversee the due diligence process and act as an intermediary between us and any interested parties. From April through June 2009, our management met with various investment banks. On June 15, 2009, our management recommended to the Board, and the Board approved, our entry into discussions and negotiations with Needham & Company, LLC (“Needham & Company”) concerning a potential engagement to provide financial advisory services. On June 15, 2009, we formally engaged Needham & Company to act as our financial advisor.

Beginning in June 2009 and continuing through May 13, 2010, Needham & Company contacted 88 parties, consisting of both strategic and financial buyers, to investigate whether they had any interest in acquiring our entire company, including Bode. 48 of these entities entered into non-disclosure agreements with us and held meetings with our management and performed preliminary due diligence. Two of these entities made offers for our entire company that we determined to be unacceptable on the basis of the proposed purchase price and closing conditions for one, and the proposed purchase price and form of consideration for the other. Certain of the other entities made offers for assets of GlobalOptions Group other than Bode, and the remaining entities declined to proceed any further due to differences of opinion with respect our business prospects and perceived value.

On June 10, 2009, the fifth party that contacted us on an unsolicited basis and executed a non-disclosure agreement with us sent our Chairman and Chief Executive Officer a draft non-binding letter of intent to purchase our entire company. Upon its receipt, members of our management provided initial comments to the draft letter of intent and, on June 16, 2009, such party presented to us a formal non-binding letter of intent. Between June 16, 2009 and July 9, 2009, we negotiated the terms of the letter of intent and, on July 9, 2009, we entered into the letter of intent. On July 24, 2009, we provided such party with a draft merger agreement and, between July 24, 2009 and August 31, 2009, the last date of exclusivity pursuant to the letter of intent, we negotiated the merger agreement. Upon the expiration of the exclusivity period, we decided to terminate our discussions with such party in relation to a transaction involving our entire company.

Beginning on July 21, 2009, Needham & Company reached out to 23 parties to gauge their interest in acquiring Bode or both Bode and SafirRosetti (which was ultimately sold separately on April 30, 2010). Between October 1, 2009 and October 29, 2009, we negotiated with and provided information to certain parties identified to us by Needham & Company. We received offers from two of these parties, one offer for the acquisition of all of the capital stock of Bode alone for $24.5 million, and another offer for all of the capital stock of Bode and substantially all of the assets of SafirRosetti for $25.0 million. On October 29, 2009, we entered into a letter intent with the party that offered to purchase both Bode and SafirRosetti.

Between October 29, 2009 and December 31, 2009, we negotiated with and exchanged purchase agreements with this party. On December 31, 2009, we were informed by this party that it was declining to move forward with the transaction.

Beginning in January 2010, Needham & Company contacted the party who offered $24.5 million for all of the capital stock of Bode alone to inquire as to whether it was still interested in negotiating a transaction, and contacted certain of the other entities that Needham & Company previously contacted. During this time period we received multiple offers with total values ranging from $14.0 to $30.0 million. On January 22, 2010, we entered into a letter of intent for with the party that initially offered $24.5 million for Bode, which letter of intent provided for a total purchase price of $30.0 million. Between January 22, 2010 and March 22, 2010, we negotiated with and exchanged draft stock purchase agreements with this party. On March 22, 2010, we were informed by this party that it was declining to move forward with the transaction, which notice terminated this party’s exclusivity period under the letter of intent.

We again instructed Needham & Company to search for parties interested in acquiring Bode. From March through May 2010, Needham & Company contacted 17 parties and received 9 indications of interest with purchase prices ranging from $14.0 to $25.5 million plus an earnout payment, including an offer from the party we negotiated with between October and December 2009 and an offer from LSR providing for a total purchase price of $25.5 million plus an earnout payment. On May 14, 2010, Needham & Company distributed a draft stock purchase agreement prepared by our legal counsel to five of the interested parties, requesting that they submit comments to the purchase agreement and revised offers on or before May 27, 2010. On May 26, 2010, Needham & Company received comments to the purchase agreements from two parties and received revised offers with purchase prices ranging from $23.0 million to $25.5 million plus an earnout payment, including a revised offer from LSR providing for a total purchase price of $25.5 million plus an earnout payment.

Based on these offers, with the assistance of Needham & Company, we continued to negotiate with these parties. On June 3, 2010, we had two standing offers, one providing for a cash purchase price of $25.5 million and LSR’s offer providing for a cash purchase price of $25.5 million plus a potential earnout payment of up to $4.2 million, based upon 40% of all revenues (exclusive of pass through revenues) of Bode exceeding $27 million.

On June 4, 2010, we entered into a letter of intent with LSR. Between June 4, 2010 and July 1, 2010, we continued to negotiate the terms of the Stock Purchase Agreement with LSR and LSR continued to conduct due diligence.

On July 1, 2010, we entered into a revised letter of intent with LSR extending its exclusivity period through July 23, 2010. Between July 1, 2010 and August 11, 2010, we continued to negotiate the terms of the Stock Purchase Agreement with LSR and LSR continued to conduct due diligence.

On July 21, 2010, members of our management and legal counsel met with members of LSR and its legal counsel to discuss various terms of the Stock Purchase Agreement, specifically focusing on the purchase price. Following such meeting, and after substantial negotiations, the cash portion of the purchase price was reduced to $24.5 million, the potential earnout payment was increased up to a maximum of $5.5 million, based upon 30% of all revenues (exclusive of pass through revenues) of Bode exceeding $27 million, and a potential payment of $500,000 was added, which additional payment would be made to us if LSR makes a tax election under Section 338(h)(10).

Between March 22, 2010 and July 15, 2010, the Board held five meetings. At each meeting, the Board discussed the status of Needham & Company’s search for parties interested in acquiring Bode and our negotiations with potential acquirers, including LSR.

On August 4, 2010 and August 10, 2010, the Board held special meetings to consider the Bode Transaction. At each such meeting, members of our management and our legal counsel updated the Board on their negotiations of the principal terms of the Stock Purchase Agreement. At the August 4, 2010 meeting, representatives of Needham & Company provided to the Board its preliminary financial analysis of the proposed transaction, and at the August 10, 2010 special meeting, representatives of Needham & Company provided to the Board its financial analysis of the proposed transaction and delivered to the Board its oral opinion (subsequently confirmed in writing) to the effect that, as of August 10, 2010, and subject to and based upon the assumptions made, matters considered and limits of the review set forth in its written opinion, the consideration to be received by GlobalOptions Group, Inc. and GlobalOptions, Inc. pursuant to the Stock Purchase Agreement was fair to GlobalOptions Group, Inc. from a financial point of view. At each such meeting, our legal counsel reviewed with the members of the Board their fiduciary duties under Delaware law, as well as the terms and provisions of the Stock Purchase Agreement. Also, at each such meeting, the Board was advised of the performance bonus to be received by Mr. Nyweide, our Chief Financial Officer and Executive Vice President, and the potential severance or retention payments to be received by Mr. Watson, the Chief Executive Officer and President of Bode, as a result of the closing of the Bode Transaction. At the August 10, 2010 special meeting, after extensive discussion, including an in-depth analysis of the reasons for engaging in the Bode Transaction, the Board unanimously determined that the Bode Transaction and the Stock Purchase Agreement are advisable and fair to us and in our best interest and the best interest of our stockholders. Accordingly, at the August 10, 2010 special meeting, the Board unanimously approved the Stock Purchase Agreement and resolved to recommend that our stockholders approve the Bode Transaction.

On August 11, 2010, GlobalOptions Group, GlobalOptions, Bode and LSR executed the Stock Purchase Agreement. On August 12, 2010, we issued a press release announcing the signing of the Stock Purchase Agreement. August 16, 2010, we held a conference call during which we discussed the Bode Transaction and potential distributions of proceeds from the sales of SafirRosetti, Preparedness Services, FSIU and Bode.

Reasons for the Bode Transaction

The Board, acting with the advice and assistance of its legal advisors, evaluated the Stock Purchase Agreement and, acting with the advice and assistance of its legal and financial advisors, evaluated the consideration negotiated with LSR and its representatives. After careful consideration, the Board determined that (i) the Bode Transaction is advisable and in the best interests of us and our stockholders and (ii) the form, terms and provisions of the Stock Purchase Agreement and the Bode Transaction are expedient and in the best interests of us and our stockholders. At a meeting of the Board held on August 10, 2010, the Board discussed and resolved to adopt and approve the Stock Purchase Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Bode Transaction. For additional information regarding the Board’s discussion and approval of the Bode Transaction, see “The Bode Transaction (Proposal No. 1) — Background of the Bode Transaction” beginning on page 21.

In the course of reaching its determinations, the Board consulted with our management and our financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Bode Transaction. The Board believed that, taken as a whole, the following factors supported its decision to approve the Bode Transaction:

•	Strategic Review Process. The Board considered the vigorous process (which began in June 2009) through which we had explored strategic alternatives for Bode and GlobalOptions Group as a whole, which process included, among other things, (i) entering into non-disclosure agreements and engaging in preliminary discussions with five parties that provided unsolicited expressions of interest, (ii) engaging Needham & Company as our financial advisor to, among other things, review the indications of interest and contact potentially interested parties, (iii) entering into non-disclosure agreements and engaging in preliminary discussions with 48 of 88 parties contacted by Needham & Company, (iv) entering into letters of intent with three parties, and (v) conducting an auction process.

•	Consideration. The Board considered the value and the consideration to be received by us pursuant to the Stock Purchase Agreement, including the fact that we would receive an up-front cash payment of $22,050,000. The Board also considered the likelihood of our receipt of the earnout payment of up to $5.5 million (equal to 30% of any revenues of Bode (subject to certain minimal exclusions) in excess of $27 million during the 12 month period following the closing), which provides us with an opportunity to share in a portion of the future upside and performance of Bode, and a $500,000 payment if LSR makes a tax election under Section 338(h)(10) of the IRC, and the likelihood of the total consideration increasing or decreasing based on the potential purchase price adjustment for working capital and the potential true-up for uncollected accounts receivable provided under the Stock Purchase Agreement.

•	Likelihood of Consummation of the Bode Transaction. The Board considered the likelihood that the Bode Transaction will be completed, including the limited number and nature of the conditions to LSR’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied. The Board considered that LSR does not need to obtain stockholder approval for the transaction.

•	Ability to Respond to Certain Unsolicited Takeover Proposals. The Board considered the fact that the Stock Purchase Agreement affords the Board flexibility to consider, evaluate and accept unsolicited superior acquisition proposals in the period after signing and prior to the approval of the Bode Transaction by our stockholders.

•	Identity of LSR. The Board noted that Joseph Rosetti, an officer of SafirRosetti until December 31, 2007 and a consultant to SafirRosetti from January 1, 2008 to December 31, 2009, is a principal of LSR. Based in part on Mr. Rosetti’s knowledge of our industry and our positive experience dealing with Mr. Rosetti during the course of the sale of SafirRosetti to Guidepost Solutions LLC, of which he is a principal, the Board concluded that a transaction with LSR could be completed relatively quickly and in an orderly manner.

•	Ability to Return Net Proceeds from the Bode Transaction to Stockholders. The Board considered the likelihood that the Bode Transaction will result in positive net proceeds to us, which, subject to our satisfaction of and compliance with existing contractual and banking obligations, and appropriate reserves, would allow us to return the net proceeds from the Bode Transaction to our stockholders.

•	Opinion of Financial Advisors. The Board considered the financial analyses presented by Needham & Company and Needham & Company’s opinion that, as of August 10, 2010 and subject to and based upon the various considerations and assumptions described in Needham & Company’s written opinion, the consideration to be received by GlobalOptions Group, Inc. and GlobalOptions, Inc. pursuant to the Stock Purchase Agreement was fair from a financial point of view to GlobalOptions Group, Inc. See “— Opinion of Our Financial Advisor.”

The Board also considered a variety of risks and other potentially negative factors relating to the transaction, including the following:

•	Limited Nature of Expected Future Cash Flows. The Board considered the fact that Bode constitutes our only remaining operating business and that, if the Bode Transaction is consummated, our incoming cash flows will be limited to the following: (i) the receipt of payments under a secured promissory note in the aggregate face amount of $1,750, payable in equal installments at December 31, 2010 and June 30, 2011; (ii) payments, if any, from escrow accounts established in connection with the sales of SafirRosetti, Preparedness Services, FSIU and Bode; (iii) payments of accounts receivable collected on our behalf by the purchaser of SafirRosetti; (iv) payments of any earnouts based on the revenues of Preparedness Services and Bode (subject to certain minimal exclusions); and (v) payments of potential working capital adjustments in connection with the sales of Preparedness Services, FSIU and Bode. The Board believed that the Bode Transaction provides us with certain value and an opportunity to return funds to our stockholders, subject to our satisfaction of and compliance with existing contractual and banking obligations, and appropriate reserves.

•	Risk of Non-Completion. The Board considered the risk that the Bode Transaction might not be completed and in that event, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, we will have incurred significant transaction costs, and the perception of Bode could potentially result in a loss of customers, business partners and employees.

•	Possible Payment of Termination Fee. The Board considered the termination fee of up to $1,125,000, plus up to $300,000 of LSR’s expenses incurred in connection with the Bode Transaction, which would be payable by us to LSR if the Stock Purchase Agreement is terminated under certain circumstances. The Board believed that the termination fee was reasonable and would not unduly preclude a third party from making a superior acquisition proposal.

•	Possible Disruption of the Business. The Board considered the possible disruption to our and Bode’s business that might result from the announcement of the transaction and the resulting distraction of the attention of our management and employees. The Board also considered the fact that the Stock Purchase Agreement contains certain limitations regarding the operation of Bode during the period between the signing of the Stock Purchase Agreement and the completion of the Bode Transaction. The Board believed that such limitations were customary for transactions similar to the Bode Transaction and appropriately tailored to the specific requirements of the operation of Bode.

•	Indemnification Obligations. The Board was aware that the Stock Purchase Agreement placed certain indemnification obligations on GlobalOptions Group relating to Bode. The Board considered the customary nature of such indemnification obligations in a sale of a business unit and the risk of liability to GlobalOptions Group following the closing.

•	Acceleration of Equity Awards. The Board was aware that the completion of the Bode Transaction may constitute a “change in control” as defined under the Incentive Plans, and in such event, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. See “The Bode Transaction (Proposal No. 1) — Interests of Our Directors and Executive Officers in the Bode Transaction.”

•	Potential Payments to Executive Officers. The Board was aware that Mr. Nyweide, our Chief Financial Officer, Mr. Nyweide will receive a performance bonus of $250,000 if Bode is sold (half payable upon the completion of the sale and the remainder payable at the completion of the term of Mr. Nyweide’s employment agreement). The Board was aware that Mr. Watson, the Chief Executive Officer and President of Bode, Mr. Watson will have a right to terminate his employment for “Good Reason” as a result of the sale of Bode at any time during the three-month period following the closing and to receive as severance his current base salary of $300,000 per annum (to be paid in accordance with standard payroll practices) and insurance coverage through the expiration of his employment agreement on July 31, 2011, and if he defers his right to terminate his employment agreement for a period of up to three months following completion of the sale of Bode at LSR’s request, Mr. Watson will receive a retention bonus of $150,000. The Board was also aware that Howard Safir, the former Chief Executive Officer of SCI, and Adam Safir, a former officer of SCI, may claim that they are owed payments of up to $600,000 and $300,000 under their respective consulting agreements, which were terminated effective June 30, 2010, as a result of the sale of Bode, and that we believe any such claims would be unfounded. See “The Bode Transaction (Proposal No. 1) — Interests of Our Directors and Executive Officers in the Bode Transaction.”

In addition, the Board was aware of and considered the interests that certain of our directors and executive officers may have with respect to the Bode Transaction that differ from, or are in addition to, their interests as stockholders of GlobalOptions Group, as described in “— Interests of our Directors and Executive Officers in the Bode Transaction.”

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the Bode Transaction. In view of the variety of factors and the quality and amount of information considered, as well as the complexity of these matters, the Board did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching this determination. The Board conducted an overall analysis of the factors described above, as well as others, including thorough discussion with, and questioning of, our senior management and our legal and financial advisors, and considered the benefits of the Bode Transaction to outweigh the risks and the factors overall to be favorable to, and to support, its determination. Individual members of the Board may have given different weight to different factors.

Recommendation of the Board of Directors

After careful consideration, the Board unanimously recommends that you vote “FOR” the approval of the Bode Transaction.

Opinion of Our Financial Advisor

For the purposes of this section, references to “GlobalOptions Group” refer to GlobalOptions Group, Inc. only, and not to any of its subsidiaries.

Pursuant to an engagement letter dated June 15, 2009, as amended January 29, 2010, we retained Needham & Company to act as financial advisor in connection with the sale of the Company as a whole or one or more of our business units or subsidiaries, including Bode, and to render an opinion as to the fairness, from a financial point of view, to GlobalOptions Group of the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Stock Purchase Agreement.

On August 10, 2010, Needham & Company delivered its oral opinion, which it subsequently confirmed in writing, to the Board that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Stock Purchase Agreement was fair to GlobalOptions Group from a financial point of view. Needham & Company provided its opinion for the information and assistance of the Board in connection with and for the purpose of the Board’s evaluation of the transaction contemplated by the Stock Purchase Agreement. The Needham & Company opinion relates only to the fairness, from a financial point of view, to GlobalOptions Group of the consideration, which was determined through arm’s length negotiations between us and LSR and not by Needham & Company. While Needham & Company did provide independent financial advice to the Board during the course of the negotiations between us and LSR, the decision to approve and recommend the transaction was made independently by the Board. The Needham & Company opinion does not address any other aspect of the Bode Transaction, or any related transaction, and does not constitute a recommendation to any stockholder of GlobalOptions Group as to how that stockholder should vote or act on any matter relating to the Bode Transaction.

The complete text of Needham & Company’s opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement as Annex B. The summary of the Needham & Company opinion set forth below is qualified in its entirety by reference to the Needham & Company opinion. You should read the Needham & Company opinion carefully and in its entirety.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the Stock Purchase Agreement dated August 2, 2010;

•	reviewed certain publicly available information concerning the Company and Bode and certain other relevant financial and operating data of the Company and Bode that we furnished to Needham & Company;

•	held discussions with members of our management and management of Bode concerning the current operations of and future business prospects for Bode;

•	reviewed certain financial forecasts with respect to Bode prepared by our management and held discussions with members of our management concerning those forecasts;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Bode;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	reviewed such other financial studies and analyses and considered such other matters as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of that information. Needham & Company assumed the accuracy of the representations and warranties contained in the Stock Purchase Agreement and all agreements related thereto. Needham & Company also assumed that the Bode Transaction will be consummated on the terms and subject to the conditions set forth in the draft Stock Purchase Agreement reviewed by Needham & Company for purposes of its opinion without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on GlobalOptions Group, GlobalOptions, LSR, Bode, or the contemplated benefits of the Bode Transaction. In addition, Needham & Company assumed that the financial forecasts for Bode provided to Needham & Company by our management were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management, at the time of preparation, of the future operating and financial performance of Bode. Needham & Company expressed no opinion with respect to any of those forecasts or estimates or the assumptions on which they were based. Needham & Company relied, without independent verification, on the assessments of our management as to the probability of payment of the portion of consideration that will be payable if the revenues of Bode during the 12-month period commencing on the closing date of the Bode Transaction exceed the base amount specified in the Stock

Purchase Agreement, referred to in this section as the “Earnout Amount.” Needham & Company also assumed that the portion of the consideration which, under the terms of the Stock Purchase Agreement, will be held in escrow, will be fully payable to us and that no adjustments will be made to the amount of the consideration pursuant to the terms of the Stock Purchase Agreement.

Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of GlobalOptions Group, GlobalOptions, LSR or Bode nor did Needham & Company evaluate the solvency or fair value of GlobalOptions Group, GlobalOptions, LSR or Bode under any state or federal laws relating to bankruptcy, insolvency or similar matters. Needham & Company’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Needham & Company assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Needham & Company’s opinion is limited to the fairness, from a financial point of view, to us of the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Stock Purchase Agreement and Needham & Company expressed no opinion as to the fairness of the Bode Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of our company, or as to our underlying business decision to engage in the transaction or the relative merits of the Bode Transaction as compared to other business strategies that might be available to us. In addition, Needham & Company expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Bode Transaction, or any class of those persons, relative to the consideration to be received by GlobalOptions Group and GlobalOptions pursuant to the Stock Purchase Agreement or with respect to the fairness of any such compensation.

We imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to August 10, 2010, and is not necessarily indicative of current or future market conditions.

Based on our management’s estimates, the Earnout Amount was assumed to be approximately $1.6 million, resulting in a total consideration for purposes of Needham & Company’s financial analyses summarized below of approximately $26.1 million. For purposes of the financial analyses summarized below, Needham & Company assumed that LSR would not make a tax election under Section 338(h)(10) of the IRC in connection with the Bode Transaction and, accordingly, that the $500,000 payable by LSR if such an election were made would not be paid.

Selected Companies Analysis.  Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for us to the corresponding data and ratios of publicly traded companies that Needham & Company deemed relevant because they have businesses that may be considered similar to Bode. These companies, referred to as the selected companies, consisted of the following:

Bio-Reference Laboratories, Inc.
CRA International, Inc.
Dynamics Research Corporation
Genoptix, Inc.
ICF International, Inc.
LECG Corporation
MEDTOX Scientific, Inc.
Navigant Consulting, Inc.
NeoGenomics, Inc.
Orchid Cellmark Inc.
TRC Companies, Inc.
VSE Corporation

The following table sets forth information concerning the following multiples for the selected companies and for us:

•	enterprise value as a multiple of last 12 months, or LTM, revenues;

•	enterprise value as a multiple of projected calendar year 2010 revenues;

•	enterprise value as a multiple of projected calendar year 2011 revenues;

•	enterprise value as a multiple of LTM earnings before interest, taxes, depreciation, amortization and stock-based compensation, or EBITDAS;

•	enterprise value as a multiple of projected calendar year 2010 EBITDAS;

•	enterprise value as a multiple of projected calendar year 2011 EBITDAS; and

•	price as a multiple of book value.

Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on August 9, 2010 and calculated multiples for Bode based on the assumed purchase price of approximately $26.1 million.

	Selected Companies
	High		Low		Mean		Median		Bode

Enterprise value to LTM revenues	1.52	x	0.18	x	0.84	x	0.85	x	1.10	x
Enterprise value to projected calendar year 2010 revenues	1.37	x	0.19	x	0.81	x	0.79	x	0.96	x
Enterprise value to projected calendar year 2011 revenues	1.18	x	0.18	x	0.76	x	0.84	x	0.79	x
Enterprise value to LTM EBITDAS	9.3	x	3.5	x	6.8	x	7.4	x	7.9	x
Enterprise value to projected calendar year 2010 EBITDAS	10.1	x	3.4	x	7.1	x	7.0	x	7.9	x
Enterprise value to projected calendar year 2011 EBITDAS	8.5	x	3.1	x	6.2	x	6.5	x	6.1	x
Price to book value	4.4	x	0.8	x	1.9	x	1.5	x	2.4	x

Selected Transaction Analysis.  Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since

January 1, 2007 that involved target companies that were involved in clinical research or laboratory services businesses with enterprise values of less than $500 million:

Acquirer	Target

Endo Pharmaceuticals Holdings Inc.	HealthTronics, Inc.
Providence Equity Partners	Virtual Radiologic Corporation
JLL Partners, Inc.	PharmaNet Development Group, Inc.
Sonic Healthcare Limited	Clinical Laboratories of Hawaii LLP
CML Healthcare Income Fund	American Radiology Services, Inc.
WuXi PharmaTech (Cayman) Inc.	AppTec Laboratory Services, Inc.
Inverness Medical Innovations, Inc.	American Capital Strategies Ltd. (Redwood Toxicology Laboratories, Inc.)
Novant Health	MQ Investment Holdings LLC (MQ Associates, Inc.)
Sonic Healthcare Limited	Sunrise Medical Laboratories, Inc.
GlobalOptions Group	ChoicePoint, Inc. (The Bode Technology Group, Inc.)

In reviewing the selected transactions, Needham & Company calculated, for the selected transactions and for Bode based on the assumed purchase price of approximately $26.1 million:

•	enterprise value as a multiple of LTM revenues; and

•	enterprise value as a multiple of LTM EBITDAS.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied for Bode.

Selected Transactions
	High	Low	Mean	Median	Bode

Enterprise value to LTM revenues	2.31x	0.42x	1.54x	1.54x	1.10x
Enterprise value to LTM EBITDAS	9.9x	3.4x	7.3x	6.7x	7.9x

Discounted Cash Flow Analysis.  Needham & Company performed an illustrative discounted cash flow analysis to determine indicators of illustrative implied enterprise values for Bode based on our management’s forecasts for Bode from 2010 through 2014. Needham & Company calculated a range of indications of the present value of unlevered free cash flows for Bode for the projected years (2010 through 2014) using discount rates ranging from 20.0% to 30.0%. Needham & Company then calculated a range of illustrative terminal enterprise values as of the end of 2014 by applying a multiple ranging from 5.0x to 7.0x to our management’s estimate of Bode’s 2014 EBITDAS. These illustrative terminal enterprise values were then discounted to calculate ranges of implied indications of present values using discount rates ranging from 20.0% to 30.0%. Needham & Company then added the ranges of the implied present values of Bode’s unlevered free cash flows for the projected years to the ranges of implied present values of Bode’s terminal enterprise values to derive ranges of implied present enterprise values of Bode. This analysis indicated the following implied range of present enterprise values for Bode, as compared to the assumed purchase price of approximately $26.1 million:

(in thousands)
Mid-Point of
Illustrative Implied	Illustrative Implied
Present Enterprise	Present Enterprise
Values for Bode	Values for Bode	Assumed Purchase Price
$18,341 - $32,015	$24,258	$26,095

No company, transaction or business used in the “Selected Company Analysis” or “Selected Transaction Analysis” as a comparison is identical to Bode or to the transaction contemplated by the Stock Purchase Agreement. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our, LSR’s or Bode’s control. Any estimates contained in or underlying these analyses, including estimates of our future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by the Board in their evaluation of the Bode Transaction and should not be viewed as determinative of the views of the Board or our management with respect to the consideration or the Bode Transaction.

Under the terms of our engagement letter with Needham & Company, we have paid or agreed to pay Needham & Company fees in amounts that we and Needham & Company believe are customary in transactions of this nature, a substantial portion of which is contingent on the consummation of the Bode Transaction. These fees include a retainer fee, a nonrefundable fee for rendering the Needham & Company opinion, a fee for financial advisory services that was payable upon execution of the Stock Purchase Agreement, and a transaction fee payable on closing of the Bode Transaction. Whether or not the Bode Transaction is consummated, we have agreed to reimburse Needham & Company for certain of its out-of-pocket expenses and to indemnify Needham & Company against certain liabilities relating to or arising out of services performed by Needham & Company as financial advisor to us.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the Board as our financial advisor in connection with our exploration of strategic alternatives, including the Bode Transaction and the sales of SafirRosetti, Preparedness Services and FSIU, and to render an opinion in connection with the Bode Transaction based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with us and our industry generally. During the past two years, Needham & Company has not had any other investment banking relationship with us unrelated to its current engagement with us or any investment banking relationship with LSR. Needham & Company may in the future provide investment banking and financial advisory services to us, LSR or our or their respective affiliates unrelated to its current engagement or the Bode Transaction, for which services Needham & Company would expect to receive compensation. In the normal course of its business, Needham & Company may actively trade our equity securities for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.

Net Proceeds from the Bode Transaction and Their Expected Use

Pursuant to the Stock Purchase Agreement, aggregate consideration for the Bode Transaction will consist of the following: (i) $24.5 million in cash, of which $2,450,000 will be held in escrow until December 31, 2011; (ii) an earnout payment equal to 30% of any revenues of Bode (subject to certain minimal exclusions) over $27 million during the 12-month period following closing, which payment may not exceed $5.5 million; and (iii) an additional payment of $500,000 as a result of LSR’s 338(h)(10) Election made on October 14, 2010. The payments we are entitled to under the Stock Purchase Agreement may further increase or decrease based on a potential purchase price adjustment for working capital and a potential true-up for uncollected accounts receivable. Additionally, the net proceeds will vary based on final transaction expenses and taxes payable on the gain on sale. The amount by which the purchase price exceeds the net tax basis of the sold assets is subject to federal and state income taxes.

The Bode Transaction will be a taxable event to us for U.S. federal income tax purposes. However, we expect that the Bode Transaction will not result in any material adverse U.S. federal income tax consequences to us or to our stockholders. The Bode Transaction may result in our being subject to state or local sales, use or other taxes in jurisdictions in which we file tax returns or have assets.

On August 12, 2010, in connection with our announcement of our entry into the Stock Purchase Agreement, Dr. Schiller, our Chairman and Chief Executive Officer, stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, and appropriate reserves, we intend to distribute the net proceeds from the sales of SafirRosetti, FSIU, Preparedness Services and Bode to our stockholders. On August 16, 2010, Dr. Schiller added that we believe that a likely scenario would have us returning some portion of the net proceeds to stockholders shortly after and contingent upon the completion of the sale of Bode. We are currently estimating that this distribution could be between the range of $23 million to $25 million with later distributions in late 2011 or early 2012 after the various earnouts are received and escrow payments released, if any. We would expect that any later distributions would be an aggregate amount between $0 and $23.9 million based on the receipt of earnouts and releases from escrow, if any. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

Nature of our Business Following the Bode Transaction

Bode constitutes our only remaining operating business. On April 30, 2010, we completed the sale of SafirRosetti, on July 16, 2010, we completed the sale of Preparedness Services, and on July 20, 2010, we completed the sale of FSIU. We expect that after the Bode Transaction is completed we will no longer have any business operations and our incoming cash flows will be limited to the following: (i) the receipt of payments under a secured promissory note in the aggregate face amount of $1,750, payable in equal installments at December 31, 2010 and June 30, 2011; (ii) payments, if any, from escrow accounts established in connection with the sales of SafirRosetti, Preparedness Services, FSIU and Bode; (iii) payments of accounts receivable collected on our behalf by the purchaser of SafirRosetti; (iv) payments of any earnouts based on the revenues of Preparedness Services and Bode (subject to certain minimal exclusions); and (v) payments of potential working capital adjustments in connection with the sales of Preparedness Services, FSIU and Bode. In addition, following the completion of the Bode Transaction, we do not expect to have any financing arrangements with any bank or financial institution.

Agreements Related to the Stock Purchase Agreement

Transition Services Agreement

At the closing, we will enter into a transition services agreement (the “Transition Services Agreement”) with LSR pursuant to which we will provide LSR with certain specified transition services following the closing, including but not limited to certain information technology services. LSR may terminate the provision of any particular service, or the transition services agreement in its entirety, upon 30 days advance written notice to us.

Deposit Escrow Agreement

Concurrently with the entry into the Stock Purchase Agreement, we entered into a deposit escrow agreement (the “Deposit Escrow Agreement”) with LSR and Sterling National Bank, as escrow agent (the “Escrow Agent”), pursuant to which LSR placed $650,000 into escrow for the satisfaction of certain potential claims under the Stock Purchase Agreement. The funds will remain in escrow until the earlier of the closing date or within 10 days after the termination of the Stock Purchase Agreement (or in the event of a wrongful termination proceeding with respect to LSR’s termination of the Stock Purchase Agreement under certain circumstances, then within 10 days after the final non-appealable resolution of such proceeding), at which time any remaining funds, less the amount of any outstanding and unresolved claims, will be distributed by Escrow Agent to LSR.

Closing Escrow Agreement

At the closing, we will enter into an escrow agreement (the “Closing Escrow Agreement”) with LSR and Escrow Agent pursuant to which LSR will place $2,450,000 of the purchase price to be paid in connection with the Bode Transaction into escrow for the satisfaction of certain potential claims under the Stock Purchase Agreement. The funds will remain in escrow until December 31, 2011, at which time any remaining funds, less the amount of any outstanding and unresolved claims, will be distributed by Escrow Agent to us.

Stockholder Approval Requirement

We are organized under the corporate laws of the State of Delaware. The Bode Transaction may constitute the sale of “substantially all” of our property and assets under Section 271 of the DGCL. Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of “all or substantially all of its property and assets.” In light of this requirement, after taking into account the specific facts and circumstances of the Bode Transaction, we have determined to seek stockholder approval of the Bode Transaction. Additionally, obtaining such stockholder approval is a closing condition under the Stock Purchase Agreement.

The Stock Purchase Agreement provides that any of the parties thereto may terminate the Stock Purchase Agreement if we do not obtain stockholder approval of the Bode Transaction, which will result in our payment of a termination fee. For additional information regarding such termination fee, see “Stock Purchase Agreement — Termination Fees and Expenses” beginning on page 49.

Effect of the Bode Transaction on Stock Options and Stock-Based Awards

In the event that the Bode Transaction is completed, it may constitute a “change in control” as defined under the Incentive Plans. Under the Incentive Plans, a change in control will be deemed to occur in circumstances including but not limited to our sale of substantially all of our assets. If the Bode Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. The Compensation Committee has not determined whether to exercise such authority should it arise in connection with the completion of the Bode Transaction. As of October 15, 2010, options to purchase 158,917 shares of our common stock and 8,825 restricted stock units issued under the Incentive Plans remained unvested.

Interests of Our Directors and Executive Officers in the Bode Transaction

Certain of our directors and executive officers may have interests in the Bode Transaction that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The Board was aware that these interests existed when it approved the Stock Purchase Agreement and the Bode Transaction. All such interests are described below to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the Bode Transaction apart from those of stockholders generally.

Effect of the Bode Transaction on Stock Options and Stock-Based Awards Held by our Directors and Executive Officers

In the event that the Bode Transaction is completed, it may constitute a “change in control” as defined under the Incentive Plans. Under the Incentive Plans, a change in control will be deemed to occur in circumstances including but not limited to our sale of substantially all of our assets. If the Bode Transaction is deemed to constitute a change in control under the Incentive Plans, the Compensation Committee, in its sole discretion, may accelerate the vesting and exercisability of awards granted under the Incentive Plans. The Compensation Committee has not determined whether to exercise such authority should it arise in connection with the completion of the Bode Transaction. The following table sets forth the number of shares of common stock underlying options and restricted stock units held by our directors and executive officers that were unvested as of October 15, 2010.

	Share Underlying	Unvested
	Unvested Options	Restricted Stock Units

Harvey W. Schiller, Ph.D.	—	—
Jeffrey O. Nyweide	—	—
Per-Olof Lööf	6,250	2,709
John P. Bujouves	6,250	2,709
John P. Oswald	6,250	139
Thomas P. Ondeck	3,333	3,268
Barry S. Watson	3,333	—
James Lee Witt(1)	—	—

TOTAL	25,416	8,825

(1)	Mr. Witt served as the Chief Executive Officer of Preparedness Services until July 16, 2010, when he ceased serving as an officer and employee of the Company and its subsidiaries concurrent with the closing of the sale of Preparedness Services.

Potential Payments to Executive Officers

Pursuant to our employment agreement with Mr. Nyweide, our Chief Financial Officer, Mr. Nyweide will receive a performance bonus of $250,000 if Bode is sold (half payable upon the completion of the sale and the remainder payable at the completion of the term of Mr. Nyweide’s employment agreement). Pursuant to our employment agreement with Mr. Watson, the Chief Executive Officer and President of Bode, Mr. Watson will have a right to terminate his employment for “Good Reason” as a result of the sale of Bode at any time during the three-month period following the closing and to receive as severance his current base salary of $300,000 per annum (to be paid in accordance with standard payroll practices) and insurance coverage through the expiration of his employment agreement on July 31, 2011. In addition, if Mr. Watson, at LSR’s request, defers his right to terminate his employment agreement for a period of up to three months following completion of the sale of Bode, Mr. Watson will receive a retention bonus of $150,000.

Additionally, consulting agreements with each of Howard Safir, the former Chief Executive Officer of SCI, which included the operations of Bode, and Adam Safir, a former officer of SCI, provided for payments of up to $600,000 and $300,000 to Howard Safir and Adam Safir, respectively, if we sold SCI or any assets thereof during the term of such consulting agreements, the exact amounts based upon certain aggregate sales price levels received for the business or such assets. Although these consulting agreements were terminated effective June 30, 2010 and did not provide that the abovementioned payment provisions would survive termination, Howard Safir and Adam Safir may claim that they are owed such payments if Bode is sold. We intend to dispute such claims if they are made.

Appraisal Rights in Respect of the Bode Transaction

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Bode Transaction.

Regulatory Matters

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. We believe that the Bode Transaction is not subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the reporting and waiting requirements of any other United States antitrust law. Neither we nor LSR are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the Bode Transaction, except for compliance with the applicable regulations of the SEC in connection with this proxy statement.

Accounting Treatment of the Bode Transaction

If the sale of Bode is consummated, it is expected to be accounted for as a sale of stock transaction, in conformity with accounting principles generally accepted in the United States of America. At the closing of the sale of Bode, the excess of the purchase price received by us, less transaction expenses, over the carrying value of the Bode stock, including goodwill allocated to Bode within the reporting segment, will be recognized as a gain for financial accounting purposes. Contingent consideration, if any, to be received in connection with the sale of Bode will be recorded in subsequent periods, when received. In subsequent reporting periods, the presentation of Bode for current and prior years, including the gain on sale of its stock after the transaction is consummated, will be presented in our financial statements as a discontinued operation for financial accounting purposes. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 57.

Material United States Federal Income Tax Consequences

The Bode Transaction will be a taxable event to us for U.S. federal income tax purposes. However, we expect that the Bode Transaction will not result in any material adverse U.S. federal income tax consequences to us or to our stockholders. The Bode Transaction may result in our being subject to state or local sales, use or other taxes in jurisdictions in which we file tax returns or have assets.

RISK FACTORS RELATING TO THE PROPOSAL TO APPROVE THE BODE TRANSACTION

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent SEC filings, along with other information provided to you in this proxy statement, in deciding how to vote on the proposal to approve the Bode Transaction. See “Where You Can Find Additional Information” beginning on page 56. The special risk considerations described below are not the only ones facing us. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occurs, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

If we fail to complete the Bode Transaction, our business may be harmed.

We cannot provide assurances that the Bode Transaction will be completed. The closing of the Stock Purchase Agreement is subject to a number of conditions, including but not limited to our obtaining stockholder approval of the Bode Transaction and an absence of a material adverse effect on Bode. If the Stock Purchase Agreement is terminated on certain grounds, we will be obligated to pay LSR a termination fee of up to $1,125,000, plus up to $300,000 of LSR’s expenses incurred in connection with the Bode Transaction.

As a result of our announcement of the Bode Transaction, third parties may be unwilling to enter into material agreements with respect to Bode. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such new relationships are likely to be more stable. If we fail to complete the Bode Transaction, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. In addition, if the Bode Transaction is not completed, the market price for our common stock may decline.

Our announcement of the Bode Transaction may cause employees working in Bode to become concerned about the future of the business and lose focus or seek other employment.

In addition, if the Bode Transaction is not completed, our directors, executive officers and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

If the Bode Transaction is not completed, we may explore other potential transactions involving Bode. The terms of an alternative transaction may be less favorable to us than the terms of the Bode Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

The amount of net proceeds that we will receive from the Bode Transaction is subject to uncertainties.

Our proceeds from the Bode Transaction will consist of (i) $24.5 million in cash, of which $2,450,000 will be held in escrow until December 31, 2011; (ii) an earnout payment equal to 30% of any revenues of Bode (subject to certain minimal exclusions) over $27 million during the 12-month period following closing, which payment may not exceed $5.5 million; and (iii) an additional payment of $500,000 as a result of LSR’s 338(h)(10) Election made on October 14, 2010. We cannot provide assurances as to the amount of the earnout payment we will receive, if any. Additionally, the total consideration we receive may increase or decrease based on a potential purchase price adjustment for working capital and a potential true-up for uncollected accounts receivable. The amount of net proceeds is subject to further reduction after the closing if LSR successfully asserts claims for indemnification pursuant to the indemnification provisions of the Stock Purchase Agreement. Furthermore, we may have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Bode Transaction. As a result, the amount of the net proceeds from the

Bode Transaction is subject to substantial uncertainty, and it is possible that the net proceeds from the Bode Transaction will be materially less than we expect.

You are not guaranteed any of the proceeds from the Bode Transaction.

On August 12, 2010, in connection with our announcement of our entry into the Stock Purchase Agreement, Dr. Schiller, our Chairman and Chief Executive Officer, stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, and appropriate reserves, we intend to distribute the net proceeds from the sales of SafirRosetti, FSIU, Preparedness Services and Bode to our stockholders. On August 16, 2010, Dr. Schiller added that we believe that a likely scenario would have us returning some portion of the net proceeds to stockholders shortly after and contingent upon the completion of the sale of Bode. We are currently estimating that this distribution could be between the range of $23 million to $25 million with later distributions in late 2011 or early 2012 after the various earnouts are received and escrow payments released, if any. We would expect that any later distributions would be an aggregate amount between $0 and $23.9 million based on the receipt of earnouts and releases from escrow, if any. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

We have not determined the exact use of the net proceeds from the Bode Transaction and cannot guarantee that we will distribute any of the net proceeds from the Bode Transaction to our stockholders.

The Stock Purchase Agreement limits our ability to pursue alternatives to the Bode Transaction.

The Stock Purchase Agreement contains provisions that make it more difficult for us to sell our business to any party other than LSR. These provisions include the prohibition on our ability to solicit competing proposals, the requirement that we pay a termination fee if the Stock Purchase Agreement is terminated in specified circumstances, and LSR’s right to be advised of competing proposals and to submit revised proposals for consideration. See “The Stock Purchase Agreement — Restrictions on Solicitation of Other Offers” and “The Stock Purchase Agreement — Termination Fees and Expenses.” These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of GlobalOptions Group or Bode from considering or proposing an alternative transaction, and could make it more difficult for us to complete an alternative business combination transaction with another party.

If the Bode Transaction is completed, we may be delisted from The NASDAQ Capital Market and it may become more difficult for you to sell your shares at an acceptable price.

We expect to continue to be publicly traded and remain subject to the rules and regulations of the SEC after the Bode Transaction is completed. However, we expect that after the Bode Transaction is completed, we will no longer have any business operations. As a result, NASDAQ may deem us to be a “public shell” and subject us to delisting proceedings or more stringent continued listing criteria that we may be unable to meet, or NASDAQ may otherwise deem that we no longer meet certain continued listing criteria. In any such event, we may cease to be listed on The NASDAQ Capital Market. If we are delisted from The NASDAQ Capital Market, our trading volume may decrease.

Additionally, as a result of various factors, including but not limited to the reluctance of stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume to follow a company with limited, if any, operations, our trading volume may decrease following the sale of Bode. Consequently, the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent and there may be periods of several days or more when you may be unable to sell your shares of common stock at an acceptable price, or at all. We cannot provide any assurances that a broader or more active public trading market for our common stock will develop or be sustained, that current trading levels will be sustained or that we will continue to meet the requirements for listing on The NASDAQ Capital Market. Further, if we become subject to Rule 144(i)

promulgated under the Securities Act as a result of our limited operations following the sale of Bode, our shares may no longer be salable under Rule 144.

If the Bode Transaction is completed, we expect to no longer have any business operations and to have limited positive cash flows and financing.

We expect that after the Bode Transaction is completed we will no longer have any business operations and our incoming cash flows will be limited to the following: (i) the receipt of payments under a secured promissory note in the aggregate face amount of $1,750, payable in equal installments at December 31, 2010 and June 30, 2011; (ii) payments, if any, from escrow accounts established in connection with the sales of SafirRosetti, Preparedness Services, FSIU and Bode; (iii) payments of accounts receivable collected on our behalf by the purchaser of SafirRosetti; (iv) payments of any earnouts based on the revenues of Preparedness Services and Bode (subject to certain minimal exclusions); and (v) payments of potential working capital adjustments in connection with the sales of Preparedness Services, FSIU and Bode. In addition, following the completion of the Bode Transaction, we do not expect to have any financing arrangements with any bank or financial institution.

If we are deemed to be an investment company as a result of the completion of the Bode Transaction, we will be required to meet burdensome compliance requirements and restrictions on our activities.

If we are deemed to be an “investment company” as defined under the Investment Company Act of 1940 (the “Investment Company Act”) as a result of the completion of the Bode Transaction, the nature of our investments may be subject to various restrictions. In addition, we may be subject to burdensome compliance requirements and may have to:

•	register as an investment company;

•	adopt a specific form of corporate structure; and

•	report, maintain records and adhere to voting, proxy, disclosure and other requirements.

We do not believe that our planned principal activities following the completion of the Bode Transaction will subject us to the Investment Company Act. If we are deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would increase our operating expenses.

We may be unable to realize the benefits of our net operating loss (“NOL”) and capital loss carryforwards.

The amount of NOL and capital loss carryforwards that we have claimed have not been audited or otherwise validated by the U.S. Internal Revenue Service (the “IRS”). The IRS could challenge our calculation of the amount of our NOL and capital loss carryforwards or our determinations as to when a prior change in ownership occurred, and other provisions of the IRC may limit our ability to utilize our NOL and capital loss carryforwards to offset taxable income and capital gains. If the IRS is successful with respect to any such challenge, the tax benefit of our NOL and capital loss carryforwards to us could be substantially reduced.

THE STOCK PURCHASE AGREEMENT

The following is a summary of the material terms of the Stock Purchase Agreement. This summary does not purport to describe all the terms of the Stock Purchase Agreement and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is attached as Annex A. We urge you to read the Stock Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this proxy statement, is the legal document that governs the Bode Transaction.

The representations, warranties and covenants contained in the Stock Purchase Agreement were made only for purposes of the Stock Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Stock Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

General

Under the terms of the Stock Purchase Agreement, LSR will purchase all of the equity securities of Bode from GlobalOptions for a purchase price of approximately $24.5 million, plus an earnout payment of up to $5.5 million and a payment of $500,000 as a result of LSR’s 338(h)(10) Election made on October 14, 2010, subject to potential working capital and accounts receivable related adjustments. GlobalOptions and GlobalOptions Group are collectively referred to herein as the “Sellers”.

Bode is a wholly-owned subsidiary of GlobalOptions that constitutes our Forensic DNA Solutions and Products business unit, which provides state-of-the-art human DNA analysis and innovative DNA collection products for the U.S. and international law enforcement and identification markets.

Consideration

Closing Payment and Earnout Payment

The consideration for the sale of all of the equity securities of Bode will consist of the following:

•	LSR’s payment at the closing of $24.5 million in cash, of which $2,450,000 will be held in escrow until December 31, 2011;

•	LSR’s payment of an earnout equal to 30% of any revenues of Bode (subject to certain minimal exclusions) over $27 million during the 12-month period following closing, which payment may not exceed $5.5 million (the “Earnout Payment”); and

•	LSR’s payment of $500,000 as a result of LSR’s 338(h)(10) Election made on October 14, 2010 (the “338(h)(10) Payment”).

Exclusions from the revenues of Bode used as the basis for calculating the Earnout Payment are limited to (i) any out-of-pocket or incidental expenses, including, but not limited to, travel and entertainment expenses, incurred by Bode and billed to its customers and clients at cost, and (ii) any revenues arising from or related Bode’s activities that have not been subject to any cost mark-up and are paid by Bode to its teaming partners, subcontractors or other parties.

For purposes of determining the final amount of any Earnout Payment, LSR will use commercially reasonable efforts to complete an internal report detailing the revenues earned by Bode during the 12 month period following the closing within 30 days after the end of such period. In addition, LSR will prepare monthly statements of the revenue earned by Bode for each month of the period and will deliver a copy of such statements to us within 15 days following the last calendar day of each month of the period. Within five business days after the completion of its audit of Bode’s revenues, LSR will deliver to us a statement containing the audit results and supporting documentation. We will have 30 days to object in writing to such statement or such statement will be deemed final and binding. In the event of an objection, the parties will have 15 business days to negotiate in good faith to resolve their dispute. If the parties cannot resolve all of their disagreements by the end of such period, the parties will submit such disagreements to a mutually satisfactory accounting firm (the “Accounting Firm”), for final and binding resolution of the disagreements within 30 days of the submission of such matter. The cost of retaining the Accounting Firm for such purpose will be borne equally by us and LSR.

338(h)(10) Payment

Within 10 days of LSR’s receipt of all 2009 tax returns through the date of closing with respect to Bode, LSR was required to notify us of their desire to make the 338(h)(10) Election, if any, in which case we and LSR would jointly make timely a 338(h)(10) Election with respect to the acquisition of Bode by LSR. LSR made the 338(h)(10) Election on October 14, 2010, and will prepare a complete set of required forms and materials for the 338(h)(10) Election and will present these for our review and approval. In addition, the parties will allocate the purchase price and any other required amounts in accordance with the requirements of the IRC or any applicable treasury regulations. LSR will pay us the 338(h)(10) Payment at the later of the closing and within 3 business days of the receipt of our approval and delivery of the required forms and materials for the 338(h)(10) Election and our approval of the allocation described above.

Working Capital Adjustment

At the closing, we will deliver to LSR a statement, prepared within seven days of closing, containing a good faith estimate of Bode’s net working capital as of the closing date and supporting documentation. No later than 45 days after the closing date, LSR will prepare and deliver to us a statement containing its determination of Bode’s net working capital as of immediately preceding the closing and the amount of any net working capital adjustment and supporting documentation. The amount of the net working capital adjustment (which may be positive or negative) will be the difference between Bode’s net working capital as of immediately preceding the closing and $5.6 million (the “Net Working Capital Target”), provided that the amount of the net working capital adjustment will be $0 if such difference is less than $150,000. We will have 30 days to review LSR’s working capital statement and to provide written notice of our disagreement with such statement or such statement will be deemed final and binding.

In the event of a disagreement, the parties will have 30 days to negotiate in good faith to resolve their dispute. If the parties cannot resolve all of their disagreements by the end of the 60-day period following our delivery of a notice of disagreement, the parties will submit such disagreements to the Accounting Firm for final and binding resolution of the disagreements within 60 days of the submission of such matter. The parties will instruct the Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by LSR, on the one hand, or us, on the other hand, or less than the smallest value for such item assigned by LSR, on the one hand, or us, on the other hand. The fees and expenses for the Accounting Firm will be allocated between us and LSR based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

If the amount of the net working capital adjustment, as finally determined, is a negative number, we will pay LSR the absolute value of such amount, or if it is a positive number, LSR will pay us such amount, within three business days of the final determination. If such payment is not made in a timely manner and we or LSR commence a legal proceeding in connection with the payment of the net working capital adjustment, the losing party in such proceeding will pay the fees, costs and expenses of the winning party.

Accounts Receivable True-Up

At closing, we will deliver to LSR an aging report listing Bode’s accounts receivable as of the closing date, including all invoices issued in the last completed month prior to closing. During the 180 days after the closing, LSR will use commercially reasonable best efforts to collect such accounts receivable. Within 10 business days of the end of each calendar month during such period, LSR will provide us with an aging report specifying in reasonable detail the collection and aging of the accounts receivable. If, upon the expiration of such period, any of the accounts receivable have not been collected, within 15 business days after the end of such period LSR will deliver to us a written notice identifying any uncollected accounts receivable, and within 10 business days of delivery of such notice we will pay LSR the amount of such uncollected accounts receivable up to $1 million; provided, however, that if LSR does not provide us with such notice within 15 business days of the end of the period, we will have no obligation to pay the amount of such uncollected accounts receivable. Promptly upon receipt of the accounts receivable true-up payment, LSR will assign to us, free and clear of all encumbrances, all of its rights with respect to the uncollected accounts receivable and thereafter will promptly remit to us any amounts received by LSR with respect to such accounts receivable.

In the event that we fail to pay LSR the accounts receivable true-up within 10 business days of delivery of the written notice identifying any uncollected accounts receivable, LSR may unilaterally instruct the Escrow Agent to disburse from escrow an amount equal to such payment, or may offset up to 50% of such payments against any Earnout Payment. Notwithstanding the foregoing, the amount of any discounts granted by LSR on the uncollected accounts receivable without our express written consent will not be considered an uncollected receivable.

LSR Funding

LSR has informed the Company that LSR currently has no significant assets or operations and will depend entirely on three of its affiliates for the $25 million in cash necessary to make the consideration payments under the Stock Purchase Agreement due to Sellers at closing. Each such affiliate has entered into a binding commitment letter with LSR pursuant to which such affiliate has committed to provide, or cause its affiliates to provide, its allotted portion of the funding to LSR. The commitment letters do not specify whether the funding will be provided in the form of capital contributions or loans, but LSR has informed the Company that the current understanding between LSR and its affiliates is to structure the funding as a combination of $15 million in equity contributions and $10 million in loans. Further, in the commitment letters, each affiliate represented to LSR that it or its affiliates currently possesses either cash or cash equivalents in the required amount of funding. The obligations of the affiliates under the commitment letters are subject only to the satisfaction of each of the conditions to the obligations of LSR to consummate the Bode Transaction. The affiliates consist of two individuals and one investment fund that, following the consummation of the Bode Transaction, will together own a majority equity stake in LSR and control LSR’s board of directors.

Deposit Escrow Agreement

Concurrent with their entry into the Stock Purchase Agreement, Sellers, Bode and LSR entered into the Deposit Escrow Agreement with the Escrow Agent, pursuant to which LSR deposited $650,000 into escrow to be used for the payment of a termination fee in the event that we terminate the Stock Purchase Agreement as a result of LSR’s material breach of its representations, warranties or covenants. Any remaining balance not subject to outstanding and unresolved claims will be distributed to LSR at the earlier of the closing date or within 10 days of the termination of the Stock Purchase Agreement; provided, however, in the event of a wrongful termination proceeding with respect to LSR’s termination of the Stock Purchase Agreement as a result of Sellers’ or Bode’s material breach of their representations, warranties or covenants or actions in connection with a Takeover Proposal, then following the final non-appealable resolution of such proceeding. In the event that we or LSR commence a legal proceeding in connection with the Deposit Escrow Agreement, the losing party in such proceeding will pay the fees, costs and expenses of the winning party.

Closing Escrow Agreement

In connection with the Stock Purchase Agreement, Sellers, LSR and the Escrow Agent will enter into the Closing Escrow Agreement, pursuant to which LSR will deposit $2,450,000 into escrow with the Escrow Agent at the closing. This escrow amount will remain available for the satisfaction of certain claims under the Stock Purchase Agreement until December 31, 2011, at which time any remaining balance not subject to outstanding and unresolved claims will be distributed to us. If we or LSR commence a legal proceeding in connection with the payment of the escrow funds, the losing party in such proceeding will pay the fees, costs and expenses of the winning party.

Closing

The closing will take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP in New York, NY, at 9:00 a.m. local time on the third business day following satisfaction or waiver of the closing conditions set forth in the Stock Purchase Agreement, or at such other time or place mutually agreed upon by the parties.

Representations and Warranties

Sellers and Bode, jointly and severally, made representations and warranties relating to the following matters:

•	corporate power and authority to enter into the Stock Purchase Agreement and related agreements and to consummate the Bode Transaction;

•	corporate organization, existence, good standing and power and authority to own and operate Bode’s properties and to carry on Bode’s business;

•	capitalization of Bode and the absence of undisclosed restrictions or encumbrances with respect to Bode’s capital stock;

•	enforceability of the Stock Purchase Agreement and related agreements;

•	the absence of conflict or violation under governing documents, violations of agreements, and applicable law;

•	governmental consents, approvals and notices required in connection with the Bode Transaction;

•	subsidiaries of Bode;

•	financial statements of Bode;

•	accounts receivable and accounts payable;

•	absence of undisclosed material liabilities;

•	absence of a material adverse effect on Bode and certain undisclosed activities and developments since December 31, 2009;

•	title to or leasehold interest in Bode’s property and assets;

•	Bode’s owned and leased real property;

•	contracts;

•	intellectual property;

•	legal proceedings;

•	compliance with laws;

•	employee matters and employee benefit plans;

•	insurance;

•	tax matters;

•	broker’s, finder’s and other similar fees and payments;

•	bank accounts;

•	prior names and locations;

•	affiliated transactions;

•	top customers and suppliers;

•	indebtedness;

•	environmental matters;

•	information contained in this proxy statement and other SEC filings;

•	anti-takeover measures;

•	prepayments and deposits;

•	inventories and product warranties; and

•	powers of attorney.

Additionally, LSR made representations and warranties relating to the following matters:

•	corporate power and authority to enter into the Stock Purchase Agreement and related agreements and to consummate the Bode Transaction;

•	corporate organization, existence, good standing and power and authority to own and operate its properties and to carry on its business;

•	enforceability of the Stock Purchase Agreement and related agreements;

•	the absence of conflict or violation under governing documents, violations of agreements, and applicable law;

•	legal proceedings;

•	broker’s, finder’s and other similar fees and payments; and

•	sufficiency of funds to consummate the Bode Transaction without the prior consent, approval or other discretionary action of any non-affiliated third party.

The representations and warranties in the Stock Purchase Agreement will survive the closing through the later of December 31, 2011 or the date that we distribute all of our tangible assets to our stockholders, but in no event past April 15, 2012, at which time the representations and warranties will expire and become null and void, unless notice of the inaccuracy or breach thereof in respect of which indemnity may be sought was provided to the party against whom the indemnity may be sought prior to such time.

Operation of Bode Prior to Closing

Until the closing of the Bode Transaction, Bode will, and we will cause Bode to:

•	use reasonable best efforts to maintain its assets in good operating condition and repair in accordance with past practices;

•	maintain insurance reasonably comparable to that in effect on a historical basis;

•	maintain supplies and inventories at customary and adequate operating levels consistent with past practice and replace in accordance with past practice any inoperable, worn out, damaged or obsolete assets with new assets of at least comparable quality;

•	maintain its books, accounts and records in accordance with past custom and practice;

•	make capital expenditures in a manner consistent with past practice;

•	comply in all material respects with all contracts, agreements, licenses and leases;

•	maintain in full force and effect the existence of all intellectual property rights;

•	give all required notices to third parties and government authorities and use reasonable best efforts to obtain all material required third-party consents and any other authorizations and approvals of government authorities in connection with the Bode Transaction; and

•	use reasonable best efforts to operate in the usual and ordinary course of business consistent with past practice and use best efforts to preserve its goodwill, the organization of its business and its relationships with its customers, suppliers and employees.

Additionally, unless LSR otherwise consents in writing, Bode will use its best efforts not to, and we will use our best efforts not to cause Bode to:

•	take any action or omit to take any action that would result in a breach of any representations, warranties or covenants under the Stock Purchase Agreement or reasonably be anticipated to have a material adverse effect on Bode;

•	enter into any contract or other form of commitment (i) in the ordinary course of business or materially restricting its business with a value in excess of $250,000 or (ii) out of the ordinary course of business or materially restricting its business with a value in excess of $50,000;

•	make any loans or investments other than advances to its employees in the ordinary course of business consistent with past custom and practice;

•	increase the compensation, incentive arrangements or other benefits to any officer or employee other than pursuant to previously scheduled increases in the ordinary course of business;

•	redeem, purchase or otherwise acquire any of its issued and outstanding securities;

•	make any distribution, dividends or other payments to us or our affiliates;

•	amend its organizational documents, unless such amendment is necessary to comply with the terms of the Stock Purchase Agreement;

•	issue or agree to issue any securities;

•	engage in any transaction, arrangement or contract with any officer, director, manager, stockholder or other insider or affiliate of Bode, except in the ordinary course of business consistent with past custom and practice;

•	execute any guaranty, issue any debt, borrow any money or otherwise incur or create any indebtedness or liability other than trade payables and any other liabilities incurred in the ordinary course of business consistent with past practice;

•	purchase, sell, lease, mortgage, pledge or dispose of any material property or assets with an aggregate value in excess of $50,000 or make any capital expenditure or commitment therefor in excess of $50,000 individually or $100,000 in the aggregate, except for capital expenditures or commitments either approved by Bode’s board of directors or contracted for prior to the execution of the Stock Purchase Agreement;

•	take or omit to take any action that has or would reasonably be expected to have the effect of materially accelerating sales to customers or revenues to pre-closing periods that would otherwise be expected to take place or be incurred post-closing;

•	delay or postpone the payment of any accounts payable;

•	accelerate the collection of or discount any accounts receivable outside the ordinary course of business;

•	make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders outside the ordinary course of business;

•	cease from making accruals for taxes, bonuses, vacation and other customary accruals outside the ordinary course of business;

•	abstain from making payments of any taxes, principal or interest on borrowed funds and other customary expenses as they become due;

•	issue or contract to issue, sell, encumber, assign or transfer any shares of capital stock;

•	enter into any transaction providing for the transfer, sale, license, pledge, encumbering or disposition of intellectual property rights;

•	institute or settle any material litigation or similar proceeding;

•	materially change any method of accounting or accounting principles or practices unless required by reason of a concurrent change in U.S. Generally Accepted Accounting Principles or applicable law; or

•	enter into any transaction, arrangement, agreement, license or contract except on an arm’s length basis in the ordinary course of business consistent with past custom and practice.

Access to Records

Bode will, and we will cause Bode to, have its officers, directors, managers, employees, attorneys, accountants and other agents provide LSR and its agents with access to Bode’s personnel and business information and relationships at reasonable times and upon reasonable notice, and will otherwise cooperate and assist, to the extent reasonably requested by LSR, with LSR’s investigation of Bode.

For four years after the date of the Stock Purchase Agreement, Sellers and LSR will preserve the books and records relating to Bode in their possession and make them available to the other party or parties for inspection and copying as reasonably required for all purposes reasonably related to the Stock Purchase Agreement or any related documents.

Until the later of one year after closing or the date we timely file all our 2010 tax returns in relation to Bode, LSR will make certain employees of Bode or LSR available to assist us with regards to tax matters, upon reasonable advance notice from us and at times reasonable to LSR.

Notice of Material Developments

Each party will give prompt written notice (with reasonable detail) to the other parties of (i) any material variances in any of its representations or warranties, (ii) any breach of any covenant or agreement hereunder by such party; (iii) any other material development affecting the ability of such party to consummate the Bode Transaction and/or (iv) any development that may reasonably be anticipated to have a material adverse effect on Bode.

Restrictions on Solicitation of Other Offers

During the pendency of the Stock Purchase Agreement, Sellers and Bode will not, and will cause each of their affiliates and subsidiaries and their respective representatives, agents, employees, officers and directors not to:

•	solicit, initiate, facilitate or encourage any inquiries, offers or proposals that constitute or may reasonably be expected to lead to, any Takeover Proposal (as defined below);

•	engage in discussions or negotiations with, furnish or disclose any non-public information relating to Bode, or give access to Bode to anyone that has made or may be considering making any Takeover Proposal;

•	approve, endorse or recommend any Takeover Proposal; or

•	enter into any agreement, arrangement or understanding relating to any Takeover Proposal.

Notwithstanding the abovementioned restrictions, at any time prior to obtaining stockholder approval of the Bode Transaction, we may engage in discussions or negotiations with, and furnish information related to Bode to, any person who has made a bona fide, written and unsolicited Takeover Proposal, so long as:

•	the Board has determined, after consultation with its legal and financial advisor, that such bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal (as defined below);

•	the Board has determined, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary obligations to our stockholders under applicable law; and

•	Sellers and Bode have caused the person making the Takeover Proposal to enter into a confidentiality agreement with us on terms and conditions substantially similar to those contained in our confidentiality agreement with LSR in connection with the Bode Transaction.

In addition to the rights described above, the Board may further withdraw or modify its approval of the Stock Purchase Agreement or its recommendation that our stockholders adopt the Stock Purchase Agreement and approve the Bode Transaction, and enter into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal, provided that:

•	the Board has determined, after consultation with its legal and financial advisor, that such bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal;

•	the Board has determined, after consultation with outside legal counsel, that failure to take such action would result in a breach of the Board’s fiduciary obligations to our stockholders under applicable law;

•	the Board has afforded LSR four business day to negotiate in good faith in order to amend the Stock Purchase Agreement to the effect that the unsolicited Takeover Proposal is no longer a Superior Proposal; and

•	we terminate the Stock Purchase Agreement in accordance with the procedures provided in the Stock Purchase Agreement (in which circumstance, we will become obligated to pay LSR a termination fee, as discussed in more detail below).

Under the Stock Purchase Agreement, “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving Bode, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or any portion of the assets of Bode, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, (a) of Bode or (b) representing 20% or more of the voting power of the capital stock of GlobalOptions, GlobalOptions Group or any of their respective subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Sellers, Bode or any of their subsidiaries, or (v) any other transaction having a similar effect to those described above. However, the term “Takeover Proposal” does not include a proposal involving us or GlobalOptions, so long as such proposal recognizes the transactions contemplated by the Stock Purchase Agreement and is subject to its terms and conditions. “Superior Proposal” means a bona fide, written and unsolicited Takeover Proposal (i) on terms and conditions that the Board determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of such Takeover Proposal) are more favorable from a financial point of view to our stockholders than those contemplated by the Stock Purchase Agreement, including any amendment thereto, (ii) the conditions to the consummation of which are all capable of being satisfied on or before January 15, 2011 and (iii) which the Board determines is reasonably capable of being consummated.

Non-Compete and Non-Solicitation

In connection with the Bode Transaction, we agreed that for two years after the closing none of Dr. Schiller, Mr. Nyweide, us or any entity controlled by us will do any of the following:

•	engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, anyone engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, Bode, LSR and their respective affiliates, anywhere in the United States, except for passive investment in or ownership of up to 2% of any such entity;

•	induce or attempt to induce any employee of Bode (or any other employee or consultant of LSR or its affiliates) to leave the employ of Bode or solicit, offer employment to, otherwise attempt to hire,

employ, or otherwise engage as an employee, any such employee, except that we may make general solicitations and hire unsolicited persons that contact us for employment; or

•	induce or attempt to induce any customer of Bode at any time during the one year period preceding the closing date to cease doing business with Bode, LSR or any of their respective affiliates, or in any way interfere with the relationship between Bode, LSR or any of their respective affiliates and any such customer, or solicit the business of any such customer.

The restrictions above will not apply to any entity that we consolidate with or merge into, or an entity to which we transfer any or all of our properties and assets, if neither of GlobalOptions Group or GlobalOptions is the surviving entity and neither Dr. Schiller nor Mr. Nyweide is employed by, providing consulting services to or otherwise affiliated with such entity, as applicable.

Conditions to Closing

Each party’s obligation to complete the Bode Transaction is subject to the satisfaction or waiver, prior to the consummation of the Bode Transaction, of the following conditions:

•	the opposing party’s or parties’ representations and warranties subject to materiality or material adverse effect qualifications are true and correct at and as of the closing, and those not qualified are true and correct in all material respects;

•	the opposing party or parties have, on or prior to closing date, performed or complied in all material respects with all applicable covenants and agreements under the Stock Purchase Agreement;

•	Sellers and Bode have obtained all material third party consents and approvals required under the Stock Purchase Agreement;

•	Sellers and Bode have obtained all material government consents, approvals or authorizations required for the consummation of the Bode Transaction;

•	Sellers and Bode have obtained a letter of consent from each lessor of the realty leased or subleased by Bode and from each party to any material contract for which consent to assignment is required under the Stock Purchase Agreement;

•	the absence of any legal proceeding wherein an unfavorable injunction, judgment, order, decree ruling or charge would prevent the performance of the Stock Purchase Agreement or the consummation of the Bode Transaction, declare the Bode Transaction unlawful, or cause the Bode Transaction to be rescinded following consummation, or for LSR alone, cause a material adverse effect on Bode;

•	approval of the Bode Transaction by the holders of a majority of the outstanding shares of our common stock and by the boards of directors of Bode and each Seller;

•	the opposing party or parties have executed and delivered the Transition Services Agreement, the Deposit Escrow Agreement and the Closing Escrow Agreement;

•	the opposing party or parties have provided an officer’s certificate or certificates certifying that certain specified closing conditions have been met; and

•	the opposing party or parties have taken all proceedings in connection with the consummation of and delivered all documents required to effect the Bode Transaction.

LSR’s obligation to complete the Bode Transaction is subject to the satisfaction or waiver of the following additional conditions:

•	certain specified agreements have been terminated with no further liability on the part of Bode and our loan agreement and related agreements with Silicon Valley Bank have been amended or modified to remove Bode as a party and to release Bode from any security interest against its assets and securities;

•	each director and officer of Bode who will not serve in such position following the consummation of the Bode Transaction and/or who has been requested in writing to be removed from such position by LSR has delivered a resignation effective as of the closing;

•	we have performed Uniform Commercial Code, tax lien, bankruptcy and pending suit and judgment searches in the states of Delaware, Virginia, Kansas and New York related to Bode and its assets and properties and have presented evidence to LSR that all liens or encumbrances arising from or related to Bode and its assets and properties have been released;

•	LSR has received an opinion from our counsel substantially in the form agreed upon by the parties;

•	no material adverse effect on Bode has occurred since August 11, 2010, the date of the Stock Purchase Agreement;

•	Bode has entered into an employment or consulting agreement, with terms and conditions acceptable to LSR, with Mr. Watson, Bode’s Chief Executive Officer;

•	we have delivered to LSR an unaudited income statement of Bode for the period from January 1, 2010 through July 31, 2010, which reports total revenues and net income in amounts at least 85% of the amounts set forth on certain projections agreed on by the parties; and

•	all intercompany debts, liabilities, and/or obligations owed by Bode to either or both of Sellers have been converted into equity and Bode has received a general release from Sellers.

In addition, our obligation to complete the Bode Transaction is subject to our receipt of consent of the landlords of the real property leased or subleased by Bode to assign such real property to Bode post-closing. In the interest of assisting us in obtaining such consents, LSR will provide the landlord of our leased property in Lorton, VA with a letter of credit of up to $400,000 to serve as security for the lease, if requested by the landlord.

Termination

The Stock Purchase Agreement may be terminated at any time prior to closing as follows:

•	by mutual written consent of each of Sellers and LSR;

•	by either Sellers or LSR if:

•	(i) we do not receive comments from the SEC with respect to this proxy statement and the closing has not occurred on or before November 15, 2010, (ii) we receive comments from the SEC with respect to this proxy statement, the SEC clears us to file a definitive form of this proxy statement on or before November 15, 2010, and the closing has not occurred on or before December 24, 2010, or (iii) we receive comments from the SEC with respect to this proxy statement, the SEC does not clear us to file a definitive form of this proxy statement on or before November 15, 2010, and the closing has not occurred on or before January 15, 2011;

•	a governmental authority has enacted, issued, promulgated, enforced or entered any law that has the effect of making the Bode Transaction illegal or otherwise preventing or prohibiting the consummation of the Bode Transaction, so long as the government action was not caused by or the result of the terminating party’s failure to fulfill any obligation under the Stock Purchase Agreement; or

•	stockholder approval of the Bode Transaction is not obtained at a stockholder meeting held for that purpose, including any adjournment thereof;

•	by LSR if:

•	there has been a material misrepresentation, a material breach of representation or warranty, or a material breach of a covenant by us that has not been cured within 20 days after written notification thereof by LSR to us (except there will be no cure period for a violation of our restrictions on the solicitation of other offers), provided that LSR is not in material breach of any of its representations, warranties, covenants or agreements under the Stock Purchase Agreement that individually or in the aggregate would reasonably be expected to prevent the ability of LSR to consummate the Bode Transaction;

•	Sellers or Bode enter into a legally binding agreement, arrangement or understanding relating to a Takeover Proposal;

•	the Board withdraws its recommendation that our stockholders vote in favor of the Bode Transaction; or

•	a tender offer or exchange offer for more than 50% of the outstanding shares of our capital stock that does not respect the terms of the Stock Purchase Agreement is commenced and the Board fails to recommend against acceptance of such tender offer or exchange offer (for purposes of clarification, the taking of no position constitutes such a failure); or

•	by us if:

•	there has been a material misrepresentation, a material breach of representation or warranty, or a material breach of a covenant by LSR that has not been cured within 20 days after written notification thereof by us to LSR, provided that we are not in material breach of any of our representations, warranties, covenants or agreements under the Stock Purchase Agreement that individually or in the aggregate would constitute a material adverse effect on Bode; or

•	Bode and Sellers enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Stock Purchase Agreement.

Termination Fees and Expenses

We are required to pay LSR a termination fee in the event that the Stock Purchase Agreement is terminated as follows:

•	by us as a result of our entry into a definitive agreement with respect to a Superior Proposal; or

•	by LSR as a result of:

•	our breach of our representations, warranties, covenants or agreements under the Stock Purchase Agreement;

•	Sellers or Bode entering into a legally binding agreement, arrangement or understanding relating to a Superior Proposal with respect to Bode;

•	the Board withdrawing its recommendation that our stockholders vote in favor of the Bode Transaction; or

•	the commencement of a tender offer or exchange offer for more than 50% of the outstanding shares of our capital stock that does not respect the terms of the Stock Purchase Agreement and the Board’s failure to recommend against acceptance of such tender offer or exchange offer (for purposes of clarification, the taking of no position constitutes such a failure).

In each such event, the termination fee will equal (i) 2.5% of the sum of $24.5 million plus the maximum earnout payment of $5.5 million, plus (ii) up to $300,000 of LSR’s reasonable out-of-pocket expenses incurred in connection with the Bode Transaction; provided, however, that if the termination fee becomes payable due to our acceptance of a Superior Proposal from a party who provided a written bona fide offer that we rejected prior to the execution of the Stock Purchase Agreement, the multiplier under (i) will equal 3.75%.

LSR’s right to receive the termination fees described above is the sole and exclusive remedy of LSR against us and any of our affiliates, members, directors, officers, employees, agents or other representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the termination fees.

Indemnification

After the closing, we will indemnify LSR, its affiliates (including Bode), stockholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns, against all losses that any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (i) any inaccuracy or breach of our representations and warranties contained in the Stock Purchase Agreement or in any related document, (ii) the breach or non-performance of any covenant or agreement of Sellers, and (iii) any taxes of Bode with respect to any tax period before the closing. Additionally, LSR will indemnify us and our affiliates, stockholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns against all losses that any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (i) any inaccuracy or breach of LSR’s representations and warranties contained in the Stock Purchase Agreement or in any related document, and (ii) the breach or non-performance of any covenant or agreement of LSR. Notwithstanding the foregoing, our and LSR’s indemnification rights set forth in each clause (i) above will be limited to losses in excess of $100,000 on a cumulative basis and only up to $18,375,000.

Amendment; Waiver

The Stock Purchase Agreement may not be changed, amended, terminated, augmented, rescinded or discharged except in writing by all of the parties and no waiver of any of the provisions of the Stock Purchase Agreement will be effective unless set forth in writing and executed by the consenting parties. The waiver by any party of any condition or breach will not be deemed to be a waiver of any prior or subsequent breach.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

If the number of shares of common stock present in person or represented by proxy at the Special Meeting voting in favor of the proposal to approve the Bode Transaction is insufficient to approve the Bode Transaction at the time of the Special Meeting, we intend to move to adjourn the Special Meeting to a later date in order to enable the Board to solicit additional proxies in respect of the proposal to approve the Bode Transaction.

In this proposal regarding the adjournment or postponement of the Special Meeting, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the Bode Transaction. If our stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Bode Transaction. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Bode Transaction such that the proposal to approve the Bode Transaction would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Bode Transaction and seek to convince the holders of those shares to change their votes to votes in favor of the Bode Transaction. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Vote Required for Approval

Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies, requires the affirmative “FOR” vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

ADDITIONAL INFORMATION ABOUT GLOBALOPTIONS GROUP

Our common stock is quoted on The NASDAQ Capital Market under the symbol “GLOI”. The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by NASDAQ:

	High	Low

Year Ended December 31, 2010
First Quarter	$1.92	$1.37
Second Quarter	$2.50	$1.53
Third Quarter	$2.82	$1.95
Fourth Quarter (through October 15, 2010)	$2.24	$1.80

Year Ended December 31, 2009
First Quarter	$2.15	$1.14
Second Quarter	$2.15	$1.25
Third Quarter	$2.10	$1.55
Fourth Quarter	$2.08	$1.30

Year Ended December 31, 2008
First Quarter	$4.02	$1.47
Second Quarter	$2.99	$1.90
Third Quarter	$2.36	$1.25
Fourth Quarter	$2.45	$1.25

We have never declared or paid any cash dividends on our common stock and our senior credit facility currently prohibits us from paying dividends.

On August 12, 2010, in connection with our announcement of our entry into the Stock Purchase Agreement, Dr. Schiller, our Chairman and Chief Executive Officer, stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, and appropriate reserves, we intend to distribute the net proceeds from the sales of SafirRosetti, FSIU, Preparedness Services and Bode to our stockholders. On August 16, 2010, Dr. Schiller added that we believe that a likely scenario would have us returning some portion of the net proceeds to stockholders shortly after and contingent upon the completion of the sale of Bode. We are currently estimating that this distribution could be between the range of $23 million to $25 million with later distributions in late 2011 or early 2012 after the various earnouts are received and escrow payments released, if any. We would expect that any later distributions would be an aggregate amount between $0 and $23.9 million based on the receipt of earnouts and releases from escrow, if any. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned on October 15, 2010 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days that have been granted under the Incentive Plans.

	Common Stock
	Beneficially
	Owned (1)
Name and Address of Beneficial Owner	Shares	%

5% or Greater Stockholders:
Vicis Capital Master Fund(2)	3,299,749	22.8
Cipher 06 LLC(3)	937,812	6.5
James L. Witt Revocable Trust U/A/D 12/28/05(4)	802,318	5.5
Eric S. Weinstein(5)	750,821	5.2
Artio Global Management LLC(6)	718,026	5.0
Directors and Named Executive Officers:
Harvey W. Schiller, Ph.D.	460,494	3.2
Jeffrey O. Nyweide	229,038	1.6
Per-Olof Lööf(7)	95,918	*
John P. Bujouves(8)	323,387	2.2
John P. Oswald(9)	150,520	1.0
James Lee Witt(10)	883,351	6.1
All executive officers and directors as a group (8 persons)(11)	2,356,709	16.1

*	Less than 1% of outstanding shares.

(1)	Based upon 14,469,586 shares of our common stock outstanding on October 15, 2010 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of October 15, 2010.

(2)	Based solely on information contained in a Statement of Changes of Beneficial Ownership on Form 4 filed with the SEC on February 19, 2009 by Vicis Capital LLC. Shares of our common stock held by Vicis Capital Master Fund may be deemed to be controlled by Vicis Capital LLC. The business address of Vicis Capital LLC is 445 Park Avenue, 16th Floor, New York, New York 10022.

(3)	Based solely on information provided by Cipher 06 LLC. Includes a total of 38,632 of shares of our common stock owned by each of Michael Liss and Jason Adelman, managing members of Cipher 06 LLC. The business address of Cipher 06 LLC is 590 Madison Avenue, 5th Floor, New York, NY 10022.

(4)	Shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05 may be deemed to be controlled by its trustee, Mr. James Lee Witt.

(5)	Based solely on information contained in a Schedule 13G filed with the SEC on November 19, 2009 by Mr. Weinstein. Mr. Weinstein’s address is 46 Maddock Road, Titusville, NJ 08560.

(6)	Based solely on information contained in a report on Schedule 13G/A filed with the SEC on February 2, 2010. The business address of Artio Global Management LLC is 330 Madison Avenue, Suite 12A, New York, NY 10017.

(7)	Consists of 5,418 shares of common stock and 68,750 shares of our common stock issuable upon exercise of stock options held by Mr. Lööf individually, and 21,750 shares of our common stock held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf. Mr. Lööf may be deemed to be the beneficial owner of the shares of our common stock held by Lööf Holdings, LLC.

(8)	Consists of 5,418 shares of common stock and 68,750 shares of our common stock issuable upon exercise of stock options held by Mr. Bujouves individually, 2,344 shares of our common stock held by Bayshore Merchant Services, Inc., 146,875 shares of our common stock held by Integris Funds Ltd., and 100,000 shares of our common stock held by Lauriston Nominees Inc. Mr. Bujouves is the President and a director of Bayshore Asset Management, Inc., which is an affiliate of Bayshore Merchant Services, Inc., the Chief Executive Officer of Integris Funds Ltd., and Lauriston Nominees Inc. is the nominee of Bayshore Bank and Trust Corp., of which Mr. Bujouves is Chairman. Mr. Bujouves may be deemed to be the beneficial owner of the shares of our common stock held by Bayshore Merchant Services, Inc., Integris Funds Ltd., and Lauriston Nominees Inc. Mr. Bujouves disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(9)	Consists of 7,310 shares of our common stock and 53,750 shares of our common stock issuable upon exercise of stock options held by Mr. Oswald individually, 48,959 shares of our common stock held by Capital Trust Investments Limited, of which Mr. Oswald is a director, and 40,501 shares of our common stock held by Verus International Group, Ltd., of which Mr. Oswald is Chief Executive Officer. Mr. Oswald may be deemed to be the beneficial owner of the shares of our common stock held by Capital Trust Investments Limited and Verus International Group, Ltd. Mr. Oswald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(10)	Mr. Witt served as the Chief Executive Officer of Preparedness Services until July 16, 2010, when he ceased serving as an officer and employee of the Company and its subsidiaries concurrent with the closing of the sale of Preparedness Services. Consists of 81,033 shares of our common stock held by Mr. Witt individually, and 802,318 shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05, of which Mr. Witt is the trustee. Mr. Witt may be deemed to be the beneficial owner of the shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05.

(11)	Consists of 2,158,792 shares of our common stock and 197,917 shares of our common stock issuable upon exercise of stock options. Included in the above calculations are 207,334 shares of our common stock and 6,667 shares of our common stock issuable upon exercise of stock options beneficially owned by two executive officers who are not named executive officers and are therefore not specifically identified in the above table.

SUBMISSION OF STOCKHOLDERS PROPOSALS

In order to be considered for inclusion in the proxy materials to be distributed in connection with our 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”), stockholder proposals for such meeting were required to be submitted to us no later than July 16, 2010.

Under SEC rules, if we do not receive notice of a stockholder proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then we will be permitted to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. In connection with the 2010 Annual Meeting, if we do not have notice of a stockholder proposal on or before September 29, 2010, we will be permitted to use our discretionary voting authority as outlined above.

Our By-laws establish procedures for stockholder nominations for elections of directors and bringing business before any annual meeting or special meeting of stockholders. Any stockholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to the Secretary of the Company at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, the stockholder notice must be given not more than 120 days nor less than the later of 90 days prior to the date of the annual meeting and the 10th day following the date on which the date of the annual meeting is first publicly announced or disclosed by the Company. Any notice to the Secretary must include: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and any additional information reasonably requested by the Board; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, (iii) all information relating to such stockholder and such beneficial owner that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to regulation 14A under the Exchange Act and Rule 11a-11 thereunder, and (iv) any additional information reasonably requested by the Board.

Notwithstanding anything in the previous paragraph to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the By-laws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. The chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at http://www.globaloptions.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019, Attention: Corporate Secretary, or obtain them on the Investor Relations page of our corporate website at http://www.globaloptions.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 19, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are derived from our historical combined financial statements and give effect to the sale of all of the stock of Bode and the sale of substantially all of the assets of SafirRosetti, Preparedness Services and FSIU. The following unaudited pro forma condensed combined financial statements also reflect the recording of the net proceeds from the various sales and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The sale of the assets of SafirRosetti, which represented a portion of our Security Consulting and Investigations segment (which was re-named Forensic DNA Solutions and Products following the sale of SafirRosetti), was completed on April 30, 2010 pursuant the terms of a certain asset purchase agreement dated April 23, 2010, and except for the payment of certain retained obligations, has already been reflected within the actual results as of June 30, 2010 and for the six months ended June 30, 2010. The sale of the assets of Preparedness Services, which represented our entire Preparedness Services segment, was completed on July 16, 2010 pursuant to a certain asset purchase agreement dated May 13, 2010. The sale of the assets of FSIU, which represented our Fraud and SIU Services segment, was completed on July 20, 2010 pursuant to a certain asset purchase agreement dated June 11, 2010. On August 11, 2010, we entered into a definitive agreement to sell Bode, which represents our entire Forensic DNA Solutions and Products business unit, pursuant to the Stock Purchase Agreement dated August 11, 2010 and subject to stockholder approval at the Special Meeting, as described elsewhere within this proxy statement.

On August 12, 2010, in connection with our announcement of our entry into the Stock Purchase Agreement, Dr. Schiller, our Chairman and Chief Executive Officer, stated that, subject to our satisfaction of and compliance with existing contractual and banking obligations, and appropriate reserves, we intend to distribute the net proceeds from the sales of SafirRosetti, FSIU, Preparedness Services and Bode to our stockholders. On August 16, 2010, Dr. Schiller added that we believe that a likely scenario would have us returning some portion of the net proceeds to stockholders shortly after and contingent upon the completion of the sale of Bode. We are currently estimating that this distribution could be between the range of $23 million to $25 million with later distributions in late 2011 or early 2012 after the various earnouts are received and escrow payments released, if any. We would expect that any later distributions would be an aggregate amount between $0 and $23.9 million based on the receipt of earnouts and releases from escrow, if any. However, we have not made a final decision as to, and continue to explore the most efficient form of, any such distribution.

At June 30, 2010, FSIU and Preparedness Services were classified as held for sale, and accordingly the operating results of these units were included in discontinued operations. As these pro forma condensed combined statements of operations for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008 provide only results from continuing operations, there are no adjustments therein for the sales of FSIU and Preparedness Services. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 is presented as if the sales of FSIU, Preparedness Services and Bode had occurred as of that date.

The unaudited pro forma condensed combined financial statements are based upon information and assumptions available at the time of the filing of this proxy statement and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the various sales occurred on the dates indicated.

In the preparation of the pro forma balance sheet as of June 30, 2010, the assumptions were made that the assets were sold and liabilities were assumed by the purchasing parties, or in the case of the sale of SafirRosetti, the liabilities were paid off by GlobalOptions Group, pursuant to each of the respective asset purchase agreements.

The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited historical consolidated financial statements and the notes thereto for the years ended December 31, 2009 and 2008 and our unaudited historical condensed consolidated financial statements and the notes thereto for the six months ended June 30, 2010 and 2009, and as of June 30, 2010, which are excerpted and included as Annex C and Annex D hereto, respectively, and incorporated herein by reference.

GLOBALOPTIONS GROUP, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2010
(Dollars in thousands)

		Sale of			Sale of		Sale of
		Preparedness	Sale of Fraud and	Sale of Bode	SafirRosetti		Preparedness		Sale of Fraud and		Sale of Bode
		Services	SIU Services	Technology Group	Business Unit	Note	Services	Note	SIU Services	Note	Technology Group	Note
	GlobalOptions	Segment	Business Unit	Business Unit	Pro Forma		Pro Forma		Pro Forma		Pro Forma		Pro Forma
	Group, Inc.	Historical	Historical	Historical	Adjustments		Adjustments		Adjustments		Adjustments		As Adjusted
	Note 1	Note 2	Note 3	Note 4

ASSETS
Current Assets:
Cash and cash equivalents	$3,828	$—	$—	$—	$(594)	5	$7,916	6	$3,766	8	$19,879	9	$34,795
Accounts receivable, net	4,427	—	—	(4,374)	—		—		—		—		53
Inventories, net	3,453	—	—	(3,453)	—		—		—		—		—
Prepaid expenses and other current assets	319	—	—	(277)	—		—		—		—		42
Current assets of discontinued operations	17,419	(10,524)	(4,683)	—	—		—		—		—		2,212

Total current assets	29,446	(10,524)	(4,683)	(8,104)	(594)		7,916		3,766		19,879		37,102
Property and equipment, net	3,602	—	—	(3,567)	—		—		—		—		35
Intangible assets, net	378	—	—	(378)	—		—		—		—		—
Goodwill	10,649	—	—	(10,649)	—		—		—		—		—
Security Deposits and other assets	344	—	—	(1)	—				—		2,450	9	2,793
Other assets of discontinued operations	8,940	(2,932)	(5,949)	—	(59)	5	1,621	6	825	8	—		2,446

Total Assets	$53,359	$(13,456)	$(10,632)	$(22,699)	$(653)		$9,537		$4,591		$22,329		$42,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$4,171	$—	$—	$—	$—		$—		$(3,000)	8	$(1,171)	9	$—
Accounts payable	1,366	—	—	(1,020)	—		—		—		—		346
Deferred revenues	467	—	—	(397)	—		—		—		—		70
Accrued compensation and related benefits	1,080	—	—	(855)	—		3,531	7	—		400	10	4,156
Other current liabilities	1,400	—	—	(280)	—		—		—		35	9	1,155
Current liabilities of discontinued operations	6,978	(3,567)	(2,758)	—	(653)	5	25	6	—		—		25

Total current liabilities	15,462	(3,567)	(2,758)	(2,552)	(653)		3,556		(3,000)		(736)		5,752

Long-term liabilities:
Other long-term obligations	275	—	—	(275)	—		—		—		—		—
Long-term obligations of discontinued operations	389	(377)	(12)	—	—		—		—		—		—

Total long-term liabilities	664	(377)	(12)	(275)	—		—		—		—		—

Total liabilities	16,126	(3,944)	(2,770)	(2,827)	(653)		3,556		(3,000)		(736)		5,752

Stockholders’ equity:
Common stock	15	—	—	—	—		—		—		—		15
Additional paid-in capital	113,108	—	—	—	—		—		—		—		113,108
Accumulated (deficit) / earnings	(75,612)	(9,512)	(7,862)	(19,872)	—		5,981		7,591		23,065		(76,221)
Treasury stock	(278)	—	—	—	—		—		—		—		(278)

Total stockholders’ equity	37,233	(9,512)	(7,862)	(19,872)	—		5,981		7,591		23,065		36,624

Total liabilities and stockholders’ equity	$53,359	$(13,456)	$(10,632)	$(22,699)	$(653)		$9,537		$4,591		$22,329		$42,376

See footnotes to unaudited pro forma condensed combined financial statements

GLOBALOPTIONS GROUP, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 30, 2010
(dollars in thousands except share and per share amounts)

		Sale of Bode Technology Group
	GlobalOptions	Business Unit	Pro Forma	Pro Forma
	Group, Inc.	Historical	Adjustments	As Adjusted
	Note A	Note B	Note C

Revenues	$12,529	$(12,388)	$—	$141
Cost of revenues	6,820	(6,614)	—	206

Gross profit	5,709	(5,774)	—	(65)

Operating expenses:
Selling and marketing	1,730	(757)	296	1,269
General and administrative	9,544	(5,191)	1,468	5,821

Total operating expenses	11,274	(5,948)	1,764	7,090

Operating income	(5,565)	174	(1,764)	(7,155)

Other income (expense), net:
Interest income	1	(1)	—	—
Interest expense	(195)	2	—	(193)

Other income (expense), net	(194)	1	—	(193)

Loss from continuing operations	$(5,759)	$175	$(1,764)	$(7,348)

Basic and diluted net loss per share from continuing operations	$(0.41)			$(0.53)

Weighted average number of common shares outstanding - basic and diluted	13,900,588			13,900,588

See footnotes to unaudited pro forma condensed combined financial statements

GLOBALOPTIONS GROUP, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2009
(dollars in thousands except share and per share amounts)

		Sale of Bode Technology Group
	GlobalOptions	Business Unit	Pro Forma	Pro Forma
	Group, Inc.	Historical	Adjustments	As Adjusted
	Note D	Note E	Note F

Revenues	$21,339	$(21,158)	$—	$181
Cost of revenues	12,110	(11,691)	—	419

Gross profit	9,229	(9,467)	—	(238)

Operating expenses:
Selling and marketing	3,264	(1,292)	469	2,441
General and administrative	16,030	(8,506)	2,386	9,910

Total operating expenses	19,294	(9,798)	2,855	12,351

Operating income	(10,065)	331	(2,855)	(12,589)

Other income (expense), net:
Interest income	6	(5)	—	1
Interest expense	(539)	6	—	(533)

Other income (expense), net	(533)	1	—	(532)

Loss from continuing operations	$(10,598)	$332	$(2,855)	$(13,121)

Basic and diluted net loss per share from continuing operations	$(0.82)			$(1.02)

Weighted average number of common shares outstanding - basic and diluted	12,870,729			12,870,729

See footnotes to unaudited pro forma condensed combined financial statements

GLOBALOPTIONS GROUP, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2008
(dollars in thousands except share and per share amounts)

		Sale of Bode Technology Group
	GlobalOptions	Business Unit	Pro Forma	Pro Forma
	Group, Inc.	Historical	Adjustments	As Adjusted
	Note G	Note H	Note I

Revenues	$17,093	$(15,889)	$—	$1,204
Cost of revenues	11,428	(10,780)	—	648

Gross profit	5,665	(5,109)	—	556

Operating expenses:
Selling and marketing	2,758	(1,062)	287	1,983
General and administrative	14,706	(7,231)	1,482	8,957

Total operating expenses	17,464	(8,293)	1,769	10,940

Operating income	(11,799)	3,184	(1,769)	(10,384)

Other income (expense), net:
Interest income	27	(3)	—	24
Interest expense	(355)	11	—	(344)

Other income (expense), net	(328)	8	—	(320)

Loss from continuing operations	$(12,127)	$3,192	$(1,769)	$(10,704)

Basic and diluted net loss per share from continuing operations	$(1.23)			$(1.09)

Weighted average number of common shares outstanding - basic and diluted	9,834,069			9,834,069

See footnotes to unaudited pro forma condensed combined financial statements

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

I.	Asset Dispositions

Sale of SafirRosetti Business Unit

On April 30, 2010, GlobalOptions Group, Inc. (together with its subsidiaries, the “Company”) and GlobalOptions, Inc., a wholly-owned operating subsidiary of the Company (“GlobalOptions”, and together with the Company, “Sellers”) completed the sale of all assets used in the Company’s SafirRosetti business unit (“SafirRosetti”), which provided the security consulting and design services within the Company’s former Security Consulting and Investigations segment, in accordance with an asset purchase agreement dated April 23, 2010 (the “SafirRosetti Purchase Agreement”), by and among Sellers and Guidepost Solutions LLC (“Guidepost”), of which Joseph Rosetti, a former officer of SafirRosetti, is a principal.

Pursuant to the terms of the SafirRosetti Purchase Agreement, SafirRosetti was sold for aggregate consideration of (i) $3,500 in cash, subject to certain adjustments, of which $525 will be held in escrow for a period of 17 months, (ii) a secured promissory note in the aggregate face amount of $1,750, with an interest rate of 0.79% per annum (the “Note”), payable in equal installments at December 31, 2010 and June 30, 2011 and (iii) contingent consideration based on 70% of the purchased accounts receivable in excess of $1,750 collected by Guidepost between the closing and the one year anniversary of the closing.

The Note provides a first priority lien against the sold accounts receivable of SafirRosetti and the post-closing accounts receivable of Guidepost arising from the customer accounts purchased and a second priority lien against the remaining property of SafirRosetti transferred to Guidepost. Guidepost will transfer all uncollected accounts receivable back to Sellers on June 30, 2011, subject to a purchase right by Guidepost.

As a result of the sale of SafirRosetti, the Company’s Security Consulting and Investigations segment was renamed “Forensic DNA Solutions and Products” and is comprised solely of The Bode Technology Group, Inc., which provides forensic DNA analysis services (“Bode”).

Sale of Preparedness Services Business Unit

On July 16, 2010, pursuant to the Board of Directors’ approval on May 6, 2010, Sellers completed the sale of all assets used in the Company’s Preparedness Services business unit (“Preparedness Services”) in accordance with an asset purchase agreement dated May 13, 2010 (the “Preparedness Purchase Agreement”), by and among Sellers and Witt Group Holdings, LLC, (“Witt Holdings”), of which James Lee Witt, Chief Executive Officer, Mark Merritt, Co-President, Barry Scanlon, Co-President, and Pate Felts, Senior Advisor, respectively, of Preparedness Services are principals.

Preparedness Services developed and implemented crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals, and reported the results of its operations in the Company’s Preparedness Services reporting segment.

Pursuant to the terms of the Preparedness Purchase Agreement, Sellers sold Preparedness Services to Witt Holdings for aggregate consideration of (i) $10,000 in cash, of which $1,000 is to be held in escrow for 12 months following the closing, (ii) an earnout payment equal to 40% of any revenues over $15,000 earned during the 12-month period following the closing, which payment may not exceed $12,000, and (iii) the assumption of all of Preparedness Services’ liabilities, including all termination and severance payments due to James Lee Witt, Mark Merritt, Barry Scanlon and Pate Felts upon the sale of Preparedness Services under their respective employment agreements, less $286, representing a payment in connection with Sellers’ sublease of a portion of Preparedness Services’ Washington D.C. facility for a period of twelve months after closing. The maximum total consideration payable to Sellers under the Preparedness Purchase Agreement is $22,000.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

I.	Asset Dispositions, continued

Sale of Preparedness Services Business Unit, continued

In addition, Witt Holdings has agreed to pay Sellers, within six months of the date of closing, the amount by which the working capital of Preparedness Services at closing exceeds $6,800, and Sellers have agreed to pay Witt Holdings, within six months of the date of closing, the amount by which the working capital of Preparedness Services is less than $5,800. Sellers have also agreed to pay Witt Holdings (i) a “true-up” of up to $1,000 based on accounts receivable (other than accounts receivable originating from the State of Louisiana or its agencies) that remain uncollected as of six months following the closing, and (ii) the face amount of any uncollected receivables arising from the bankruptcy or dissolution of any non-governmental entity. Witt Holdings has agreed upon such “true-up” payment to transfer to Sellers all rights with respect to such uncollected receivables.

Additionally, in connection with the Preparedness Purchase Agreement, the Company entered into (i) a license agreement pursuant to which it granted Witt Holdings a world-wide, perpetual, irrevocable, exclusive, royalty free, fully paid-up right and license to use the Company’s GlobalTrak software in the field of emergency preparedness and disaster relief recovery, and the Company agreed not to license the GlobalTrak software to any other business in such field, and (ii) a transition service agreement pursuant to which the Company will provide Witt Holdings with certain specified transition services following the closing, including but not limited to certain information technology services.

The sale of Preparedness Services was subject to the approval of the Company’s stockholders, which approval was obtained at a special meeting of the Company’s stockholders on July 15, 2010.

Sale of Fraud and SIU Services Unit

On July 20, 2010, pursuant to the Board of Directors’ approval on June 10, 2010, Sellers completed the sale of all assets used in the Company’s Fraud and Special Investigative Services Unit business unit (“FSIU”) in accordance with an asset purchase agreement dated June 11, 2010 (the “FSIU Purchase Agreement”), by and among Sellers and GlobalOptions Services, Inc. (“Global Services”), of which Frank Pinder, the President of FSIU, together with David Finney, James Buscarini, Kevin McGinn and Mike Brantley, respectively the Vice Presidents of Operations, Business Development, Finance and IT, are officers and shareholders. Balmoral Advisors, LLC, Private Equity Partners LLC and the North Atlantic Value LLP unit of JO Hambro Capital Management Ltd were the private equity sponsors.

FSIU provided investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations, and reported the results of its operations in the Company’s Fraud and SIU Services reporting segment.

Pursuant to the terms of the FSIU Purchase Agreement, Sellers sold FSIU to Global Services for aggregate consideration of (i) $8,340 in cash at closing, inclusive of $34 for an estimated adjustment for working capital and $56 for the purchase of real estate lease deposits, of which $825 is to be held in escrow for 15 months following the closing and (ii) the assumption of substantially all of the liabilities of FSIU. The cash purchase price is subject to a post closing adjustment for the actual working capital of FSIU at closing.

In connection with the FSIU Purchase Agreement, Sellers and Global Services entered into certain license agreements pursuant to which Sellers granted Global Services worldwide, perpetual, irrevocable, exclusive, royalty-free, fully paid-up rights and licenses to certain of Sellers’ intellectual property, including but not limited to the “GlobalOptions” corporate name, logo and websites (all of which Global Services has the right to purchase in the future for nominal consideration), and the Company’s Rapid Data Module and Rapid Video Module software and related source materials. Additionally, Sellers and Global Services entered into a transition service agreement pursuant to which Sellers and Global Services will provide each other with certain transition services following the closing.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

I.	Asset Dispositions, continued

Entry into Agreement to Sell Bode

On August 11, 2010, Sellers entered into a stock purchase agreement (“Bode Purchase Agreement”) with LSR Acquisition Corp (“LSR”).

Pursuant to the terms of the Bode Purchase Agreement, Sellers will sell all of the equity securities and stock of Bode to LSR for aggregate consideration of (i) $24,500 in cash, of which $2,450 will be held in escrow until December 31, 2011, and (ii) an earnout payment equal to 30% of any revenues over $27,000 earned by Bode during the 12-month period following the closing of the sale, which payment may not exceed $5,500 and (iii) an additional payment of $500 as a result of LSR’s tax election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “IRC”), made on October 14, 2010. The payments Sellers are entitled to under the Stock Purchase Agreement may further increase or decrease based on a potential purchase price adjustment for working capital and a potential true-up for uncollected accounts receivable.

The sale of Bode is subject to approval by the stockholders of the Company.

II.	Pro Forma Adjustments

The following pro forma adjustments give effect to these asset dispositions:

Pro Forma Condensed Combined Balance Sheet — as of June 30, 2010

Note 1  Derived from the Company’s unaudited condensed consolidated financial statements as of June 30, 2010, as presented in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

Note 2  Derived from Preparedness Services’ unaudited financial information as of June 30, 2010 and representing substantially all the assets and substantially all the liabilities of Preparedness Services pursuant to the terms of the Preparedness Services Purchase Agreement.

Note 3  Derived from FSIU’s unaudited financial information as of June 30, 2010 and representing substantially all the assets and substantially all the liabilities of FSIU pursuant to the terms of the FSIU Purchase Agreement.

Note 4  Derived from Bode’s unaudited financial information as of June 30, 2010 and representing substantially all the assets and substantially all the liabilities of Bode pursuant to the terms of the Bode Purchase Agreement. In addition, goodwill includes $9,272 representing goodwill re-allocated to Bode within the reporting segment.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Balance Sheet — as of June 30, 2010, continued

Note 5  To reflect the return of security deposits related to SafirRosetti, and the payment of cash for remaining liabilities related to SafirRosetti.

Security deposits received	$59
Less: Cash used to pay off remaining liabilities	(653)

Impact on cash and cash equivalents	$(594)

Security deposits	$(59)

Impact on other assets of discontinued operations	$(59)

Accounts payable	$(79)
Deferred revenues	(94)
Accrued compensation and related benefits	(281)
Other current liabilities	(199)

Impact on current liabilities of discontinued operations	$(653)

Note 6  To reflect the receipt of proceeds from the sale of Preparedness Services less estimated direct transaction costs, as follows:

Cash Consideration — Purchase price	$10,000
Cash Consideration — Pro forma working capital adjustment	157
Less: Adjustment for DC office lease	(286)
Less: Transaction costs	(955)
Less: Funds held in escrow	(1,000)

Impact on cash and cash equivalents	$7,916

Contingent consideration, net of deferred gain	$621
Funds held in escrow	1,000

Impact on other assets of discontinued operations	$1,621

Allowance for potential indemnification claims	$25

Impact on current liabilities of discontinued operations	$25

In addition, Witt Holdings has agreed to pay Sellers, within six months of the date of closing, the amount by which the working capital of Preparedness Services at closing exceeds $6,800, and Sellers have agreed to pay Witt Holdings, within six months of the date of closing, the amount by which the working capital of Preparedness Services is less than $5,800. At June 30, 2010, Witt Holdings would assume working capital of $6,957. Accordingly, the Company recorded above a pro forma working capital adjustment of $157.

The allowance for potential claims includes an estimate of potential claims in connection with obligations to Witt Holdings for accounts receivable.

Transaction costs include success fees, legal, accounting and other professional fees.

We have recorded $621, representing contingent consideration for the estimated revenue earnout, net of the amount of the deferred gain.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Balance Sheet — as of June 30, 2010, continued

Note 7  To reflect the accrual of cash amounts to be paid upon the sale of Preparedness Services (the “Sales Event”), as follows:

Amount to be funded to “rabbi trust” during August 2010	$2,506
Amount to be paid on August 13, 2010	472
Amount to be paid during or before March, 2011	403
Amount to be paid on August 11, 2010	150

Impact on accrued compensation and related benefits	$3,531

This pro forma adjustment reflects cash amounts to be paid pursuant to employment agreements with Dr. Schiller, Chief Executive Officer, and Mr. Nyweide, Chief Financial Officer and Executive Vice President. On July 16, 2010, upon the occurrence of the Sales Event, the target cash bonus award for the year 2010 was deemed to be earned. Out of the amount of the 2010 award that was deemed earned through the date of the Sales Event, $270 was paid on August 13, 2010, and the remaining $230 will be paid during or before March 2011. In addition, $1,685 was paid into a “rabbi trust” on August 20, 2010, which amount will be disbursed to Dr. Schiller six months after his separation of service for any reason (for purposes of Section 409A of the IRC, the deferred compensation rules, which may include a point in time when Dr. Schiller works part-time), representing: (i) salary that would have been earned for the period August 1, 2010 through January 31, 2012; (ii) the target cash bonus for the period January 1, 2011 through January 31, 2012; and (iii) cash in lieu of additional shares of stock, for the number of shares of stock deemed earned upon the vesting of the target stock bonus awards that were in excess of the number of shares of restricted stock previously granted to Dr. Schiller.

In addition, upon the Sales Event, 268,750 shares of restricted stock granted under the Performance Bonus Plan and 31,912 RSUs held by Dr. Schiller became fully vested and non-forfeitable, the cost of which is not fully reflected within this pro forma financial statement.

Dr. Schiller elected to have 113,650 shares, valued at $225, withheld in satisfaction of his tax obligation in connection with the vesting of the restricted stock and RSUs.

On July 16, 2010, upon the occurrence of the Sales Event, 201,813 shares of restricted stock granted under the Performance Bonus Plan and 14,093 RSUs held by Mr. Nyweide became fully vested and non-forfeitable, and the target cash bonus award for the year 2010 was deemed to be earned. Out of the amount of the 2010 award that was deemed earned through the date of the Sales Event, $202 was paid on August 13, 2010, and the remaining $173 will be paid during or before March 2011. In addition, $821 was paid into a “rabbi trust” on August 23, 2010, and will be disbursed to Mr. Nyweide six months after his separation of service for any reason (for purposes of Section 409A of the IRC, the deferred compensation rules, which may include a point in time when Mr. Nyweide works part-time), representing: (i) 50% of the salary and 100% of benefits, including a housing allowance, that would have been earned for the period August 1, 2010 through January 31, 2012; (ii) 50% of the target cash bonus for the period January 1, 2011 through January 31, 2012; and (iii) cash in lieu of additional shares of stock for 50% of the number of shares of stock deemed earned upon the vesting of the target stock bonus awards that were in excess of the number of shares of restricted stock previously granted to Mr. Nyweide.

Mr. Nyweide elected to have 72,977 shares, valued at $144, withheld in satisfaction of his tax obligations in connection with the vesting of the restricted stock and RSUs.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Balance Sheet — as of June 30, 2010, continued

As a result of the Sales Event, Mr. Nyweide also became entitled to a $150 performance bonus, half of which was paid on August 11, 2010, and the remainder of which will be paid on the three month anniversary of the Sales Event.

Note 8  To reflect the receipt of proceeds from the sale of FSIU less estimated direct transaction costs, as follows:

Cash Consideration — Purchase price	$8,250
Cash Consideration — Pro forma working capital adjustment	(60)
Plus: Deposits purchased from Seller	56
Less: Transaction costs	(655)
Less: Funds held in escrow	(825)
Less: Line of credit repayment	(3,000)

Impact on cash and cash equivalents	$3,766

Funds held in escrow	$825

Impact on other assets from discontinued operations	$825

Line of credit repayment	$(3,000)

Impact on line of credit	$(3,000)

Global Services has agreed to pay to Sellers, at closing, the amount by which the working capital at closing is more than $1,985, and Sellers have agreed to pay to Global Services, at closing, the amount by which the working capital at closing is less than $1,985, as defined in the FSIU Purchase Agreement. At June 30, 2010, Global Services would assume Working Capital of $1,925. Accordingly, the Company recorded above a pro forma working capital adjustment of $(60).

Transaction costs include success fees, legal, accounting, and other professional fees.

The Company expects to repay a portion of the line of credit in the amount of $3,000 upon the sale of FSIU.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Balance Sheet — as of June 30, 2010, continued

Note 9  To reflect the receipt of proceeds from the sale of Bode, less estimated direct transaction costs as follows:

Cash Consideration	$24,500
Less: Transaction Costs	(1,000)
Less: Funds held in escrow	(2,450)
Less: Line of credit repayment	(1,171)

Impact on cash and cash equivalents	$19,879

Funds held in escrow	$2,450

Impact on other assets from discontinued operations	$2,450

Line of credit repayment	$(1,171)

Impact on line of credit	$(1,171)

Allowance for potential indemnification claims	$35

Impact on other current liabilities	$35

The allowance for potential claims includes an estimate of potential claims in connection with obligations to buyer for accounts receivable.

Transaction costs include success fees, legal, accounting, and other professional fees.

The company expects to repay the remainder of the line of credit upon the sale of Bode.

Upon the completion of the sale of Bode, the company expects to distribute between $23 million and $25 million to its stockholders.

Note 10  To reflect the accrual of cash amounts to be paid upon the sale of Bode, as follows:

Amount to be paid upon the sale of Bode	$250
Retention bonus to be paid upon the sale of Bode	150

Impact on accrued compensation and related benefits	$400

Pursuant to our employment agreement with Mr. Nyweide, our Chief Financial Officer, Mr. Nyweide will receive a performance bonus of $250 if Bode is sold (half payable upon the completion of the sale and the remainder payable at the completion of the term of Mr. Nyweide’s employment agreement). Pursuant to our employment agreement with Mr. Watson, the Chief Executive Officer and President of Bode, Mr. Watson will have a right to terminate his employment for “Good Reason” as a result of the sale of Bode at any time during the three-month period following the closing and to receive as severance his current base salary of $300 per annum (to be paid in accordance with standard payroll practices) and insurance coverage through the expiration of his employment agreement on July 31, 2011. In addition, if Mr. Watson, at LSR’s request, defers his right to terminate his employment agreement for a period of up to three months following completion of the sale of Bode, Mr. Watson will receive a retention bonus of $150.

GLOBALOPTIONS GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands)

II.	Pro Forma Adjustments, continued

Pro Forma Condensed Combined Statement of Operations — For the Six Months Ended June 30, 2010

Note A  Derived from the Company’s unaudited consolidated financial statements for the six months ended June 30, 2010, as presented in the Company’s Quarterly Report on Form 10-Q filed with the SEC.

Note B  Derived from Bode’s unaudited financial information for the six months ended June 30, 2010.

Pro Forma Adjustments:

Note C  To reflect the corporate operating expenses previously allocated to Bode that will not be eliminated as a result of the sale of Bode.

Pro Forma Condensed Combined Statement of Operations — For the Year Ended December 31, 2009

Note D  Derived from the Company’s audited consolidated financial statements for the year ended December 31, 2009 as presented in the Company’s Annual Report on Form 10-K filed with the SEC.

Note E  Derived from Bode’s unaudited financial statements for the year ended December 31, 2009.

Pro Forma Adjustments:

Note F  To reflect the corporate operating expenses previously allocated to Bode that will not be eliminated as a result of the sale of Bode.

Pro Forma Condensed Combined Statement of Operations — For the Year Ended December 31, 2008

Note G  Derived from the Company’s audited consolidated financial statements for the year ended December 31, 2008 as presented in the Company’s Annual Report on Form 10-K filed with the SEC.

Note H  Derived from Bode’s unaudited financial information for the year ended December 31, 2008.

Pro Forma Adjustments:

Note I  To reflect the corporate operating expenses previously allocated to Bode that will not be eliminated as a result of the sale of Bode.

UNAUDITED CONDENSED FINANCIAL STATEMENTS OF BODE

The following unaudited condensed financial statements show the balance sheets and statements of operations, cash flows and parent’s equity of Bode, a wholly-owned subsidiary of GlobalOptions Group, Inc., on a stand-alone basis. The unaudited financial statements have been derived from our historical financial data, and represent the results of operations and financial position of Bode.

The unaudited financial statements include unaudited balance sheets of Bode as of June 30, 2010, and December 31, 2009 and 2008, and unaudited statements of operations, cash flows and parent’s equity for the six months ended June 30, 2010, and for the years ended December 31, 2009 and 2008.

The unaudited financial statements of Bode do not purport to represent, and are not necessarily indicative of what the actual financial results would have been had we operated Bode as a separate entity.

The unaudited financial statements of Bode, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited historical consolidated financial statements and the notes thereto as of December 31, 2009 and 2008 and for each of the years then ended of GlobalOptions Group, Inc., as included in our Annual Report on Form 10-K filed with the SEC on March 16, 2010, and our unaudited historical condensed consolidated financial statements and the notes thereto as of June 30, 2010 and for the three and six months ended June 30, 2010 and 2009, as included in our Quarterly Report on Form 10-Q filed with the SEC on August 16, 2010, which are excerpted and included as Annex C and Annex D hereto, respectively, and incorporated herein by reference.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Condensed Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009	2008

ASSETS
Current assets:
Cash	$83	$165	$90
Accounts receivable, net	4,374	4,641	4,033
Inventories, net	3,453	3,354	2,522
Prepaid expenses and other current assets	277	338	331

Total current assets	8,187	8,498	6,976
Property, plant and equipment, net	3,567	3,892	4,383
Intangible assets, net	378	371	347
Goodwill	1,377	1,377	1,377
Deposits and other assets	1	—	30

Total assets	$13,510	$14,138	$13,113

LIABILITIES AND PARENT’S EQUITY
Current liabilities:
Accounts payable	$1,019	$805	$1,294
Deferred revenues	397	328	325
Accrued compensation and related benefits	855	1,025	424
Other current liabilities	280	141	126

Total current liabilities	2,551	2,299	2,169
Long-term liabilities
Deferred rent and other long-term obligations	275	261	262

Total liabilities	2,826	2,560	2,431

Parent’s equity:
Common stock, 200 shares authorized, 100 shares issued and outstanding at each of June 30, 2010 and December 31, 2009 and 2008.	—	—	—
Additional paid-in capital	18,144	18,863	17,635
Accumulated Deficit	(7,460)	(7,285)	(6,953)

Total parent’s equity	10,684	11,578	10,682

Total liabilities and parent’s equity	$13,510	$14,138	$13,113

See notes to these condensed financial statements

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Condensed Statement of Operations
(Dollars in thousands)
(Unaudited)

	Six Months Ended	Years Ended
	June 30,	December 31,
	2010	2009	2008

Service Revenue	$11,083	$17,225	$13,707
Product Revenue	1,305	3,933	2,182

Total Revenues	12,388	21,158	15,889
Cost of revenues	6,614	11,691	10,780

Gross profit	5,774	9,467	5,109

Operating expenses:
Selling and marketing	757	1,292	1,062
General and administrative	5,191	8,506	7,231

Total operating expenses	5,948	9,798	8,293

Operating loss	(174)	(331)	(3,184)

Other income (expense), net:
Interest income	1	5	3
Interest expense	(2)	(6)	(11)

Other expense, net	(1)	(1)	(8)

Loss before income taxes	(175)	(332)	(3,192)

Income tax expense	—	—	—

Net loss	$(175)	$(332)	$(3,192)

See notes to these condensed financial statements

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Condensed Statement of Parent’s Equity
(Dollars in thousands)
(Unaudited)

	Common Stock		Additional	Retained
	Shares	Amount	Paid-In Capital	Earnings	Total

Balance, January 1, 2008	100	$—	$16,905	$(3,761)	$13,144
Capital contribution from Parent, net	—	—	600	—	600
Capital contribution from Parent-stock based compensation	—	—	130	—	130
Net loss	—	—	—	(3,192)	(3,192)

Balance, December 31, 2008	100	$—	$17,635	$(6,953)	$10,682

Capital contribution from Parent, net	—	—	1,111	—	1,111
Capital contribution from Parent-stock based compensation	—	—	117	—	117
Net loss	—	—	—	(332)	(332)

Balance, December 31, 2009	100	$—	$18,863	$(7,285)	$11,578

Capital distribution to Parent, net	—	—	(797)	—	(797)
Capital contribution from Parent-stock based compensation	—	—	78	—	78
Net loss	—	—	—	(175)	(175)

Balance, June 30, 2010	100	$—	$18,144	$(7,460)	$10,684

See notes to these condensed financial statements

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Condensed Statement of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended	Years Ended
	June 30,	December 31,
	2010	2009	2008

Cash flows from operating activities:
Net loss	$(175)	$(332)	$(3,192)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Provision for bad debts	(18)	29	—
Reserve for obselete inventory	—	(5)	55
Depreciation and amortization	595	1,153	1,043
Stock — based compensation	78	117	130
Deferred rent	14	41	66
Changes in operating assets and liabilities:
Accounts receivable	285	(636)	2,020
Inventories	(99)	(828)	(251)
Prepaid expenses and other assets	60	23	(8)
Accounts payable	215	(489)	400
Deferred revenue	69	2	270
Accrued expenses	(170)	601	33
Other current liabilities	138	16	(353)
Other long term liabilities	—	(42)	(46)

Cash provided by (used in) operating activities	992	(350)	167

Cash flow from investing activities:
Purchase of property, plant, and equipment	(246)	(618)	(708)
Purchase of intangible assets	(31)	(68)	(44)

Cash used in investing activities	(277)	(686)	(752)

Cash flow from financing activities:
Expenses Charged by Parent	1,687	2,738	1,639
Capital contribution from (distribution to) parent	(2,484)	(1,627)	(1,039)

Cash (used in) provided by financing activities	(797)	1,111	600

Net (decrease) increase in cash and cash equivalents	(82)	75	15

Cash and cash equivalents, beginning of period	165	90	75

Cash and cash equivalents, end of period	$83	$165	$90

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$2	$6	$11

See notes to these condensed financial statements

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 1 —	Nature of Business

The Bode Technology Group, Inc., (“Bode” or the “Company”) was organized on February 23, 1995 and incorporated in the state of Virginia. On March 8, 2007, Bode was reincorporated in the state of Delaware. Bode has been a wholly-owned subsidiary of GlobalOptions, Inc. (“GlobalOptions” or “Parent”) since February 28, 2007. GlobalOptions is a wholly-owned subsidiary of GlobalOptions Group, Inc. (“Group”) (NASDAQ Capital Market: GLOI).

GlobalOptions is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals throughout the world. Bode, which constitutes the Company’s Forensic DNA Solutions and Products business unit, provides forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations and is based in Lorton, Virginia.

NOTE 2 —	Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements. The term carve-out as used herein applies to general purpose financial statements of an operating unit, usually not itself a separate legal entity, which are derived or carved-out of those of a larger corporate entity. These financial statements, which are presented in a condensed format, do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Bode has evaluated subsequent events through the issuance date of this report. Operating results for the six-month period ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

Bode was acquired by GlobalOptions pursuant to a certain stock purchase agreement dated February 28, 2007. The assets and liabilities of Bode were recorded at their fair values at the date of the acquisition. Utilizing push down accounting the goodwill associated with the acquisition of $1,377, which gives effect to certain post-closing purchase price adjustments, was recorded in the financial statements of Bode.

A portion of the costs of Bode’s shared Chief Executive Officer and certain related staff in the amount of $94, $260, and $208 was allocated to Bode, and is included in general and administrative expenses for the six months ended June 30, 2010, and the years ended December 31, 2009 and 2008, respectively. In addition, certain indirect operating expenses of GlobalOptions were allocated to Bode based on a percentage of net sales. Such allocated expenses included selling expenses of $296, $469, and $287 for the six months ended June 30, 2010, and the years ended December 31, 2009 and 2008, respectively and general and administrative expenses of $1,374, $2,126, and $1,274 for six months ended June 30, 2010, and the years ended December 31, 2009 and 2008, respectively. These expenses allocated to Bode are costs which benefit Bode and are required for its operations. In the opinion of management, this method of allocating these costs is reasonable.

Within the consolidated Parent group, GlobalOptions makes working capital contributions to, or receives distributions from Bode on a continuous basis. These transactions are recorded as increases or decreases to contributed capital in Bode’s financial statements. Bode received net capital from / (made distributions to) GlobalOptions in the amount of $(719), $1,228 and $730 during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 3 —	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, the amounts of indirect operating expenses allocated to Bode and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts. Significant estimates and assumptions include reserves related to receivables, the recoverability of long-term assets, the corporate overhead and expense allocation and amortizable lives of intangible assets. External market conditions and other economic risks could affect these estimates. Bode’s management monitors these risks and assesses its business and financial risks on a quarterly basis.

Concentrations of Credit Risk

Cash and Cash Equivalents: Bode maintains its cash with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. As of June 30, 2010 substantially all of Bode’s funds are held at one financial institution.

Accounts Receivable: At June 30, 2010, 93% of Bode’s trade receivables represent receivables from United States federal, state and city governments. Management is of the opinion that the probability of incurring losses due to credit risk with the U.S. federal, state and city governments is remote.

Bode performs periodic credit evaluations of its customers’ financial condition and generally does not require a deposit from government agencies or private institutions. Bode has established an allowance for doubtful accounts based on facts surrounding the credit risk of specific clients, the mix of government and commercial clients and past collections history. Credit losses have been within management’s expectations.

Inventories

Bode maintains inventories in connection with its DNA related services. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Reserves for obsolete inventories are provided for based on historical experience. As of June 30, 2010, December 31, 2009 and 2008, Bode had reserves for obsolete inventory of $50, $50, and $55, respectively.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization, which is computed on the straight-line basis over the estimated useful lives of the related assets, which range from three to eight years. Leasehold improvements, which are also included in property and equipment, are recorded at cost, less accumulated amortization, which is computed on the straight-line basis over the shorter of their estimated useful lives or the lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Bode recognized certain intangible assets which were recorded in connection with Parent’s acquisition of Bode, primarily goodwill, developed technology, and trade name. Costs incurred to acquire and file for patents, including legal costs, are capitalized as long-lived assets and amortized on a straight-line basis over the lower of the estimated useful life or legal life of the patent, which is 12 years. Certain patents included in intangible assets have not yet been approved, and the amortization period has not yet begun for these patents.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 3 —	Summary of Significant Accounting Policies, continued

Intangible Assets, continued

Bode has reviewed the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. No impairment was deemed to exist as of December 31, 2009.

Bode intends to re-evaluate the carrying amounts of its amortizable intangibles at least quarterly to identify any triggering events, that would require it to conduct an impairment review. If triggering events require Bode to perform an impairment review, it is not possible at this time to determine whether it would be necessary to record a charge or if such charge would be material. During the six months ended June 30, 2010, no such triggering event occurred.

Goodwill and Impairment

Goodwill represents the excess the Parent’s cost of acquiring Bode over the amounts assigned to assets acquired and liabilities assumed in the business combination. Accordingly, the amount of goodwill recognized in the acquisition of Bode by Parent has been pushed down to the Balance Sheet of Bode, as required by SEC accounting literature. Bode is required to perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The testing for impairment of goodwill is performed in two steps: (1) potential impairment is identified by comparing the fair value of a reporting unit (based on market capitalization, discounted cash flows, or other acceptable methods) with its carrying amount; and (2) if fair value is less than the carrying amount, an impairment loss is estimated as the excess of the carrying amount of the goodwill over its fair value. Goodwill must be written down when impaired. Bode has adopted December 31 as the annual date for preparing its impairment assessment, unless other triggering events occur during the year which may indicate an impairment has occurred. No impairment was deemed to exist as of December 31, 2009 or December 31, 2008 and there were no such triggering events during the six months ended June 30, 2010 which would indicate an impairment had occurred.

Revenue Recognition and Related Costs

Bode applies the revenue recognition principles set forth in applicable accounting guidance with respect to all of its revenue. Bode adheres strictly to these criteria, which provides for revenue to be recognized when (1) persuasive evidence of an arrangement exists, (2) delivery or installation has been completed, (3) the customer accepts and verifies receipt, and (4) collectability is reasonably assured.

Bode derives revenues primarily from forensic DNA analysis, and the sale of DNA collection products. Forensic DNA analysis revenue is billed on a per sample fixed fee arrangement and revenues are recognized at the time tests are completed and the results are reported to the customer. Revenue from the sales of DNA collection products is recognized upon delivery of the products to the customer. Revenues derived from DNA analysis was $11,083, $17,225, and $13,707 for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, respectively. Revenues derived from the sale of DNA collections products was $1,305, $3,933, and $2,182 for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, respectively.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 3 —	Summary of Significant Accounting Policies, continued

Revenue Recognition and Related Costs, continued

Costs incurred in performing forensic DNA analyses are recorded as inventories and charged to cost of revenues upon the completion of the project, which generally ranges from one to three months.

Income Taxes

Bode accounts for income taxes applying the separate return method and using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of such assets and liabilities. Bode establishes a valuation allowance for certain deferred tax assets.

Bode has net deferred tax assets of approximately $1,546 at December 31, 2009, principally consisting of $1,022 for net operating loss carryforwards, subject to a 100% valuation allowance because it is more likely than not that the benefit of the net deferred tax asset will not be realized in future periods. The net operating loss component of the deferred tax asset reflects the net operating loss carryover available at December 31, 2009.

As of December 31, 2009, on a separate return basis and pursuant to the carve-out presentation, the Company has approximately $2,620 of net operating losses available for income tax purposes that may be carried forward to offset future taxable income, if any. The carryforwards expire in years 2027 through 2029.

Effective January 1, 2007, Bode adopted accounting guidance which clarifies the accounting for uncertainty in income taxes recognized in Bode’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in Bode’s financial statements for the year ended December 31, 2009. The tax years ended December 31, 2008, 2007, and 2006 remain subject to examination for federal, state, and local income tax purposes by various taxing authorities as of December 31, 2009. Bode files income tax returns in nine states and the District of Columbia, with a concentration of operations in Virginia.

Bode’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance that established the FASB Accounting Standards Codification, (“Codification” or “ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. This new guidance became effective for interim and annual periods ending after September 15, 2009. Other than the manner in which new accounting guidance is referenced, the adoption of these changes did not have a material effect on Bode consolidated financial statements.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 3 —	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In February 2007, the FASB issued new accounting guidance, under ASC Topic 825 on financial instruments, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of ASC Topic 820 on fair value measurements and disclosures. Bode did not elect the fair value reporting option for any assets and liabilities not previously recorded at fair value.

NOTE 4 —	Accounts Receivable

Accounts receivable consists of the following as of:

	June 30,	December 31,	December 31,
	2010	2009	2008

Accounts Receivable	$3,431	$4,283	$3,648
Unbilled Accounts Receivable	1,127	560	587
Less: Allowance for doubtful accounts	(184)	(202)	(202)

Accounts Receivable, Net	$4,374	$4,641	$4,033

Accounts receivable is primarily comprised of amounts owed by government agencies. Unbilled accounts receivable represent completed forensic DNA analysis work that has been reported to the customer, but has not been invoiced.

NOTE 5 —	Inventory

Inventories consist of the following:

	June 30,	December 31,	December 31,
	2010	2009	2008

Raw Materials	$2,231	$2,099	$1,373
Work in progress — DNA analysis	300	330	304
Finished Goods	972	975	900

	3,503	3,404	2,577
Less: Reserve for obsolescence	(50)	(50)	(55)

Total	$3,453	$3,354	$2,522

Raw materials consist mainly of reagents, primers, enzymes, chemicals and plates used in genotyping and components to manufacture DNA collection kits. Work in progress consists mainly of databanking and casework not yet completed and kits that are in the production process. Finished goods consist mainly of kits that have been produced, but have not been shipped.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 6 —	Intangible Assets

Intangible assets are comprised of the following:

	Trade	Developed		Accumulated
	Names	Technology	Patents(1)	Amortization	Total

Balance as of January 1, 2008	200	110	71	(36)	345
Costs of patents	—	—	44	—	44
Amortization expense	—	—	—	(42)	(42)

Balance as of December 31, 2008	200	110	115	(78)	347
Costs of patents	—	—	68	—	68
Amortization expense	—	—	—	(44)	(44)

Balance as of December 31, 2009	200	110	183	(122)	371
Costs of patents	—	—	32	—	32
Amortization expense	—	—	—	(25)	(25)

Balance as of June 30, 2010	200	110	215	(147)	378

Weighted average amortization period remaining at June 30, 2010 in years	6.7	1.7	11.5

(1)	The amortization period has not yet begun for certain patents that have not been approved.

The estimated projected amortization of amortizable intangible assets is comprised of the following:

	Trade	Developed
For the Twelve Months Ending June 30,	Names	Technology	Patents(1)		Total

2011	$20	$22	$7		$49
2012	20	15	8		43
2013	20	—	7		27
2014	20	—	8		28
2015	20	—	7		27
Thereafter(2)	33	—	171	(2)	204

Totals	$133	$37	$208		$378

(1)	The amortization period has not yet begun for certain patents that have not been approved

(2)	Includes amortization for patents not yet approved.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 7 —	Property and Equipment

Property and equipment consists of the following as of:

	June 30,	December 31,	December 31,
	2010	2009	2008

Laboratory equipment	$1,860	$1,844	$1,648
Computer equipment and software	2,167	1,973	1,572
Furniture and fixtures	485	460	459
Leasehold improvements	2,392	2,382	2,362

	6,904	6,659	6,041
Less: accumulated depreciation and amortization	(3,337)	(2,767)	(1,658)

Property and Equipment, Net	$3,567	$3,892	$4,383

Depreciation and amortization of property and equipment were $570, $1,109, and $1,001 for the six months ended June 30, 2010, and the years ended December 31, 2009 and 2008, respectively.

NOTE 8 —	Accrued Compensation and Related Benefits

Accrued compensation and related benefits consists of the following as of:

	June 30,	December 31,	December 31,
	2010	2009	2008

Performance based bonuses	$298	$601	$120
Payroll and commissions	326	306	213
Employee benefits	231	118	91

Total	$855	$1,025	$424

NOTE 9 —	Commitments and Contingencies

Operating Leases

Effective August 28, 2006, the Company executed a lease for its office space located in Lorton, Virginia. The Company was required to pay an initial annual base rent of $52 per month and a three percent increase per annum over a ten-year period. In addition, the Company is required to pay additional rents as defined by the lease. The lease is considered an operating lease. Rent expense charged to operations related to this facility for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008 amounted to $353, $705, and $705, respectively. As of June 30, 2010, the Company recorded $275 in deferred rent payable, which represents the difference between the rent expense computed on the straight-line method and the Company’s actual rent payments.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 9 —	Commitments and Contingencies, continued

Operating Leases, continued

Future minimum lease payments under lease obligations are as follows:

For the Year Ending June 30,	Amount

2011	$694
2012	715
2013	736
2014	758
2015	781
Thereafter	939

Total	$4,623

The Company also rents office and warehouse space in Olathe, Kansas, on a month to month basis. Rents charged to operations for this facility amounted to $2, $3, and $3 for the six months ended June 30, 2010, and the year ended December 31, 2009 and 2008, respectively.

Line of Credit

The Parent maintains a working capital line of credit (the “Facility”) for which Bode is a co-borrower and guarantor. Borrowing under the Facility are secured by accounts receivable and is subject to certain liquidity and earnings financial covenants. The Parent has granted a first priority security interest in substantially all of its assets to the financial institution that provides this Facility, including substantially all of the assets of Bode. This security interest includes all tangible goods, accounts, equipment, rights to money, and all other assets, including all intellectual property. The Parent also pledges specific accounts receivable invoices to secure the Facility. At June 30, 2010 and December 31, 2009 and 2008 invoices pledged that were billed by Bode were $1,368, $0, and $0, respectively.

Litigation and Claims Assessments

From time to time, in the normal course of business, the Company may be involved in litigation. The Company’s management has determined any asserted or unasserted claims to be immaterial to the financial statements.

Employment Agreements

On February 7, 2008, Bode entered into an employment agreement with Barry Watson, its President, which expired on February 7, 2010. The employment agreement provided, among other things, for the payment of up to six months of contractual compensation for termination under certain circumstances. Aggregate potential contractual compensation commitments related to this agreement were $113 at December 31, 2009.

At December 31, 2009, the annual salary related to Mr. Watson’s agreement amounted to $225. Mr. Watson is also eligible for an incentive bonus payable in cash, which is based on the EBITDA performance of Bode. For the year ended December 31, 2009, Mr. Watson’s total incentive bonus amounted to $260.

On April 1, 2010, Bode amended the agreement to reflect Mr. Watson’s promotion to Chief Executive Officer and President of Bode. This amendment expires on July 31, 2011, and provides for an increase in annual salary to $300, an incentive bonus as described above, as well as an additional annual discretionary bonus of up to $60 per annum.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 10 —	Stock Based Compensation

Equity instruments of the Parent that are issued to employees of Bode are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. Stock based compensation for Bode employees was approximately $78, $117 and $130 for the six months ended June 30, 2010 and years ended December 31, 2009 and 2008, respectively, and was reflected in general and administrative expenses.

The following table summarizes total stock based compensation costs recognized for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively.

	For the Six
	Months Ended	For the Years Ended
	June 30,	December 31,
	2010	2009	2008

Stock Options	$45	$45	$89
RSUs	32	69	38
ESPP Shares	1	3	3

	$78	$117	$130

Stock Options

On March 5, 2008, an option for 50,000 shares of Group’s common stock were granted to a certain employee of Bode at an exercise price of $1.86 per share, under the Group’s Long-Term Incentive Plan, which was amended and restated in July, 2008 (the “LTIP”). The option has a five year term and vests ratably upon the first, second and third anniversaries of the date of grant. The fair value of this option is $1.28 per share, for an aggregate fair value of approximately $64 utilizing the Black-Scholes option pricing model and the following assumptions: expected life of five years; volatility of 87%; dividends of 0%; and a risk free interest rate of 2.59%.

On February 25, 2009, options for the purchase of an aggregate of 50,000 shares of Group’s common stock were granted to employees of Bode at an exercise price of $1.70 per share, under the LTIP. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant. The fair value of these options is $1.21 per share for an aggregate fair value of approximately $61, utilizing the Black-Scholes option pricing model and the following assumptions: expected life of four years; volatility of 104%; dividends of 0%; and a risk free interest rate of 2.06%.

The Company has determined that the expected life of options granted prior to July 1, 2008 is the same as the contractual term for such options because the recipients were expected to remain with Bode for the full term of the option award. The expected life of options granted on and after July 1, 2008 was calculated using the simplified method, calculating the expected life as the average of the contractual term and the vesting period.

At June 30, 2010, the unamortized value of stock options held by Bode employees was approximately $34. The unamortized portion will be expensed over a weighted average period of 3.3 years.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 10 —	Stock Based Compensation, continued

Stock Options, continued

A summary of the status of stock options outstanding and the changes during the six months ended June 30, 2010 and the years ended December 31, and 2009 is presented below:

			Weighted
		Weighted	Average
	Number	Average	Remaining
	of	Exercise	Contractual	Intrinsic
	Options	Price	Life	Value

Options outstanding at January 1, 2008	55,815	$10.80
Granted	50,000
Canceled/Exchanged	(50,190)

Options outstanding at December 31, 2008	55,625	$2.76
Granted	50,000
Canceled	(3,125)

Options outstanding at December 31, 2009	102,500	$2.18
Canceled	(2,725)
Exercised	(51,667)

Options outstanding at June 30, 2010	48,108	$2.43	3.5 years	—

Options exercisable at June 30, 2010	17,508	$3.71	3.2 years	—

Restricted Stock Units (“RSUs”)

On May 28, 2008 Group issued an offer to holders of outstanding stock options issued prior to January 1, 2008 (“Eligible Options”) to exchange their Eligible Options for RSUs on a 3 for 1 basis. Each RSU represented one share of Group’s common stock to be issued in the future, based on certain vesting requirements. The offer expired on June 25, 2008. As a result of this offer, 35,315 Eligible Options held by Bode employees were exchanged for 11,798 RSUs. The grant date fair value of the RSUs was $2.12 per share, and was determined by using the closing price of Group’s common stock on the day immediately preceding the grant date.

The excess of the aggregate grant date fair value of the RSUs over the fair value of the stock options canceled was added to the amortized value of the stock options canceled on May 28, 2008. This amounted to $147, and is being amortized over the vesting period of the RSUs.

RSUs held by Bode employees vest ratably on the first and second anniversaries of the grant date.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 10 —	Stock Based Compensation, continued

Restricted Stock Units (“RSUs”), continued

A summary of the activity related to RSUs for the six months ended June 30, 2010, and the years ended December 31, 2009 and 2008 is presented below:

		Weighted
		Average
		Grant Date
	Total	Fair Value

Nonvested at January 1, 2008	—
RSUs issued upon cancellation of options tendered, June 28, 2008	11,798
RSUs vested	—
RSUs forfeited	(251)

Nonvested at December 31, 2008	11,547	$2.12
RSUs vested	(5,575)
RSUs forfeited	(647)

Nonvested at December 31, 2009	5,325	$2.12
RSUs vested	(4,866)
RSUs forfeited	(459)

Non vested at June 30, 2010	—

At June 30, 2010, the unamortized value of RSUs held by Bode employees was $0.

Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”)

The Stock Purchase Plan was established for eligible employees to purchase shares of Group’s common stock on a monthly basis at 85% of the lower of the market value of the Group’s common stock on the first or last business day of each month. Under the Stock Purchase Plan, employees of Bode may authorize Group to withhold up to 15% of their compensation during any monthly offering period for common stock purchases, subject to certain limitations. The Stock Purchase Plan was implemented in July 2008 and is qualified under Section 423 of the Internal Revenue Code of 1986, as amended (the “IRC”).

For the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, 2,441, 6,208 and 1,991 shares, respectively, were issued under the Stock Purchase Plan, resulting in proceeds of $3, $8 and $3, respectively. Stock based compensation recognized in connection with the issuance of these shares was $1, $3 and $3 for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively.

NOTE 11 —	Major Clients

Bode derived an aggregate of approximately 88%, 95%, and 91% of its revenue from the U.S. federal, state, and city governments for the six months ended June 30, 2010, and the years ended December 31, 2009 and 2008, respectively.

Bode derived approximately 15%, 16%, and 11% of its revenues for the six months ended June 30, 2010, and the years ended December 31, 2009 and 2008, respectively, from a single client. A single client also represented 16%, 21% and 17% of total trade receivables outstanding as of the end of each of those same three periods, respectively.

THE BODE TECHNOLOGY GROUP, INC.
(A Wholly-Owned Subsidiary of GlobalOptions Group, Inc.)
Notes to Unaudited Condensed Financial Statements
(Dollars in thousands, except for share and per share amounts)

NOTE 12 —	Defined Contribution Plan

Bode’s Parent has a 401(k) profit sharing plan (the “401(k) Plan”), covering employees who have completed three months of service and meet certain other eligibility requirements. The 401(k) Plan provides for a discretionary matching contribution by the Company, based on employee elective deferrals, determined each payroll period. The 401(k) Plan also provides for an employer discretionary profit sharing contribution. Employees vest at a rate of 25% per year in discretionary employer contributions. The 401(k) Plan expense amounted to approximately $107, $182, and $187 for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively.

NOTE 13 —	Subsequent Events

Sale of Bode

On August 11, 2010, Parent and Group (“Sellers”) entered into a stock purchase agreement (“Bode Purchase Agreement”) with LSR Acquisition Corp. (“LSR”).

Pursuant to the terms of the Bode Purchase Agreement, Sellers will sell the capital stock of Bode to LSR for aggregate consideration of (i) $24,500 in cash, of which $2,450 will be held in escrow until December 31, 2011, and (ii) an earnout payment equal to 30% of any revenues over $27,000 earned by Bode during the 12-month period following the closing of the sale, which payment may not exceed $5,500 and (iii) an additional payment of $500 as a result of LSR’s tax election under Section 338(h)(10) of the IRC made on October 14, 2010.

In addition, LSR has agreed to pay Sellers the amount by which the working capital of Bode at closing exceeds $5,600, and Sellers have agreed to pay LSR the amount by which the working capital of Bode at closing is less than $5,600, provided that in either case no such payment will be required unless it is in excess of $150. Sellers have also agreed to pay LSR a “true-up” of up to $1,000, based on accounts receivable that remain uncollected 180 days after the closing and LSR has agreed to transfer to Sellers all rights with respect to such uncollected receivables after LSR’s receipt of such “true-up” payment.

The sale of Bode is subject to approval by the stockholders of the Company.

ANNEX A

STOCK PURCHASE AGREEMENT
BY AND AMONG
SELLERS
(AS DEFINED HEREIN),
THE COMPANY
(AS DEFINED HEREIN)
AND
BUYER
(AS DEFINED HEREIN)
DATED AS OF AUGUST 11, 2010

A-i

A-ii

A-iii

EXHIBIT AND SCHEDULES

Exhibits:

Exhibit A		Escrow Agreement
Exhibit B	—	Deposit Escrow Agreement
Exhibit C	—	Transition Services Agreement
Exhibit D	—	Opinion of Sellers’ Counsel
Exhibit E	—	2010 Unaudited Financial Statements
Exhibit F	—	Financial Statements

SCHEDULES:

Indebtedness Schedule
Termination Schedule
Permitted Liens Schedule
Organization Schedule
Officers, Managers and Directors Schedule
Capitalization Schedule
Restrictions Schedule
Accounts Receivable and Payable Schedule
Liabilities Schedule
Developments Schedule
Assets Schedule
Leased Real Property Schedule
Contracts Schedule
Intellectual Property Schedule
Litigation Schedule
Compliance Schedule
Permits Schedule
Employees Schedule
Insurance Schedule
Taxes Schedule
Brokerage and Transaction Bonuses Schedule
Bank Account Schedule
Names and Locations Schedule
Affiliated Transactions Schedule
Customers and Suppliers Schedule
No Solicitation Schedule
Buyer Organization Schedule
Buyer Restrictions Schedule
Buyer Brokerage and Transaction Bonuses Schedule
Required Approvals Schedule
Key Employee Schedule
Exclusions From GAAP Schedule
Aging Schedule

A-iv

SCHEDULES:

Employment Payment Schedule
Employee Benefit Plan Schedule
Affiliated Group Schedule
Environmental Matters Schedule
Prepayment and Deposits Schedule
Inventory Schedule
Warranty Schedule

A-v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 11, 2010, by and among GlobalOptions, Inc., a Delaware corporation (“GlobalOptions”), GlobalOptions Group, Inc., a Delaware corporation (“GlobalOptions Group” or “Parent”, and collectively with GlobalOptions, each a “Seller” and collectively, the “Sellers”), Bode Technology Group, Inc., a Delaware corporation (the “Company”) and LSR Acquisition Corp., a Delaware corporation (the “Buyer”).

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the equity securities and stock of the Company (the “Equity Interests”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1  Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 2.3(c) hereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 25% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Aging Report” has the meaning set forth in Section 2.5(a) hereof.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, codes, requirements, regulations, rules, orders, writs, injunctions, awards, judgments and/or decrees of any Governmental Entity applicable to the Sellers and/or the Company or any of their respective assets, properties or businesses.

“Assigned Receivables” has the meaning set forth in Section 2.5(d) hereof.

“Basket” has the meaning set forth in Section 8.2(a) hereof.

“Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Employee Transaction Bonuses” has the meaning set forth in Section 6.4 hereof.

“Buyer Parties” has the meaning set forth in Section 8.2(a) hereof.

“Cap” has the meaning set forth in Section 8.2(a) hereof.

“Cash Purchase Price” means $24,500,000.

“CERCLA” has the meaning set forth in Section 5.26(b) hereof.

“Closing” has the meaning set forth in Section 2.2(a) hereof.

“Closing Date” has the meaning set forth in Section 2.2(a) hereof.

“Closing Net Working Capital” means the aggregate Net Working Capital as of the Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Collection Period” has the meaning set forth in Section 2.5(b) hereof.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of the Company or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights.

“Crisis Management and Preparedness Services” has the meaning set forth in Section 8.4(a)(iii)(1) hereof.

“Deposit Escrow Account” has the meaning set forth in Section 2.6 hereof.

“Deposit Escrow Agreement” has the meaning set forth in Section 2.6 hereof.

“Deposit Escrowed Funds” has the meaning set forth in Section 2.6 hereof.

“Deposit Escrow Termination Date” has the meaning set forth in Section 2.6 hereof.

“Earnout Payment” has the meaning set forth in Section 2.4(a) hereof.

“Earnout Period” has the meaning set forth in Section 2.4(a) hereof.

“Employee Transaction Bonuses” has the meaning set forth in Section 5.20 hereof.

“Encumbrance” means any lien, charge, security interest, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws), right of use, or other encumbrance.

“Environmental Laws” has the meaning set forth in Section 5.26(a) hereof.

“Environmental Permits” has the meaning set forth in Section 5.26(a) hereof.

“Equity Interests” has the meaning set forth in the Recitals.

“Escrow Account” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Escrow Agent” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Escrow Agreement” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Escrow Amount” means $2,450,000.

“Escrow Termination Date” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Escrowed Funds” has the meaning set forth in Section 2.2(b)(iii) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executives” means each of Harvey W. Schiller, Jeff Nyweide and Barry Watson.

“Fraud and SIU Services” has the meaning set forth in Section 8.4(a)(iii)(1) hereof.

“GlobalOptions” has the meaning set forth in the Preamble.

“GlobalOptions Group” has the meaning set forth in the Preamble.

“GlobalOptions Group Board” has the meaning set forth in Section 4.8(b) hereof.

“GlobalOptions Group Board Recommendation” has the meaning set forth in Section 4.10(a).

“GlobalOptions Group Stockholder Approval” has the meaning set forth in Section 3.1(k) hereof.

“Governmental Approvals” has the meaning set forth in Section 3.1(c) hereof.

“Governmental Entity” has the meaning set forth in Section 5.3 hereof.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods covered thereby, as in effect from time to time.

“Hazardous Materials” has the meaning set forth in Section 5.26(c) hereof.

“Improvements” has the meaning set forth in Section 5.11(c) hereof.

“Indebtedness” means, with respect to the Company at any date, without duplication: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness for borrowed money, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by an Encumbrance on any property or assets (vi) all guarantee obligations (vii) and any other debt for borrowed money, liability for borrowed money and/or obligation for borrowed money, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown .

“Indemnitee” has the meaning set forth in Section 8.2(d) hereof.

“Indemnitor” has the meaning set forth in Section 8.2(d) hereof.

“Initial Working Capital Estimate” has the meaning set forth in Section 2.2(b)(iv) hereof.

“Intellectual Property Rights” means all (i) foreign and domestic patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, code, data, data bases and documentation thereof, including rights to third-party software used in the business, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the Internal Revenue Service.

“Knowledge” or similar terms (in each case whether or not capitalized) used herein shall mean the actual knowledge after reasonable inquiry of Harvey W. Schiller, Jeffrey O. Nyweide, Barry Watson, Phil Crowther and/or Mike Cariola.

“Latest Balance Sheet” has the meaning set forth in Section 5.5(a) hereof.

“Leased Real Property” has the meaning set forth in Section 5.11(a) hereof.

“Leased Realty” has the meaning set forth in Section 5.11(a) hereof.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction, Encumbrance or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” has the meaning set forth in Section 8.2(a) hereof.

“Material Adverse Effect” means any event, effect or change that is materially adverse to (A) the financial condition, properties, assets, liabilities, business, operations, results of operations and/or prospects of the Company, and/or (B) the ability of the Company, GlobalOptions Group or GlobalOptions to consummate the transactions contemplated by this Agreement, except in any such case for any such effect resulting from, arising out of or relating to (i) any changes in interest rates; (ii) general economic conditions in the United States of America or foreign countries or changes therein; (iii) U.S. or foreign financial, banking or securities market conditions or changes therein; (iv) any change in or interpretations of GAAP, any law, or any interpretation thereof after the date hereof; including accounting pronouncements by the SEC and the Financial Accounting Standards Board; (v) any occurrence or condition affecting the security industry generally (including without limitation any change or proposed change in applicable state Laws regulating the security business), except to the extent such occurrences or conditions have an impact on the Company, that is disproportionate to the Company’s share in any relevant market; (vi) any natural disaster; (vii) national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof; and/or (viii) the availability or cost of financing to Buyer; and/or changes in the market price or trading volume of the common stock, par value $0.001 per share, of GlobalOptions Group on the Nasdaq Capital Market.

“Material Contracts” has the meaning set forth in Section 5.12(b) hereof.

“Net Working Capital” means as of any date of determination, the difference between (A) all accounts receivable, net, inventory, net, prepaid expenses and other current assets, excluding cash and cash equivalents, of the Company, less (B) all accounts payable, deferred revenue, accrued compensation and benefits and any other current liabilities of the Company.

“Net Working Capital Adjustment Amount” means the amount (which may be a positive or negative number) equal to the Closing Net Working Capital minus the Net Working Capital Target; provided that the difference between the Closing Net Working Capital and the Net Working Capital Target is greater than $150,000. For the avoidance of doubt, if the difference between the Closing Net Working Capital and the Net Working Capital Target is less than $150,000, then the Net Working Capital Adjustment Amount shall be equal to zero.

“Net Working Capital Target” means $5,600,000.

“Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.3(a) hereof.

“Notice of Disagreement” has the meaning set forth in Section 2.3(b) hereof.

“Other Approvals” has the meaning set forth in Section 3.1(k) hereof.

“Parent” has the meaning set forth in the Preamble.

“Parent Transfer Proposal” has the meaning set forth in Section 4.8(a) hereof

“Pass Through Revenues” has the meaning set forth in Section 2.4(a) hereof.

“Payment Date” has the meaning set forth in Section 2.5(d) hereof.

“Permits” has the meaning set forth in Section 5.15(b) hereof.

“Permitted Liens” means (i) Liens that are set forth on the Permitted Liens Schedule attached hereto, (ii) Liens for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business and (iv) Liens arising from zoning ordinances.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Pre-Closing Taxes” has the meaning set forth in Section 8.11(b) hereof.

“Previous Solicitors” has the meaning set forth in Section 4.8(b) hereof.

“Proxy Statement” has the meaning set forth in Section 4.10(a).

“Purchase Price” means the Cash Purchase Price plus the Net Working Capital Adjustment Amount plus the Earnout Payment, plus the 338(h)(10) payment (if required to be paid).

“Realty Leases” has the meaning set forth in Section 5.11(a) hereof.

“Receivables” has the meaning set forth in Section 2.5(a) hereof.

“Receivables Notice” has the meaning set forth in Section 2.5(c) hereof.

“Restricted Persons” has the meaning set forth in Section 8.4(a) hereof.

“Revenue” has the meaning set forth in Section 2.4(a) hereof.

“Revenue Audit” has the meaning set forth in Section 2.4(b) hereof.

“Revenue Statement” has the meaning set forth in Section 2.4(c) hereof.

“Revenue Objection Notice” has the meaning set forth in Section 2.4(d) hereof.

“Reverse Break-Up Fee” has the meaning set forth in Section 2.6 hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Document” has the meaning set forth in Section 5.31 hereof.

“Section 338 Forms” has the meaning set forth in Section 8.11(f)(i) hereof.

“Securities Act” means the Securities Act of 1933, and regulations promulgated thereunder, as amended, or any similar federal law then in force.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Parties” has the meaning set forth in Section 8.2(b) hereof.

“Special Meeting” has the meaning set forth in Section 4.10(c).

“Stockholder Approvals” has the meaning set forth in Section 3.1(k) hereof.

“Straddle Tax Returns” has the meaning set forth in Section 8.11(b) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Superior Proposal” means a bona fide, written and unsolicited Takeover Proposal (a) on terms and conditions that the GlobalOptions Group Board determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of such Takeover Proposal) are more favorable from a financial point of view to the stockholders of GlobalOptions Group than those contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by Buyer in response thereto), (b) the conditions to the consummation of which are all capable of being satisfied on or before January 15, 2011, and (c) which the GlobalOptions Group Board determines is reasonably capable of being consummated.

“SVB” has the meaning set forth in Section 3.1(f) hereof.

“Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or any portion of the assets of the Company, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, (A) of the Company or (B) representing 20% or more of the voting power of the capital stock of Global Options, GlobalOptions Group or any of their respective Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Sellers, the Company or any of their Subsidiaries, including, without limitation, the Company, or (v) any other transaction having a similar effect to those described in clauses (i) - (iv), in each case other than the transactions contemplated by this Agreement. Notwithstanding anything else contained herein to the contrary, the term “Takeover Proposal” shall not include a proposal involving GlobalOptions Group or GlobalOptions, so long as such proposal recognizes the transactions contemplated by this Agreement and agree to be bound by the terms and conditions of this Agreement

“Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, withholding or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.6(a) hereof.

“Third-Party Approvals” has the meaning set forth in Section 3.1(b) hereof.

“Threshold Amount” has the meaning set forth in Section 2.4(a) hereof.

“Transition Services Agreement” has the meaning set forth in Section 3.1(h) hereof.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“True-Up Amount” has the meaning set forth in Section 2.5(c) hereof.

“True-Up Amount Cap” has the meaning set forth in Section 2.5(c) hereof.

“Uncollected Receivables” has the meaning set forth in Section 2.5(c) hereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“338(h)(10) Election” has the meaning set forth in Section 8.11(f)(i) hereof.

“338(h)(10) Payment” means a payment equal to Five Hundred Thousand U.S. Dollars ($500,000) to be made by the Buyer to the Sellers.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1  Sale of Equity Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, GlobalOptions shall sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase, acquire and accept delivery of, the Equity Interests, free and clear of any and all Liens, in exchange for the Purchase Price.

2.2  Closing Transactions.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP in New York, New York, at 9:00 a.m. local time, on the third Business Day following satisfaction or waiver of the conditions to Closing set forth in Article III or at such other time or place as is mutually agreeable to the parties. The date on which the Closing occurs is herein referred to as the “Closing Date”. The Closing will be deemed to occur at 11:59 p.m. on the Closing Date.

(b) At the Closing:

(i) GlobalOptions shall deliver to Buyer the Equity Interests, duly endorsed in blank or accompanied by duly executed stock powers, free and clear of all Encumbrances, Liens and/or any other interest whatsoever;

(ii) Buyer shall deliver to Sellers an amount equal to the Cash Purchase Price, plus the 338(h)(10) Payment (if required to be paid pursuant to Section 8.11(f)), less the Escrow Amount by wire transfer of immediately available funds to an account which has been designated in writing by Sellers to Buyer not less than two (2) Business Days prior to the Closing Date, provided, however, that if the Buyer has not made the 338(h)(10) Election prior to Closing, Buyer shall pay the Sellers the 338(h)(10) Payment to the Sellers’ in accordance with the provisions of Section 8.11 (f);

(iii) Sellers and Buyer shall enter into an escrow agreement substantially in the form of Exhibit A annexed hereto (the “Escrow Agreement”), along with an escrow agent identified in the Escrow Agreement (the “Escrow Agent”), on terms and conditions reasonably satisfactory to the parties thereto, pursuant to which Two Million Four Hundred Fifty Thousand U.S. Dollars ($2,450,000) (such amount, together with all escrow earnings thereon being defined as the “Escrowed Funds”) shall be deposited into escrow (the “Escrow Account”) with the Escrow Agent. Subject to any claims made in accordance with this Agreement and the Escrow Agreement, the balance of the

Escrowed Funds remaining in the Escrow Account on December 31, 2011 (the “Escrow Termination Date”), less the amount of any claims then outstanding and unresolved shall be distributed to the Sellers upon the Escrow Termination Date, and the Buyer agrees to promptly, but in no event more than 48 hours after the Escrow Termination Date, to deliver to the Escrow Agent joint written instructions in the form of Exhibit A to the Escrow Agreement directing the Escrow Agent to wire such amounts to the Sellers. The parties hereto agree that any payment of the Escrowed Funds to the Seller shall constitute part of the Purchase Price. Buyer shall deliver to the Escrow Agent, the Escrow Funds to be held and disbursed in accordance with the Escrow Agreement. The Parties also agree that that if a Party commences a legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding against the other Party in relation to the Escrow Funds and a judgment is rendered in favor of one Party by a court of competent jurisdiction, the losing Party shall, in addition to any complying with the order of such court, shall pay to the winning Party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the winning Party in connection with such legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

(iv) Sellers shall deliver to Buyer a good faith estimate of the Closing Net Working Capital prepared within seven (7) days of Closing (the “Initial Net Working Capital Estimate”). The Initial Working Capital Estimate shall contain all information reasonably necessary for the Buyer to understand how the Initial Working Capital Estimate was calculated, including appropriate supporting documentation, and shall be certified by an officer of the Seller and the Company to be true and correct to the Knowledge of such officers;

(v) Each of the Company, Sellers and Buyer, as applicable, shall deliver the certificates, agreements and other documents and instruments required to be delivered by or on behalf of such party under Article III below and any other documents or agreements required to be delivered at the Closing as set forth elsewhere herein; and

(vi) Sellers shall deliver to Buyer all corporate or company books and records and other property of the Company in their possession accompanied by a certification executed by an executive officer of each Seller and the Company certifying that such books, records and are property are materially complete and are true and correct to the Knowledge of such officers.

(c)  Timing of Deliveries and Other Actions at Closing.  The payments and other actions specified in Sections 2.2(b)(i) through 2.2(b)(vi) shall occur at the Closing in the order listed in Section 2.2(b).

2.3  Net Working Capital Adjustment.

(a) Within forty-five (45) days following the Closing Date, Buyer shall deliver to Sellers a calculation of the Net Working Capital Adjustment (in its final and binding form, the “Net Working Capital Adjustment Statement”) as of immediately preceding the Closing, setting forth the Closing Net Working Capital and the Net Working Capital Adjustment Amount. The Net Working Capital Adjustment Statement shall (i) include correction of all errors regardless of materiality and (ii) be prepared on a basis consistent with the Company’s historical financial statements. Sellers shall cooperate as reasonably requested in connection with the preparation of the Net Working Capital Adjustment Statement.

(b) During the 45-day period immediately following Sellers’ receipt of the Net Working Capital Adjustment Statement, Sellers shall be permitted to review Buyer’s working papers and trial balance related to the preparation of the Net Working Capital Adjustment Statement, the Closing Net Working Capital and the Net Working Capital Adjustment Amount. The Net Working Capital Adjustment Statement shall become final and binding upon the parties 30 days following Sellers’ receipt thereof, unless Sellers shall give written notice (in the manner described in this Section 2.3(b)) of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) Sellers reasonably and in good faith determine that the Net Working Capital Adjustment Statement calculated is incorrect. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Sellers’ and their agents’ and representatives’ working papers relating to the Notice of Disagreement. If a timely Notice of Disagreement is received by Buyer, then the Net Working Capital Adjustment Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below). During the thirty (30) days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement; provided that any settlement negotiations will not be discoverable by or communicated to the Accounting Firm.

(c) At the end of the sixty (60) day period following delivery of a Notice of Disagreement, the parties shall submit to a mutually satisfactory accounting firm (other than the accounting firm prior to or following the Closing of Sellers, the Company, Buyer or any of their respective Affiliates) for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement. The parties shall instruct the accounting firm ultimately agreed upon (the “Accounting Firm”) to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Net Working Capital and the Net Working Capital Adjustment Amount with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. The parties shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand. The parties shall also instruct the Accounting Firm to make its determination based solely on written submissions by Buyer and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of an independent review). The Net Working Capital Adjustment Statement and the determination of the Closing Net Working Capital and the Net Working Capital Adjustment Amount shall, to the fullest extent permitted by law, become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by the parties to be delivered not more than 60 days following submission of such disputed matters), absent manifest clerical errors or fraud. The final resolution will be a reasoned resolution setting forth the Accounting Firm’s reasoning in reaching its determinations. The fees and expenses for the Accounting Firm shall be allocated by the Accounting Firm between Buyer and Sellers based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

(d) Within three (3) Business Days after the determination of the Closing Net Working Capital, and the Net Working Capital Adjustment Amount become final and binding on the parties under Section 2.3(c) above, if the Net Working Capital Adjustment Amount is a positive number, Buyer shall or shall cause the Company to, or, alternatively, if the Net Working Capital Adjustment Amount is a negative number, Sellers shall, make payment by wire transfer to Buyer or Sellers, as the case may be, in immediately available funds of an amount equal to the absolute value of the Net Working Capital Adjustment Amount. If such payments are not made in the time period set forth in this Section 2.3(d), the Parties agree that that if a Party commences a legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding againt the other Party in relation to such payments and a judgment is rendered in favor of one Party by a court of competent jurisdiction, the losing Party shall, in addition to any complying with the order of such court, shall pay to the winning Party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the winning Party in connection with such legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

2.4  Earnout Payment.

(a) In addition to the Cash Purchase Price and any Net Working Capital Adjustment payable to Sellers, the Buyer also agrees to pay to the Sellers an Earnout Payment (as hereinafter defined) based on certain future Revenues (as hereinafter defined) of the Company. If the Revenues (as hereinafter defined) earned by the Company during the twelve (12) month period commencing as of the Closing Date and terminating on the one year anniversary thereof (the “Earnout Period”) exceed Twenty Seven Million U.S. Dollars ($27,000,000) (the “Threshold Amount”), then Buyer shall be required to pay to Seller thirty percent (30%) of any such excess (such amount, the “Earnout Payment”); provided, however, that Sellers acknowledge and agree that the total sum of the Earnout Payment to be paid by Buyer to Sellers pursuant to this Section 2.4 shall, in no event, exceed Five Million Five Hundred Thousand U.S. Dollars ($5,500,000). As used herein, “Revenue” means any revenues earned by the Company during the Earnout Period as calculated in accordance with GAAP other than “pass through revenues”. As used herein “pass through revenues” mean any out-of-pocket or incidental expenses, including, but not limited to, travel and entertainment expenses, incurred by the Company and which are billed by Bode to its customers and clients at cost, and any revenues arising from or related to the Company’s activities which have not been subject to any cost mark-up which are paid by the Company to its teaming partners, subcontractors or other parties. For the avoidance of doubt, neither the calculation of Revenues nor the Threshold Amount shall include any “pass through revenues” earned by the Company during the Earnout Period.

(b) For purposes of determining the final amount of any Earnout Payment, Buyer shall use commercially reasonable efforts to complete an internal report detailing the Revenues earned by the Company during the Earnout Period (the “Revenue Audit”) no later than thirty (30) days following the expiration of the Earnout Period. In addition, Buyer shall prepare monthly statements as to the Revenue earned by Buyer during such month and Buyer shall deliver a copy of such monthly statement to the Sellers within fifteen (15) days following the last calendar day of any such month and such monthly statement shall be certified by an officer of Buyer to be true and correct to the Knowledge of such officer and to have been prepared in accordance with this Section 2.4).

(c) No later than five (5) Business Days after the completion of the Revenue Audit, Buyer will deliver to Seller a copy of the statement of Revenues which was audited in accordance with this Section 2.4 and which contains all information reasonably necessary to determine the Revenue, including the appropriate supporting documentation (the “Revenue Statement”), and the Revenue Statement shall be certified by an officer of Buyer to be true and correct to the Knowledge (as hereinafter defined) of such officer and to have been prepared in accordance with this Section 2.4).

(d) Seller shall give written notice to Buyer of any objection to the Revenue Statement (“Revenue Objection Notice”) within thirty (30) days after Seller’s receipt thereof. A Revenue Objection Notice shall specify in reasonable detail the items in the Revenue Statement to which Seller objects and shall provide a summary of reasons for such objections. In the event Seller does not deliver a Revenue Objection Notice within such thirty (30) day period, Buyer’s determination of Revenues as set forth in the Revenue Statement shall be deemed to be final and binding on Seller. After Seller has delivered a Revenue Objection Notice in accordance with this Section 2.4, Seller shall not be entitled to raise any additional objections that would result in an increase to the Revenues.

(e) Buyer and Seller shall use good faith efforts to resolve any dispute involving any matter set forth in a Revenue Objection Notice. If the parties are unable to resolve any dispute involving any matter set forth in a Revenue Objection Notice within fifteen (15) Business Days after receipt by Buyer of the Revenue Objection Notice, such dispute shall be referred for decision to the Accounting Firm to decide the dispute within thirty (30) days of such referral. The decision by the Accounting Firm with respect to such dispute shall be final and binding on Seller and Buyer and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The cost of retaining the Accounting Firm with respect to resolving disputes as to the Revenue Objection Notice shall be borne equally by Buyer and Seller.

(f) If, as of the result of a final and binding determination of the Earnout Payment, Buyer is determined to owe an Earnout Payment, Buyer shall pay to Seller, in immediately available U.S. funds by a wire transfer to an account designated in writing by Seller, an amount equal to the Earnout Payment and the parties agree that such payment shall constitute part of the Purchase Price.

2.5  Accounts Receivable True-Up.

(a) At Closing, Sellers shall deliver to Buyer an accounts receivable aging report, including all invoices issued for the last completed month immediately prior to the Closing (the “Aging Report”), dated as of the Closing Date, organized by invoice number and specifying in reasonable detail the Company’s net accounts receivable (the “Receivables”). The Sellers shall update the Aging Report to include invoices for the month in which the Closing occurred following the closing of the books and records of the Company for such month by the Buyer in the ordinary course and consistent with past practices.

(b) From and after Closing until the one hundred eighty day (180) anniversary of the Closing Date (the “Collection Period”), Buyer shall use commercially reasonable best efforts to collect the Receivables. Within ten (10) Business Days of the end of each calendar month included in the Collection Period, Buyer shall provide to Seller and Parent a Receivables aging report, organized by invoice number and specifying in reasonable detail the collection and aging of the Receivables.

(c) If, upon the expiration of the Collection Period, any of the Receivables as set forth on the Aging Report have not been collected for any reason including but not limited to a bankruptcy proceeding by a debtor (such Receivables, the “Uncollected Receivables”), Sellers, upon receipt of the Receivables Notice, shall pay to Buyer an amount (the “True-Up Amount”) not to exceed One Million U.S. Dollars ($1,000,000) (the “True-Up Amount Cap”) with respect to the Uncollected Receivables which are identified by Buyer in a written notice (such notice, the “Receivables Notice”) to be delivered by Buyer, in its sole discretion, to Seller no later than fifteen (15) Business Days after the expiration of the Collection Period. For the avoidance of doubt if the Buyer does not deliver the Receivables Notice within fifteen (15) Business Days after the expiration of the Collection Period, the Sellers shall be under no obligation to pay the True-Up Amount at any point.

(d) Within ten (10) Business Days of the receipt of the Receivables Notice (the “Payment Date”), Sellers shall pay to Buyer the True-Up Amount (subject to the True-Up Amount Cap) in immediately available U.S. funds by a wire transfer to an account designated in writing by Buyer. Promptly upon receipt of the True-Up Amount, Buyer shall assign to Sellers free and clear of all Encumbrances, all of Buyer’s rights with respect to such Uncollected Receivables (collectively, the “Assigned Receivables”) and thereafter promptly remit any amounts received by Buyer with respect to any such Assigned Receivables received by Buyer after the Payment Date. With respect to any Uncollected Receivables, other than the Assigned Receivables, Sellers agree to promptly remit to Buyer, from and after the Payment Date, any amounts actually received by Sellers, relating to any Uncollected Receivables other than the Assigned Receivables. For the avoidance of doubt, Buyer shall retain all rights (including, but not limited to, collection rights) with respect to any Uncollected Receivables other than any Assigned Receivables.

(e) Notwithstanding anything to the contrary set forth in this Section 2.5, in the event the Buyer grants any discounts on any of the Receivables without the express written consent of the Sellers, the amount of such discount shall not be considered an Uncollected Receivable. All funds received by the Buyer from any customers that have Receivables set forth on the Aging Report, as of the Closing Date (or as updated as provided hereunder), shall in all instances be applied first to such Receivables until such Receivables have been collected in full except if a customer disputes all invoices contained on the Aging Report and identifies that funds are to be applied to a specific invoice not set forth on the Aging Report, provided that Buyer uses good faith to settle such dispute and apply such full amounts to the Receivables as set forth on the Aging Report.

(f) In the event Sellers fail to pay to Buyer the True-Up Amount on or before the Payment Date, Buyer, at its option, may (i) unilaterally deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to Buyer from the Escrow Account an amount equal to the True-Up Amount or (ii) offset an amount equal to up to fifty percent (50%) of the True-Up Amount against any Earnout Payment to be paid by Buyer to Seller in accordance with this Agreement. For the avoidance of doubt, if the Escrow Agent makes any distribution from the Escrow Account or Buyer makes any offset against the Earnout Payment, pursuant to this Section 2.5, Sellers shall not be deemed to be in breach of non-payment of the True-Up Amount, to the extent of such distribution from the Escrow Account or offset against the Earnout Payment.

2.6  Deposit Escrow Agreement.  Concurrent with the execution of this Agreement, Sellers, the Company and Buyer shall enter into the escrow agreement attached hereto as Exhibit B (the “Deposit Escrow Agreement”) along with the Escrow Agent, pursuant to which Buyer shall deposit Six Hundred Fifty Thousand U.S. Dollars ($650,000) (such amount, together with all escrow earnings thereon being defined as the “Deposit Escrowed Funds”) into escrow (the “Deposit Escrow Account”) with the Escrow Agent. Buyer agrees that if this Agreement shall be terminated by the Sellers and/or the Company pursuant to 7.1(c), the Buyer shall pay to the Sellers an amount equal to Six Hundred Fifty Thousand U.S. Dollars ($650,000) (such amount, the “Reverse Break-Up Fee”), which amount shall be paid from the Deposit Escrow Account in accordance with the terms of the Deposit Escrow Agreement, and that Buyer shall promptly, but in no event more than 48 hours after such termination, deliver to the Escrow Agent joint written instructions with the Sellers and the Company, in the form of Exhibit A to the Deposit Escrow Agreement, directing the Escrow Agent to wire the Deposit Escrow Funds to the Sellers. Subject to any claims made in accordance herewith, the balance of the Deposit Escrowed Funds remaining in the Deposit Escrow Account on the earlier of the Closing Date or within ten (10) days of the termination of this Agreement by Buyer, on the one hand, or the Company and Sellers, on the other, in accordance with Section 7.1 (a), (b), (d), (e), (f), (g) or (h), provided, the Company or the Sellers, as the case may be, has not commenced, within such ten (10) day period, a wrongful termination proceeding against Buyer with respect to a termination effected by Buyer pursuant to any of Sections 7.1(b) or (e), and, in the event that such a proceeding has been commenced by the Company or the Sellers, as the case may be, against Buyer, the Deposit Escrow Termination Date shall be extended until the final non-appealable resolution of such proceeding by a court of competent jurisdiction or the mutual agreement of the parties (the “Deposit Escrow Termination Date”), less the amount of any claims then outstanding and unresolved, shall be distributed to Buyer pursuant to the delivery to the Escrow Agent of joint written instructions by the Sellers and the Company (which the Sellers and the Company agree to deliver promptly, but in no event later than 48 hours, other than as a result of a good faith dispute related to such termination) in the form of Exhibit A to the Deposit Escrow Agreement, directing the Escrow Agent to wire such remaining Deposit Escrow Funds to the Buyers. The Parties also agree that that if a Party commences a legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding against the other Party in relation to the Deposit Escrow Funds and a judgment is rendered in favor of one Party by a court of competent jurisdiction, the losing Party shall, in addition to any complying with the order of such court, shall pay to the winning Party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the winning Party in connection with such legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

ARTICLE III

CONDITIONS TO CLOSING

3.1  Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a) The representations and warranties in Article V hereof that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects as of the date hereof and at and as of the Closing and the representations and warranties contained in Article V hereof that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects as of the date hereof and at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and each Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by such Persons hereunder prior to the Closing;

(b) Sellers and the Company shall have received or obtained all material third-party consents and approvals that are necessary (i) for the consummation of the transactions contemplated hereby; (ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any material instrument, contract, lease, license or other agreement on the attached Restrictions Schedule and/or (iii) to prevent the occurrence of a Material Adverse Effect (collectively, the “Third-Party Approvals”). In addition, Sellers shall have delivered to Buyer all Third-party Approvals prior to the Closing;

(c) Sellers and the Company shall have received or obtained all material governmental and regulatory consents, Permits, approvals and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Buyer to own the Equity Interests following the Closing (collectively, the “Governmental Approvals”). In addition, Sellers shall have delivered to Buyer the Government Approvals prior to the Closing;

(d) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and/or (iii) result in a Material Adverse Effect;

(e) The Company and Sellers shall have obtained and delivered to Buyer a letter of consent from each lessor of the Leased Realty and/or party to any Material Contract listed on the Required Approvals Schedule, for which a consent of assignment is necessary according to the terms of such lease and/or contract;

(f) All of the agreements listed on the Termination Schedule attached hereto shall have been terminated with no further liability on the part of the Company and the Sellers’ and the Company’s Loan Agreement with Silicon Valley Bank (“SVB”), as amended, Security Agreement with SVB, as amended, Pledge Agreement, as amended, and all other agreements with SVB shall be further amended or modified to remove the Company as a party thereto and to have any and all Liens, Encumbrances and/or any other security interests against the Company, its assets and/or its securities removed;

(g) The Company shall have received a resignation from each member of the board of directors and each officer of the Company who is not going to serve as a director or officer, as the case may be, of the Company and/or who has been requested in writing to be removed from such positions by the Buyer, immediately following the purchase of the Equity Interests by Buyer, in form and substance reasonably satisfactory to Buyer, and each such resignation shall be in full force and effect as of the time of the Closing on the Closing Date;

(h) Each of Sellers and the Company shall have executed and delivered a transition services agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”), and the Transition Services Agreement shall be in full force and effect as of the Closing;

(i) Each of Sellers, the Company and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect as of the Closing;

(j) Each of Sellers, the Company and the Escrow Agent shall have executed and delivered the Deposit Escrow Agreement and the Deposit Escrow Agreement shall be in full force and effect as of the Closing and the Deposit Escrowed Funds shall have been wired to, and placed into the Deposit Escrow Account by the Escrow Agent;

(k) Holders of a majority of Sellers’ and the Company’s issued and outstanding common stock shall have approved the transactions contemplated hereby (or such greater majority as may be required to lawfully approve such transactions) (the “Stockholder Approvals” and such approval of GlobalOptions Group’s stockholders, the “GlobalOptions Group Stockholder Approval”) and the Sellers and the Company have obtained the approval of their respective boards of directors for the transactions contemplated hereby (the “Other Approvals”);

(l) Buyer shall have received from Sellers Uniform Commercial Code, tax lien, bankruptcy and pending suit and judgment searches related to the Company and its assets and properties, from the states of Delaware, Virginia, Kansas and New York dated not more than seven (7) days prior to the Closing Date, together with evidence that all Encumbrances arising from, or related to, the Property or the Business, as the case may be, have been released.

(m) At the Closing, Sellers shall have delivered to Buyer: (i) a certificate signed by the Chief Executive Officer or the Chief Financial Officer of each of Sellers and the Company, dated as of the Closing Date, stating that the conditions specified in subsections (a) through (i) above have been satisfied as of the Closing; (ii) a certificate executed by the Chief Executive Officers or the Chief Financial Officers of each of Sellers and the Company setting forth their good faith and best estimate of the Closing Net Working Capital; (iii) copies of all Third-Party Approvals and Governmental Approvals (except those waived by the Buyer); (iv) certified copies of the resolutions of Sellers’ and the Company’s boards of directors and stockholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (v) good standing certificates for Sellers, the Company from their respective jurisdictions of formation and each jurisdiction in which the Company is qualified to do business as foreign companies, in each case dated as of a recent date prior to the Closing Date; and (vi) such other documents or instruments as are required to be delivered by Sellers or the Company at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby; and

(n) All proceedings to be taken by Sellers and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer and its counsel. Any condition specified in this Section 3.1 may be waived by Buyer if such waiver is set forth in a writing duly executed by Buyer.

(o) Buyer shall have received an opinion of Sellers’ counsel, dated as of Closing Date, substantially in the form attached hereto as Exhibit D (the “Opinion of Sellers’ Counsel”).

(p) No Material Adverse Effect has occurred since the date of this Agreement.

(q) The Company shall have entered into valid employment agreements and/or consulting agreements containing terms and conditions acceptable to Buyer with Barry Watson and the other individual identified on the Key Employee Schedule attached hereto.

(r) The Company shall have delivered to Buyer an unaudited income statement for the period commencing on January 1, 2010 through the full month prior to the Closing, which reports total revenues and net income in amounts at least 85% of the amounts set forth on the projections attached hereto as Exhibit E (the “2010 Unaudited Financial Statements”). Such unaudited income statement shall (A) present fairly the operating results of the Company as of the date thereof and for the periods therein indicated; (B) reflect the consistent application of accounting principles throughout the periods indicated; and (C) be prepared in accordance with the books and records of the Company and GAAP, subject to the same categories of exclusions from GAAP set forth in the Exclusions From GAAP Schedule for the unaudited June 30, 2010 statement of operations.

(s) All intercompany debts, liabilities, and/or obligations owed by the Company to either or both of the Sellers has been converted, prior to the Closing, into equity in a manner reasonably acceptable to the Buyer. The Company shall receive a general release from the Sellers in a form reasonably acceptable to the Buyer.

3.2  Conditions to Sellers’ Obligations.  The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing:

(a) The representations and warranties made in Article VI hereof that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects as of the date hereof and at and as of the Closing and the representations and warranties contained in Article VI hereof that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and Buyer shall have performed in all material respects all the covenants and agreements required to be performed by them hereunder prior to the Closing;

(b) No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

(c) Stockholder Approvals and the Other Approvals shall have been obtained, provided the Sellers have complied with their respective obligations provided in Section 4.10;

(d) At the Closing, Buyer shall have delivered to Sellers: (i) a certificate signed by an officer of Buyer, dated as of the Closing Date, stating that the conditions specified in subsections (a) through (c) above have been satisfied as of the Closing, (ii) certified copies of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (iii) a good standing certificate for Buyer from the State of Delaware dated as of a recent date prior to the Closing and (iv) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof or that Sellers reasonably request prior to the Closing Date to effect the transactions contemplated hereby;

(e) Sellers and the Company shall have received or obtained all Third-Party Approvals, provided that the Sellers have complied with their respective covenants contained herein related to such Third-Party Approvals;

(f) Sellers and the Company shall have received or obtained all Governmental Approvals, provided that the Sellers have complied with their respective covenants contained herein related to such Governmental Approvals;

(g) The Company and Sellers shall have obtained a letter of consent from each lessor of the Leased Realty and/or party to any Material Contract listed on the Required Approvals Schedule, for which a consent of assignment is necessary according to the terms of such lease and/or contract, provided that the

Sellers have complied with their respective covenants contained herein related to such Leased Reality and Material Contracts;

(h) The Buyer shall have executed and delivered the Transition Services Agreement and the Transition Services Agreement shall be in full force and effect as of the Closing;

(i) The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect as of the Closing;

(j) The Buyer and the Escrow Agent shall have executed and delivered the Deposit Escrow Agreement and the Deposit Escrow Agreement shall be in full force and effect as of the Closing and the Deposit Escrowed Funds shall have been wired to, and placed into the Deposit Escrow Account by the Escrow Agent;

(k) All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Sellers shall be reasonably satisfactory in form and substance to Sellers and their legal counsel. Any condition specified in this Section 3.2 may be waived by Sellers if such waiver is set forth in a writing duly executed by Seller; and

(l) The Seller’s shall have received the consent of the landlords of the Leased Property to assign the Leased Property to the Company post-Closing. Sellers shall use good faith efforts to obtain such consents. In securing such consent of the landlords of the Leased Realty, Buyer shall assist Sellers in obtaining such consents by providing information requested by such landlords and agreeing to provide to the landlord of the Company’s Lorton, Virginia property, a letter of credit, if requested by such landlord, to serve as security for the Company’s lease with such landlord in an amount not to exceed Four Hundred Thousand Dollars ($400,000).

ARTICLE IV

COVENANTS PRIOR TO CLOSING

Each of the parties agrees to comply, as applicable, with the following covenants with respect to the period between the date of this Agreement and the Closing.

4.1  General.  Subject to the terms of this Agreement, each party shall use reasonable best efforts to as promptly as practicable take all lawful actions and do all lawful things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article III above).

4.2  Maintenance of Business.  The Company shall and Sellers shall cause the Company to (a) use reasonable best efforts to maintain its assets in good operating condition and repair in accordance with past practices (normal wear and tear excepted), (b) maintain insurance reasonably comparable to that in effect on a historical basis, (c) maintain supplies and inventories at customary and adequate operating levels consistent with past practice and replace in accordance with past practice any inoperable, worn out, damaged or obsolete assets with new assets of at least comparable quality, (d) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the financial statements described in Section 5.5 below and provide accruals for Taxes, bonuses, vacation and other items consistent with past practices, (e) make capital expenditures in a manner consistent with past practice, (f) comply in all material respects with all contracts, agreements licenses and leases and (g) maintain in full force and effect the existence of all Intellectual Property Rights.

4.3  Third-Party Notices and Consents.  Sellers and the Company shall give all required notices to third parties and use reasonable best efforts to obtain all material required third-party consents in connection with the matters contemplated by this Agreement.

4.4  Governmental Notices and Consents.  Each of the parties shall give any notices to, make any other filings with, and use reasonable best efforts to obtain, any other authorizations, consents and approvals of governments and governmental agencies in connection with the matters contemplated by this Agreement.

4.5  Operation of Business.  The Company shall and Sellers shall cause the Company to use it reasonable best efforts to, operate its business only in the usual and ordinary course of business consistent with past practice and use best efforts to preserve the goodwill and organization of its business and the relationships with its customers, suppliers, employees and other Persons having business relations with the Company. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, the Company shall use its best efforts not to and the Sellers shall use its best efforts not to cause the Company to (without Buyer’s prior written consent):

(a) take or omit to take any action that would result in a breach of any of the representations, warranties or covenants made by Sellers or the Company in this Agreement;

(b) take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Company;

(c) (i) enter into any contract, license, agreement, lease or any other form of commitment (A) in of the ordinary course of business or restricting in any material respect the conduct of its business with a value in excess of $250,000 or (B) out of the ordinary course of business or restricting in any material respect the conduct of its business with a value in excess of $50,000, (ii) make any loans or investments (other than advances to the Company’s employees in the ordinary course of business consistent with past custom and practice), (iii) increase the compensation, incentive arrangements or other benefits to any officer or employee other than pursuant to previously scheduled increases in the ordinary course of business, (iv) redeem, purchase or otherwise acquire directly or indirectly any of its issued and outstanding capital stock, any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock, (v) make any distribution or dividends with respect to its capital stock or any other payment to Sellers or their Affiliates, (vi) amend its articles or certificate of incorporation, bylaws, certificate of formation, or other organizational documents unless such amendment is necessary to comply with the terms of this Agreement or issue or agree to issue any capital stock or any rights or options to acquire, or securities convertible into or exchangeable for, any of their respective capital stock, (vii) directly or indirectly engage in any transaction, arrangement or contract with any officer, director, manager, shareholder or other insider or Affiliate of the Company, except in the ordinary course of business consistent with past custom and practice as described on the Affiliated Transactions Schedule attached hereto, (viii) execute any guaranty, issue any debt, borrow any money or otherwise incur or create any Indebtedness or liability (other than trade payables and any other liabilities incurred in the ordinary course of business consistent with past practice or as otherwise permitted in the other exclusions to this Section 4.5(c)); (ix) purchase, sell, lease, mortgage, pledge or dispose of any material property or assets with an aggregate value in excess of $50,000 or make any capital expenditure or commitment therefor in excess of $50,000 individually or $100,000 in the aggregate, except for those capital expenditures or commitments which have been previously either approved by the Company’s board of directors or contracted for, prior to the date hereof; (x) take or omit to take any action that has or would reasonably be expected to have the effect of materially accelerating sales to customers or revenues to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods; (xi) delay or postpone the payment of any accounts payable; (xii) accelerate the collection of or discount any accounts receivable outside the ordinary course of business; (xiii) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders outside the ordinary course of business; (xiv) cease from making accruals for Taxes, bonuses, vacation and other customary accruals of the Company outside the ordinary course of business; (xv) abstain from making payments of any Taxes, principal or interest on borrowed funds and other customary expenses of the Company as they become due; (xvi) issue or directly or indirectly contract to issue, sell, encumber, assign or transfer any shares of capital stock; (xvii) enter into any transaction where any Intellectual Property Rights of the Company are transferred, sold, licensed, pledged, encumbered and/or disposed of; (xviii) institute or settle any material litigation or similar proceeding or (xix) make any material change in any method of accounting or accounting principles or practices as it relates to the Company, except for any such change required by reason of a concurrent change in GAAP or Applicable Law;

(d) enter into any transaction, arrangement, agreement, license or contract with any Person except on an arm’s length basis in the ordinary course of business consistent with past custom and practice.

4.6  Full Access.  The Company shall and Sellers shall cause the Company to, afford, and cause its officers, directors, managers, employees, attorneys, accountants and other agents to afford, to Buyer and their accounting, legal and other representatives and potential lenders, as well as their respective officers, employees, Affiliates and other agents, at reasonable times during normal business hours and upon reasonable intervals and notice and following advance consultation with GlobalOptions Group’s Chief Executive Officer or Chief Financial Officer, access to the Company’s personnel and to business, financial, legal, tax, compensation, customer, vendor and other data, information and relationships concerning the Company’s affairs and operations and any other records reasonably requested by Buyer, provided however, that Buyer and its accounting, legal and other representatives and potential lenders, as well as its respective officers, employees, Affiliates and other agents shall conduct any such activities in such a manner as not to interfere unreasonably with the business or the operations of the Company.

4.7  Notice of Material Developments.  Each party shall give prompt written notice (with reasonable detail) to the other parties of (i) any material variances in any of its representations or warranties contained in Articles V or VI below, as the case may be; (ii) any breach of any covenant or agreement hereunder by such party; (iii) any other material development affecting the ability of such party to consummate the transactions contemplated by this Agreement and/or (iv) any development that may reasonably be anticipated to have a Material Adverse Effect; provided that no such notice shall release any party for a breach of its representations, warranties, covenants or agreements hereunder.

4.8  No Solicitation of Transactions.

(a) Sellers and the Company shall not, and shall cause each of their Affiliates and Subsidiaries and their respective representatives, agents, employees, officers and directors not to, directly or indirectly: (i) solicit, initiate, facilitate or encourage, directly or indirectly, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Takeover Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information relating to the Company to, or give access to the Company to, any Person that has made or may be considering making any Takeover Proposal; (iii) approve, endorse or recommend any Takeover Proposal; (iv) enter into any agreement, arrangement or understanding relating to any Takeover Proposal or (v) take any other action inconsistent with the obligations of Sellers and the Company under this Section 4.8. Sellers and the Company shall, and shall cause each of their Affiliates and Subsidiaries and their respective representatives, agents, employees, officers and directors to, immediately cease any and all existing solicitations, discussions or negotiations with any Person heretofore conducted with respect to any Takeover Proposal. Sellers and the Company shall immediately inform their Affiliates and Subsidiaries and their respective representatives, agents, employees, officers and directors of these obligations. In addition to the foregoing, Sellers and the Company shall notify Buyer in writing within forty-eight (48) hours after receipt of (i) any Takeover Proposal or indication that any Person is considering making a Takeover Proposal, (ii) any request for non-public information relating to the Company, or (iii) any request for access to the Company by any Person that has made or may be considering making any Takeover Proposal. The aforesaid written notice shall include the following: (i) the identity of such Person; and (ii) a detailed description of such Takeover Proposal, indication or request and, if available, a copy of such Takeover Proposal. Sellers and the Company shall keep Buyer fully informed on a current basis of the status and details of any such Takeover Proposal, indication or request (including any amendments or modifications thereof). In furtherance thereof, Sellers and the Company promptly (and in all events within forty-eight (48) hours) shall inform Buyer in writing of all changes, modifications and amendments to the terms of each such Takeover Proposal. In addition the Seller will advise Buyer in writing within forty-eight (48) hours after receipt by Seller of any proposal which would result in the transfer of 20% or more of the voting power of the capital stock of Global Options, GlobalOptions Group or any of their respective Subsidiaries, including by way of a tender offer or exchange offer which would not be considered a Takeover Proposal (“Parent Transfer Proposal”).

(b) Subject to Sellers’ and the Company’s compliance with the foregoing, Buyer shall not prevent GlobalOptions Group or its Board of Directors (the “GlobalOptions Group Board”), at any time prior to obtaining the GlobalOptions Group Stockholder Approval from: (i) engaging in discussions or negotiations with, or furnishing or disclosing any non-public information relating the Company or giving access to the Company to, any Person who has made a bona fide, written and unsolicited Takeover Proposal, (including the entities listed on the No Solicitation Schedule and their respective Affiliates, from whom Sellers have already received a written bona fide offer which have been rejected by the Sellers (the “Previous Solicitors” and each a “Previous Solicitor”), if the GlobalOptions Group Board determines, acting reasonably and in good faith, and by a majority of the entire GlobalOptions Group Board, that such Takeover Proposal may constitute a Superior Proposal, but only so long as Sellers and the Company have caused such Person to enter into a confidentiality agreement with Sellers on terms and conditions substantially similar to those contained in the confidentiality agreement between Sellers and Buyer (or their Affiliates), except that the confidentiality agreement between such Person and Sellers shall not restrict, limit or prohibit any of Sellers or the Company from fulfilling their obligations under, or complying with, this Agreement, and the GlobalOptions Group Board has (A) determined, after consultation with its legal and financial advisor, that such bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal, and (B) determined, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary obligations to the stockholders of GlobalOptions Group under applicable law; and (ii) following the actions permitted under clause (i) above only, withdrawing or modifying its approval of this Agreement or its recommendation that GlobalOptions Group’s stockholders adopt this Agreement and approve the transactions contemplated hereby and entering into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal, if (x) the GlobalOptions Group Board determines that a bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal, (y) all of the provisions of this Section 4.8 have been complied with in all material respects by the Company and the Sellers and (z) the GlobalOptions Group Board has (A) acted reasonably and in good faith by a majority of the entire GlobalOptions Group Board, (B) determined, after consultation with its legal and financial advisor, that such bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal, (C) determined, after consultation with outside legal counsel, that failure to take such action would result in a breach of the GlobalOptions Group Board’s fiduciary obligations to the stockholders of GlobalOptions Group under applicable law, (D) has afforded the Buyer a four (4) business day period during which period the Sellers have engaged in good faith negotiations with the Buyer in order to amend this Agreement in such a manner such that the subject unsolicited Takeover Proposal is no longer a Superior Proposal and (E) GlobalOptions Group terminates this Agreement pursuant to, and after complying with Section 7.1(f) and Section 8.6 hereof, including but not limited to the payment of the Termination Fee to the Buyer.

For the avoidance of doubt, Sellers may at any time provide any information to and discuss or negotiate with any Person with whom Sellers wish, provided that prior to the earlier of the Closing of the transactions contemplated hereby or the termination of this Agreement, any such information, unless in accordance with this Section 4.8, shall not include information with respect to the Company or a potential Takeover Proposal and all discussions or negotiations, unless in accordance with this Section 4.8, shall be subject to the transactions contemplated hereby.

4.9  Tax Matters.

(a) Sellers shall cause the Company to prepare and file on or before the due date therefor all Tax Returns required to be filed by the Company (except for any Tax Return for which an extension has been granted or permitted hereunder) on or before the Closing Date, or include the income of the Company in any consolidated Tax Return for the Affiliated Group of which the Company is a member. Sellers shall pay, or cause the Company to pay, all Taxes attributable to the income of the Company (including estimated Taxes) due on such Tax Returns (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid by the Company at any time for periods ending on or before the Closing Date. Such Tax Returns shall be prepared in accordance with the most recent Tax practices of Sellers and/or the Company, as applicable, as to the elections and accounting methods. The Company shall furnish Tax information to Sellers for inclusion in Parent’s consolidated Tax Return for the period that includes the Closing Date in accordance with the most recent Tax practices. The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

(b) To the extent the Company or any Seller has Knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company, Sellers shall provide prompt written notice to Buyer of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

(c) Without the prior written consent of Buyer, which shall not be unreasonably withheld, neither Sellers nor the Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, grant a power of attorney with respect to any Tax claim or assessment relating to the Company or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, grant or other action or omission would have the effect of materially increasing the present or future Tax liability or decreasing any present or future Tax benefit of the Company or Buyer.

(d) Any Tax-sharing, Tax allocation or Tax indemnity agreement or similar arrangement with respect to the Company shall be terminated as of the Closing Date and shall have no further effect for any Taxable year (whether current, future or past).

(e) Neither the Sellers nor the Company will take any action inconsistent with regular and customary past practices and in compliance with all Tax laws, rules and regulations which would affect the Buyer’s and/or the Company’s ability to utilize net operating losses of the Company, provided, however, that nothing herein shall be deemed to be a representation as to the availability of any net operating loss to the Buyer.

4.10  Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, GlobalOptions Group shall prepare a proxy statement, in compliance with the provisions of the Exchange Act, relating to the meeting of the GlobalOptions Group’s stockholders to be held in connection with the transactions contemplated hereby that meets the requirements of Schedule 14A (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to GlobalOptions Group’s stockholders, the “Proxy Statement”) and file the Proxy Statement with the SEC. Copies of each Proxy Statement filed with the SEC shall be delivered to the Buyer promptly after filing. The Proxy Statement shall include a recommendation of the GlobalOptions Group Board (the “GlobalOptions Group Board Recommendation”) that its stockholders vote in favor of the transactions contemplated hereby (subject to Section 4.8). Subject to Section 4.10(c), GlobalOptions Group shall use its reasonable efforts to (i) have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and (ii) cause the Proxy Statement to be mailed to the GlobalOptions Group’s stockholders as promptly as practicable and, in any event, within ten (10) Business Days after the Proxy Statement is cleared by the SEC.

(b) If at any time prior to the Closing any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, GlobalOptions Group shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. GlobalOptions Group and Buyer shall cooperate with each other in the preparation of the Proxy Statement and GlobalOptions Group shall promptly notify Buyer of the receipt of any oral or written comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Buyer promptly copies of all correspondence between GlobalOptions Group or any representative of Parent and the SEC with respect to the Proxy Statement. GlobalOptions Group shall give Buyer and its counsel a reasonable opportunity to review and comment (provided that while GlobalOptions Group shall review any such comments in good faith, GlobalOptions Group shall have no obligation to accept or incorporate any such comments) on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for any amendment, supplement or additional information by, and replies to comments of, the SEC before their being filed with, or sent to, the SEC. Each of the GlobalOptions Group and Buyer shall use its reasonable best efforts after consultation with the other as provided herein, to respond as promptly as reasonably practicable to all such comments of and requests by the SEC.

(c) Subject to the last sentence of this Section 4.10(c) and applicable law, GlobalOptions Group shall, through the GlobalOptions Group Board, use its reasonable best efforts to take all action necessary, in accordance with and subject to the Delaware General Corporations Law and its Amended and Restated Certificate of Incorporation and By-laws, to duly call, give notice of and convene and hold a special meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (such special stockholder meeting, the “Special Meeting”) as promptly as practicable, including adjourning such meeting for up to twenty (20) Business Days in order to obtain such approval. GlobalOptions Group shall include in the Proxy Statement the GlobalOptions Group Board Recommendation and GlobalOptions Group Board shall use its reasonable best efforts to obtain the requisite stockholder approval of the transactions contemplated hereby and this Agreement, subject to the duties of GlobalOptions Group Board to make any further disclosure to the stockholders (which disclosure shall not be deemed to constitute a withdrawal or adverse modification of such recommendation unless expressly stated) and subject to the right to withdraw, modify or change such recommendation in accordance with Section 4.8(b). Notwithstanding anything herein to the contrary, if the Sellers and the Company are in compliance with the terms of this Agreement in all material respects and the GlobalOptions Group Board withdraws, modifies or changes its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to Buyer or resolves to do any of the foregoing, (i) GlobalOptions Group shall not be obligated to call, give notice of, convene and hold the Special Meeting and (ii) GlobalOptions Group shall not be required to take any of the other actions set forth in this Section 4.10.

4.11  Notification of Certain Events.  Sellers and the Company shall notify Buyer as promptly as practicable of (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity (as defined below) in connection with the transactions contemplated by this Agreement, (iii) any legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceeding threatened or commenced against or otherwise affecting Sellers in connection with the transactions contemplated hereby or the Company, (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing Date which makes any of the representations or warranties of Sellers and the Company contained in this Agreement materially untrue or inaccurate or causes or is reasonably likely to cause any material breach of Sellers’ and/or the Company’s obligations under this Agreement and/or (v) any event which may reasonably be anticipated to have a Material Adverse Effect.

4.12  Employee Leasing Agreement.  At the request of the Buyer, Sellers will cooperate with Buyer in the Company’s efforts to negotiate and execute a new Employee Leasing Agreement with Century II Staffing, Inc.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sellers and the Company make the following representations and warranties to Buyer; provided that each such representation and warranty is made jointly and severally by both Sellers and the Company. In addition, the following representations and warranties by Sellers and the Company are qualified by the disclosure schedules of Sellers and the Company, which set forth certain disclosures concerning Sellers and the Company.

5.1  Capacity, Organization, Company Power and Licenses.  Each of Sellers and the Company have full power, authority and legal capacity to enter into this Agreement, and the other documents contemplated hereby to which they are a party and to perform their obligations hereunder and thereunder. Each of Sellers and the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation as listed on the Organization Schedule and, except as set forth on the Organization Schedule, the Company is duly qualified or licensed to do business, and is in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify in all material respects. As of the Closing Date, the Company will be in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify in all material respects, including those listed as excluded on the Organization Schedule. The Company posses all requisite corporate power and authority and all material Permits necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted. Each of Sellers and the Company possesses all requisite corporate power and authority to carry out the transactions contemplated by this Agreement. The Sellers and the Company have previously delivered to the Buyer copies of the minute books (containing the records of meetings of the shareholders and the board of directors), and the stock record books of the Company. The copies of the minute books and stock record books previously delivered to the Buyer are correct and complete in all material respects. The attached Officers, Managers and Directors Schedule sets forth a list all of the officers, managers and directors of the Company.

5.2  Equity Securities and Related Matters; Title to Equity Interests.  The entire authorized, issued and outstanding equity securities of the Company is set forth on the Capitalization Schedule. GlobalOptions is the record owner of, and except as set forth on the Restrictions Schedule, has good and marketable title to, all of the Equity Interests, free and clear of all Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will own 100% of the issued and outstanding equity securities of the Company, including the Equity Interests, free and clear of all Liens, Encumbrances and/or any of the interest whatsoever. All of the issued and outstanding Equity Interests have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to, nor were they issued in violation of, any subscription, preemptive rights or rights of first refusal, and are owned of record and beneficially by GlobalOptions. The Company does not have outstanding any securities convertible or exchangeable for any of its capital stock or equity securities or containing any profit participation features, nor any rights, warrants or options to subscribe for or to purchase its equity securities, capital stock or any stock or securities convertible into or exchangeable for its equity securities or capital stock or any equity appreciation rights or phantom stock plan or any securities of any kind other than those set forth on the Capitalization Schedule. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities, capital stock or any warrants, options or other rights to acquire its equity securities. The Company has not violated any federal or state securities laws in connection with the offer, sale or issuance of any of its securities.

5.3  Authorization; Noncontravention.  The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which each of Sellers or the Company is a party have been duly authorized by Sellers and the Company, and no other company act or other proceeding on the part of such Persons, its board of directors or their stockholders, other than the GlobalOptions Group Stockholder Approval, is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of the Company and Sellers and constitutes a valid and binding obligation of each such Person, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which such Person is a party, when executed and delivered by such Person, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms (in each case, subject to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity). Except as set forth on the attached Restrictions Schedule, the execution and delivery by the Company and Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which such Person is a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Person do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon the Company’s equity interests or assets pursuant to, (d) give any third-party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third-party or any court or administrative or regulatory or governmental body or agency or commission or tribunal or arbitral body (each, a “Governmental Entity”), pursuant to, each of Sellers’ and the Company’s respective organizational documents, certificates of incorporation, operating agreement, bylaws or other constituent documents, or any law, statute, rule or regulation to which the Company or Sellers is subject, or any material agreement, contract, instrument, license, lease, note, bond , mortgage, indenture, Permit, order, judgment or decree to which the Company and/or Sellers is subject.

5.4  Subsidiaries.  The Company holds no securities of any entity and owns no Subsidiaries and has no ownership interest in any Person.

5.5  Financial Statements.  Each of the (a) audited balance sheet of the Company, dated December 31, 2009, and the internal unaudited balance sheet of the Company as of June 30, 2010 (the internal unaudited balance sheet of the Company as of June 30, 2010 is referred to herein as the “Latest Balance Sheet”); (b) audited statement of operations of the Company dated December 31, 2009, and the internal unaudited statement of operations of the Company as of June 30, 2010; (c) the audited statement of cash flows for the year ended December 31, 2009 and (d) the audited statement of Parent’s equity for the year ended December 31, 2009, (A) present fairly the financial condition and position and operating results of the Company as of the date thereof and for the periods therein indicated; (B) reflect the consistent application of accounting principles throughout the periods indicated; and (C) were prepared in accordance with the books and records of the Company and GAAP, subject to the exclusions from GAAP set forth in the Exclusions From GAAP Schedule for the unaudited June 30, 2010 balance sheet and statement of operations. All of the financial statements referred to in this Section 5.5 are attached to this Agreement as Exhibit F (the “Financial Statements”).

5.6  Accounts Receivable and Payable.  The attached Accounts Receivable and Payable Schedule sets forth a list of all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable to be reflected on the books of the Company as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP), each of which, except as set forth on the Accounts Receivable and Payable Schedule, are (i) valid receivables arising in the ordinary course of business, (ii) have arisen out of the bona fide sales and deliveries of goods or the performance of services consistent with past practice and (iii) not subject to valid defenses, set-offs and/or counterclaims. To the Knowledge of Sellers, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables. The attached Accounts Receivable and Payable Schedule sets forth a list of all accounts payable, each of which, except as set forth on the Accounts

Receivable and Payable Schedule, were incurred in the ordinary course of business consistent with past custom and practice and are valid payables for products or services purchased by the Company.

5.7  Absence of Undisclosed Liabilities.  To the Knowledge of Sellers, except as set forth on the attached Liabilities Schedule, the Company has no Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Latest Balance Sheet with respect to the Company, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit) or (c) obligations under contracts and commitments described on the attached Contracts Schedule or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 5.12 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date). As of the Closing Date all intercompany debts, liabilities and/or obligations owed by the Company to either or both of the Sellers has been converted, prior to the Closing, into equity in a manner acceptable to the Buyer

5.8  No Material Adverse Effect.  Since December 31, 2009, there has occurred no fact, event, development, change or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

5.9  Absence of Certain Developments.  Except as set forth on the attached Developments Schedule, since December 31, 2009, (i) the Company has operated its business in the ordinary course consistent with past practices; and (ii) there has not been any event, change or development that, individually or in the aggregate would be prohibited by Section 4.5 if it occurred between the date of this Agreement and the Closing.

5.10  Assets.  To the Knowledge of Sellers, except as set forth on the attached Assets Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises or shown on the Latest Balance Sheet with respect to the Company or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Permitted Liens) and such properties and assets are suitable for the purposes for which intended and are in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear. To the Knowledge of Sellers, the Company owns, has a valid leasehold interest in or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as presently conducted (none of which are owned by, or leased from, Sellers or any of their Affiliates (other than the Company). All of the assets and properties of the Company shown on the Latest Balance Sheet constitute all of the assets and properties necessary for or currently used in the conduct of the Company’s business, and are adequate to conduct the operations of the Company as currently conducted as of the date of this Agreement. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will own 100% its assets free and clear of all Liens, Encumbrances and/or any interest whatsoever, except for personal property leases identified on the Assets Schedule.

5.11  Real Property.

(a) The Leased Real Property Schedule attached hereto contains a complete list of all real property leased or subleased by the Company (individually “Leased Real Property” and collectively, the “Leased Realty”). The Company has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens. With respect to the lease for the Leased Realty (the “Realty Leases”), to the Knowledge of Sellers and/or the Company except as set forth on the Leased Real Property Schedule: (i) each Realty Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any other party to the Realty Leases (y) is in breach or default of any Realty Lease or (z) has received any written notice claiming any such breach or default; (iii) no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Realty Leases; (iv) no party to the Realty Leases has repudiated any provision thereof; (v) there are no disputes, oral agreements or forbearance programs in effect as to the Realty Leases; (vi) the Realty Leases have not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Leases. For purposes of this Section 5.11, with respect to the other parties to Realty Leases, the Knowledge of Sellers and/or the Company is defined as the actual knowledge of Sellers and the Company with no reasonable inquiry required.

(b) The Company does not own, and since February 28, 2007 has not owned, any real property.

(c) All buildings and all components of all buildings, structures and other improvements included within the Leased Real Property (the “Improvements”) are in good condition and repair and adequate to operate such facilities as currently used, to the best of the Company’s or Sellers’ Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used, occupied or operated or intended to be used, occupied or operated. There are no structural deficiencies or, to the Company’s or Sellers’ Knowledge, latent defects affecting any Improvements located on the Leased Real Property.

(d) There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Company’s business as currently conducted thereon.

5.12  Contracts and Commitments.

(a) To the Knowledge of Sellers and/or the Company, except as set forth on the attached Contracts Schedule, the Company is not a party to or bound by any written or oral:

(i) pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii) contract for the employment of any officer, individual employee or other Person on a full time, part-time, consulting or other basis or relating to loans to officers, directors, managers or Affiliates;

(iii) contract under which the Company has made advances or loans to any other Person;

(iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Company and/or the equity securities of the Company;

(v) guaranty, performance bond or similar agreement;

(vi) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $15,000;

(vii) lease or agreement under which the Company is lessor of or permits any third-party to hold or operate any property, real or personal, owned or controlled by the Company;

(viii) contract or group of related contracts with the same party or group of Affiliated parties the performance of which involves consideration in the aggregate in excess of $50,000;

(ix) assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights);

(x) warranty agreement with respect to its services rendered or its products sold or leased;

(xi) sales or franchise agreement;

(xii) advertising, vendor rebate or product purchase or sale discount agreement;

(xiii) agreement with a term of more than six months which is not terminable by the Company upon less than 30 days’ notice without penalty and involves a consideration in excess of $50,000 annually;

(xiv) contract regarding voting, transfer or other arrangements related to the Company’s securities, capital stock, equity interests or warrants, options or other rights to acquire any of the Company’s securities;

(xv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world or requiring it to exclusively purchase or sell products or services to a third-party;

(xvi) any contract or agreement requiring the Company to pay any Person based on a percentage of revenue, profit and/or business generated by the Company; or

(xvii) any other agreement which is material to its operations and business prospects or involves a potential consideration in excess of $50,000 annually or in excess of $100,000 at any time.

(b) To the Knowledge of Sellers and/or the Company, all of the contracts, leases, agreements and instruments set forth or required to be set forth on the Contracts Schedule (the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. To the Knowledge of Sellers and/or the Company, except as set forth on the Contracts Schedule, (i) the Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any written claim of default or breach under any Material Contract, (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any Material Contract, (iii) the Company does not have any present expectation or intention of not fully performing all such obligations, (iv) neither the Company nor Sellers has Knowledge of any breach or anticipated breach by the other parties to any Material Contract. For purposes of this Section 5.12(b)(iv), the Knowledge of Sellers and the Company is defined as the actual knowledge of the Sellers and the Company with no reasonable inquiry required.

5.13  Intellectual Property Rights.

(a) To the Knowledge of Sellers and/or the Company, the attached Intellectual Property Schedule contains a complete and accurate list of all (i) issued patents owned or used by the Company, (ii) pending patent applications, (iii) registered trademarks owned or used by the Company, (iv) applications for registration of trademarks filed by or on behalf of the Company, (v) registered copyrights owned by the Company, (vi) applications for registration of copyrights filed by or on behalf of the Company, (vii) material unregistered Intellectual Property Rights owned or used by the Company and (viii) material software owned or used by the Company, together with other material software used in its business (other than commercially-available, off-the-shelf third-party software. To the Knowledge of Sellers and/or the Company, the attached Intellectual Property Schedule also contains a complete and accurate list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, for Intellectual Property Rights that relate to its business (excluding licenses for commercially-available, off-the-shelf third-party software), in each case identifying the subject Intellectual Property

Rights. To the Company’s and the Sellers’ Knowledge, the Company has full title to and ownership of or has the legal right to use all Intellectual Property Rights including documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing and customer support related thereto necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. To the Company’s and the Sellers’ Knowledge, the Intellectual Property set forth on the Intellectual Property Schedule includes all of the Intellectual Property used in the business of the Company and the ordinary day-to-day operations of the Company, and there are no other items of Intellectual Property that are material to the business of the Company and the ordinary day-to-day operations of the Company.

(b) Except as set forth on the attached Intellectual Property Schedule, to the Knowledge of Sellers and/or the Company, (i) there have been no claims made or threatened against the Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by it and there is no basis for any such claim, (ii) neither Sellers nor the Company has received any notices of, or has any Knowledge of, any facts which indicate a reasonable likelihood of any infringement or misappropriation by, or conflict with, any third-party with respect to any Intellectual Property Rights (including any demand or request that the Company license any rights from a third-party), (iii) the conduct of the Company’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, (iv) the Company has the right to use and license the Intellectual Property Rights in the operation of its business as presently conducted or as presently proposed to be conducted, free and clear of any claim or conflict with the rights of others, (v) no royalties, honorariums or fees are payable by the Company to any Person by reason of the ownership or use of any of the Intellectual Property Rights in the operation of its business as presently conducted or as presently proposed to be conducted, and (vi) the transactions contemplated by this Agreement will not adversely affect the Company’s right, title or interest in and to the Intellectual Property Rights listed on the attached Intellectual Property Schedule and/or the Contracts Schedule.

(c) To the Knowledge of Sellers, except as set forth on the attached Intellectual Property Schedule, there are no actions that must be taken by any party within one hundred eighty (180) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications, certificates or responses to office actions issued by the U.S. Patent and Trademark Office or other Governmental Entity for the purposes of obtaining, maintaining, perfecting, or preserving or renewing the Company’s rights in any Intellectual Property Rights used in or necessary to its business as presently conducted or as presently proposed to be conducted.

(d) To the Knowledge of Sellers, the Company has taken reasonably necessary measures and precautions to protect and maintain the confidentiality, secrecy and value of all Intellectual Property Rights material to its business. To the Knowledge of Sellers, all material disclosures of confidential Intellectual Property Rights owned by the Company to Persons other than the Company have been made pursuant to non-disclosure agreements that protect the confidentiality of such Intellectual Property Rights and restrict the use of such Intellectual Property Rights to an identified purpose. To the Knowledge of Sellers, all employees and independent contractors of the Company that are or at any time were employed in jobs pursuant to which inventions pertaining to the Company’s business might reasonably be expected to be conceived have executed (i) invention assignment agreements assigning all rights in and to inventions created during and in the course of employment or services, as applicable, to the Company and (ii) non disclosure agreements. To the Company’s and the Sellers’ Knowledge, the Company is not aware that any of its employees or officers are in violation of such invention assignment and /or non disclosure agreements.

(e) The Sellers and the Company have delivered or made available to the Buyer correct and complete copies of all the licenses and sublicenses of the Intellectual Property used by and/or granted by the Company. With respect to each such license and sublicense, to the Company’s and the Sellers’ Knowledge:

(i) such license and sublicense is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

(ii) such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

(iii) neither the Sellers nor the Company (i) received any notice of termination or cancellation under such license or sublicense; (ii) received any notice of a breach or default under such license or sublicense, which breach has not been cured; nor (iii) granted to any other third-party any rights, adverse or otherwise, under such license or sublicense that would constitute a breach of such license or sublicense;

(iv) neither the Sellers, the Company, nor, to the Sellers and/or the Company’s knowledge, any other party to such license or sublicense is in breach or default in any material respect, and, to the Seller’s and/or the Company’s knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense; and

(v) Sellers warrant that all computer equipment (including mainframes, personal computers, servers, and client/server stations), all associated or interconnected network equipment, routers, semi-conductor chips, embedded software, and communication lines, and all Company and third-party application software utilized in support of the business and all other equipment (including printers, copiers, fax machines and telephones), owned, licensed or operated by Company or an affiliate shall be able to be fully utilized by Company post-closing without any additional service, license, transfer or any other fees of any kind, consents or encumbrances other than as set forth on the attached Schedules.

(f) Except as set forth on the attached Intellectual Property Schedule, no Intellectual Property Rights contain, or are derived (in whole or in part) from any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models (i) was or is used in connection with the development of any of the Company’s Intellectual Property Rights in any manner that would restrict the ability of the Company to protect its proprietary interests in any such Intellectual Property Rights or (ii) was or is incorporated in whole or in part, or has been distributed in whole or in part in conjunction with any product or service provided by the Company in any manner that would restrict the ability of the Company to protect its proprietary interests in any such product or service or that could require, or could condition the use or distribution of any such product on, the disclosure, licensing or distribution of any source code for any portion of the Company’s source code. The Company has not embedded any open source, copyright or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement, in any manner that would restrict the ability of the Company to protect its proprietary interests in any such product or that could require, or could condition the use or distribution of any such product on, the disclosure, licensing or distribution of any source code for any portion of the Company’s source code.

5.14  Litigation.  Except as set forth on the attached Litigation Schedule: (i) there are no (and, since February 28, 2007, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company’s or Sellers’ Knowledge, threatened against or affecting the Company, its financial condition, properties, assets, liabilities, business, operations, results of operations and/or prospects of the Company (or to the Company’s or Sellers’ Knowledge, pending or threatened against or affecting any of the officers, directors, managers or employees of the Company with respect to its business or proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), (ii) the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any investigations or inquiries from any Governmental Entity and (iii) to the Company’s or Sellers’ Knowledge, there is no reasonable basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other Governmental Entity, and to Sellers’ Knowledge, the Company has not received any notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities.

5.15  Compliance with Laws.  To the Knowledge of Sellers, except as set forth on the attached Compliance Schedule:

(a) The Company has complied and is in compliance with all Applicable Laws, relating to the operation of its business and the maintenance and operation of its properties and assets in all material respects. No notice has been received by and no claims have been filed against the Company alleging a violation of any such Applicable Laws. The Company has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons. Neither the Sellers on behalf of the Company, the Company, any director, officer, member, manager, agent, consultant shareholder nor other person associated with or acting on behalf of the Company has, directly or indirectly (i) used any Company and/or Sellers funds for unlawful contributions, gifts, entertainment or other unlawful payments to any domestic or foreign governmental politicians, officials, employees or representatives or to any campaign; (ii) violated any Applicable Law related to bribery, kickbacks, payoffs, unlawful gifts or similar or comparable payments in connection with attempts to or actually securing business, favorable treatment or special concessions of any kind; or (iii) violated any provisions of the Foreign Corrupt Practices Act or similar Applicable Laws.

(b) The Company holds and is in compliance with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties and the attached Permits Schedule sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations (collectively, the “Permits”). No notices have been received by the Company alleging the failure to hold any of the foregoing. All of such Permits will be available for use by Buyer and the Company immediately after the Closing.

5.16  Employees.

(a) The attached Employees Schedule correctly sets forth the name and current annual salary and the benefits received by each of the Company’s employees, whether any employees are absent from active employment, including, but not limited to, leave of absence or disability and whether such employee has any form of employment agreement with the Company. To the Knowledge of Sellers and the Company, except as set forth on the attached Employees Schedule, (i) the Company is not aware that any executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company; (ii) the Company has complied with all Applicable Laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, the classification of employees and consultants, and the payment of social security and other Taxes) and employment practices (including terms and conditions of employment, wages and hours); (iii) the Company is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any applicable federal, state, foreign, and local laws, rules, and regulations relating to the employment of labor; (iv) the Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to COBRA, unemployment compensation benefits, social security, or other benefits for employees or former employees of the Company; (v) the Company is not aware that it has any labor relations problems (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material grievances) and the Company has not engaged in any unfair labor practice; (vi) the Company has no independent contractors who have provided services to the Company for a period of six (6) consecutive months or longer; (vii) neither the Company nor any of its employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company, except for agreements between the Company and its present and former employees and (viii) no employee is currently under a performance plan or any other probationary type programs. The terms “employees” and “employee” as used in this Agreement with respect to the Company refers to all employees employed directly by the Company and any employee leased from Century II Staffing, Inc. that provides services to the Company and the definition of the Sellers’ and the Company’s Knowledge for purposes of subsections (ii), (iii) and (iv) of this Section 5.16(a) shall be defined as the actual knowledge of Sellers and the Company with no reasonable inquiry required.

(b) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three (3) years, the Company has not implemented any plant closing or mass layoff of employees as those terms are defined in the WARN Act, or any similar foreign, state or local law, regulation or ordinance, and no such action will be implemented without advance notification to Buyer.

(c) Other than as set forth on the Employment Payment Schedule, there are no payments and/or monetary obligations of any kind whatsoever that will become due and/or payable by the Company to any employee, consultant and/or any Person as a result of the purchase of the Equity Interests and/or, the consummation of any transaction contemplated by this Agreement.

5.17  Employee Benefit Plans.  Neither Sellers nor the Company have maintained any “Defined Benefit Plans” (as defined in Section 414(1) of the Code) with respect to the employees of the Company and/or except for plans maintained by Century II on behalf of the Company, any other form of employee benefit plan, except as disclosed on the attached Employee Benefit Plan Schedule with respect to the employees of the Company. To the Sellers’ and the Company’s Knowledge all contributions or other payments required to be made under the terms of any employee benefit plan or otherwise have been timely made. There are no unfunded obligations of any kind for which the Company is responsible for under Section 412 of the Code. The definition of the Sellers’ and the Company’s Knowledge for purposes of this Section 5.17 shall be defined as the actual knowledge of Sellers and the Company with no reasonable inquiry required.

5.18  Insurance.  The attached Insurance Schedule contains a description of each insurance policy maintained by or for the Company with respect to its properties, assets and businesses setting forth the type of coverage, the annual premiums (including any retrospective premium adjustments), deductibles and coverage amounts therefor and indicates whether such policy is on a “claims made” or “occurrence” basis, and whether each such policy is in full force and effect. Neither the Sellers nor the Company is in default with respect to its obligations under any insurance policy maintained by or for the Company, such insurance policies will not expire, be modified or otherwise terminate (or give a party the right to terminate or modify such insurance policies) due to the consummation of the transactions contemplated by this Agreement, and the Company has not been denied insurance coverage or been subject to gaps in insurance coverage. Except as set forth on the Insurance Schedule, the Company has no self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet with respect to the Company are adequate (and the reserves to be set forth on the books of the Company as of the Closing will be adequate and have been prepared in accordance with GAAP) to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

5.19  Tax Matters.

(a) Each member of Sellers’ Affiliated Group as identified on the attached Affiliated Group Schedule, including without limitation, the Company, have timely filed with the appropriate Taxing authorities all Tax Returns required to be filed by them (taking into account all applicable extensions), including all combined and unitary Tax Returns required to be filed by them, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are complete and accurate in all material respects. All Taxes due and payable by each member of Sellers’ Affiliated Group, including, without limitation, the Company, (whether or not shown or required to be shown on any Tax Return) have been paid and they have withheld and paid over to the appropriate Taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third-party. All Taxes accrued but not yet due are accrued on the Latest Balance Sheet and will be accrued on the books of the Company as of the Closing. The unpaid Taxes of each member of Sellers’ Affiliated Group, including without limitation, the Company: (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the their financial statements, including the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past tax practices.

(b) Except as set forth on the attached Taxes Schedule:

(i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Taxing authority against the Company;

(ii) there is no action, suit, Taxing authority proceeding or audit now in progress, pending or, to the Company’s or Sellers’ knowledge, threatened against or with respect to the Company;

(iii) Sellers and the Company do not reasonably expect any Taxing authority to claim or assess any amount of additional Taxes against any member of Sellers’ Affiliated Group, including, without limitation, the Company;

(iv) no claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to Taxes assessed by such jurisdiction;

(v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company;

(vi) the Company is not a party to any Tax allocation, Tax sharing, or Tax indemnity agreement or similar arrangement;

(vii) the Company (i) has not been a member of an Affiliated Group filing a consolidated federal or state income Tax Return other than the Affiliated Group of which Sellers are currently members and are disclosed on the attached Affiliated Group Schedule and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise other than to the members of the Affiliated Group of which Sellers are currently members. Sellers and the Company filed a consolidated federal income Tax Return for the Tax year immediately preceding the current Tax year;

(viii) the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes;

(ix) the Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction;

(x) the Company is not required to include any items of income in, or exclude any items of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date for any reason, including as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) the cash basis method or completed contract method of accounting or (v) prepaid amount received on or prior to the Closing Date;

(xi) the Company does not have a permanent establishment in any foreign country other than the country in which it is organized and does not and has not engaged in a trade or business in any foreign country other than the country in which it is organized;

(xii) none of the assets of the Company are subject to Section 197(f)(9) of the Code;

(xiii) during the five-year period ending on the Closing Date, the Company was not a distributing corporation or controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(xiv) the Company has not engaged in any “listed transaction” as defined in Section 1.6011-4 of the Treasury Regulations;

(xv) the Company will not, as a result of the transaction contemplated by this Agreement, have any Tax attributes affected by application of Treasury Regulation Section 1.1502-36(d). Except as set forth on the Taxes Schedule, the Company does not have any amounts of income deferred under Treasury Regulation Section 1.1502-13 or an excess loss account under Section 1.1502-19.

(xvi) the Sellers and/or the Company have previously delivered to the Buyer copies of all Tax Returns previously filed with respect to the Company for February 28, 2007 through December 31, 2007 and for the 2008 fiscal year;

(xvii) There is no extension or waiver of the limitation period applicable to any Tax or Tax Return of Sellers and/or the Company (or any member of Sellers’ Affiliated Group). No power of attorney granted by the Sellers and/or the Company (or any member of Sellers’ Affiliated Group) with respect to any Tax matters is currently in force;

(xviii) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement or agreements that, individually or collectively, provide for the payment by the Company of any amount of salaries or other compensation for services (i) that is not deductible under Sections 162(a)(1) or 404 of the Code or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code; and

(xix) The Company is not or has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.20  Brokerage and Transaction Bonuses.  Except as set forth on the attached Brokerage and Transaction Bonuses Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sellers or the Company. Except as set forth on the attached Brokerage and Transaction Bonuses Schedule, there are no special bonuses or other similar compensation payable to any employee, director and/or consultant of the Company and/or the Sellers in connection with the transactions contemplated hereby (the “Employee Transaction Bonuses”). Sellers shall pay, and hold the Company, Buyer and their Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation, including Employee Transaction Bonuses.

5.21  Bank Accounts.  To the Knowledge of Sellers and/or the Company, the Bank Account Schedule attached hereto lists all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization) with addresses of the respective financial institutions. The Bank Account Schedule also identifies all lock boxes into which payments for the Company’s goods and/or services are deposited into.

5.22  Names and Locations.  To the Knowledge of Sellers and/or the Company, except as set forth on the attached Names and Locations Schedule, since February 28, 2007, neither the Company nor any of its predecessors has used any name or names under which they have invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the material tangible assets and properties of the Company are located at the locations set forth on the Names and Locations Schedule.

5.23  Affiliated Transactions.  To the Knowledge of Sellers and the Company and except as set forth on the attached Affiliated Transactions Schedule, other than the Sellers, no officer, director, manager, shareholder, employee or Affiliate of the Company or the Seller, or to the Company’s or Sellers’ Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity, (i) owns any beneficial interest in the Company; (ii) is a party as of the date of this Agreement (or has been a party since February 28, 2007), to any agreement, contract, commitment or transaction with the Company or its employees or has any interest in any property used by the Company; (iii) owns an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which furnishes, sells, supplies, or during such period furnished, sold or supplied, services or products to the Company, or purchased, or during such period purchased from the Company any goods or services, or otherwise does, or during such period did, business with the Company; (iv) owns any rights in or to any of the Intellectual Property, assets, properties and/or rights owned or licensed by the Company and/or used by the Company in its operations, including, but not limited to, any rights as a secured party, lender and/or debt holder; (v) owns an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which is directly or indirectly in competition with the Company; and/or (vi) has the right to receive any payments of any kind from the Company other than compensation pursuant to employment agreements or as at will employees.

5.24  Customers and Suppliers.  To the Knowledge of Sellers and/or the Company, the Customers and Suppliers Schedule attached hereto sets forth (a) a list of the top ten customers of the Company (by volume of sales to such customers) and (b) a list of the top ten suppliers of the Company (by volume of purchases from such suppliers), for the fiscal year ended December 31, 2009 and for the six month period ended June 30, 2010 (with volumes for such periods indicated on such schedule). To the Knowledge of Sellers and/or the Company, the Company has not received any notice (oral or written) from any material customer of the Company to the effect that, and the Company and/or the Sellers have no actual knowledge, with no duty of inquiry, that, such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of Sellers and/or the Company, the Company has not received any notice (oral or written) from any material supplier to the Company to the effect that, and Sellers and/or the Company have no actual knowledge with no duty of inquiry, that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

5.25  Indebtedness.  To the Knowledge of Sellers, the Indebtedness Schedule sets forth all Indebtedness of the Company.

5.26  Environmental Matters.  Notwithstanding anything to the contrary contained in this Agreement and except for the items forth in the Environmental Matters Schedule, since February 28, 2007:

(a) The Company’s operations have at all times complied in all material respects with and presently comply in all material respects with all Applicable Law, regulations and other requirements of any Governmental Entity or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of the environment (collectively, “Environmental Laws”) and the Company has obtained and maintained in effect all material licenses, permits and other authorizations or registrations (collectively “Environmental Permits”) required under all Environmental Laws and is in material compliance with all such Environmental Permits, except where the failure to obtain such Environmental Permits or materially comply with such Environmental Permits would not reasonably be expected to result in the Company incurring a material liability under any Environmental Laws.

(b) Neither the Sellers nor the Company has performed, failed to perform or suffered any act which would reasonably be expected to give rise to, or has incurred, material liability for the Company under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.  (“CERCLA”), or any other Environmental Laws, nor has it received written notice of any such liability or any claim therefor.

(c) Other than commonly used office or janitorial products, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in or otherwise subject to any applicable Environmental Law and collectively referred to herein as “Hazardous Materials”), has been released, placed, or disposed of by the Company on, at, or beneath any of the assets or properties currently owned or leased by the Company in material violation of any Environmental Laws which would reasonably be expected to result in the Company incurring a material liability under any Environmental Laws.

(d) To the Knowledge of the Sellers and/or the Company, the Company has not exposed any employee or third-party to any Hazardous Materials or conditions which would reasonably be expected to result in the Company incurring a material liability under any Environmental Laws.

(e) There are no pending or, to the Knowledge of the Sellers and/or the Company, no threatened, administrative, judicial or regulatory proceedings or actions, or any consent decrees or other agreements in effect, of which the Company has received written notice of or is a party to, alleging violations or liability under any Environmental Laws, which would reasonably be expected to result in the Company incurring a material liability under any Environmental Laws.

(f) The representations in this Section 5.26 are the sole and exclusive representations and warranties concerning environmental matters and environmental compliance relating to the Company and any of the assets or properties owned or leased by the Company.

5.27  No Additional Representations.  Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Sellers, the Company nor any Person acting on either of their respective behalves, makes any representation or warranty relating to Sellers or the Company. Sellers and the Company hereby disclaim any implied warranty with respect to them, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose. To the Knowledge of the Company and Sellers there is no fact which adversely affects, or may in the future adversely affect the business, operations, affairs condition, or prospects of the Company, its financial condition, properties, assets, liabilities, business, operations, results of operations and/or prospects which has not been set forth in this Agreement.

5.28  Closing Date.  The representations and warranties of Sellers and the Company contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any certificate delivered by Sellers or the Company to Buyer shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

5.29  Proxy Statement.  The Proxy Statement will, when filed, and when first mailed to stockholders and at the time stockholders vote on the approval of the transactions contemplated by this Agreement, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement is first mailed to GlobalOptions Group’s stockholders and at the time such stockholders vote on the approval of the transactions contemplated by this Agreement, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.30  No Rights Agreement; Takeover Statutes.  Neither Sellers nor the Company is a party to any rights agreement or “poison pill” or similar agreement. The GlobalOptions Group Board has taken all necessary action, including, without limitation, the approval of this Agreement and the transactions contemplated by this Agreement, to ensure that the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware will not apply to this Agreement or the transactions contemplated by this Agreement. No other so-called “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover laws apply or purport to apply to this Agreement or any of the transactions contemplated by this Agreement.

5.31  SEC Filings.  For purposes of this Section 5.31, “SEC Document” means all reports, statements, schedules and registration statements filed by any Seller with the SEC since December 31, 2009, together with all information incorporated by reference therein.

(a) As of its filing date, except as set forth in a subsequent SEC Document filed prior to the date of this Agreement, each disclosure related to the Company set forth in any SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on its respective filing date.

(b) As of its filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such filing), no disclosure related to the Company set forth in any SEC Document filed pursuant to the Securities Act and/or the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein related to the Company, in the light of the circumstances under which they were made, not misleading.

5.32  Prepayments and Deposits.  To the Knowledge of Sellers and the Company, the attached Prepayments and Deposits Schedule sets forth a materially complete and accurate list of all prepayments or deposits from customers for services to be performed after the Closing Date which have been received by Seller as of the Execution Date. All such prepayments and deposits are properly accrued for on the Company’s financial statements in accordance with GAAP applied on a consistent basis.

5.33  Inventories.  The attached Inventory Schedule lists all inventories maintained by the Company including a description thereof and the actual cost of such inventories and, solely with respect to finished goods available for sale, the list price that the Sellers believe represents projected market value of such finished goods available for sale. To the Knowledge of the Sellers and the Company, all inventory set forth in such schedule is good and fit for the particular purpose for which it is intended, and with respect to finished goods available for sale, is merchantable and marketable in the existing product lines of the Company.

5.34  Warranties.  No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of the Company which are set forth on Warranty Schedule attached hereto, (b) manufacturers’ warranties for which the Company has no liability, and (c) other warranty terms negotiated by contract and shown on the attached Warranty Schedule. The attached Warranty Schedule also sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the prior three fiscal years and the most recent interim period.

5.35  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to Sellers and the Company:

6.1  Capacity, Organization and Company Power.  Buyer has full power, authority and legal capacity to enter into this Agreement, and the other documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation as listed on Buyer Organization Schedule is duly qualified or licensed to do business, and is in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify in all material respects. Buyer possesses all requisite corporate power and authority to carry out the transactions contemplated by this Agreement.

6.2  Authorization; Noncontravention.  The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer is a party have been duly authorized Buyer, and no other company act or other proceeding on the part of Buyer, its board of directors or its stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which Buyer is a party, when executed and delivered by Buyer, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its respective terms (in each case, subject to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity). Except as set forth on the attached Buyer Restrictions Schedule, the execution and delivery by Buyer of this agreement and all of the other agreements and instruments contemplated hereby to which Buyer is a party and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer do not and shall not (a) conflict with, (b) result in a breach of or (b) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third-party or any Governmental Entity, pursuant to, Buyer’s organizational documents, operating agreement, bylaws or other constituent documents, or any law, statute, rule or regulation to which the Company or Sellers is subject, or any material agreement, instrument, license, Permit, order, judgment or decree to which Buyer is subject.

6.3  Litigation.  There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of Buyer, threatened against Buyer, at law or in equity, before any Governmental Entity, that might have an adverse effect on Buyer’s ability to perform any of its obligations under this Agreement or the agreements referenced herein or to consummate the transactions contemplated hereby or thereby.

6.4  Brokerage and Transaction Bonuses.  Except as set forth on the attached Buyer Brokerage and Transaction Bonuses Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Buyer. Except as set forth on the attached Buyer Brokerage and Transaction Bonuses Schedule, there are no special bonuses or other similar compensation payable to any Person in connection with the transactions contemplated hereby (the “Buyer Employee Transaction Bonuses”). Buyer shall pay, and hold Sellers and their Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation, including Buyer Employee Transaction Bonuses.

6.5  Sufficient Funds.  As of the date of this Agreement, Buyer has, and as of the Closing Date, Buyer will have, sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any non affiliated third-party, to make the payments required under Article II, to pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated hereby and to satisfy any other payment obligations that may arise in connection with the transactions contemplated hereby. Buyer has no reason to believe that the funds necessary to make the payments required under Article II and to pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated hereby will not be available to Buyer on the Closing Date.

6.6  Investigation by Buyer.  Buyer acknowledges and agrees that, other than as set forth in this Agreement, none of Sellers, the Company or any of their respective directors, officers, employees, stockholders, Affiliates, agents or other representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to Buyer or their respective agents or other representatives prior to the execution of this Agreement.

6.7  Closing Date.  The representations and warranties of Buyer contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any certificate delivered by Buyer to Sellers shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

ARTICLE VII

TERMINATION

7.1  Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Buyer, on the one hand, and Sellers, on the other hand;

(b) by Buyer (if Buyer is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement which would individually or in the aggregate, reasonably be expected to prevent the ability of the Buyer to consummate the transactions contemplated hereby), if there has been a material misrepresentation or a material breach of a representation or warranty or a material breach of a covenant by Sellers or the Company in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibit attached hereto, which has not been cured within twenty (20) days after written notification thereof by Buyer to Sellers. Notwithstanding the foregoing the Sellers will not be afforded any cure period for a violation of Section 4.8;

(c) by Sellers (if Sellers are not in material breach of any of their respective representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would constitute a Material Adverse Effect), if there has been a material misrepresentation or a material breach of representation or warranty or a material breach of a covenant by Buyer in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibit attached hereto, which has not been cured within twenty (20) days after written notification thereof by Sellers to Buyer;

(d)

(i) In the event that the Parent does not receive comments from the SEC on the Proxy Statement, by either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before November 15, 2010 (the “No Comments Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before the No Comments Outside Date (including, with respect to each of Parent and Seller, Parent’s failure to fulfill its obligations regarding the Proxy Statement and/or the holding of the Special Meeting in accordance with Section 7.1(d)(v) and/or 4.10). Notwithstanding the foregoing and/or anything to the contrary contained in this Agreement, the Sellers agree to use their commercially reasonable efforts to close the transactions contemplated by this Agreement as soon as possible.

(ii) In the event that the Parent does receive comments from the SEC on the Proxy Statements, by either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before December 24, 2010 (the “November Comments Outside Date”), provided that the SEC has cleared the Proxy Statement on or before November 15, 2010 and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before the October Comments Outside Date (including, with respect to each of Parent and Seller, Parent’s failure to fulfill its obligation to hold the Special Meeting in accordance with Section 7.1(d)(v) and/or 4.10). Notwithstanding the foregoing and/or anything to the contrary contained in this Agreement, the Sellers agree to use their commercially reasonable efforts to close the transactions contemplated by this Agreement as soon as possible.

(iii) In the event that the Parent does receive comments from the SEC on the Proxy Statements and the SEC has not cleared the Proxy Statement on or before November 15, 2010, by either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before January 15, 2011 (the “December Comments Outside Date”) provided that the SEC has cleared the Proxy Statement on or before December 1, 2010 and, provided, however, that the right to terminate this Agreement under this Section 7.1(d) (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before the November Comments Outside Date (including, with respect to each of Parent and Seller, Parent’s failure to fulfill its obligation to hold the Special Meeting in accordance with Section 7.1(d)(v) and/or 4.10). Notwithstanding the foregoing and/or anything to the contrary contained in this Agreement, the Sellers agree to use their commercially reasonable efforts to close the transactions contemplated by this Agreement as soon as possible.

(iv) By either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before January 15, 2011. Notwithstanding the foregoing and/or anything to the contrary contained in this Agreement, the Sellers, on the one hand, and Buyer, on the other hand, agree to use their commercially reasonable efforts to close the transactions contemplated by this Agreement as soon as possible.;

(v) by Buyer if:

(1) Parent does not file the preliminary Proxy Statement within thirty (30) days after the Execution Date; or

(2) Parent does not respond to comments received from the SEC within fourteen (14) days of such receipt of such comments, provided, however, the obligation to respond within fourteen (14) days is tolled upon receipt of comments from the SEC related to financial information or otherwise, including comments from the SEC related to whether the transactions contemplated by this Agreement are part of a Section 13e-3 “going private” transaction, which information for such response is not readily available to Parent or Seller and, as such, Parent and Seller are required to obtain such information from a third party, in which case Parent and Seller shall use commercially reasonable efforts to obtain such information from a third party as soon as practicable, or

(3) Seller does not hold the Special Meeting within thirty (30) days following the receipt from the SEC of clearance of the Proxy Statement.

; provided, however, that (i) the right to terminate by Buyer pursuant to Section 7.1(d)(v)(i) is waived if not exercised after thirty (30) days from the execution date of this Agreement but prior to the filing by Parent of the preliminary Proxy Statement with the SEC; (ii) the right to terminate by Buyer pursuant to Section 7.1(d)(v)(ii) is waived if not exercised after fourteen (14) days from the receipt of written notice from Parent or Seller, as the case may be, that such Person has received comments from the SEC, subject to the proviso set forth in Section 7.1(d)(v)(ii), but prior to the filing by Parent of a response to such SEC comments or (iii) the right to terminate by Buyer pursuant to Section 7.1(d)(v)(iii) is waived if not exercised after thirty (30) days from the receipt of written notice from Parent or Seller, as the case may be, that such Person has received clearance from the SEC with respect to the Proxy Statement, but prior to Parent holding the Special Meeting.

For purposes of this Section 7.1 and Section 4.10., the term “clearance” or any derivation thereof shall mean that Parent or Seller, as the case may be, has not received notice (whether written or oral) from the SEC that it will issue comments with respect to the Proxy Statement within the ten (10) day comment period contemplated by Section (a) of Rule 14a-6 of the Securities Act or Parent has received confirmation (whether written or oral) from the SEC that it has no comments or no further comments with respect to the Proxy Statement.

(e) by Buyer if (i) both, any one or more of Sellers or the Company manually counter-sign any written agreement, arrangement, letter of intent or understanding relating to a proposed Superior Proposal received from a third party, whether conditional or not, with respect to the Company and/or a Takeover Proposal received from a third party, other than a non-disclosure agreement or confidentiality agreement; (ii) the GlobalOptions Group Board Recommendation that its stockholders vote in favor of the transactions contemplated hereby is withdrawn; or (iii) a tender offer or exchange offer for more than fifty percent (50%) of the outstanding shares of capital stock of GlobalOptions Group that does not respect the terms of this Agreement is commenced and the GlobalOptions Group Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, the taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer);

(f) by GlobalOptions Group if the GlobalOptions Group Board, acting by a majority of the entire GlobalOptions Group Board shall approve, and the Company and any one or more of Sellers shall concurrently with such termination enter into, a definitive agreement, arrangement or understanding, whether conditional or not, providing for the implementation of a Superior Proposal solely with respect to the Company, so long as: (i) Sellers and the Company are not then and have not been in breach of any of their obligations under Section 4.8; (ii) the GlobalOptions Group Board shall have authorized any one or more of Sellers or the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal solely with respect to the Company and Sellers and the Company notify Buyer in writing that the Company and any one or more of Sellers intend to enter into such an agreement describing the material terms of such agreement (including any amendments, supplements or modifications) to such notice; (iii) during the five (5) Business Day period following Buyer’s receipt of such notice, (A) Sellers and the Company shall have offered to negotiate with (and, if accepted, negotiated with), and shall have caused their respective financial and legal advisors to have offered to negotiate with (and, if accepted, negotiated with) Buyer to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would make this revised Agreement more favorable from a financial point of view to the stockholders of GlobalOptions Group than the noticed Superior Proposal to enable Sellers and the Company to proceed with the transactions contemplated by this Agreement, and (B) the GlobalOptions Group Board shall have concluded, after considering the results of such negotiations and the revised proposals made by Buyer, if any, that (i) any Superior Proposal giving rise to such notice continues to be a Superior Proposal and (ii) after consultation with outside legal counsel, that failure to take such deemed Superior Proposal would result in a breach of the Board’s fiduciary obligations to the stockholders of GlobalOptions Group under applicable law; (iv) such termination occurs within two (2) Business Days following the five (5) Business Day period referred to above; and (v) simultaneously with such termination, Sellers and the Company make the payment required by Section 8.6;

(g) by Buyer, on the one hand, or Sellers, on the other hand, if any Governmental Entity shall have enacted, issued, promulgated enforced or entered any law that is, in each case, then in effect and is final and nonappealable and has the effect of making the transactions contemplated hereby illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such law to have been enacted, issued, promulgated, enforced or entered; or

(h) by Sellers, on the one hand, or Buyer, on the other hand, if, at the Special Meeting (including any adjournment thereof), GlobalOptions Group Stockholder Approval is not obtained.

In the event of termination by Buyer or Sellers pursuant to this Section 7.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other parties.

7.2  Effect of Termination.  In the event of termination of this Agreement by either Buyer or Sellers as provided above, this Agreement shall forthwith terminate and have no further force and effect, except that

(a) the covenants and agreements set forth in Sections 7.2 (Effect of Termination), 8.6 (Expenses; Fees), 8.10 (Confidentiality) and Article IX (Miscellaneous) shall survive such termination indefinitely and (b) nothing in Section 7.1 or this Section 7.2 shall relieve or otherwise limit the liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) of any party hereto for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud, willful misconduct or bad faith by any party and/or obligations under the Identification provisions of this Agreement.

7.3  Waiver.  At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1  Survival of Representations and Warranties.  The representations and warranties in this Agreement and the Schedules and Exhibit attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing for a period ending on the later of (i) December 31, 2011 or (ii) the date that GlobalOptions Group distributes all of its tangible assets to its shareholders, at which time such representations and warranties shall expire and become null and void, provided that any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). Notwithstanding the foregoing, the representations and warranties in this Agreement and the Schedules and Exhibit attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall not survive past April 15, 2012.

8.2  Indemnification.

(a) Indemnification by Sellers.  Sellers, jointly and severally, shall indemnify Buyer and its Affiliates (including the Company after the Closing), stockholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns (collectively, the “Buyer Parties”) and save and hold each of them harmless to the full extent authorized or permitted under Applicable Laws, as now or hereafter in effect, against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, investigation, inquiry, arbitration, litigation, proceeding, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, the “Losses”), which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by the Company or Sellers of any representation or warranty made by the Company or Sellers in this Agreement or any of the Schedules or Exhibit attached hereto, or in any of the certificates or other instruments or documents furnished by the Company or Sellers pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Company or Sellers under this Agreement or any of the Schedules and Exhibit attached hereto; (iii) any and all Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date as determined in accordance with Section 8.11 hereof; provided that Sellers shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to One Hundred Thousand U.S. Dollars ($100,000) (the “Basket”) and then for all of the Losses in excess of the amount of the Basket; and provided further that Sellers’ aggregate liability under clause (i) above (other than with respect to the Seller Fundamental Sections), shall in no event exceed 75% of the Cash Purchase Price (the “Cap”).

(b) Indemnification by Buyer.  Buyer shall indemnify Sellers and their Affiliates, stockholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns (collectively, the “Seller Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Parties as and when incurred for any Losses which any such Seller Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by Buyer of any representation or warranty made by Buyer in this Agreement or any of the Schedules or Exhibit attached hereto, or in any of the certificates or other instruments or documents furnished by Buyer pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement or any of the Schedules and Exhibit attached hereto; provided that Buyer shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to the Basket and then for all of the Losses in excess of the amount of the Basket; and provided further that Buyer’s aggregate liability under clause (i) above (other than with respect to the Buyer Fundamental Sections), shall in no event exceed the Cap.

(c) Manner of Payment.  Except as otherwise provided herein, any indemnification of Buyer Parties or Seller Parties pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from Sellers or Buyer, as the case may be, to an account(s) designated by the applicable Buyer Party or Seller Party, as the case may be, within ten days after the determination thereof. All indemnification payments under this Section 8.2 shall be deemed adjustments to the Purchase Price. Notwithstanding the foregoing, any indemnification owed to the Buyer Parties pursuant to this Section 8.2, may at the option of the Buyer Parties, be distributed to the Buyer Parties from the Escrowed Funds in accordance with the terms of the Escrow Agreement and/or withheld from any Earnout Payment due the Sellers.

(d) Defense of Third-Party Claims.

(i) Any Person making a claim for indemnification under this Section 8.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third-party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent that (and only to the extent that) the Indemnitor is materially prejudiced thereby to the extent that the damages for which the Indemnitor is obligated are to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense.

(ii) The Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (with the approval as to such counsel of the Indemnitor, which approval shall not be unreasonably withheld); provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee).

(iii) The Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if: (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) the claim involves environmental matters in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); provided that the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental claim; (6) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (7) settlement of or an adverse judgment with respect to the third-party claim is likely to establish an adverse precedent to the Indemnitee; or (8) it is not clear that the Indemnitor will bear the entirety of any money damages or amount paid in settlement.

(iv) If the Indemnitor controls the defense of any such claim, (1) the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, (2) the Indemnitor shall promptly inform the Indemnitee of any settlement offers received and shall inform any third-party claimant that any such settlement offers shall and must be shared with the Indemnitees, and (3) if the Indemnitor receives a settlement offer for an amount less than the Cap (which the Indemnitee is willing to accept) and the Indemnitor chooses not to accept such offer, then the Cap shall not apply to such claim.

8.3  Mutual Assistance.  Buyer, the Company and Sellers agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Company and Buyer in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

8.4  Non-Competition; Non-Solicitation.

(a) In consideration of the Purchase Price to be received from Buyer under this Agreement (or in the case of Harvey W. Schiller and Jeffrey O. Nyweide, to be received from Sellers subsequent to Closing), Sellers agree that, for a period of two (2) years after the Closing Date, none of Harvey W. Schiller, Jeffrey O. Nyweide, Sellers or any entity controlled by the Sellers (collectively the “Restricted Persons”) shall directly or indirectly, do any of the following:

(i) engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, any individual or entity engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, the Company, the Buyer, and/or their respective Affiliates anywhere in the United States, provided, however, the Restricted Persons may passively invest in, or own up to, two percent (2%) of any such entity;

(ii) induce or attempt to induce any employee of the Company (or any other employee or consultant of the Buyer and/or its Affiliates) to leave the employ of the Company and/or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee or consultant, any such employee of the Company (or any other employee or consultant of the Buyer and/or its

Affiliates); provided, however, the Restricted Persons are not prohibited from (A) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (B) hiring unsolicited persons that contact the Restricted Persons for employment; or

(iii) (A) induce or attempt to induce any Person that was a customer of the Company at any time during the one (1) year period preceding the Closing Date to cease doing business with the Company, the Buyer and/or any of their respective Affiliates, and/or (B) in any way interfere with the relationship between the Company, the Buyer and/or any of their respective Affiliates and any such customer, and/or (C) solicit the business of any such customer of the Company, the Buyer and/or any of their respective affiliates in any manner whatsoever.

Notwithstanding anything contained in this Section 8.4(a) to the contrary:

(1) Sellers may continue to operate the businesses in which the Sellers’ “Crisis Management and Preparedness Services” and “Fraud and SIU Services” business units operate as of the Closing Date provided that (A) such business units do not compete with any products or services offered by the Company and (B) Sellers comply with and enforce against Harvey W. Schiller and Jeffrey O. Nyweide the provisions of Sections 8.4(a)(ii) and 8.4(a)(iii). For purposes of this Agreement, (X) “Crisis Management and Preparedness Services” means strategic advice, recovery services, and planning, prevention and other consulting services related thereto for governments, universities, hospitals and companies in connection with disaster mitigation, continuity of operations, and emergency management, and (Y) “Fraud and SIU Services” means anti-fraud services and resources, including the promotion of operational efficiencies and the web-based GlobalTrak platform, for insurance carriers, third-party administrators, law firms, companies, and the public sector.

(2) If Sellers (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such entity, or (b) transfers or conveys any or all of its properties and assets to any Person and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such entity, then, none of the provisions of this Section 8.4(a) shall be applicable to such acquiring entity.

(b) Each of Sellers, on the one hand, and Buyer, on the other, acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Company to the Buyer and the Sellers’ Crisis Management and Preparedness Services and Fraud and SIU Services business units to Sellers, and to prevent any unfair advantage being conferred upon Sellers on the one hand, and Buyer on the other. If any of the covenants set forth in this Section 8.4 are held to be unreasonable, arbitrary or against public policy, the restrictive time period herein will be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein will be deemed to comprise the largest territory permissible by law under the circumstances.

(c) After the Closing, Parent and Seller shall strictly enforce for the benefit of Buyer all agreements between Sellers, on the one hand, and any Employee or consultant (including former employees and consultants) of the Company or the Sellers with respect to the Company, on the other, including without limitation (i) all agreements with Howard Safir and Adam Safir, copies of which have been provided to the Buyer and (ii) the provisions of Section 8.4(a) of this Agreement. In the event that Sellers fail to comply with the provisions of the foregoing sentence, Buyer shall be entitled to strictly enforce such agreements, standing in the name and place of Parent or Seller, as applicable, it being the express intention of the parties that this Section 8.4 shall relieve Buyer of any cost, expense, loss or liability of any kind whatsoever with respect to any claims or other matters arising out of or connected with Seller’s employment or engagement of the Employees and consultants of the Company.

(d) Sellers, on the one hand, and Buyer, on the other, each acknowledge and agree that any violation of any of the provisions of this Section 8.4 will result in irreparable damage to the Buyer, on the one hand, and the Sellers, on the other, and that, in addition to any other remedies available to the Buyer, one the one hand, and the Sellers, on the other, the Buyer or the Sellers, as the case may be, shall be entitled to immediate injunctive or other equitable relief to enforce the provisions of this Agreement without the necessity of posting a bond or other security and without being required to demonstrate the insufficiency of monetary damages. In the event that the Buyer, on the one hand, or the Sellers, on the other, must retain counsel or take any legal action to enforce its rights hereunder, the Sellers or Buyer, as the case may be, shall be responsible for all reasonable attorneys’ fees and costs incurred by the Buyer or the Sellers, as the case may be.

8.5  Press Release and Announcements.  Buyer, on the one hand, and Sellers and the Company, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable law, rules or regulations of the SEC or the requirements of The NASDAQ Stock Market LLC applicable to GlobalOptions Group, in which case the issuing party shall use reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

8.6  Expenses; Fees.

(a) Except as otherwise provided herein, Sellers (on behalf of themselves and the Company) and Buyer shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby. Sellers and the Company shall pay, or cause to be paid, to Buyer by wire transfer of immediately available funds 2.5% (or in the case of a Superior Proposal from a Previous Solicitor, 3.75%) of the Cash Purchase Price plus the maximum Earnout Payment and in addition will pay to the Buyer the amount of all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to the Buyer), not to exceed Three Hundred Thousand U.S. Dollars ($300,000), incurred by Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and/or performance of this Agreement and all other matters related to the consummation of the transactions contemplated hereby (the 2.5% fee (or in the case of a Superior Proposal from a Previous Solicitor, 3.75%)) plus the foregoing expenses (not to exceed Three Hundred Thousand U.S. Dollars ($300,000)) are collectively referred to in this Agreement as the “Termination Fee”): (i) if this Agreement is terminated by GlobalOptions Group pursuant to Section 7.1(f), in which case payment shall be made concurrently with such termination; (ii) if this Agreement is terminated by Buyer pursuant to (x) Section 7.1(b) as a result of a material or willful misrepresentation or breach of representation, warranty or covenant by Sellers and/or the Company, it being understood and agreed, without limitation, that any breach of the covenants of Sellers and the Company in Section 4.8 constitutes a material breach or (y) Section 7.1(e), in either case payment shall be made within two (2) Business Days of such termination; and/or (iii) if (A) a Takeover Proposal shall have been made or proposed to GlobalOptions Group or its stockholders or publicly announced (whether or not conditional and whether or not withdrawn) and (B) this Agreement is terminated by Buyer pursuant to Section 7.1(b) or Section 7.1(e), in which case payment shall be made within two (2) Business Days of such termination. Notwithstanding anything to the contrary in this Agreement, the Buyer’s right to receive the Termination Fee shall be the Buyer’s sole and exclusive remedy against the Company or the Sellers or any of their respective affiliates, members, directors, officers, employees, agents or other representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the Termination Fee, and, upon payment of the Termination Fee, none of the Company or the Sellers or their respective affiliates, members, directors, officers, employees, agents or other representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(b) The Company and the Sellers acknowledge that (i) the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements the Buyer would not have entered into this Agreement. Accordingly, if Sellers fail to pay when due any amounts required to be paid by them pursuant to this Section 8.6 and, in order to obtain such payment, Buyer commences a legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding which results in a judgment against Sellers and/or the Company for such amounts, then in addition to the amount of such judgment, Sellers and the Company shall pay to Buyer an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Buyer in connection with such legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

8.7  Access to Records.

(a) Between the date of this Agreement and the Closing Date, and upon reasonable advance notice from Buyer, Sellers shall (i) afford Buyer and its representatives full and free access, during normal business hours, to Sellers’ management personnel offices, properties offices, and books and records, as each of the foregoing relates to the Company, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers, (ii) furnish Buyer with copies of all such records and data relating to the Company as Buyer may reasonably request, and (iii) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the Company.

(b) For a period of four (4) years after the date of this Agreement (i) Sellers shall preserve those of Sellers’ books and records relating to the Company as are not delivered to Buyer hereunder and shall make available to Buyer for inspection and copying such books and records as reasonably required by Buyer for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms; and (ii) Buyer shall preserve those of Sellers’ books and records as are delivered to Buyer hereunder and shall make available to Sellers for inspection and copying such books and records as reasonably required by them for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms. In the event of any dissolution or liquidation of the business of Sellers, Sellers shall deliver to Buyer all books and records relating to the Company.

(c) For a period ending on the later of (i) one (1) year after the Closing Date and (ii) the date that Sellers timely file all 2010 federal, state, local and foreign tax returns and tax reports required to be filed by each of them in relation to the Company (subject to one six (6) month extension by either Seller commensurate with such Seller’s right to extend the filing deadline for such tax returns and tax reports), and in all cases upon reasonable advance notice from such Seller, Buyer shall make available to Sellers, upon Sellers’ reasonable request and in all cases at times reasonable to Buyer, certain employees of the Company or Buyer to assist Sellers in the completion of certain audits, tax filings and other regulatory filings; provided, however, that in no event shall Buyer be obligated to make an employee available to Sellers if, as reasonably determined by Buyer, such availability would interfere with such employee’s ability to perform his or her duties to Buyer.

8.8  Jurisdiction; Venue.  All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.8 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

8.9  Further Assurances.  In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further lawful action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company. Sellers, on the one hand, and the Company and Buyer, on the other hand, shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company and its Affiliates, on the one hand, and Sellers, on the other hand, at any time after the date of this Agreement as were maintained with the Company and its Affiliates prior to the date of this Agreement, on the one hand, and of Sellers, on the other hand.

8.10  Confidentiality.  Each of Sellers and the Company, on the one hand, and Buyer, on the other, agrees not to disclose or use at any time (and such Person shall cause each of its Subsidiaries and Affiliates not to use or disclose at any time) any Confidential Information or any confidential information relating to the remaining businesses of Sellers, as the case may be. Each of Sellers and the Company, on the one hand, and Buyer, on the other hand, further agrees to take all appropriate steps (and to cause each of its Affiliates to take all appropriate steps) to safeguard such Confidential Information and such confidential information related to the remaining business of Sellers, as the case may be, and to protect it against disclosure, misuse, espionage, loss and theft. In the event that Sellers or the Company, on the one hand, or Buyer, on the other hand, or any of their respective Subsidiaries or Affiliates is required by law to disclose any Confidential Information or the confidential information related to Sellers’ remaining business, as the case may be, Sellers and the Company, on the one hand, and Buyer, on the other hand, shall promptly notify Buyer or Sellers, as the case may be, in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall cooperate with Buyer or Sellers, as the case may be, to preserve the confidentiality of such information consistent with applicable law.

8.11  Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date.  Sellers shall prepare or cause to be prepared and file or cause to be filed (and pay all applicable taxes thereon) all Tax Returns for the Company for all periods ending on or prior to the Closing Date or for which the date of measurement for such Tax occurs on or prior to the Closing Date which are filed after the Closing Date and shall cause all income of the Company (including, without limitation, deferred items triggered into income under Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) to be included in the consolidated income Tax Return of the Affiliated Group of which the Company is a member and any state, local or foreign unitary, combined or consolidated Tax Return. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to the Company. Sellers shall deliver copies of such filed Tax Returns to Buyer promptly after filing thereof. Sellers shall reimburse Buyer for any Taxes of the Company with respect to such periods at least ten (10) days prior to any payment by Buyer or the Company of such Taxes to the extent such Taxes are not accrued and used to reduce the Purchase Price.

(b) Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Returns”). Buyer shall permit Sellers to review and comment on each such Tax Return prior to filing. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Pre-Closing Taxes.” Sellers shall pay to Buyer an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns, to the extent such Taxes are not accrued as a current liability and used to reduce the Purchase Price at least ten (10) days before Buyer is required to pay or cause the Company to pay the related Tax liability. If the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business (Eastern time) on the Closing Date; provided, however that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(c) Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such similar type Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other similar type Taxes and fees.

(d) Cooperation on Tax Matters.

(i) Sellers, the Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers shall allow Buyer to take possession of such books and records.

(ii) Buyer shall have the right to participate in any Tax proceeding related to a Pre-Closing Tax of the Company which may have the effect of materially increasing the Company’s Tax liability for any Tax period ending after the Closing Date, and Sellers shall not settle or compromise any such proceeding without Buyer’s prior written consent; provided however, Buyer hereby agree to consent if Sellers fully indemnify Buyer for any material increase in Buyer’s or the Company’s Tax liability.

(iii) Buyer and Sellers further agree, upon request by the other, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iv) Without the prior written consent (which shall not be unreasonably withheld) of Buyer, neither Sellers nor the Company shall make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, grant a power of attorney with respect to any Tax claim or assessment relating to the Company, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, Buyer or any Affiliate of Buyer in any material way.

(e) In the event that any of Sellers, Buyer or the Company receives written notice of any federal, state, local or foreign Tax examination claim, settlement, proposed adjustment or related matter that may affect in any way the liability of Sellers, Buyer, or the Company, such Seller, Buyer or Company, as applicable, shall within ten (10) days notify the other parties hereto in writing thereof; provided, however, that any failure to give such notice shall not reduce a party’s right to indemnification under this Agreement except to the extent of actual damage incurred by the other parties as a result of such failure.

(f) Section 338(h)(10) Election.

(i) If Buyer so notifies Sellers at or within ten (10) days following the receipt by the Buyer of all 2009 Tax Return with respect to the Company, the Buyer and the Parent shall jointly make a timely election under Section 338(h)(10) of the Code (and any comparable election under state or local Law) (the “338(h)(10) Elections”) on Forms 8023 with respect to the acquisition of the Company by the Buyer. The Buyer and the Sellers shall cooperate fully with each other in the making of the 338(h)(10) Elections. The Buyer shall be responsible for the preparation and filing of all Tax Returns and information forms, including without limitation, IRS Forms 8883 and 8594 (the “Section 338 Forms”) required under applicable law to be filed in connection with making the 338(h)(10) Elections. The Sellers shall deliver to the Buyer within a reasonable time prior to the date the Section 338 Forms are required to be filed, such documents and other forms as are reasonably required by the Buyer to properly complete the Section 338 Forms. The Buyer shall prepare a complete set of Section 338 Forms and any additional data or materials required to be attached to the Section 338 Forms for the Sellers’ review and approval, provided that the Sellers shall not unreasonably withhold such approval. Within three business days of the receipt of Sellers’ approval and delivery of the foregoing Section 338 Forms and the Sellers’ approval of the allocation schedule described in Section 8.11(f)(ii) below, the Buyer shall deliver to the Sellers the 338(h)(10) Payment. Notwithstanding anything to the contrary contained herein, in no event shall the 338(h) payment be payable to the Sellers prior to the Closing.

(ii) If the 338(h)(10) Elections are made, the Buyer and the Sellers shall allocate the Purchase Price and any other amounts required by the Code or Treasury Regulations to be allocated in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder. The Buyer shall provide to the Sellers an allocation schedule for the Sellers’ review and approval, provided that the Sellers shall not unreasonably withhold such approval. Such allocation shall be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and all Tax Returns (including amended Tax Returns and claims for refund) and information reports shall be filed in a manner consistent with such allocation in connection with the 338(h)(10) Elections.

8.12  Use of Names.  Each Seller agrees that from and after the Closing it will not use any name used by the Company (or any name deceptively similar to such names in any business enterprise or in any commercial relationship) and Buyer agrees that from and after the Closing it will not use any name used by Sellers (or any name deceptively similar to such names in any business enterprise or in any commercial relationship).

8.13  Wrong Pocket.  Sellers shall promptly forward to Buyer any and all proceeds from accounts receivable or other payments relating to the Company that are received by Sellers or their Affiliates following the Closing Date. Sellers shall (i) provide Buyer with a daily report, in writing, of all funds received by Sellers as payment for any accounts receivable or other payments relating to the Company after the Closing, and (ii) promptly upon the receipt by Seller of good funds (i.e. upon funds clearing Parent’s or Seller’s lock-box or other applicable bank account), but no less frequently than each Friday (or other mutually agreed day each week) following the Closing Date (or next Business Day, in the event a such mutually agreed day is not a Business Day), remit all such payments to the Company by wire transfer.

ARTICLE IX

MISCELLANEOUS

9.1  Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon Buyer, the Company or Sellers only if such amendment or waiver is set forth in a writing executed by Buyer, the Company or Sellers, as the case may be. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2  Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy or email (with hard copy to follow), (ii) one (1) day after being sent by reputable overnight express courier (charges prepaid) or (iii) five (5) days following mailing by certified or registered mail (postage prepaid and return receipt requested). Unless another address is specified in writing, notices, demands and communications to Sellers, the Company and Buyer shall be sent to the addresses indicated below:

Notices to the Company (prior to the Closing) and Sellers:

GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, New York 10019
Telecopy: 212-445-0053
Attn: Harvey W. Schiller, Ph.D., CEO and Chairman
Email: HSchiller@globaloptionsgroup.com

with a copy to (which shall not constitute notice to the Company or Sellers):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022

Attn:	Robert Friedman
Jonathan Deblinger
Telecopy: (212) 451-2222

Email:	rfriedman@olshanlaw.com
jdeblinger@olshanlaw.com

Notices to the Company (after the Closing) and Buyer:

3DRS International, Ltd.
Attn: Stephen Maloney

1185 Avenue of the Americas, Suite 1750
New York, NY 10036
Telecopy: 212-205-4199
Email: smaloney@3drsadvisors.com

with a copy to (which shall not constitute notice to the Company or Buyer):

Anthony M. Collura, P.C.
Attn: Anthony M. Collura
629 Fifth Avenue
Suite 300, Pelham, NY 10803
Telecopy: 914 355 2379
Email:acollura@colluralaw.com

9.3  Successors and Assigns.  This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. Notwithstanding the foregoing, Buyer shall be permitted to assign all of its rights under this Agreement (including but not limited to its right to purchase the Equity Interests) and to delegate its obligations this Agreement to any of its Affiliates prior to the Closing without the consent of the Sellers or the Company. Buyer and, following the Closing, the Company, may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security, and Sellers shall execute any reasonable documentation requested by Buyer (or such lenders) in connection therewith.

9.4  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5  Interpretation.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto, are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibit hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise required, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.6  No Third-Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement; such third parties specifically including employees and creditors of the Company.

9.7  Complete Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including without limitation that certain Letter of Intent, accepted by GlobalOptions Group on June 4, 2010 (as amended from time to time), by and among Buyer and GlobalOptions Group.

9.8  Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

9.9  Delivery by Facsimile or Electronic Means.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by other electronic means (including .pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or by other electronic means (including .pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by other electronic means (including .pdf) as a defense to the formation of a contract and each such party forever waives any such defense.

9.10  Governing Law; Waiver of Jury Trial.

(a) ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTIONS) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTIONS OTHER THAN THE STATE OF DELAWARE.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT, OR THE UNITED STATES DISTRICT COURT, SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE SITTING IN THE COUNTY OF NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT LEGALLY POSSIBLE, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

9.11  Schedules.  Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

BUYER

LSR ACQUISITION CORP.

By:	/s/ Stephen G. Maloney Name: Stephen G. Maloney Title: Executive Vice President

SELLERS

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller Name: Harvey W. Schiller Title: Chairman and Chief Executive Officer

GLOBALOPTIONS, INC.

By:	/s/ Jeffrey O. Nyweide Name: Jeffrey O. Nyweide Title: Chief Financial Officer

COMPANY

THE BODE TECHNOLOGY GROUP, INC.

By:	/s/ Harvey W. Schiller Name: Harvey W. Schiller Title: Chairman

ANNEX B

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

August 10, 2010

Board of Directors
GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY 10019

Gentlemen:

We understand that LSR Acquisition Corp. (the “Buyer”), GlobalOptions Group, Inc. (the “Company”), GlobalOptions, Inc., a wholly-owned subsidiary of the Company (together with the Company, the “Sellers”), and The Bode Technology Group, Inc. (“Bode”) propose to enter into a Stock Purchase Agreement (the “Agreement”) whereby, upon the terms and subject to the conditions set forth in the Agreement, the Buyer will purchase from the Sellers all of the equity securities and stock of Bode for a purchase price (the “Consideration”) of $24,500,000 in cash, subject to adjustment as set forth in the Agreement, plus up to an additional $5,500,000 in cash (the “Earnout Amount”) payable if the revenues of Bode during the 12-month period commencing on the closing date of the purchase exceed $27,000,000 (the “Transaction”). In addition, the Buyer has agreed to pay the Sellers $500,000 in cash in the event that the Buyer makes a tax election under Section 338(h)(10) of the Internal Revenue Code of 1986 in connection with the Transaction. The terms and conditions of the Transaction will be set forth more fully in the Agreement.

You have asked us to advise you as to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Sellers in the Transaction.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Agreement dated August 2, 2010; (ii) reviewed certain publicly available information concerning the Company and Bode and certain other relevant financial and operating data of the Company and Bode furnished to us by the Company; (iii) held discussions with members of management of the Company and Bode concerning the current operations of and future business prospects for Bode; (iv) reviewed certain financial forecasts with respect to Bode prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (v) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Bode; (vi) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (vii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

Boston Office: One Post Office Square, Suite 1900, Boston, MA 02109 (617) 457-0900
California Offices: 3000 Sand Hill Road, Building 2 •  Suite 190, Menlo Park, CA 94025 (650) 854-9111
One Ferry Building, Suite 240, San Francisco, CA 94111 (415) 262-4860

Board of Directors
GlobalOptions Group, Inc.
August 10, 2010

Needham & Company, LLC

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Transaction will be consummated upon the terms and subject to the conditions set forth in the draft Agreement dated August 2, 2010 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Sellers, the Buyer, Bode or the contemplated benefits of the Transaction. With respect to the financial forecasts for Bode provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Bode. We express no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Company as to the probability of payment of the Earnout Amount and have assumed that the portion of the Consideration which under the terms of the Agreement will be held in escrow will be fully payable to the Company and that no adjustments will be made to amount of the Consideration pursuant to the terms of the Agreement.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company, the Sellers, the Buyer or Bode nor have we evaluated the solvency or fair value of the Company, the Sellers, the Buyer or Bode under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Sellers pursuant to the Agreement and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Consideration to be received by the Sellers pursuant to the Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction.

We have been engaged by the Board of Directors of the Company as financial advisor in connection with the Transaction and to render this opinion and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for certain of our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company unrelated to our current engagement, which includes serving as financial advisor in

Board of Directors
GlobalOptions Group, Inc.
August 10, 2010

Needham & Company, LLC

connection with the Transaction, for which we have received fees and we have not in the past two years provided investment banking or financial advisory services to the Buyer. We may in the future provide investment banking and financial advisory services to the Company, the Buyer and their respective affiliates unrelated to the proposed Transaction, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or information statement used by the Company in connection with the Transaction provided that this letter is quoted in full in such proxy statement or information statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Sellers in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

Very truly yours,

Needham & Company, LLC

ANNEX C

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders
Of GlobalOptions Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of GlobalOptions Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GlobalOptions Group, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity accounting principles generally accepted in the United States of America.

/s/
Marcum LLP

New York, New York
March 16, 2010

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except per share amount)

	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$3,221	$5,276
Accounts receivable, net	19,632	27,485
Inventories, net	3,354	2,522
Prepaid expenses and other current assets	840	862

Total current assets	27,047	36,145
Property and equipment, net	6,994	5,834
Intangible assets, net	4,268	5,981
Goodwill	19,968	19,968
Security deposits and other assets	537	553

Total assets	$58,814	$68,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$2,163	$7,093
Notes payable	—	400
Accounts payable	3,565	6,199
Deferred revenues	590	585
Accrued compensation and related benefits	3,643	3,155
Other current liabilities	1,730	1,966

Total current liabilities	11,691	19,398
Long-term liabilities:
Deferred tax obligation	511	—
Other long-term obligations	789	838

Total long-term liabilities	1,300	838

Total liabilities	12,991	20,236

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 14,900,000 shares authorized, no shares issued or outstanding Series D convertible preferred stock, non-voting, $0.001 par value, 100,000 shares authorized, dividends do not accrue, no anti-dilution protection, 0 and 55,388.37 shares issued and outstanding, convertible into 0 and 3,692,743 shares of common stock at December 31, 2009 and 2008, respectively, liquidation preference of $0.001 per share or $0	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 14,472,363 shares issued and 14,348,469 shares outstanding at December 31, 2009, and 10,486,935 shares issued and 10,379,868 shares outstanding at December 31, 2008, and	14	10
Additional paid-in capital	111,909	108,989
Accumulated deficit	(65,857)	(60,546)
Treasury stock; at cost, 123,894 and 107,067 shares at December 31, 2009 and December 31, 2008, respectively	(243)	(208)

Total stockholders’ equity	45,823	48,245

Total liabilities and stockholders’ equity	$58,814	$68,481

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	For the Years Ended December 31,
	2009	2008	2007

Revenues	$102,130	$104,187	$87,131
Cost of revenues	57,367	59,939	48,969

Gross profit	44,763	44,248	38,162

Operating expenses:
Selling and marketing	12,455	11,504	14,821
General and administrative	36,568	40,348	44,908
Impairment loss on goodwill and intangibles	—	—	5,144

Total operating expenses	49,023	51,852	64,873

Loss from operations	(4,260)	(7,604)	(26,711)

Other income (expense):
Interest income	12	27	297
Interest expense	(552)	(379)	(814)
Other income	—	—	100
Prepayment premium	—	—	(800)

Other expense, net	(540)	(352)	(1,217)

Loss before income taxes	(4,800)	(7,956)	(27,928)
Income tax provision	511	—	—

Net loss	$(5,311)	$(7,956)	$(27,928)

Basic and diluted net loss per share	$(0.41)	$(0.81)	$(6.69)

Weighted average number of common shares outstanding — basic and diluted	12,870,729	9,834,069	4,177,435

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity
For the Year Ended December 31, 2009
(Dollars in thousands)

					Series D
					Convertible		Additional
	Common Stock		Treasury Shares		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2009	10,486,935	$10	107,067	$(208)	55,388.37	$—	$108,989	$(60,546)	$48,245
Stock issued to consultants for services	89,577	—	—	—	—	—	165	—	165
Shares issued upon the exercise of stock options	44	—	—	—	—	—	—	—	—
Shares issued in connection with the vesting of RSUs	134,274	—	—	—	—	—	—	—	—
Treasury shares acquired in satisfaction of income tax withoholding	—	—	16,827	(35)	—	—	—	—	(35)
Issuance of common stock in connection with the conversion of Series D Convertible Preferred Stock	3,692,552	4	—	—	(55,388.37)	—	(4)	—	—
Issuance of common stock under employee stock purchase plan	68,981	—	—	—	—	—	93	—	93
Stock based compensation — restricted stock vested	—	—	—	—	—	—	1,041	—	1,041
Stock based compensation — employee stock purchase plan	—	—	—	—	—	—	31	—	31
Amortization of consultant stock option costs	—	—	—	—	—	—	96	—	96
Amortization of employee stock options costs	—	—	—	—	—	—	394	—	394
Amortization of consultant restricted stock unit costs	—	—	—	—	—	—	4	—	4
Amortization of employee restricted stock unit costs	—	—	—	—	—	—	1,100	—	1,100
Net loss	—	—	—	—	—	—	—	(5,311)	(5,311)

Balance, December 31, 2009	14,472,363	$14	123,894	$(243)	—	$—	$111,909	$(65,857)	$45,823

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity
For the Year Ended December 31, 2008
(Dollars in thousands)

					Series D
					Convertible		Additional
	Common Stock		Treasury Shares		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2008	9,660,269	$10	—	$—	55,989.32	$—	$102,537	$(52,590)	$49,957
Stock issued to consultants for services	26,984	—	—	—	—	—	167	—	167
Treasury shares acquired in satisfaction of income tax withoholding	—	—	19,567	(50)	—	—	—	—	(50)
Treasury shares acquired in connection with settlement of Facticon matters	—	—	87,500	(158)	—	—	—	—	(158)
Issuance of common stock to sellers of JLWA in satisfaction of $2,160 obligation to issue common stock	225,000	—	—	—	—	—	2,160	—	2,160
Issuance of common stock to sellers of JLWA	75,000	—	—	—	—	—	720	—	720
Issuance of common stock in connection with the conversion of Series D Convertible Preferred Stock	40,064	—	—	—	(600.95)	—	—	—	—
Issuance of common stock to executive employees for future services	437,500	—	—	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	22,118	—	—	—	—	—	34	—	34
Stock based compensation — restricted stock vested	—	—	—	—	—	—	1,058	—	1,058
Stock based compensation — employee stock purchase plan	—	—	—	—	—	—	11	—	11
Amortization of consultant stock option costs	—	—	—	—	—	—	122	—	122
Amortization of employee stock options costs	—	—	—	—	—	—	1,650	—	1,650
Amortization of consultant restricted stock unit costs	—	—	—	—	—	—	4	—	4
Amortization of employee restricted stock unit costs	—	—	—	—	—	—	526	—	526
Net loss	—	—	—	—	—	—	—	(7,956)	(7,956)

Balance, December 31, 2008	10,486,935	$10	107,067	$(208)	55,388.37	$—	$108,989	$(60,546)	$48,245

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity
For the Year Ended December 31, 2007
(Dollars in thousands)

			Series A		Series B		Series C		Series D
			Convertible		Convertible		Convertible		Convertible		Additional
	Common Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2007	2,678,059	$3	6,380	$—	53,073	$—	—	$—	—	$—	$78,558	$(24,662)	$53,899

Fractional shares of common stock issued in connection with reverse split	42	—	—	—	—	—	—	—	—	—	—	—	—

Adjustment to Series B Convertible Preferred shares outstanding	—	—	—	—	(3)	—	—	—	—	—	—	—	—

Issuance of common stock in connection with the purchase of On Line Consulting	84,375	—	—	—	—	—	—	—	—	—	1,350	—	1,350

Issuance of common stock in connection with purchase of Facticon	87,500	—	—	—	—	—	—	—	—	—	1,400	—	1,400

Exercise of stock options	88,236	—	—	—	—	—	—	—	—	—	48	—	48

Cashless exercise of stock options	39,706	—	—	—	—	—	—	—	—	—	(318)	—	(318)

Stock issued to employees pursuant to 2006 Long-Term Incentive Plan	3,471	—	—	—	—	—	—	—	—	—	41	—	41

Stock issued to consultants for services	3,823	—	—	—	—	—	—	—	—	—	67	—	67

Stock based compensation — restricted stock vested	—	—	—	—	—	—	—	—	—	—	677	—	677

Amortization of consultant stock option costs	—	—	—	—	—	—	—	—	—	—	64	—	64

Amortization of employee stock options costs	—	—	—	—	—	—	—	—	—	—	2,480	—	2,480

Issuance of common stock in connection with the conversion of shares of Series A Convertible Preferred Stock	3,125	—	(50)	—	—	—	—	—	—	—	—	—	—

Equity restructuring (See Note 14)	630,765	—	(6,330)	—	(53,070)	—	59,400	—	19,706.52	—	—	—	—

Issuance of common stock in connection with qualified public offering net of offering costs	4,500,000	5	—	—	—	—	—	—	—	—	18,172	—	18,177

Conversion of Series C Convertible Preferred Stock into shares of common stock and share of Series D Convertible Preferred Stock	1,541,167	2	—	—	—	—	(59,400)	—	36,283.00	—	(2)	—	—

Net loss	—	—	—	—	—	—	—	—	—	—	—	(27,928)	(27,928)

Balance, December 31, 2007	9,660,269	$10	—	$—	—	$—	—	$—	55,989.52	$—	$102,537	$(52,590)	$49,957

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Years Ended December 31,
	2009	2008	2007

Cash flows from operating activities:
Net loss	$(5,311)	$(7,956)	$(27,928)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for bad debts	(259)	148	1,699
Depreciation and amortization	3,352	4,366	3,917
Deferred rent	28	448	38
Non-cash interest charges	—	4	37
Reserve for restructuring	420	517	—
Reserve for litigation	65	—	—
Reserve for obsolete inventory	(5)	—	—
Impairment of goodwill and intangible assets	66	—	5,144
Stock-based compensation	2,831	4,258	3,330
Deferred income taxes	511	—	—
Loss on disposition of equipment	—	27	—
Changes in operating assets and liabilities:
Accounts receivable	8,112	(1,219)	(723)
Inventories	(827)	(196)	194
Prepaid expenses and other current assets	22	(70)	(59)
Security deposits and other assets	16	25	(264)
Accounts payable	(2,634)	459	769
Deferred revenues	5	42	396
Accrued compensation and related benefits	488	(585)	576
Due to former members of JLWA for earnout	—	—	7,732
Other current liabilities	(751)	(1,053)	(432)
Other long-term obligations	(47)	(54)	108

Total adjustments	11,393	7,117	22,462

Net cash provided by (used in) operating activities	6,082	(839)	(5,466)

Cash flows from investing activities:
Purchases of property and equipment	(2,797)	(1,638)	(1,520)
Purchase of intangible assets	(68)	(44)	(920)
Acquisition of FAIS	—	(2,548)	—
Acquisition of On Line Consulting	—	(200)	(988)
Acquisition of Facticon	—	—	(1,300)
Acquisition of Bode, less cash acquired of $284	—	—	(12,907)

Net cash used in investing activities	(2,865)	(4,430)	(17,635)

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, continued
(Dollars in thousands)

	For the Years Ended December 31,
	2009	2008	2007

Cash flows from financing activities:
Net proceeds (repayments) under line of credit	$(4,930)	$7,093	$—
Proceeds from issuance of common stock	—	—	18,177
Repayment of notes payable	(400)	(800)	(12,231)
Proceeds from exercise of stock options	—	—	48
Proceeds from issuance of stock in connection with ESPP	93	34	—
Repurchase of common stock	(35)	(208)	—

Net cash (used in) provided by financing activities	(5,272)	6,119	5,994

Net increase (decrease) in cash and cash equivalents	(2,055)	850	(17,107)
Cash and cash equivalents — beginning of year	5,276	4,426	21,533

Cash and cash equivalents — end of year	$3,221	$5,276	$4,426

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$631	$353	$827

Supplemental disclosures of non-cash investing and financing activities:
Common stock issued to settle the obligation to issue common stock	$—	$2,160	$—

Common stock issued upon the cashless exercise of stock options	$—	$—	$318

Common stock issued upon conversion of Series A convertible preferred stock	$—	$—	$3

Common stock ($1,541) and Series D convertible preferred stock ($36) issued upon conversion of Series C convertible preferred stock	$—	$—	$1,577

Issuance of common stock ($631), Series C ($59) and Series D ($20) convertible preferred stock in equity restructuring	$—	$—	$1

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, continued
(Dollars in thousands)

	For the Years Ended December 31,
	2009	2008	2007

Supplemental non-cash investing and financing activity — acquisition of FAIS:
Assets acquired and liabilities assumed:
Accounts receivable	$—	$1,201	$—
Property and equipment	—	61	—
Intangible assets	—	1,625	—
Accounts payable	—	(17)	—
Other current liabilities	—	(322)	—

Total purchase price, paid in cash	$—	$2,548	$—

Supplemental non-cash investing and financing activity — acquisition of On Line Consulting:
Assets acquired and liabilities assumed:
Property and equipment	$—	$—	$97
Intangible assets	—	—	1,199
Goodwill recognized on purchase business combination	—	200	1,845
Accounts payable, accrued expenses and deferred revenues	—	—	(199)
Other current liabilities	—	—	(46)

Total purchase price	—	200	2,896
Less: Cash paid to acquire On Line Consulting	—	—	(988)

Non-cash consideration to seller	$—	$200	$1,908

Non-cash consideration consisted of:
Common stock issued to acquire On Line Consulting	$—	$—	$1,350
Notes payable issued to seller	—	—	558

Total non-cash consideration	$—	$—	$1,908

Supplemental non-cash investing and financing activity — acquisition of Bode:
Assets acquired and liabilities assumed:
Accounts receivable	$—	$—	$5,510
Inventories	—	—	2,519
Other current assets (including cash of $284)	—	—	560
Property and equipment	—	—	4,133
Intangible assets	—	—	310
Goodwill recognized on purchase business combination	—	—	1,377
Accounts payable, accrued expenses and deferred rent obligations	—	—	(1,217)

Total purchase price	—	—	13,192
Less: Cash acquired	—	—	(284)
Less: Cash paid to acquire Bode	—	—	(12,908)

Non-cash consideration to seller	$—	$—	$—

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, continued
(Dollars in thousands)

	For the Years Ended December 31,
	2009	2008	2007

Supplemental non-cash investing and financing activity — acquisition of Facticon:
Assets acquired and liabilities assumed:
Accounts receivable	$—	$—	$759
Property and equipment	—	—	34
Intangible assets	—	—	120
Goodwill recognized on purchase business combination	—	—	3,113
Accounts payable, accrued expenses and deferred revenues	—	—	(1,226)

Total purchase price	—	—	2,800
Less: Cash paid to acquire Facticon	—	—	(1,300)

Non-cash consideration to seller	$—	$—	$1,500

Non-cash consideration consisted of :
Note payable issued to seller	$—	$—	$100
Common stock issued to acquire Facticon	—	—	1,400

Total non-cash consideration	$—	$—	$1,500

See notes of these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

1.	Business Organization and Nature of Operations

GlobalOptions, LLC was formed in November 1998 as a limited liability company (“LLC”) in the state of Delaware. On January 24, 2002, the LLC was recapitalized as a Delaware corporation with the name GlobalOptions, Inc. (“GlobalOptions”). On June 24, 2005, GlobalOptions consummated a “reverse merger” transaction with a non operating public company accounted for as a recapitalization, with the result that on June 24, 2005, GlobalOptions became the subsidiary of a public company. Following the merger, the public company changed its name to GlobalOptions Group, Inc. (“GlobalOptions Group” or the “Company”) and began trading on the OTC (over the counter) Bulletin Board.

On March 6, 2007 the Company executed a 1 for 8 reverse stock split. All share and per share information preceding the date of this split has been retroactively restated.

The Company is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals throughout the world. The Company’s risk mitigation services currently include (1) risk management and security, (2) investigations and litigation support, and (3) crisis management and corporate governance. The Company delivers these services through four business units: Preparedness Services; Fraud and Special Investigative Unit (“SIU”) Services; Security Consulting and Investigations; and International Strategies. The Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations units represent the Company’s three financial reporting segments. The results of the International Strategies unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

On January 9, 2007, GlobalOptions Group purchased substantially all of the business and assets of SPZ Oakland Corporation, dba On Line Consulting Service, Inc. (“On Line Consulting”), a full service security and fire alarm consulting and design firm based in Oakland, California (See Note 4).

On February 28, 2007, GlobalOptions Group acquired substantially all of the business and assets of Facticon, Inc. (“Facticon”). Facticon is a surveillance, investigative and intelligence firm based in Chadds Ford, Pennsylvania (See Note 4).

On February 28, 2007, GlobalOptions Group purchased the common stock of The Bode Technology Group, Inc. (“Bode”). Bode is a leading provider forensic DNA analysis and proprietary DNA collection tools based in Lorton, Virginia (See Note 4).

On April 21, 2008, GlobalOptions Group acquired substantially all of the business and net assets of Omega Insurance Services, Inc. (d/b/a First Advantage Investigative Services) (“FAIS”). FAIS is a surveillance, investigative and intelligence firm based in St. Petersburg, Florida (See Note 4).

2.	Principles of Consolidation

The consolidated financial statements of the Company include the consolidated financial statements of GlobalOptions, Inc. and its wholly-owned subsidiary, Bode. All material intercompany accounts and transactions are eliminated in consolidation.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts. Significant estimates and assumptions include reserves related to receivables and inventories, the recoverability of long-term assets, amortizable lives of intangible assets, purchase accounting, accruals related to performance based compensation plans, deferred taxes and related valuation allowances and valuation of equity instruments. Global and other economic risks could affect the Company’s estimates. The Company’s management monitors these risks and assesses its business and financial risks on a quarterly basis.

Concentrations of Credit Risk

Cash:  The Company maintains its cash with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. As of December 31, 2009 substantially all of the Company’s funds are held at one financial institution.

Accounts Receivable:  The number of clients that comprise the Company’s client base, along with the different industries, governmental entities and geographic regions, including foreign clients, in which the Company’s clients operate, limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support client receivables, however, the Company may require it’s customers to provide retainers, up-front deposits or irrevocable letters-of-credit when considered necessary to mitigate credit risk. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past collections history. Credit losses have been within management’s expectations. At December 31, 2009 and 2008, the Company had allowances for doubtful accounts of $1,410 and $2,487, respectively.

Cash Equivalents:  The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Reserves for obsolete inventories are provided for based on historical experience. At December 31, 2009 and 2008, the Company had reserves for obsolete inventory of $50 and $55, respectively.

The Company maintains inventories in connection with its DNA related services. Raw materials consist mainly of reagents, primers, enzymes, chemicals and plates used in genotyping and components to assemble DNA collection kits. Work in progress principally consists of data banking and casework not yet completed and partially assembled kits. Finished goods principally consist of kits that have been fully assembled, but have not been shipped.

Property and Equipment

Property and equipment is stated at cost and is being depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation and amortization of these assets are removed from the accounts and the resulting gains or losses are reflected in the consolidated results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Intangible Assets

The Company recognizes certain intangible assets acquired in acquisitions, primarily goodwill, trade names, covenants not to compete, and client relationships.

The Company has reviewed the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. No impairment was deemed to exist as of December 31, 2009 and 2008. The Company intends to re-evaluate the carrying amounts of its amortizable intangibles at lease quarterly to identify any triggering events, including those that could arise from the current national and global economic crisis that would require us to conduct an impairment review. As described above, if triggering events require us to undertake an impairment review, it is not possible at this time to determine whether it would be necessary to record a charge or if such charge would be material.

Goodwill and Impairment

The Company is required to perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The testing for impairment of goodwill is performed in two steps: (1) potential impairment is identified by comparing the fair value of a reporting unit (based on market capitalization, discounted cash flows, or other acceptable methods) with its carrying amount; and (2) if fair value is less than the carrying amount, an impairment loss is estimated as the excess of the carrying amount of the goodwill over its fair value. Goodwill must be written down when impaired. The Company has adopted December 31 as the annual date for preparing its impairment assessment, unless other triggering events occur during the year which might indicate that an impairment has occurred.

Revenue Recognition and Related Costs

The Company applies the revenue recognition principles set forth in applicable accounting guidance with respect to all of its revenue. The Company adheres strictly to this criteria, which provides for revenue to be recognized when (1) persuasive evidence of an arrangement exists, (2) delivery or installation has been completed, (3) the customer accepts and verifies receipt, and (4) collectability is reasonably assured.

For investigation, crisis management and non-DNA related security, revenue is recognized on a time and materials or fixed price arrangement and is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements is recognized based upon the achievement of certain contractual milestones or progress points within the project plan. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Revenue Recognition and Related Costs, continued

Revenues earned on DNA related services are derived principally from the following sources: (1) forensic DNA analysis; (2) research and development projects; and (3) sales of DNA collection products. The Company recognizes revenues from forensic DNA analysis at the time tests are completed and the results are reported to the client. Revenues from research and development projects are recognized as the related research is completed and when the Company has satisfied specific obligations under the terms of the respective agreements. Revenues from the sales of DNA collection products are recognized upon delivery of the products to the client.

Forensic DNA analysis is billed on a per sample fixed fee arrangement. Research and development projects are billed on a cost plus fixed fee arrangement.

Costs incurred in the performance of forensic DNA analysis are recorded as inventories and charged to cost of revenues upon the completion of the project, which generally ranges from one to three months. Costs related to research and development projects are expensed as incurred and costs related to DNA collection products are maintained as inventory and charged to operations when the products are delivered.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2009, 2008, and 2007 was approximately $32, $55 and $126, respectively.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of such assets and liabilities. The Company establishes a valuation allowance for certain deferred tax assets. The Company was not required to provide for a provision for income taxes for the years ended December 31, 2008 and 2007, respectively, as a result of losses incurred during these periods.

For the year ended December 31, 2009, the Company recorded a deferred income tax provision on account of an increase in the net deferred tax liability caused principally by current income tax deductions related to the amortization of goodwill over a 15 year life that have not been recognized for book purposes.

Deferred tax assets pertaining to windfall tax benefits on exercise of non-qualified stock options and the corresponding credit to additional paid-in capital are recorded if the related tax amount either reduces income taxes payable or results in an income tax refund. The Company has elected the “with and without approach” regarding ordering of windfall tax benefits to determine whether the windfall tax benefit did reduce income taxes payable or resulted in an income tax refund in the current year. Under this approach, the windfall tax benefits would be recognized in additional paid-in capital only if an incremental income tax benefit is realized after considering all other income tax benefits presently available to the Company.

Effective January 1, 2007, the Company adopted accounting guidance which clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the years ended December 31, 2007, December 31, 2008 and December 31, 2009. The tax years ended December 31, 2008, 2007, 2006, 2005, 2004 and 2003 remain subject to examination for federal, state, and local income tax purposes by various taxing authorities as of December 31, 2009.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Income Taxes, continued

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses.

Stock-Based Compensation

The Company accounts for equity instruments issued to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed. Stock based compensation for non-employees is reflected within general and administrative expenses.

The Company accounts for equity instruments issued to employees in accordance with accounting guidance which requires that awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. The Company recognizes compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, where applicable.

Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of common stock outstanding, as adjusted, during the years presented. Common stock equivalents, consisting of stock options, restricted stock units (“RSUs”), warrants, Series A, B, C and D convertible preferred stock were not included in the calculation of the diluted loss per share because their inclusion would have been anti-dilutive. The basic weighted average number of shares was reduced for non-vested restricted stock awards and contingently returnable escrowed shares issued in connection with acquisitions, and was increased for non-contingent shares to be issued in connection with the JLWA modification agreement (See Note 10).

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	At December 31,
	2009	2008	2007

Stock Options	967,781	634,687	1,191,665
Restricted Stock Units	228,819	366,087	—
Preferred Stock and Warrants	—	3,692,743	3,732,821
Potentially dilutive securities realizable from the vesting of performance based restricted stock	470,563	558,063	175,000
Contingently returnable shares related to the acquisitions of Facticon and Hyperion	—	—	78,923

Total Potentially Dilutive Securities	1,667,163	5,251,580	5,178,409

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In June 2009, the FASB issued new accounting guidance that established the FASB Accounting Standards Codification, (“Codification” or “ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. This new guidance became effective for interim and annual periods ending after September 15, 2009. Other than the manner in which new accounting guidance is referenced, the adoption of these changes did not have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued new accounting guidance, under ASC Topic 825 on financial instruments, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of ASC Topic 820 on fair value measurements and disclosures. The Company did not elect the fair value reporting option for any assets and liabilities not previously recorded at fair value.

In December 2007, the FASB issued new accounting guidance, under ASC Topic 805 on business combinations, which established principles and requirements as to how acquirers recognize and measure in these financial statements the identifiable assets acquired, the liabilities assumed, noncontrolling interests and goodwill acquired in the business combination or a gain from a bargain purchase. This guidance is effective for business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This guidance will have an impact on the Company’s accounting for any future business acquisitions.

In December 2007, the FASB issued new accounting guidance, under ASC Topic 810 on consolidations, which establishes the accounting for noncontrolling interests in a subsidiary and the deconsolidation of a subsidiary. This guidance requires (a) the ownership interest in the subsidiary held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (c) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently. Entities must provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This guidance is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. This guidance will have an impact on the Company’s accounting for any future business acquisitions.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In March 2008, the FASB issued new accounting guidance under ASC Topic 815 on derivatives and hedging activities, which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flow. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This accounting guidance encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In April 2008, the FASB issued new accounting guidance, under ASC Topic 350 on intangibles, which outlines the requirements for determining the useful life of an intangible asset. The new guidance is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for entity-specific factors. This guidance is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company expects the new guidance to have an impact on the accounting for any future business acquisitions.

In June 2008, the FASB issued new accounting guidance, under ASC Topic 815 on derivatives and hedging, as to how an entity should determine whether an instrument (or an embedded feature) is indexed to an entity’s own stock. This guidance provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In June 2008, the FASB issued new accounting guidance, under ASC Topic 260 on earnings per share, which clarifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. The guidance is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In November 2008, the FASB issued new accounting guidance, under ASC Topic 323 on investments — equity method and joint ventures, relating to the accounting for equity method investments. This guidance addresses how the initial carrying value of an equity method investment should be determined, how it should be tested for impairment, and how changes in classification from equity method to cost method should be treated. This guidance is effective on a prospective basis in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company expects this guidance to have an impact on its accounting for any future business acquisitions.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

3.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In May 2009, the FASB issued new accounting guidance, under ASC Topic 855 on subsequent events, which sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for interim and annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

4.	Acquisitions

Acquisition of On Line Consulting

On January 9, 2007, GlobalOptions Group purchased substantially all of the business and assets of On Line Consulting. The acquisition was made pursuant to a certain Asset Purchase Agreement dated January 9, 2007 (the “On Line Consulting Agreement”) between GlobalOptions Group and On Line Consulting. The aggregate purchase price paid for On Line Consulting, which amounted to approximately $2,896 plus the assumption of certain liabilities, was subject to a working capital purchase price adjustment that was finalized on November 10, 2008.

Purchase consideration, excluding the purchase price adjustment (which was finalized in the amount of $200), consisted of $1,546 in cash and 84,375 shares of common stock of GlobalOptions Group valued at $16.00 per share for a total value of all consideration of $2,846. At closing, the Company paid $750 of the cash portion of the purchase price, and issued promissory notes of which $417 was paid on January 9, 2008, and $141 was due and paid on January 9, 2009. On March 23, 2007, the Company paid cash of $224, and recorded an obligation of $14, which was paid on August 29, 2007.

Further, at closing, the Company delivered to the seller 46,875 shares of GlobalOptions common stock, with 37,500 shares which were held in escrow. On January 9, 2008, 18,750 of the escrow shares were delivered to the seller. On November 10, 2008, the Company paid $200 of additional purchase consideration to the sellers of On Line Consulting as a result of having finalized the working capital purchase price adjustment specified in the OnLine Consulting Agreement. The remaining 18,750 escrow shares were delivered to the seller on January 9, 2009.

All of the promissory notes issued in connection with the acquisition of On Line Consulting bear no stated interest rate. Accordingly, the promissory note obligations were recorded at their net present values discounted at a rate of 6% per annum. Discounts amounted to $33 and $9 with respect to the $417 and $141 notes due January 9, 2008 and 2009, respectively. The accreted interest for the years ended December 31, 2009 and 2008 is approximately $0 and $5, respectively.

The assets and liabilities of On Line Consulting were recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of On Line Consulting on January 9, 2007, the Company acquired identifiable intangible assets of $1,199. Of the identifiable intangibles acquired, $70 has been assigned to trade names, $59 to non-compete agreements, and $1,070 to client relationships. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of On Line Consulting, continued

The following details amortization periods for the identifiable, amortizable intangibles:

Amortization
Intangible Asset Category	Period

Trade names	5 years
Non-compete agreements	3 years
Client relationships	7 years

The following details the allocation of the purchase price for the acquisition of On Line Consulting:

Fair Value

Property and equipment	$97
Intangible asset — trade names	70
Intangible asset — non-compete agreements	59
Intangible asset — client relationships	1,070
Accounts payable	(75)
Accrued compensation and related benefits	(84)
Deferred revenues	(40)
Capital lease obligation	(34)
Other liabilities	(12)

Net fair values assigned to assets acquired and liabilities assumed	1,051
Goodwill	2,045

Total	$3,096

The following represents a summary of the purchase price consideration:

Cash	$1,174
Common stock	1,350
Amount due to seller	14
Notes payable	558

Total Purchase Price Consideration	$3,096

The results of operations for On Line Consulting for the years ended December 31, 2009 and 2008 and for the period from January 10, 2007 to December 31, 2007, are reflected in the Company’s results for the years ended December 31, 2009, 2008 and 2007 in the accompanying consolidated statements of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of Bode

On February 28, 2007, the Company acquired the common stock of Bode. Bode provides forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations and is based in Lorton, Virginia. Bode was a wholly-owned subsidiary of ChoicePoint Inc., a Georgia corporation (“ChoicePoint”). The acquisition was made pursuant to a certain Stock Purchase Agreement, dated February 28, 2007, between ChoicePoint Government Services Inc., ChoicePoint and the Company. On March 8, 2007, Bode was reincorporated in the state of Delaware. On September 26, 2007, the Company recorded a working capital adjustment in connection with the acquisition of Bode in the amount of $692, paid on October 1, 2007 resulting in an as adjusted total purchase price of $13,192. On December 31, 2007 the Company recorded an additional purchase price adjustment of $110 related to the valuation of the opening inventory balance. The $692 and $110 adjustment amounts were recorded as additional goodwill.

The assets and liabilities of Bode have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of Bode on February 28, 2007, the Company acquired identifiable intangible assets of $310. Of the identifiable intangibles acquired, $200 has been assigned to trade names and $110 to developed technology. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following details amortization periods for the identifiable, amortizable intangibles:

Amortization
Intangible Asset Category	Period

Trade names	10 years
Developed technology	5 years

The following details the allocation of the purchase price for the acquisition of Bode:

Fair Value

Cash and cash equivalents	$284
Accounts receivable	5,510
Inventories	2,519
Other current assets	276
Property and equipment	4,133
Intangible asset — trade names	200
Intangible asset — development technology	110
Accounts payable	(545)
Deferred rent obligations	(94)
Accrued expenses	(578)

Net fair values assigned to assets acquired and liabilities assumed	11,815
Goodwill	1,377

Total purchase price in cash	$13,192

The purchase price was paid entirely in cash.

The results of operations for Bode for the years ended December 31, 2009 and 2008 and for the period from March 1, 2007 to December 31, 2007, are reflected in the Company’s results for the years ended December 31, 2009, 2008 and 2007 in the accompanying consolidated statements of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of Facticon

On February 28, 2007, GlobalOptions Group purchased substantially all of the business and assets of Facticon.

The acquisition was made pursuant to a certain Asset Purchase Agreement, dated February 28, 2007 (the “Facticon Agreement”), between GlobalOptions Group and Facticon. The aggregate purchase price paid was $2,800, which consisted of $1,300 in cash, a promissory note payable to the seller of $100 and 87,500 shares of common stock in GlobalOptions Group, valued at $1,400 and the assumption of certain liabilities. Of the total purchase price, the $1,300 cash portion, the $100 promissory note and the stock portion were placed into an escrow account and pursuant to the escrow agreement (“Facticon Escrow Agreement”) were to be disbursed upon the satisfaction of claims of certain tax jurisdictions, creditors and litigants against the seller. The Facticon Agreement was amended to extend the period of time allotted to resolve such claims against Facticon through December 31, 2008.

The assets and liabilities of Facticon have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of Facticon on February 28, 2007, the Company acquired identifiable intangible assets of $120, consisting of $60 for a trade name and $60 for the value of client relationships. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below. In addition, the Company has recorded an adjustment of approximately $693 to record additional goodwill and an accrued liability in connection with the Company’s estimated successor liability obligations. The successor liability obligations were shown net of approximately $270 that the Company estimates may be recoverable from the seller though amounts held in escrow.

On December 22, 2008, the Company settled certain successor liabilities, resulting in the sellers returning to the Company the $100 note payable to seller and 87,500 shares of the Company stock, valued at $158.

The following details the amortization periods for the identifiable, amortizable intangibles:

Amortization
Intangible Asset Category	Period

Trade name	5 years
Client relationships	3 years

The following details the allocation of the purchase price for the acquisition of Facticon:

Fair Value

Accounts receivable	$759
Property and equipment	34
Intangible assets — trade name	60
Intangible assets — client relationships	60
Accounts payable	(185)
Accrued compensation and related benefits	(237)
Accrued expenses	(804)

Net fair values assigned to assets acquired and liabilities assumed	(313)
Goodwill	3,113

Total	$2,800

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of Facticon, continued

The following presents a summary of the purchase price consideration for the purchase of Facticon:

Cash	$1,300
Note issued to seller	100
Value of common stock issued	1,400

Total Purchase Price Consideration	$2,800

The results of operations for Facticon for the years ended December 31, 2009, 2008 and for the period from March 1, 2007 to December 31, 2007, are reflected in the Company’s results for the years ended December 31, 2009, 2008 and 2007 in the accompanying consolidated statements of operations.

Acquisition of FAIS

On April 21, 2008, GlobalOptions Group acquired substantially all of the business and net assets of FAIS. The aggregate purchase price paid for the assets and business was $2,548, consisting of cash in the amount of $2,164, a broker fee of $350 and acquisition and related legal expenses of $34.

The agreement had provided for the sellers to obtain up to an additional $2,000 upon the attainment of certain revenue goals subsequent to the closing of the transaction. On November 20, 2008, the Company determined that the revenue goals under the earnout would not be achieved and thus FAIS would not qualify for any additional purchase price consideration.

The assets and liabilities of FAIS were recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of FAIS on April 21, 2008, the Company acquired certain identifiable intangible assets valued in the aggregate at $2,790. Of the identifiable intangibles acquired, approximately $290 had been assigned to a non-compete agreement and $2,500 to client relationships.

The calculated value of these intangible assets created an excess of the fair value of assets acquired over the purchase price using the purchase method of accounting. Under the purchase method of accounting, the payment of contingent consideration that might result in recognition of additional cost of the acquired entity when the contingency is resolved, an amount equal to the lesser of the maximum contingent consideration or the excess of fair value over the cost of the acquired entity is to be recognized as if it were a liability. Upon the resolution of the contingency and upon issuance of the consideration, any excess of consideration over the amount that was recognized as a liability is to be recognized as additional cost of the acquired entity. If the amount initially recognized as if it were a liability exceeded the consideration issued, that excess amount shall be allocated as a pro rata reduction of the amounts assigned to property and equipment and intangible assets acquired. In accordance with SFAS 141, the Company had initially recorded a liability of $1,206 representing the difference between the fair value of the assets acquired and the consideration transferred to the sellers at the closing date excluding contingent consideration. On November 20, 2008, the Company determined that no earnout was to be paid. Accordingly, the Company has recorded an adjustment to the purchase price, reflecting a $41 reduction in net property and equipment and $1,165 of net identifiable intangible assets consisting of reductions of $129 for non-compete agreements, $1,145 for client relationships less $109 of accumulated amortization. The purchase price adjustment will affect depreciation and amortization on a prospective basis.

The Company also recorded a liability of approximately $274 as a reserve for exit activities which includes the estimated costs of certain salary and severance expenses of transitional employees that were accrued and accounted for as part of the purchase price.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Acquisition of FAIS, continued

The following details amortization periods for the identifiable, amortizable intangibles:

Amortization
Intangible Asset Category	Period

Non-compete agreements	3 years
Client relationships	7 years

The following details the allocation of the purchase price for the acquisition of FAIS as adjusted for the November 20, 2008 determination that the contingent purchase price earnout would not be paid:

Fair Value

Accounts receivable	$1,201
Property and equipment	61
Intangible asset — non-complete agreements	182
Intangible asset — client relationships	1,443
Accounts payable	(17)
Accrued liabilities	(48)
Cost of exit activities	(274)

Net fair value assigned to assets acquired and liabilities assumed	$2,548

The following represents a summary of the purchase price consideration:

Fair Value

Cash	$2,164
Broker fee	350
Legal fee	34

Total Purchase Price Consideration	$2,548

The results of operations of FAIS for the years ended December 31, 2009, and the period from April 21, 2008 to December 31, 2008 are reflected in the Company’s consolidated results for the year ended December 31, 2009 and 2008 in the accompanying consolidated statements of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

4.	Acquisitions, continued

Unaudited Pro-Forma Financial Information

The following presents the unaudited pro-forma combined results of operations of the Company with On Line Consulting, Bode, Facticon and FAIS from the beginning of the year of acquisition in addition to the entire fiscal year preceding the acquisition of their net assets or common stock. The respective acquisition dates are January 9, 2007 for On Line Consulting, February 28, 2007 for Bode and Facticon, and April 21, 2008 for FAIS.

	For the Years Ended December 31,
	2008	2007

Revenues	$107,178	$102,561

Net loss available to common stockholders	$(9,112)	$(32,636)

Pro-forma basic and diluted net loss per common share	$(0.93)	$(7.81)

Pro-forma weighted average common shares outstanding — basic and diluted	9,834	4,179

The pro forma combined results are not necessarily indicative of the results that actually would have occurred if the acquisitions of On Line Consulting, Bode, Facticon and FAIS had been completed as of the beginning of 2007, 2008 or 2009, nor are they necessarily indicative of future consolidated results.

5.	Inventories

Inventories are comprised of the following:

	December 31,
	2009	2008

Raw materials	$2,099	$1,373
Work in progress — DNA analysis	330	304
Finished goods	975	900

	$3,404	$2,577
Less: Reserve for obsolescence	(50)	(55)

Total	$3,354	$2,522

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

6.	Intangible Assets and Goodwill

Intangible Assets

Intangible asset activity consists of amounts related to the 2007 acquisitions, consisting of On Line Consulting, Bode and Facticon and the 2008 acquisition of FAIS.

Intangible assets are comprised of the following:

	Trade	Developed	Non-Compete	Client		Accumulated
	Names	Technology	Agreements	Relationships	Patents	Amortization	Total

Balance as of January 1, 2008	2,560	440	1,499	7,360	70	(4,659)	7,270
Acquisition of FAIS	—	—	290	2,500	—	—	2,790
Costs of patents	—	—	—	—	45	—	45
Purchase Price Adjustment — FAIS	—	—	(129)	(1,145)	—	109	(1,165)
Amortization Expense	—	—	—	—	—	(2,959)	(2,959)

Balance as of December 31, 2008	$2,560	$440	$1,660	$8,715	$115	$(7,509)	$5,981
Costs of patents					68		68
Impairment of non-compete agreement			(161)			95	(66)
Amortization Expense	—	—	—	—	—	(1,715)	(1,715)

Balance as of December 31, 2009	$2,560	$440	$1,499	$8,715	$183	$(9,129)	$4,268

Weighted average amortization period at December 31, 2009 in years	5.4	0.5	0 .0	1.9	12.0

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

6.	Intangible Assets and Goodwill, continued

Intangible Assets, continued

The estimated amortization of amortizable intangible assets are comprised of the following for the five years ending December 31, 2014:

For the Years Ending	Trade	Developed	Non-Compete	Client
December 31,	Names	Technology	Agreements	Relationships	Patents	Total

2010	$305	$22	$1	$857	$7	$1,192
2011	251	22	—	637	8	918
2012	207	4	—	508	7	726
2013	207	—	—	346	8	561
2014	207	—	—	197	8	412
thereafter	265	—	—	52	142	459

Totals	$1,442	$48	$1	$2,597	$180	$4,268

During the years ended December 31, 2009, 2008 and 2007, the Company recorded amortization expense related to the acquired amortizable intangibles of approximately $1,715, $2,959 and $2,909, respectively. For the year ended December 31, 2009, the Company recorded a charge to general and administrative expenses of approximately $66 for the impairment of the value of a non-compete agreement within the Fraud and SIU Services Segment. For the year ended December 31, 2007, the Company recorded a charge to general and administrative expense of approximately $186 (which was included in amortization expense) in connection with the abandonment of the trade names previously used within Hyperion, Secure Source and Facticon.

On December 17, 2007, the Company entered into a five year agreement with an insurance service company to provide Fraud and SIU services. In connection with the agreement, the Company paid a cash inducement fee of $850, which has been recorded as an intangible asset — client relationships, as a fee paid to obtain revenue generating client relationship. This intangible asset is being amortized on a straight line basis over the term of agreement. In addition, the agreement included a contingent fee of $150, payable 15 months from closing, for which a portion is subject to forfeiture if revenues under the agreement do not meet certain agreed upon goals. Under the terms of the agreement, the Company will pay a commission upon the achievement of certain gross revenues at rates ranging from 3% to 7%. For each twelve month period ending on the first, second, third, fourth, and fifth anniversaries of the agreement, the Company will pay an additional commission in an amount equal to 3% of all revenues in excess of $2,100 up to $3,000; 5% of all revenues in excess of $3,000 up to $4,000; and 7% of all revenues in excess of $4,000. For the commission period ended December 17, 2008, no commission was incurred under this agreement.

Goodwill Impairment

At December 31, 2009, 2008 and 2007, the Company performed an annual evaluation of its goodwill. The Company performed its annual impairment tests of goodwill for its three reporting segments: Preparedness Services, Fraud and SIU Services and Security Consulting Investigations,

As a result of these tests the Company determined that for the year ended December 31, 2007 that the amount of goodwill recorded in connection with the Fraud and SIU Services segment was impaired or not fully recoverable, as the current performance and future expectations do not support the carrying value of goodwill. As a result, the Company recorded a $5,144 impairment charge during the year ended December 31, 2007 for the Fraud and SIU Services segment.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

6.	Intangible Assets and Goodwill, continued

Goodwill

A summary of Goodwill is comprised of the following for the years ended December 31, 2009 and 2008:

			Security
	Preparedness	Fraud and	Consulting and
	Services	SIU Services	Investigations	Consolidated

Balance as of January 1, 2008	$883	$6,022	$12,863	$19,768
Purchase Price Adjustment — On Line Consulting	—	—	200	200

Balance as of December 31, 2009 and 2008	$883	$6,022	$13,063	$19,968

Of the total goodwill of $19,968 at December 31, 2009 and 2008, $18,591 is tax deductible. The amount of goodwill recorded in 2007 upon the acquisition of Bode, which amounted to $1,377, is not tax deductible.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

7.	Property and Equipment

A summary of property and equipment is comprised of the following:

	December 31,
	2009	2008

Computer hardware and software	$5,993	$3,453
Laboratory equipment	1,844	1,648
Furniture and fixtures	915	895
Vehicles	134	134
Leasehold improvements	2,718	2,677

	$11,604	$8,807
Less: accumulated depreciation and amortization	$(4,610)	$(2,973)

Property and equipment, net	$6,994	$5,834

Depreciation and amortization of property and equipment for the years ended December 31, 2009, 2008 and 2007 was approximately $1,637, $1,407 and $1,012, respectively.

8.	Accrued Compensation and Related Benefits

A summary of accrued compensation and related benefits is comprised of the following:

	December 31,
	2009	2008

Performance based bonuses	$1,429	$1,237
Payroll and commissions	1,499	1,172
Employee benefits	715	746

Total	$3,643	$3,155

9.	Line of Credit

The Company maintains a working capital line of credit (the “Facility”) which is secured by accounts receivable and is subject to certain liquidity and earnings financial covenants. The Company has granted a first priority security interest in substantially all of its assets to the financial institution that provides this Facility.

Effective as of March 30, 2009, the financial institution that provides the Facility entered into an amendment to the Company’s working capital line of credit to (i) reduce the maximum amount available under the Facility to $10,000 (ii) increase the range of the applicable interest rate with respect to the amount outstanding under the line of credit to 1.00% to 1.75% based upon the Company’s liquidity, plus the greater of 6.25% or the lender’s most recently announced “prime rate”, and (iii) extend the maturity of the Facility to March 30, 2010. The Company paid a one-time fee of $55 in connection with the March 30, 2009 modification, which is included in general and administrative expenses. The interest rate on the line of credit at December 31, 2009 was 7.25%. As of December 31, 2009, the Company’s net borrowings were $2,163 under the line of credit and based upon the amount of qualifying accounts receivable, the Company was eligible to draw an additional $7,837 for up to a total of $10,000, under the Facility.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

9.	Line of Credit, continued

All obligations outstanding under the Facility are due and payable no later than March 30, 2010. The Company is currently in discussions with respect to the renewal or replacement of the Facility, and anticipates that any renewal or replacement would be in an aggregate amount sufficient for its current working capital requirements. There can be no assurance that the Facility will be successfully renewed or replaced.

10.	Due to Former Members of JLWA for Earnout and JLWA Modification Agreement

In connection with the purchase of James Lee Witt Associates, LLC (“JLWA”) on March 10, 2006, the Initial JLWA Agreement provided for the Company to pay up to $15,400 in compensatory Earnout payments to the sellers of JLWA upon the attainment of certain contractual annual revenue goals to be measured on the first, second and third anniversaries of the closing date of this transaction. Prepayment of the Earnout was subject to the continued employment of the JLWA sellers and has therefore been characterized as compensation. In accordance with the provisions of the agreement, the Earnout was to be paid to JLWA Sellers within sixty (60) days of the dates of the respective anniversaries of March 31, 2006, with the first $4,000 of the Earnout to be paid in cash and the remainder to be paid 50% in cash and 50% in shares of common stock of the Company.

On May 11, 2007, the Company reached an agreement with the JLWA Sellers to enter into a second amendment to the JLWA purchase agreement (“JLWA 2007 Modification Agreement”). Under the JLWA 2007 Modification Agreement, the Company agreed to make additional payments in the form of cash, promissory notes and common stock to the JLWA Sellers in exchange for eliminating the earnout provisions of the asset purchase agreement. The additional payments under the JLWA 2007 Modification Agreement consisted of (i) a note in the amount of $2,000, which was paid on May 14, 2007, (ii) a $4,500 promissory note accruing interest at 5.65% per annum, due on January 15, 2008, subject to a 5% penalty fee if not paid on that due date (see below), (iii) 300,000 shares of common stock with an aggregate fair value on May 11, 2007 of $2,880, issued on January 30, 2008, with 75,000 of these shares with a fair value of $720 subject to the Clawback Provision (See below) and (iv) a $4,300 promissory note accruing interest at 11.0% per annum, due on August 11, 2008. The JLWA Sellers had the right to request acceleration of the $4,300 promissory note upon the consummation of a public offering (see below).

Further, in connection with the execution of the JLWA Modification Agreement, the Company executed an amendment of the employment and non-competition agreement with James Lee Witt. Under the terms of the amendment, upon his voluntary termination of employment without good reason, Mr. Witt would be obligated to reimburse the Company in an amount equal to (i) 25% of any shares received by the JLWA Sellers within 12 months prior to such termination and (ii) 25% of the base salary of Mr. Witt paid within 12 months prior to such termination, payable in cash (“Clawback Provision”).

The JLWA Modification Agreement resulted in $12,960 of non-contingent earnout consideration, of which approximately $6,630 was deemed as earnout accrued through May 10, 2007 and $6,330 was deemed to be accelerated earnout expense. Earnout expense under the JLWA Agreement (as amended) was approximately $7,745 for the year ended December 31, 2007. On December 15, 2008, the Company waived the Clawback Provision under the employment agreement of Mr. Witt. The result was that on December 15, 2008, $720 of contingent consideration was recognized and recorded as earnout expense based upon the issuance on January 30, 2008 of 75,000 shares of stock, pursuant to the terms of the JLWA 2007 Modification Agreement.

On October 20, 2007, the Company reached an agreement with the JLWA Sellers under which the JLWA Sellers agreed to the prepayment of the principal and accrued interest on the $4,500 promissory note, originally due on January 15, 2008, that the Company had issued pursuant to the terms of the JLWA Modification Agreement. In connection with this acceleration, on October 29, 2007, the Company made a negotiated prepayment premium of $800 to compensate the JLWA Sellers for, among other things, foregone interest and the cost of accelerated tax payments. The Company borrowed approximately $5,400 from its line of credit to fund these payments, plus interest of $121, prior to the completion of the underwritten public offering (See Note 14).

On October 29, 2007, pursuant to the terms of the JLWA Modification Agreement, the JLWA Sellers requested and were granted accelerated payment of the $4,300 promissory note, plus interest of $38, in connection with the October 29, 2007 completion of the Company’s underwritten public offering.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

11.	Notes Payable

On March 9, 2007, the Company repaid an obligation of $400 in connection with the acquisition of JLWA.

On May 14, 2007, the Company made a cash payment of $2,000 related to the JLWA Modification Agreement (See Note 10).

On May 30, 2007, the Company paid the $750 note payable installment in connection with the acquisition of Secure Source.

On October 29, 2007 the Company paid $8,800 in full satisfaction of the notes issued related to the JLWA Modification Agreement.

During the year ended December 31, 2007, the Company paid $281 in full satisfaction of the note payable to the former owners of Safir for the Safir acquisition.

On January 7, 2008, the Company repaid $450, consisting of $417 and $33 of principal and interest, respectively, and on January 6, 2009 the Company repaid $150, consisting of $141 and $9 of principal and interest, respectively, in full satisfaction of the notes payable issued in connection with the purchase of On Line Consulting.

On May 6, 2008, the Company repaid $275, consisting of $250 and $25 of principal and interest, respectively, in satisfaction of a note payable issued in connection with the purchase of Secure Source.

On May 6, 2009, the Company repaid $288, consisting of $250 and $38 of principal and interest, respectively, in satisfaction of a note payable issued in connection with the purchase of Secure Source.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

12.	Income Taxes

For the year ended December 31, 2009, we incurred losses before income taxes of $4,800, while recording a tax provision of $511, representing an effective tax rate of (11%). This tax provision primarily represented an increase in the net deferred tax liability caused principally by current income tax deductions related to amortization of goodwill over a 15 year life that have not been recognized for book purposes. Goodwill is not amortized for book purposes and is not written down unless impaired, which has not been the case for the Company for the years 2009 and 2008. As a result, the deferred tax liability will not reverse until such time, if any, that our goodwill becomes impaired or sold. As such, this deferred income tax liability, which is expected to continue to increase, will have an indefinite life, resulting in what is referred to as a “naked credit.”

For the year ended December 31, 2009, on account of the “naked credit” for the deferred tax liability relating to the basis difference in goodwill, this deferred tax liability is not considered in the determination of the valuation allowance due to the indefinite life of the goodwill intangible assets. Accordingly, the remaining net deferred tax asset of approximately $19,617 at December 31, 2009 is subject to a 100% valuation allowance because it is currently more likely than not that the benefit of the net deferred tax asset will not be realized in future periods.

The valuation allowances related to the Company’s deferred tax asset increased by approximately $9, $3,054 and $10,693 for the years ended December 31, 2009, 2008 and 2007, respectively.

Significant components of the Company’s net deferred tax assets and liability at December 31, 2009 and 2008 is as follows:

	2009	2008

Deferred tax assets:
Net operating loss carryforwards	$7,358	$5,846
Stock-based compensation	3,127	3,865
Allowance for doubtful accounts	550	995
Intangible assets	2,277	2,306
Goodwill	5,235	6,104
Other accruals	1,286	1,146

Total gross deferred tax assets	19,833	20,262
Deferred tax liability:
Excess of book over tax basis of:
Property and equipment	(216)	(655)
Goodwill	(511)	—

Net deferred tax assets before valuation allowance	19,106	19,607
Less: valuation allowance	(19,617)	(19,607)

Deferred tax assets, net	$(511)	$—

As of December 31, 2009, the Company had approximately $19,100 and $17,200 of federal and state net operating losses (“NOL”), respectively, available for income tax purposes that may be carried forward to offset future taxable income, if any. The federal carryforwards expire in years 2022 through 2029. The Company conducted a change in ownership study in accordance with Section 382 of the Internal Revenue Code (“IRC”) and determined that its ability to use approximately $13,900 of its federal and state NOL carryforwards generated prior to October, 2008 is subject to an annual limitation.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	As of December 31,
	2009	2008	2007

Tax benefit at federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes	(5.0)	(6.0)	(6.0)
Permanent differences:
Stock-based compensation	31.8	4.0	0.0
Other	3.2	0.5	1.7
Adjustments of deferred tax assets:
Stock-based compensation	0.0	(9.0)	0.0
Net operating loss carry forwards	5.1	6.1	0.0
Tax rate change	9.4	0.0	0.0
Increase in valuation allowance	0.2	38.4	38.3

Effective income tax rate	10.7%	0.0%	0.0%

During the year ended December 31, 2008, the income tax status of certain share based payment awards was recharacterized as a result of issuing restricted stock units in exchange for certain incentive stock options, for which compensation expense was previously treated as a permanent difference because they would not be expected to generate a tax deduction for the Company. Accordingly, the Company recorded an increase to its gross deferred tax assets at December 31, 2008 for the cumulative compensation expense associated with the incentive stock options which were exchanged, as well as a corresponding increase in the valuation allowance. In addition, as a result of the vesting of restricted stock units and certain other share based payment awards during the year ended December 31, 2009, the ultimate tax deduction realized by the Company at the vesting date was substantially lower than the cumulative compensation expense recorded for financial reporting purposes, which is commonly referred to as a “shortfall”. Accordingly, the effective tax rate reconciliation for the year ended December 31, 2009 includes the effect of derecognizing the gross deferred tax asset and the related valuation allowance associated with the book compensation expense of these vested awards and correspondingly, the set-up of the gross deferred tax asset and the corresponding valuation allowance associated with the final tax deduction.

In 2009, the Company re-evaluated its effective state tax rate as a result of significant operations in new state jurisdictions and a reduction of operations in the previously filed state jurisdictions.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

13.	Commitments and Contingencies

Employment Agreements

The Company has entered into employment agreements with six of its key executives, expiring through January, 2012. The contractual agreements provide, among other things, for the payment of up to twenty-five months of contractual compensation to certain of these executives for termination under certain circumstances. Aggregate potential contractual compensation commitments related to these agreements were $1,883 at December 31, 2009.

At December 31, 2009, aggregate salaries related to these agreements amounted to $2,175.

The Company’s two top executives are eligible for a performance bonus payable 50% in cash and 50% in restricted common stock, pursuant to the Incentive Plan, which vests upon the achievement of goals agreed upon mutually between the executives and the Board’s compensation committee (the “Compensation Committee”). The executives have been awarded shares of restricted common stock under the Incentive Plan, which form a pool of eligible restricted common stock shares that will be earned (or vested) pursuant solely to the achievement of the performance goals agreed upon between the executives and the Compensation Committee (see Note 14).

Operating Leases

In connection with the Company’s acquisitions, GlobalOptions assumed the obligations for various office leases. Such lease obligations expire at various dates through August 2016.

On July 19, 2007, the Company entered into an agreement to lease 15,294 rentable square feet of office space in Washington, D.C., which replaces the Company’s expiring Washington D.C. office lease. The lease commenced on February 27, 2008 and expires on November 30, 2015. The Company has the option to extend the lease for an additional five years. Rent payments have been abated during the first six months of the lease.

On September 12, 2008, effective on August 1, 2008, the Company entered into an agreement to lease 8,204 of rentable square feet of office space in Carrollton, TX, to replace the Company’s prior Carrollton, TX office lease. The new lease effectively terminated the old lease without penalty. The new lease expires on May 31, 2014.

Future minimum lease payments under these operating leases are as follows:

For the Year Ending December 31,	Amount

2010	$2,806
2011	$2,532
2012	$2,173
2013	$2,019
2014	$2,066
Thereafter	$2,341

Total	$13,937

Rent expense charged to operations amounted to approximately $3,641, $3,745 and $3,103 for the years ended December 31, 2009, 2008 and 2007, respectively.

The terms of certain of the Company’s lease obligations provide for scheduled escalations in the monthly rent. Non-contingent rent increases are being amortized over the life of the leases on a straight line basis. Deferred rent of $782 and $824 represents the long-term unamortized rent adjustment amount at December 31, 2009 and 2008, respectively and is reflected in other long-term obligations in the accompanying consolidated balance sheets. In addition, the current portion of deferred rent was $70 and $41 at December 31, 2009 and 2008, respectively and is reflected within other current liabilities in the consolidated balance sheets.

Included in other current liabilities at December 31, 2009 and 2008, are obligations of $515 and $517, respectively, for restructuring costs, which include, principally, rent obligations for closed offices.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

13.	Commitments and Contingencies, continued

Advisory Agreements

On June 12, 2007, the Company entered into an agreement with Burnham Hill Partners (“BHP”) a division of Pale Capital, to provide certain financial advisory services. In connection with this agreement, on July 26, 2007, the Company paid BHP a fee of $200, which was included in general and administrative expenses.

On August 17, 2007, the Company entered into a financial advisory agreement with BHP to provide general advisory services including, but not limited to, identifying strategic transactions and providing capital market advice. The agreement commenced on September 1, 2007 and expired on December 31, 2007 and provided for compensation of $50 per month, which was included in general and administrative expenses.

Litigation, Claims and Assessments

From time to time, in the normal course of business, the Company may be involved in litigation. Except for certain claims as described below, the Company’s management has determined any asserted or unasserted claims to be immaterial to the consolidated financial statements.

The Company was added as a defendant in federal and state litigation matters related to Facticon, which were initially filed prior to the Company’s acquisition of the assets of Facticon.

In the federal matter, Anchondo vs. Facticon Inc. and GlobalOptions Group, Inc. in the U.S. District Court for the Central District of California, Peter Anchondo (the “Federal Plaintiff”), in a class action, alleged that Facticon failed to pay overtime wages. Subsequent to the acquisition of the assets of Facticon by the Company, the Company was added as a defendant in said case, under the successor liability theory. A Motion for Summary Judgment was filed with the Court to contest the Company’s liability as a successor liable company. On March 7, 2008, the Court issued a ruling denying the Company’s Motion for Summary Judgment and issued a ruling granting a Motion for Summary Judgment in favor of the Federal Plaintiff ruling that the Company was in fact a successor party to the Federal Plaintiff’s actions. This ruling by the Court was in opposition to the Court’s original ruling dated March 3, 2008, wherein it granted the Company’s Motion for Summary Judgment. The Company filed a Motion for Reconsideration and the Judge reversed his opinion but ruled that the issue of successor liability must be litigated. In July 2008, the Company reached a tentative agreement with the Federal Plaintiff to settle this matter and on December 22, 2008, the matter was settled in full with a cash payment of $657.

In the State Court matter Wonsch, et al. vs. Facticon Inc. and GlobalOptions Group, Inc., filed in the State Court for the Central District of California, the plaintiffs in a class action (the “State Plaintiffs”), alleged that Facticon failed to pay overtime wages under the California Civil Code. This action was similar to the Anchondo case, but was limited to the state laws of California. Subsequent to the acquisition, the Company was added as a defendant in said case, under the successor liability theory. On May 12, 2009, the State Court matter was settled in full with a cash payment of $118.

Under the terms of an escrow agreement, as amended, by and between GlobalOptions and Facticon, 85,700 shares of common stock and a note payable of $100 were held in escrow to satisfy the above mentioned legal matters and other pre-acquisition obligations of Facticon. In connection with the Company’s payment for these pre-acquisition obligations of Facticon, on December 22, 2008, the 85,700 shares of the Company’s common stock reverted back to the Company as treasury stock with a cost basis of $158 and the $100 note payable obligation to Facticon was canceled.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

14.	Stockholders’ Equity

Description of Authorized Capital

The Company is authorized to issue up to 100,000,000 shares of common stock. The holders of the Company’s common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of the business. Upon liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

The Company is authorized to issue 15,000,000 of preferred stock, of which 100,000 shares have been designated as Series D convertible preferred stock. Shares previously issued for other classes of preferred stock, for which shares are no longer outstanding, have been canceled and returned to undesignated preferred stock that is available for future issuance.

Common Stock Issued

On January 1, 2007, the Company issued 3,471 shares of common stock with a value of $42 to various employees under the 2006 Long-Term Incentive Plan.

On February 1, 2007, the Company issued 39,706 shares of common stock in connection with the cashless exercise of 110,294 stock options. On February 7, 2007 and February 21, 2007, the Company issued an aggregate of 88,236 shares of common stock in connection with the standard exercise of stock options resulting in total proceeds of approximately $48.

On February 21, 2007, the Company issued 3,125 shares of its common stock upon the conversion of 50 shares of Series A convertible preferred stock.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

14.	Stockholders’ Equity, continued

Common Stock Issued continued

On September 25, 2007, pursuant to a stock purchase agreement dated March 1, 2007, the Company issued 850 shares of common stock to Verus International Group, of which John Oswald, one of our Directors, is Chief Executive Officer, valued at $15, 1,699 shares of common stock to Athorn, Clark and Partners, Inc. valued at $30 and 1,274 shares of common stock to Lippert/Heilshorn and Associates, Inc. valued at $23 in connection with services provided to the Company.

On January 30, 2008, the Company issued 300,000 shares of common stock to the JLWA Sellers including 225,000 shares of common stock, in full satisfaction of the $2,160 obligation to issue common stock. The remaining 75,000 shares were initially subject to the Clawback Provision, whereby Mr. Witt would be obligated to reimburse these shares to the Company upon his voluntary termination of employment without good reason. The Company agreed to relinquish the clawback as of December 15, 2008, and the value for the shares of $720 was recorded as earnout expense and is included in selling and marketing expenses.

On February 15, 2008, the Company issued 21,843 shares of common stock, valued at $153 for services rendered during the year ended December 31, 2007, and 5,141 shares of common stock valued at $15 for services rendered during January and February 2008, to a group of the Company’s service providers including 1,567 shares of common stock valued at $15 to Verus International Group.

On May 29, 2008, the Company issued 40,064 shares of its common stock upon the conversion of 600.95 shares of Series D convertible preferred stock.

On April 14, 2009, the Company issued 36,900 shares valued at $75 to Lippert/Heilshorn and Associates for services rendered during 2008, and 12,900 shares valued at $23 for services rendered during 2009. On December 24, 2009 the Company issued 39,777 shares of its common stock valued at $67 to Lippert/Heilshorn and Associates, for services rendered during 2009.

On July 23, 2009, the Company issued 44 shares of its common stock in connection with the exercise of a stock option.

During the year ended December 31, 2009, the Company issued 3,692,552 shares of common stock upon the conversion of 55,388 shares of Series D convertible preferred stock. No shares of Series D convertible preferred stock remain outstanding at December 31, 2009.

During the year ended December 31, 2009, the Company issued 134,274 shares of its common stock pursuant to the vesting of RSUs under the 2006 Long Term Incentive Plan (the “Incentive Plan”). Of the 134,274 shares issued, 31,912 and 14,094 shares were issued to the Chief Executive Officer and Chief Financial Officer, respectively. The Chief Executive Office and Chief Financial Officer elected to have the Company withhold 12,063 and 4,764 shares, respectively, in satisfaction of their tax obligations in connection with the vesting of these RSUs. Such withheld shares valued at $25 and $10, respectively are reflected as treasury shares in the Company’s books and records.

During the years ended December 31, 2009 and 2008, the Company issued 68,981 and 22,118 shares of its common stock respectfully under the Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Company realized proceeds of $92 and $35 and recognized stock based compensation of $32 and $11, respectively in connection with the issuance of these shares.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

14.	Stockholders’ Equity, continued

Equity Restructuring

On July 25, 2007, the Company completed an equity restructuring (the “Equity Restructuring”) in which holders of its Series A convertible preferred stock and Series B convertible preferred stock received, in consideration of the cancellation of those shares and all Series A, B-1 and B-2 warrants held by them, (1) one share of the Company’s newly created Series C convertible preferred stock for each share of Series A convertible preferred stock and Series B convertible preferred stock held by them and (2) 0.5 shares of common stock for each share into which the holder’s Series A convertible preferred stock and Series B convertible preferred stock was then convertible. In addition, holders of (a) the Company’s Series A warrants who did not also hold any shares of Series A convertible preferred stock and (b) the Company’s Series B warrants, Series C warrants and certain placement agent warrants received, in consideration of the cancellation of those warrants, 0.2 shares of common stock for each share subject to those warrants. Each share of Series C convertible preferred stock would automatically convert into 66.67 shares of common stock upon the consummation of a firm commitment underwritten public offering generating at least $20,000 in gross proceeds to the Company (a “Qualified Public Offering”). A limited number of holders whose receipt of common stock, whether in the Equity Restructuring or upon the conversion of the Series C convertible preferred stock, would cause them to beneficially own in excess of 4.99% of the Company’s outstanding common stock, would receive shares of the Company’s Series D convertible preferred stock upon the conversion of the Series C convertible preferred stock, in lieu of shares of common stock.

In summary, as a result of the Equity Restructuring, (i) 6,330 shares of Series A convertible preferred stock, (ii) 53,070 shares of Series B convertible preferred stock and (iii) warrants to purchase an aggregate of 2,913,041 shares of common stock were restructured into (x) 630,765 shares of common stock, (y) 59,400 shares of Series C convertible preferred stock and (z) 19,706.52 shares of Series D convertible preferred stock. On July 26, 2007, the Company filed certificates with the Secretary of the State of Delaware eliminating the Series A and B convertible preferred stock.

Upon the closing of the underwritten public offering on October 29, 2007, the then outstanding 59,400 shares of Series C convertible preferred stock were automatically converted into 1,541,167 shares of common stock and 36,282.8 shares of Series D convertible preferred stock. On November 8, 2007, the Company filed a certificate with the State of Delaware, eliminating the Series C convertible preferred stock.

Underwritten Public Offering

On October 29, 2007, the Company completed an underwritten public offering of 4,500,000 shares of its common stock receiving approximately $20,025 in gross proceeds and, resulting in $18,200 in net proceeds. The Company used a portion of the net proceeds from the underwritten public offering to repay certain indebtedness, including $4,300 of notes and $38 of related accrued interest, and is using the balance of the net proceeds for working capital, general corporate purposes, and strategic acquisitions.

In connection with this underwritten public offering, the Company entered into an October 29, 2007 agreement with Canaccord Adams Inc. and Morgan Keegan & Company, Inc., as underwriters, who were paid aggregate fees of $1,418. The underwriters for the offering had a 30-day over-allotment option to purchase up to an additional 675,000 shares of common stock from GlobalOptions at the offering price of $4.50 per share, which expired unexercised.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation

On July 24, 2008, at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”), stockholders approved the Amended and Restated 2006 Long-Term Incentive Plan (the “Incentive Plan”), which became effective immediately following its approval and replaced the Company’s original 2006 Long-Term Incentive Plan. The Incentive Plan provides for the issuance of up to 3,000,000 shares of the Company’s common stock, increased from 1,500,000 under the Company’s original 2006 Long-Term Incentive Plan. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 625,000 shares of the Company’s common stock to any individual during any calendar year, increased from 312,500 under the Company’s original 2006 Long-Term Incentive Plan.

As of December 31, 2009, 1,063,075 shares of common stock remain eligible to be issued under the Incentive Plan.

At the 2008 Annual Meeting, stockholders approved the Amended and Restated Employee Stock Purchase Plan (the “Stock Purchase Plan”), which became effective immediately following its approval and replaced the Company’s original 2006 Employee Stock Purchase Plan. The Stock Purchase Plan permits eligible employees of the Company to automatically purchase at the end of each month at a discounted price, a certain number of shares of the Company’s common stock by having the effective purchase price of such shares withheld from their base pay. The Stock Purchase Plan provides for the issuance of up to 2,000,000 shares of the Company’s common stock, increased from 250,000 under the Company’s original 2006 Employee Stock Purchase Plan. The 2006 Employee Stock Purchase Plan was implemented during July 2008.

On August 20, 2008, the Company filed a registration statement on Form S-8 under the Securities Act covering 1,750,000 shares reserved for issuance under the Stock Purchase Plan.

As of December 31, 2009, 1,908,901 shares of common stock remain unissued under the Stock Purchase Plan.

Equity instruments issued to employees are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. Stock based compensation for employees was approximately $2,566, $3,246 and $3,199 for the years ended December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008 and 2007, respectively, stock based compensation for employees of $418, $222 and $0 were reflected in selling and marketing expenses, and $2,148, $3,024 and $3,199, respectively, were reflected in general and administrative expenses.

Equity instruments issued to non-employees are recorded at their fair value on the grant date. The non-vested portions of the award are adjusted based on market value on a quarterly basis and the adjusted value of award is amortized over the expected service period. Stock based compensation for non-employees was approximately $265, $292, and $131 for the years ended December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008 and 2007, respectively, stock based compensation for non-employees of $120, $0 and $0 were reflected in selling and marketing expenses, and $145, $292 and $131, respectively, were reflected in general and administrative expenses.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

The following table summarizes total stock based compensation costs for the years ended December 31, 2009, 2008 and 2007.

	For the Year Ended December 30, 2009
	Advisors	Employees
	and	and
	Consultants	Directors

Stock Options	$96	$394	$490
RSUs	4	1,100	1,104
Stock issued to consultants for services	165		165
Stock purchase plan	—	31	31
Vesting of restricted shares under performance based executive bonus award	—	1,041	1,041

Total	$265	$2,566	$2,831

	For the Year Ended December 30, 2008
	Advisors	Employees
	and	and
	Consultants	Directors	Total

Stock Options	$121	$1,650	$1,771
RSUs	4	526	530
Stock issued to consultants for services	167	—	167
Stock purchase plan	—	11	11
Earnout (JLWA acquisition)	720	—	720

Vesting of restricted shares under performance based executive bonus award	—	1,059	1,059

Total	$1,012	$3,246	$4,258

	For the Year Ended December 30, 2007
	Advisors	Employees
	and	and
	Consultants	Directors	Total

Stock Options	$64	$2,480	$2,544
Stock issued to consultants for services	67	—	67
Bonus shares issued to employees	—	42	42
Vesting of restricted shares under performance based executive bonus award	—	677	677

Total	$131	$3,199	$3,330

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Stock Options

The fair value of each option grant during the years ended December 31, 2009, 2008 and 2007 was estimated on the date of grant using the Black-Scholes option pricing model. The weighted average of the assumptions used to compute the grant date value of the options granted during the years ended December 31, 2009, 2008 and 2007 were as follows:

	Years Ended December 31,
	2009	2008	2007

Dividend yield	0%	0%	0%
Expected volatility	104%	87%	87%
Risk-free interest rate	1.86%	3.0%	4.3%
Expected lives	3.6 years	5 years	5 years

The Company has determined that the expected life of options granted is the same as the contractual term for options granted prior to July 1, 2008, because the employees were expected to remain with the Company for the full term of the option award. The expected life of options granted after June 30, 2008 was calculated using the simplified method set out in SEC Staff Accounting Bulleting No. 110 using the vesting term of 3 years and the contractual term of 5 years. The simplified method defines the expected life as the average of the contractual term and the vesting period.

The weighted average fair value of the options on the date of grant, using the fair value based methodology for years ended December 31, 2009, 2008 and 2007 was $1.24, $1.80 and $6.05 per share, respectively.

Effective August 1, 2007, the Company terminated its consulting agreement and entered into an employment agreement with its Chief Financial Officer. As of August 1, 2007, the unvested portion of the officer’s options was valued at $268, and is being amortized to stock based compensation expense over the remaining vesting periods due to his change in status from consultant to employee. During the years ended December 31, 2008 and 2007, $71 and $72, respectively, was amortized to stock based compensation in connection with these options.

During the years ended December 31, 2009, 2008 and 2007, the Company issued 100,000, 100,000 and 13,750 stock options respectively, to certain members of its advisory boards in exchange for their advisory services to the Company. The options issued during each such year were valued at $128, $314 and $117, respectively. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. The fair value of the options granted during the year ended December 31, 2009 was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 104%, risk-free interest rate of 1.55% and an expected term of five years. Options granted during the year ended December 31, 2008 were valued under the Black-Scholes pricing model with the following assumptions: dividend yield of 0%, expected volatility of 87%, risk-free interest rate of 3.45% and an expected term of three years. Options granted during the year ended December 31, 2007 were valued under the Black-Scholes pricing model with the following assumptions: dividend yield of 0%, expected volatility of 87%, risk-free interest rate of 4.7% and an expected term of five years. For the years ended December 31, 2009, 2008 and 2007, $96, $122 and $85, respectively was amortized to stock based compensation related to these options.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Stock Options, continued

On January 1, 2007, the Company issued stock options for the purchase of 13,750 shares of its common stock at an exercise price of $12.00 per share, under the 2006 Long-Term Incentive Plan to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $117 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.70%.

On January 9, 2007, the Company granted, in the aggregate, options for the purchase of 26,423 shares of its common stock at an exercise price of $11.36 per share under the 2006 Long-Term Incentive Plan to employees and officers of On Line Consulting. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $212 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and risk free interest rate of 4.65%.

On February 28, 2007, the Company granted, in the aggregate, options for the purchase of 38,894 shares of its common stock at an exercise price of $10.80 per share under the 2006 Long-Term Incentive Plan to employees and officers of Facticon. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $296 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.52%.

On February 28, 2007, the Company granted, in the aggregate, options for the purchase of 62,504 shares of its common stock at an exercise price of $10.80 per share under the 2006 Long-Term Incentive Plan to employees and officers of Bode. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $476 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.52%.

On September 28, 2007, the Company granted, in the aggregate, options for the purchase of 300,000 shares of its common stock at an exercise price of $7.24 to the Chief Executive Officers of the Preparedness Services Unit, the Fraud and SIU Services Unit, and the Security Consulting and Investigations Unit. The options were granted under the 2006 Long-Term Incentive plan. The options have a five year term, and vest ratably upon the first second and third anniversaries of the date of grant and have a value of approximately $1,526 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 4.22%.

On January 1, 2008, the Company issued stock options for the purchase of 100,000 shares of its common stock at an exercise price of $4.50 per share, under the 2006 Long-Term Incentive Plan to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $314 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 3.45%.

On February 13, 2008, the Company granted, in the aggregate, options for the purchase of 295,000 shares of its common stock at an exercise price of $1.70 per share under the 2006 Long-Term Incentive Plan to certain employees and officers. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $347 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 2.71%.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Stock Options, continued

On March 5, 2008, the Company granted, in the aggregate, options for the purchase of 50,000 shares of its common stock at an exercise price of $1.86 per share under the 2006 Long-Term Incentive Plan to an executive of Bode. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $64 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 2.59%.

On May 7, 2008, the Company granted, in the aggregate, options for the purchase of 97,000 shares of its common stock at an exercise price of $2.23 per share under the 2006 Long-Term Incentive Plan to certain employees of Safir and FAIS. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $150 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 3.09%.

On May 28, 2008, the Company issued a tender offer to holders of outstanding stock options issued prior to January 1, 2008, deemed Eligible Options, to exchange their Eligible Options for Restricted Stock Units (“RSUs”) on a 3 for 1 basis. As a result of this offer, on June 26, 2008, 1,105,188 stock options were accepted for exchange and cancellation, and the Company issued 368,475 RSUs. (See “Restricted Stock Units”, below).

On July 24, 2008, the Company granted, in the aggregate, options for the purchase of 2,334 shares of its common stock at an exercise price of $2.33 per share under the Incentive Plan to certain employees of Facticon. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant and have a value of approximately $4 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of five years, volatility of 87%, dividends of 0%, and a risk free interest rate of 3.37%.

On January 1, 2009, the Company granted, in the aggregate, options for the purchase of 75,000 shares of its common stock at an exercise price of $1.99 per share, under the Incentive Plan, to three members of the Board of Directors. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $96 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of three years, volatility of 104%, dividends of 0%, and a risk free interest rate of 1.55%.

On January 1, 2009, the Company granted, in the aggregate, options for the purchase of 100,000 shares of its common stock at an exercise price of $1.99 per share, under the Incentive Plan, to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $128 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of three years, volatility of 104%, dividends of 0%, and a risk free interest rate of 1.55%.

On February 25, 2009, the Company granted, in the aggregate, options for the purchase of 267,500 shares of its common stock at an exercise price of $1.70 per share, under the Incentive Plan, to certain officers and employees. The options have a five year term and vest ratably upon the first, second and third anniversaries of the date of grant. In the aggregate, these options have a value of approximately $325 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of four years, volatility of 104%, dividends of 0%, and a risk free interest rate of 2.06%.

At December 31, 2009, 2008, and 2007 the unamortized value of employee stock options outstanding under SFAS 123R was approximately $406, $353 and $4,671, respectively. The unamortized portion at December 31, 2009 will be expensed over a weighted average period of 1.0 years. For the years ended December 31, 2009, 2008 and 2007 costs of approximately $394, $1,650, and $2,480, respectively, were recognized in connection with the vesting of these employee stock options.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Stock Options, continued

A summary of the status of the Company’s stock option plans and the changes during the years ended December 31, 2009 2008 and 2007, respectively, is presented in the table below:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Life	Value

Options outstanding at January 1, 2007	1,028,793
Granted	460,321
Exercised	(198,530)
Forfeited	(98,919)

Options outstanding at December 31, 2007	1,191,665	$13.72
Granted	619,334
Forfeited	(71,124)
Canceled/Exchanged	(1,105,188)

Options outstanding at December 31, 2008	634,687	$3.62
Granted	442,500	$1.81
Exercised	(44)	$1.70
Forfeited	(109,362)	$2.64

Options outstanding at December 31, 2009	967,781	$2.57	3.5 years	$—

Exercisable, December 31, 2009	475,919	$3.27	3.4 years	$—

Options vested during the year ended December 31, 2009	326,572	$2.14

Restricted Stock Units (“RSUs”)

On May 28, 2008, the Company issued an offer to holders of outstanding stock options issued prior to January 1, 2008 (“Eligible Options”), to exchange their Eligible Options for RSUs on a 3 for 1 basis. Each RSU represents one share of the Company’s common stock to be issued in the future, based on certain vesting requirements. The offer expired on June 25, 2008. As result of this offer, as of June 26, 2008, 1,105,188 stock options were accepted for exchange and cancellation, and the Company issued 368,475 RSUs with a grant date fair value of $2.12 per share to participants in the offer. The grant date fair value of the restricted stock units was determined by using the closing price of the Company’s common stock on the day immediately preceding the grant date.

All of the Company’s executive officers and directors participated in the exchange offer, as a group accounting for approximately 78% of the stock options exchanged and cancelled and RSUs issued in the offer.

The excess of the aggregate grant date fair value of the RSUs of $781 over the fair value of the stock options canceled of $672, was added to the unamortized value of the options canceled on May 28, 2008, which amounted to $2,863 and is being amortized over the vesting period of the RSUs.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Restricted Stock Units (“RSUs”), continued

RSUs held by executive officers and directors vest ratably on each of the first, second and third anniversaries of the grant date. RSUs held by all other employees and consultants vest ratably on the first and second anniversaries of the grant date.

At December 31, 2009, the unamortized value of RSUs held by employees was approximately $1,236. The unamortized portion will be expensed over a weighted average period of 1.3 years. For the year ended December 31, 2009, a cost of $1,100 was recognized in connection with the vesting of these employee RSUs.

A summary of the activity related to RSUs for the year ended December 31, 2009 is presented below:

		Weighted
		Average Grant
	Total	Date Fair Value

Nonvested at January 1, 2008	—	—
RSUs issued upon cancellation of options tendered, June 26, 2008	368,475	$2.12
RSUs vested	—
RSUs forfeited	(2,388)

Nonvested at December 31, 2008	366,087
RSUs vested	(134,274)
RSUs forfeited	(2,994)

Nonvested at December 31, 2009	228,819	$2.12

Stock Purchase Plan

The Stock Purchase Plan was established for eligible employees to purchase shares of the Company’s common stock on a monthly basis at 85% of the lower of the market value of the Company’s common stock on the first or last business day of each month. Under the Stock Purchase Plan, employees may authorize the Company to withhold up to 15% of their compensation during any monthly offering period for common stock purchases, subject to certain limitations. The Stock Purchase Plan was implemented during July 2008 and is qualified under Section 423 of the Internal Revenue Code. For the years ended December 31, 2009 and 2008, 68,981 and 22,118 shares respectively, were issued under the Stock Purchase Plan, resulting in total proceeds of $93 and $34 respectively. Stock based compensation recognized in connection with the issuance of these shares was $31 and $11 for the years ended December 31, 2009 and 2008 respectively.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

15.	Stock Based Compensation, continued

Restricted Stock Issued Under Performance Based Executive Bonus Plan

On December 19, 2006, the Company awarded 175,000 shares of restricted stock to two senior officers under the terms of the renewal of their respective employment and consulting agreements. On December 13, 2007, the Compensation Committee determined that 10,939 shares would vest, effective January 1, 2008.

On July 24, 2008 the Company awarded 250,000 and 187,500 shares of unvested restricted stock to its Chief Executive Office and Chief Financial Officer, respectively, in connection with the 2006 Executive Compensation Performance Bonus Plan.

On December 12, 2007, the Compensation Committee determined that, effective January 1, 2008, 6,250 shares and 4,687 shares of restricted stock held by its Chief Executive Officer and Chief Financial Officer, respectively, were no longer subject to forfeiture. The Chief Executive Office, and Chief Financial Officer elected to have the Company withhold 2,278 and 1,585 shares, respectively, in satisfaction of their tax obligations in connection with the vesting of their restricted stock. Such withheld shares valued at $10 and $7, respectively, are reflected as treasury shares in the Company’s books and records.

Effective August 19, 2008, an additional 25,000 and 18,500 shares of restricted stock held by the Chief Executive Officer and Chief Financial Officer respectively, were no longer subject to forfeiture. The Chief Executive Office and Chief Financial Officer elected to have the Company withhold 9,451 and 6,253 shares, respectively, in satisfaction of their tax obligations in connection with the August 19, 2008 vesting of their restricted stock. Such withheld shares valued at $20 and $13, respectively are reflected as treasury shares in the Company’s books and records.

On December 14, 2009, the Compensation Committee determined that an additional 50,000 shares and 37,500 shares of restricted stock held by its Chief Executive Officer and Chief Financial Officer, respectively, were no longer subject to forfeiture. As of December 31, 2009, an aggregate 470,563 of the restricted shares awarded to these executives remain subject to vesting based on certain performance and stock price targets that have been established by the Compensation Committee.

During the year ended December 31, 2008, in connection with expected performance under a bonus program for senior executives, stock-based compensation of approximately $1,059 was recognized for the estimated pro rata vesting of restricted stock. Of this amount, $899 is associated with the amortization over the derived service period of the $1,303 grant date value of a restricted stock award that is based on the achievement of certain common stock market price milestones. The remaining amount of $160 is associated with the amortization over the service period of the probable outcome at each reporting date of a restricted stock award that is based on the achievement of certain performance criteria.

During the year ended December 31, 2009, in connection with expected performance under a bonus program for senior executives, stock-based compensation of approximately $1,041 was recognized for the estimated pro rata vesting of restricted stock. Of this amount, $946 is associated with the amortization over the derived service period of the $975 grant date value of a restricted stock award that is based on the achievement of certain common stock market price milestones. The remaining amount of $95 is associated with the amortization over the service period of the probable outcome at each reporting date of a restricted stock award that is based on the achievement of certain performance criteria.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

16.	Client and Segment Data

The Company’s reportable operating segments consist of the following three business segments: Preparedness Services, Fraud and SIU Services, and Security Consulting and Investigations. The Company’s reportable segments are organized, managed and operated along key product and service lines. These product and service lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

The Preparedness Services segment develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals.

The Fraud and SIU Services segment provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations. The results of the Company’s International Strategies business unit, on the basis of its relative materiality, are included in the Fraud and SIU Services segment.

The Security Consulting and Investigations segment delivers specialized security and investigative services to governments, corporations and individuals.

The Company’s reportable segments have changed from the prior year, to accommodate the acquisitions that were consummated.

Total revenues by segment include revenues to unaffiliated clients. The Company evaluates performance based on income (loss) from operations. Operating income (loss) is gross profit less operating expenses.

The following tables summarize financial information about the Company’s business segments for the years ended December 31, 2009, 2008 and 2007. The Company’s segment information for the year ended December 31, 2009 is presented on a basis different than for the years ended December 31, 2008 and 2007.

	For the Year Ended December 31, 2009
			Security
	Preparedness	Fraud & SIU	Consulting &
	Services	Services	Investigations	Corporate	Consolidated

Revenues	$39,003	$29,593	$33,534	$—	$102,130

Income (loss) from Operations	$3,585	$(6,030)	$(1,815)	$—	$(4,260)

Identifiable Assets	$10,492	$17,916	$30,406	$—	$58,814

Depreciation and Amortization	$438	$1,130	$1,784	$—	$3,352

Interest Expense	$—	$—	$—	$552	$552

Income Tax Expense	$—	$—	$—	$511	$511

Capital Expenditures	$102	$2,023	$740	$—	$2,865

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

16.	Client and Segment Data, continued

	For the Year Ended December 31, 2008
			Security
	Preparedness	Fraud & SIU	Consulting &
	Services	Services	Investigations	Corporate	Consolidated

Revenues	$39,117	$31,388	$33,682	$—		$104,187

Income (Loss) from Operations	$1,712	$ (4,488)	$(4,828)	$—	$	(7,604)

Identifiable Assets	$17,331	$18,967	$32,183	$—		$68,481

Depreciation and Amortization	$1,267	$1,379	$1,720	$—		$4,366

Interest Expense	$—	$—	$—	$379		$379

Capital Expenditures	$144	$662	$876	$—		$1,682

	For the Year Ended December 31, 2007
			Security
	Preparedness	Fraud & SIU	Consulting &
	Services	Services	Investigations	Corporate	Consolidated

Revenues	$30,823	$24,493	$31,815	$—	$87,131

Loss from Operations	$(8,057)	$(11,543)	$(7,111)	$—	$(26,711)

Identifiable Assets	$13,882	$17,250	$34,811	$—	$65,943

Depreciation and Amortization	$1,244	$1,313	$1,360	$—	$3,917

Interest Expense	$—	$—	$—	$814	$814

Other Income	$100	$—	$—	$—	$100

Prepayment Premium	$800	$—	$—	$—	$800

Capital Expenditures	$8	$1,055	$1,377	$—	$2,440

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

17.	Major Clients

Revenues from the Company’s services to a limited number of clients have accounted for a substantial percentage of the Company’s total revenues. The Company’s largest client, which is within the Preparedness Services segment, accounted for approximately 24% of the Company’s revenues for the year ended December 31, 2009, and represented work performed under government contracts. For the year ended December 31, 2008, the Company’s largest client, which is within the Preparedness Services segment, accounted for approximately 26% of the Company’s revenues and represented work performed under government contracts. For the year ended December 31, 2007, the Company’s largest client, which is with the Preparedness Services segment and represented work performed under government contracts, accounted for 29% of the Company’s revenues, and the Company’s second largest client, which was within the Fraud and SIU services segment accounted for approximately 11% of the Company’s revenues.

For the years ended December 31, 2009, 2008 and 2007, government contracts represented 53%, 49% and 48% of the Company’s net revenues, respectively, the most significant of which, in 2009, 2008 and 2007, represented 63%, 68% and 83%, respectively, of the Company’s net revenues within the Preparedness Services segment.

As of December 31, 2009 and 2008, accounts receivable from a significant single customer was $5,362 and $10,151, respectively.

On July 22, 2009, the Company was notified that the State of Louisiana, Governor’s Office of Homeland Security and Emergency Preparedness (“GOHSEP”) exercised its option in the Company’s Consulting Services Contract with GOHSEP (the “Louisiana Contract”) to extend the term of the Louisiana Contract, which provides for up to $34 million in potential revenue per contract year, through August 23, 2010. Under the Louisiana Contract, the State chose to expand the Company’s role to be the State’s lead disaster advisor and recovery manager. The Company also continues to provide recovery relief to the State in the aftermath of Hurricanes Katrina and Rita, as well as Hurricanes Gustav and Ike, and provides these same services for other new and/or pre-existing disasters. The Company also provides programmatic and policy advice on FEMA and assists with the development and dissemination of the State’s disaster-related policies and procedures. As described above, the term of the Louisiana Contract is through August 23, 2010 and is terminable by GOHSEP upon 30 days’ written notice.

18.	Related Party Transactions

Issuances to Verus International Group, Ltd.

On September 25, 2007, pursuant to a stock purchase agreement dated March 1, 2007 by and between the Company and Verus Support Services, Inc., Verus International Group, Ltd. received 850 shares of common stock in consideration of services performed from July 2006 through September 2006.

On February 25, 2008, pursuant to a stock purchase agreement dated February 1, 2008 by and between the Company and Versus Support Services, Inc., Verus International Group, Ltd. received 1,567 shares of common stock in consideration of services performed from April 2007 through June 2007.

19.	Defined Contribution Plan

The Company has a 401(k) profit sharing plan (the “401(k) Plan”), covering employees who have completed three months of service and meet certain other eligibility requirements. The 401(k) Plan provides for a discretionary matching contribution by the Company, based on employee elective deferrals, determined each payroll period. The 401(k) Plan also provides for an employer discretionary profit sharing contribution. Employees vest at a rate of 25% per year in discretionary employer contributions. The 401(k) Plan expense amounted to approximately $788, $776 and $290 for the years ended December 31, 2009, 2008 and 2007, respectively.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands except share and per share amounts)

20.	Subsequent Events

On January 1, 2010, the Company granted, in the aggregate, options for the purchase of 75,000 shares of its common stock at an exercise price of $1.65 per share, under the Incentive Plan, to three members of the Board of Directors. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $80 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of three years, volatility of 103.2%, dividends of 0%, and a risk free interest rate of 2.69%.

On January 1, 2010, the Company granted, in the aggregate, options for the purchase of 100,000 shares of its common stock at an exercise price of $1.65 per share, under the Incentive Plan, to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $106 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of three years, volatility of 103.2%, dividends of 0%, and a risk free interest rate of 2.69%.

During January and February of 2010, the Company issued 8,785 shares of its common stock under the Stock Purchase Plan. The Company realized proceeds of $11 and recognized stock based compensation of $5 in connection with the issuance of these shares.

On March 8, 2010, the United States Postal Service Office of Inspector General (“USPS”) executed a Delivery Order ordering up to approximately $1.839 million of Workers Compensation Analyst Program Management Services for the period commencing on March 3, 2010 and ending on September 25, 2010, which the Company will provide through its FSIU unit.

On March 9, 2010, effective as of April 1, 2010, the Company entered into consulting agreements with each of Howard Safir, the Chief Executive Officer of our Security Consulting and Investigations unit and Adam Safir, Howard Safir’s son and an officer of the Company’s Security Consulting and Investigations unit. Pursuant to the terms of their respective consulting agreements, as of April 1, 2010 Messrs. Safir and Safir will no longer be employees of the Company, but will provide consulting services to the Security Consulting and Investigations business unit, including assistance in the Company’s exploration of strategic alternatives and certain marketing assistance. The terms of the consulting agreements are 12 months, provided, however, that the Company may terminate each of the consulting agreements after three months and/or each month thereafter. Messrs. Howard Safir and Adam Safir shall receive, $30,000 per month and $20,000 per month respectively for their consulting services. In addition, if the Company sells its Security Consulting and Investigations unit or any assets thereof, each of Messrs. Howard Safir and Adam Safir shall receive up to $600,000 and $300,000, respectively, based upon the sales price received for the business or such assets. Also included in the consulting agreements are 12 month non-solicitation and non-servicing provisions.

ANNEX D

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Table of Contents to Condensed Consolidated Financial Statements

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$3,828	$3,221
Accounts receivable, net	4,427	4,680
Inventories, net	3,453	3,354
Prepaid expenses and other current assets	319	688
Current assets of discontinued operations	17,419	15,103

Total current assets	29,446	27,046
Property and equipment, net	3,602	3,928
Intangible assets, net	378	371
Goodwill	10,649	10,649
Security deposits and other assets	344	344
Other assets of discontinued operations	8,940	16,475

Total assets	$53,359	$58,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$4,171	$2,163
Accounts payable	1,366	1,185
Deferred revenues	467	328
Accrued compensation and related benefits	1,080	1,250
Other current liabilities	1,400	949
Current liabilities of discontinued operations	6,978	5,816

Total current liabilities	15,462	11,691
Long-term liabilities:
Other long-term obligations	275	647
Long-term liabilities of discontinued operations	389	652

Total long-term liabilities	664	1,299

Total liabilities	16,126	12,990

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 14,900,000 shares authorized, no shares issued or outstanding;	—	—
Series D convertible preferred stock, non-voting, $0.001 par value, 100,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 14,632,176 shares issued and 14,491,455 shares outstanding at June 30, 2010, and 14,472,363 shares issued and 14,348,469 shares outstanding at December 31, 2009	15	14
Additional paid-in capital	113,108	111,909
Accumulated deficit	(75,612)	(65,857)
Treasury stock; at cost, 140,721 and 123,894 shares at June 30, 2010 and December 31, 2009, respectively	(278)	(243)

Total stockholders’ equity	37,233	45,823

Total liabilities and stockholders’ equity	$53,359	$58,813

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$6,503	$5,405	$12,529	$10,011
Cost of revenues	3,595	3,149	6,820	5,955

Gross profit	2,908	2,256	5,709	4,056

Operating expenses:
Selling and marketing	803	771	1,730	1,718
General and administrative	4,944	3,891	9,544	7,784

Total operating expenses	5,747	4,662	11,274	9,502

Loss from operations	(2,839)	(2,406)	(5,565)	(5,446)

Other income (expense):
Interest income	—	—	1	1
Interest (expense)	(120)	(195)	(195)	(381)

Other expense, net	(120)	(195)	(194)	(380)

Loss from continuing operations	(2,959)	(2,601)	(5,759)	(5,826)

(Loss) income from discontinued operations, net of tax	(5,103)	1,780	(3,996)	3,369

Net loss	$(8,062)	$(821)	$(9,755)	$(2,457)

Basic and diluted net (loss) income per share
Continuing operations	$(0.21)	$(0.20)	$(0.41)	$(0.48)
Discontinued operations, net of tax	(0.37)	0.14	(0.29)	0.28

Net loss per share	$(0.58)	$(0.06)	$(0.70)	$(0.20)

Weighted average number of common shares outstanding — basic and diluted	13,918,526	12,973,261	13,900,588	12,047,259

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders’ Equity
For the Six Months Ended June 30, 2010
(dollars in thousands)
(Unaudited)

					Additional
	Common Stock		Treasury Shares		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2010	14,472,363	$14	123,894	$(243)	$111,909	$(65,857)	$45,823
Issuance of shares to consultants for services provided	26,309	—	—	—	45	—	45
Issuance of common stock in connection with vesting of restricted stock units	46,007	—	—	—	—	—	—
Purchase of treasury shares in connection with cashless vesting of restricted stock units	—	—	16,827	(35)	—	—	(35)
Issuance of common stock upon exercise of stock options	60,376	1	—	—	110	—	111
Issuance of common stock under employee stock purchase plan	27,121	—	—	—	37	—	37
Stock based compensation — restricted stock vested	—	—	—	—	432	—	432
Stock based compensation — employee stock purchase plan	—	—	—	—	13	—	13
Amortization of consultant stock option costs	—	—	—	—	69	—	69
Amortization of employee stock options costs	—	—	—	—	202	—	202
Amortization of consultant restricted stock unit costs	—	—	—	—	7	—	7
Amortization of employee restricted stock unit costs	—	—	—	—	284	—	284
Net loss	—	—	—	—	—	(9,755)	(9,755)

Balance, June 30, 2010	14,632,176	$15	140,721	$(278)	$113,108	$(75,612)	$37,233

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2010	2009

Cash flows from operating activities:
Net loss from continuing operations	(5,759)	(5,826)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for bad debts	24	17
Depreciation and amortization	899	579
Deferred rent	7	30
Stock-based compensation	1,051	1,427
Recovery of obsolete inventory	—	(35)
Reserve for litigation	—	40
Changes in operating assets and liabilities:
Accounts receivable	229	(249)
Inventories	(99)	(862)
Prepaid expenses and other current assets	369	143
Security deposits and other assets	1	25
Accounts payable	181	387
Deferred revenues	139	134
Accrued compensation and related benefits	(170)	121
Other current liabilities	443	69
Other long-term obligations	(370)	(24)

Total adjustments	2,704	1,802

Net cash used in continuing operating activities	(3,055)	(4,024)
Net cash provided by discontinued operating activities	1,351	4,364

Net cash (used in) provided by operating activities	(1,704)	340

Cash flows from investing activities:
Purchases of property and equipment	(548)	(932)
Purchase of intangible assets	(32)	(10)

Net cash used in investing activities of continuing operations	(580)	(942)
Net cash provided by investing activities of discontinued operations	2,982	624

Net cash provided by (used in) investing activities	2,402	(318)

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows, continued
(dollars in thousands)
(Unaudited)

	For the Six Months Ended
	June 30,
	2010	2009

Cash flows from financing activities:
Net proceeds (repayments) under line of credit	$2,008	$(2,492)
Proceeds from conversion of Series D perferred stock to common stock	—	4
Proceeds from issuance of stock in connection with options exercised	111	—
Proceeds from issuance of stock in connection with ESPP	37	48
Repurchase of common stock	(35)	(35)

Net cash provided by (used in) financing activities of continuing operations	2,121	(2,475)
Net cash used in financing activities of discontinued operations	(2,212)	(400)

Net cash used in financing activities	(91)	(2,875)
Net increase (decrease) in cash and cash equivalents	607	(2,853)
Cash and cash equivalents — beginning of period	3,221	5,276

Cash and cash equivalents — end of period	$3,828	$2,423

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$197	$449

See notes to these condensed consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

1.	Nature of Operations

GlobalOptions Group, Inc. and its subsidiaries (collectively the “Company” or “GlobalOptions Group”) provide risk mitigation and management services, including forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations.

References herein to “GlobalOptions” refer to GlobalOptions, Inc., an operating subsidiary of the Company.

On April 30, 2010, the Company sold its SafirRosetti business unit (“SafirRosetti”). Additionally, the Company’s Preparedness Services business unit (“Preparedness”) and its Fraud and Special Investigative Unit Services business unit (“FSIU”) were held for sale as of June 30, 2010 (See Note 2 — Basis of Presentation). On May 13, 2010, the Company entered into a definitive agreement to sell Preparedness and on June 11, 2010, the Company entered into a definitive agreement to sell FSIU. (See Note 4 — Discontinued Operations for a discussion of the sales of SafirRosetti on April 30, 2010, Preparedness on July 16, 2010 and FSIU on July 20, 2010. See Note 13 — Subsequent Events, for a discussion of the Company’s entry into a definitive agreement to sell its Forensic DNA Solutions and Products Services business unit (“Bode”) on August 11, 2010.)

2.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The Company has evaluated subsequent events through the issuance of this Form 10-Q. Operating results for the three and six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010.

As a result of the sale of SafirRosetti, and the Company’s classification of FSIU and Preparedness as “held for sale,” the Condensed Consolidated Balance Sheet as of June 30, 2010, the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2010 and the Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 present the results and accounts of these business units as discontinued operations. All prior periods presented in the Condensed Consolidated Balance Sheets, the Condensed Consolidated Statements of Operations, and the Condensed Consolidated Statements of Cash Flows discussed herein have been restated to conform with such presentation.

Prior to the Company’s sale of SafirRosetti and entry into agreements to sell Preparedness and FSIU, the Company reported its operating results in three financial reporting segments: Preparedness Services; Fraud and SIU Services; and Security Consulting and Investigations (which was re-named Forensic DNA Solutions and Products following the sale of SafirRosetti). The Preparedness Services segment consisted of the operations of Preparedness. The Fraud and SIU Services segment consisted of the operations of FSIU and our International Strategies business unit, which provides multidisciplinary, international risk management and business solutions. The Security Consulting and Investigations segment consisted of the operations of SafirRosetti and The Bode Technology Group, Inc., which provides forensic DNA analysis services. As a result of the sale of SafirRosetti and entry into agreements to sell Preparedness and FSIU, the Company determined to cease reporting its operating results in separate segments.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

3.	Summary of Significant Accounting Policies

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of the underlying assets and liabilities. The Company establishes a valuation allowance for deferred tax assets when it determines that it is more likely than not that the benefits of deferred tax assets will not be realized in future periods.

Discontinued Operations

The results of operations, loss on sale and impairment charges, as applicable for SafirRosetti, which was sold on April 30, 2010, and for each of Preparedness and FSIU, which are classified as “held for sale” are included in “(Loss) income from discontinued operations, net of tax” in the accompanying Condensed Consolidated Statements of Operations. Assets and liabilities of the discontinued operations have been reclassified and are reflected in the accompanying Condensed Consolidated Balance Sheet as “Current assets of discontinued operations,” “Other assets of discontinued operations,” “Current liabilities of discontinued operations” and “Long-term liabilities of discontinued operations.”

For comparative purposes, all prior periods presented have been reclassified to reflect the classifications on a consistent basis.

Net Loss per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of common stock outstanding, as adjusted, during the periods presented. Common stock equivalents, consisting of stock options, restricted stock units (“RSUs”), and Series D convertible preferred stock were not included in the calculation of the diluted loss per share because their inclusion would have been anti-dilutive. The basic weighted average number of shares was reduced for non-vested restricted stock awards. Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	June 30,
	2010	2009

Stock options	1,036,907	1,040,663
Restricted stock units	144,420	318,475
Series D convertible preferred stock	—	477,317
Potentially dilutive securities realizable from the vesting of performance based restricted stock	470,563	558,063

Total potentially dilutive securities	1,651,890	2,394,518

4.	Discontinued Operations

Introduction

During the second quarter of 2010, the Company completed the sale of SafirRosetti and entered into agreements to sell Preparedness and FSIU. Prior to approving the Company’s entry into the purchase agreements with respect to each such transaction, the Company’s Board of Directors, acting with the advice and assistance of its legal advisors, evaluated the respective purchase agreements and, acting with the advice and assistance of its legal and financial advisors, evaluated the consideration negotiated with the buyers and their representatives. In such evaluation, the Board of Directors considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the specific transaction, including but not limited to the consideration offered, likelihood of consummation, prospects for the business unit going forward, opinion of financial advisors (when provided), and effect on the Company’s cash flows. After careful consideration, the Board of Directors determined that each of the transactions were advisable and in the best interests of the Company and its stockholders and the form, terms and provisions of the respective transaction documents were expedient and in the best interests of the Company and its stockholders.

As a result of the Company’s sale of SafirRosetti and entry into agreements to sell Preparedness and FSIU, the results and accounts of these three business units are shown as discontinued operations in the Company’s financial statements.

Sale of SafirRosetti

On April 30, 2010, pursuant to the Board of Directors’ approval on April 21, 2010, the Company and GlobalOptions (the “Sellers”) completed the sale of all assets used in SafirRosetti in accordance with an asset purchase agreement dated April 23, 2010 (the “SafirRosetti Purchase Agreement”), by and among the Sellers and Guidepost Solutions LLC (“Guidepost”), of which Joseph Rosetti, a former officer of SafirRosetti, is a principal.

SafirRosetti delivered specialized security and investigative services to governments, corporations and individuals, and reported the results of its operations as part of the Company’s Security Consulting and Investigations reporting segment, which was re-named Forensic DNA Solutions and Products following the sale of SafirRosetti.

Pursuant to the terms of the SafirRosetti Purchase Agreement, the Sellers sold SafirRosetti to Guidepost for aggregate consideration of (i) $3,500 in cash, subject to certain adjustments, of which $525 will be held in escrow for a period of 17 months, (ii) a secured promissory note (the “SafirRosetti Note”) in the aggregate face amount of $1,750, with an interest rate of 0.79% per annum , payable in equal installments at December 31, 2010 and June 30, 2011 and (i ii ) contingent consideration based on 70% of the purchased accounts receivable in excess of $1,750 collected by Guidepost between the closing and the one year anniversary of the closing.

The SafirRosetti Note provides a first priority lien against the sold accounts receivable of SafirRosetti and the post-closing accounts receivable of Guidepost arising from the customer accounts purchased and a second priority lien against the remaining property of SafirRosetti transferred to Guidepost. Guidepost will transfer all uncollected accounts receivable back to the Sellers on June 30, 2011, subject to a purchase right by Guidepost.

As of June 30, 2010, the Company recorded a loss of $1,930 on the sale of SafirRosetti, pursuant to the following:

Cash selling price (of which $525 was held in escrow)		$3,500
Note receivable, net		1,670

Gross proceeds from sale		5,170
Less: expenses of sale		355

Net proceeds from sale		4,815
Less: net book value of assets sold to buyer or written off in connection with the sale		6,745

Net (loss) on the sale of SafirRosetti	$	(1,930)

This net loss does not reflect the benefit of contingent proceeds on the sale, which will be recorded in future periods as realized, as a reduction of the loss on the sale.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

4.	Discontinued Operations, continued

Sale of Preparedness

On July 16, 2010, pursuant to the Board of Directors’ approval on May 6, 2010, the Sellers completed the sale of all assets used in Preparedness in accordance with an asset purchase agreement dated May 13, 2010 (the “Preparedness Purchase Agreement”), by and among the Sellers and Witt Group Holdings, LLC, (“Witt Holdings”), of which James Lee Witt, Chief Executive Officer, Mark Merritt, Co-President, Barry Scanlon, Co-President, and Pate Felts, Senior Advisor, respectively, of Preparedness are principals.

Preparedness developed and implemented crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals, and reported the results of its operations in the Company’s Preparedness Services reporting segment.

Pursuant to the terms of the Preparedness Purchase Agreement, the Sellers sold Preparedness to Witt Holdings for aggregate consideration of (i) $10,000 in cash, of which $1,000 is to be held in escrow for 12 months following the closing, (ii) an earnout payment equal to 40% of any revenues over $15,000 earned during the 12-month period following the closing, which payment may not exceed $12,000, and (iii) the assumption of all of the Preparedness liabilities, including all termination and severance payments due to James Lee Witt, Mark Merritt, Barry Scanlon and Pate Felts upon the sale of Preparedness under their respective employment agreements, less $286, representing a payment in connection with the Seller’s sublease of a portion of Preparedness’ Washington D.C. facility for a period of twelve months after closing. The maximum total consideration payable to the Sellers under the Preparedness Purchase Agreement is $22,000.

In addition, Witt Holdings has agreed to pay the Sellers, within six months of the date of closing, the amount by which the working capital of Preparedness at closing exceeds $6,800, and the Sellers have agreed to pay Witt Holdings, within six months of the date of closing, the amount by which the working capital of Preparedness is less than $5,800. The Sellers have also agreed to pay Witt Holdings (i) a “true-up” of up to $1,000 based on accounts receivable (other than accounts receivable originating from the State of Louisiana or its agencies) that remain uncollected as of six months following the closing, and (ii) the face amount of any uncollected receivables arising from the bankruptcy or dissolution of any non-governmental entity. Witt Holdings has agreed upon such “true-up” payment to transfer to the Sellers all rights with respect to such uncollected receivables.

Additionally, in connection with the Preparedness Purchase Agreement, the Company entered into (i) a license agreement pursuant to which it granted Witt Holdings a world-wide, perpetual, irrevocable, exclusive, royalty free, fully paid-up right and license to use the Company’s GlobalTrak software in the field of emergency preparedness and disaster relief recovery, and the Company agreed not to license the GlobalTrak software to any other business in such field, and (ii) a transition service agreement pursuant to which the Company will provide Witt Holdings with certain specified transition services following the closing, including but not limited to certain information technology services.

The sale of Preparedness was subject to the approval of the Company’s stockholders, which approval was obtained at a special meeting of the Company’s stockholders on July 15, 2010.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

4.	Discontinued Operations, continued

Sale of FSIU

On July 20, 2010, pursuant to the Board of Directors’ approval on June 10, 2010, the Sellers completed the sale of all assets used in FSIU in accordance with an asset purchase agreement dated June 11, 2010 (the “FSIU Purchase Agreement”), by and among the Sellers and GlobalOptions Services, Inc. (“Global Services”), of which Frank Pinder, the President of FSIU, together with David Finney, James Buscarini, Kevin McGinn and Mike Brantley, respectively the Vice Presidents of Operations, Business Development, Finance and IT, are officers and shareholders. Balmoral Advisors, LLC, Private Equity Partners LLC and the North Atlantic Value LLP unit of JO Hambro Capital Management Ltd were the private equity sponsors.

FSIU provided investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations, and reported the results of its operations in the Company’s Fraud and SIU Services reporting segment.

Pursuant to the terms of the FSIU Purchase Agreement, the Sellers sold FSIU to Global Services for aggregate consideration of (i) $8,340 in cash at closing, inclusive of $34 for an estimated adjustment for working capital and $56 for the purchase real estate lease deposits, of which $825 is to be held in escrow for 15 months following the closing and (ii) the assumption of substantially all of the liabilities of FSIU. The cash purchase price is subject to a post closing adjustment for the actual working capital of FSIU at closing.

In connection with FSIU being classified as held for sale at June 30, 2010, the Company recorded a charge to discontinued operations of $4,475 to write down the carrying value of the assets of FSIU to fair value.

In connection with the FSIU Purchase Agreement, the Sellers and Global Services entered into certain license agreements pursuant to which the Sellers granted Global Services worldwide, perpetual, irrevocable, exclusive, royalty-free, fully paid-up rights and licenses to certain of the Seller’s intellectual property, including but not limited to the “GlobalOptions” corporate name, logo and websites (all of which Global Services has the right to purchase in the future for nominal consideration), and the Company’s Rapid Data Module and Rapid Video Module software and related source materials. Additionally, the Sellers and Global Services entered into a transition service agreement pursuant to which the Sellers and Global Services will provide each other with certain transition services following the closing.

Results of Discontinued Operations

Results and net loss from discontinued operations are as follows, reflecting results and net loss of SafirRosetti, Preparedness, and FSIU:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$18,143	$21,025	$37,351	$41,933

(Loss) income from operations	$(3,780)	$1,781	$(2,572)	$3,375

(Loss) income before tax	$(5,705)	$1,780	$(4,507)	$3,369

(Loss) income net of tax	$(5,103)	$1,780	$(3,996)	$3,369

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

4.	Discontinued Operations, continued

Results of Discontinued Operations, continued

Assets and liabilities included in discontinued operations as of June 30, 2010 and December 31, 2009 are as follows:

	As of
	June 30,	December 31,
	2010	2009

Assets
Accounts receivable, net	$15,038	$14,951
Receivables related to sale of business unit	2,212	—
Prepaid expenses and other current assets	169	152
Property and equipment, net	3,877	3,066
Goodwill and intangible assets, net	4,889	13,216
Deposits and other	174	193

Total assets of discontinued operations	$26,359	$31,578

Liabilities
Accounts payable	$3,279	$2,380
Accrued expenses and other liabilities	4,088	4,088

Total liabilities of discontinued operations	$7,367	$6,468

5.	Inventories

Inventories are comprised of the following:

	As of
	June 30,	December 31,
	2010	2009

Raw materials	$2,231	$2,099
Work in progress — DNA Analysis	300	330
Finished goods	972	975

	3,503	3,404
Less: Reserve for obsolescence	(50)	(50)

Total	$3,453	$3,354

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

6.	Intangible Assets

Intangible assets are comprised of the following:

	Trade	Developed		Accumulated
	Names	Technology	Patents	Amortization	Total

Balance as of January 1, 2010	$200	$110	$182	$(121)	$371
Additions:
Costs of patents	—	—	32	—	32
Amortization	—	—	—	(25)	(25)

Balance as of June 30, 2010	$200	$110	$214	$(146)	$378

Weighted average amortization period at June 30, 2010 (in years)	6.7	1.7	11.5

The Company recorded amortization expense related to the acquired amortizable intangibles of $12 and $11 for the three months ended June 30, 2010 and 2009, respectively, and $25 and $21 for the six months ended June 30, 2010 and 2009, respectively.

7.	Accrued Compensation and Related Benefits

A summary of accrued compensation and related benefits is comprised of the following:

	As of
	June 30,	December 31,
	2010	2009

Accrued performance based bonuses	$380	$751
Accrued payroll and commissions	403	359
Accrued employee benefits	297	140

Total	$1,080	$1,250

8.	Line of Credit

The Company maintains a working capital line of credit (the “Facility”), which matures on September 29, 2010 and is secured by accounts receivable and is subject to certain liquidity and earnings financial covenants. The Company has granted a first priority security interest in substantially all of its assets to the financial institution that provides this Facility.

Effective as of March 29, 2010, the financial institution that provides the Facility, along with the Company, entered into a modification of the agreement to extend the maturity of the Facility to September 29, 2010. The Company paid a fee of $25 in connection with the March 29, 2010 agreement, which is included in general and administrative expenses.

The interest rate on the line of credit at June 30, 2010 was 7.25%. As of June 30, 2010, the Company’s net borrowings were $4,171 under the line of credit and based upon the amount of qualifying accounts receivable, the Company was eligible to draw up to a total of $10,000 under the Facility. See Note 13 — Subsequent Events — Line of Credit, for a discussion of additional modifications to the Facility made after the end of the second quarter of 2010.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

9.	Commitments and Contingencies

Consulting Agreements

On March 9, 2010, effective as of April 1, 2010, the Company entered into consulting agreements with each of Howard Safir, the Chief Executive Officer of the Company’s Security Consulting and Investigations unit and Adam Safir, Howard Safir’s son and an officer of the Company’s Security Consulting and Investigations unit. Pursuant to the terms of their respective consulting agreements, as of April 1, 2010, Messrs. Safir and Safir ceased serving as employees of the Company, but were available to provide consulting services to the Security Consulting and Investigations business unit, including being available to assist in the Company’s exploration of strategic alternatives and certain marketing assistance. The terms of the consulting agreements were 12 months, provided, however, that the Company had the right to terminate each of the consulting agreements after three months and/or each month thereafter. Messrs. Howard Safir and Adam Safir received $30 per month and $20 per month, respectively, under the consulting agreements. In addition, if the Company was to sell its Security Consulting and Investigations segment or any assets thereof during the term of the respective consulting agreements, each of Messrs. Howard Safir and Adam Safir could have received up to $600 and $300, respectively, based upon certain aggregate sales price levels received for the business or such assets. Also included in the consulting agreements are 12 month non-solicitation and non-servicing provisions. On June 24, 2010, Messrs. Safir and Safir were notified that their consulting agreements were terminated, effective on June 30, 2010.

Employment Agreements

Effective May 11, 2010, the Company modified its employment agreements with each of Dr. Schiller, its CEO and Chairman, and Mr. Nyweide, its Chief Financial Officer and Executive Vice President of Corporate Development, to induce them to remain with the Company in the event that they became entitled to terminate their employment agreements as a result of the occurrence of a “change of control,” as defined under their employment agreements, which the Compensation Committee of the Company’s Board of Directors determined would result from the completion of the sale of Preparedness (the “Sales Event”).

The Company’s employment agreement with Dr. Schiller, as modified (the “Schiller Employment Agreement”), provides that in the event of a Sales Event, Dr. Schiller will continue to serve as its Chairman and Chief Executive Officer for one year following the Sales Event, and devote the necessary working time and efforts, but less than substantial working time and efforts, to the business of GlobalOptions Group. Beginning on the first day of the month immediately following a Sales Event, Dr. Schiller will receive a base salary of $180 per annum, plus certain living expenses, for the duration of the term. In addition to his base salary, Dr. Schiller will be eligible for a discretionary cash bonus one year after the Sales Event. Following the completion of the term of the Schiller Employment Agreement, the Company will have the option to continue to employ Dr. Schiller on a month-to-month basis for $20 per month. See Note 13 — Subsequent Events — Sales Event, for a discussion of additional compensation for Dr. Schiller triggered upon a Sales Event.

The Company’s employment agreement with Mr. Nyweide, as modified (the “Nyweide Employment Agreement”), provides that in the event of a Sales Event, Mr. Nyweide will continue to serve as its Chief Financial Officer and Executive Vice President for 18 months following the Sales Event. Following a Sales Event, Mr. Nyweide will receive his current base salary of $375 per annum for the first twelve months of such term and a reduced base salary of $180 per annum for the remaining six months, during which period his responsibilities are intended to be reduced. In addition to his base salary, Mr. Nyweide will be eligible to receive a performance bonus of $150 in connection with a Sales Event (half payable on the date of the Sales Event and the remainder payable on the three-month anniversary thereof), and a performance bonus of $250 in the event of a sale of the Company’s fourth and final business division (half payable upon the sale of such business division and the remainder payable at the completion of the term of the Nyweide Employment Agreement). Following the completion of the term of the Nyweide Employment Agreement, the Company will have the option to continue to employ Mr. Nyweide on a month-to-month basis under the same terms and conditions. See Note 13 — Subsequent Events — Sales Event, for a discussion of additional compensation for Mr. Nyweide triggered upon a Sales Event.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

9.	Commitments and Contingencies, continued

Operating Leases

The Company has obligations for various office and laboratory leases. Such lease obligations expire at various dates through August 2016.

Rent expense charged to continuing operations amounted to $293 and $306 for the three months ended June 30, 2010 and 2009, respectively, and $600 and $597 for the six months ended June 30, 2010 and 2009, respectively.

The terms of certain of the Company’s lease obligations provide for scheduled escalations in the monthly rent. Non-contingent rent increases are being amortized over the life of the leases on a straight line basis. Deferred rent of $653 and $647 represents the long-term unamortized rent adjustment amount at June 30, 2010 and December 31, 2009, respectively, and is reflected in other long-term obligations in the accompanying consolidated balance sheets. In addition, the current portion of deferred rent was $22 and $17 at June 30, 2010 and December 31, 2009, respectively, and is reflected within other current liabilities in the consolidated balance sheets.

Litigation, Claims and Assessments

From time to time, in the normal course of business, the Company may be involved in litigation. The Company’s management has determined any asserted or unasserted claims to be immaterial to the consolidated financial statements.

10.  Stockholders’ Equity

Common Stock Issued

During the six months ended June 30, 2010, the Company issued 27,121 shares of its common stock under the Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Company realized proceeds of $37 and recognized stock based compensation of $13 in connection with the issuance of these shares.

During June 2010, the Company issued 60,376 shares of its common stock upon the exercise of stock options and realized proceeds of $111.

On June 24, 2010, pursuant to a stock purchase agreement dated April 1, 2009, the Company issued 26,309 shares of its common stock valued at $45 to Lippert/Heilshorn and Associates, Inc. for services rendered to the Company during the first half of 2010.

On June 30, 2010 the Company issued 31,913 and 14,094 shares of its common stock to the Chief Executive Officer and Chief Financial Officer, respectively, pursuant to the vesting of RSUs under the Company’s Amended and Restated 2006 Long Term Incentive Plan (the “Incentive Plan”). The Chief Executive Officer and Chief Financial Officer elected to have the company withhold 12,063 and 4,764 shares, respectively, in satisfaction of their tax obligations in connection with the vesting of these RSUs. Such withheld shares valued at $25 and $10, respectively, are reflected as treasury shares in the Company’s books and records.

See Note 13 — Subsequent Events — Sales Event, for a discussion of the issuance of additional shares of the Company’s common stock pursuant to the vesting of additional RSUs held by the Company’s Chief Executive Officer and Chief Financial as a result of the sale of Preparedness.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

10.  Stockholders’ Equity, continued

Restricted Stock Issued Under Performance Based Executive Bonus Plan

On December 19, 2006, the Company awarded 100,000 and 75,000 shares of unvested restricted stock to its Chief Executive Officer and Chief Financial Officer, respectively, in connection with the extension of their respective employment and consulting agreements. On July 24, 2008 the Company awarded an additional 250,000 and 187,500 shares of unvested restricted stock to its Chief Executive Office and Chief Financial Officer, respectively, in connection with the 2006 Executive Compensation Performance Bonus Plan (the “Performance Bonus Plan”).

At June 30, 2010, an aggregate of 470,563 of the restricted shares awarded to these executives remained subject to vesting based on certain performance and stock price targets that have been established by the Compensation Committee. See Note 13 — Subsequent Events — Sales Event, for a discussion of the vesting of these restricted shares as a result of the sale of Preparedness.

11.	Stock Based Compensation

Amended and Restated 2006 Long-Term Incentive Plan (Incentive Plan)

Under the Company’s Amended and Restated 2006 Long-Term Incentive Plan, the Company may issue up to 3,000,000 shares of the Company’s common stock. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 625,000 shares of the Company’s common stock to any individual during any calendar year, increased from 312,500 under the Company’s original 2006 Long-Term Incentive Plan.

As of June 30, 2010, 1,035,357 shares of common stock remained eligible to be issued under the Incentive Plan.

Amended and Restated 2006 Employee Stock Purchase Plan (Stock Purchase Plan)

Under the Stock Purchase Plan, eligible employees of the Company are permitted to automatically purchase at the end of each month, at a discounted price, a certain number of shares of the Company’s common stock by having the effective purchase price of such shares withheld from their base pay. The Stock Purchase Plan provides for the issuance of up to 2,000,000 shares of the Company’s common stock.

As of June 30, 2010, 1,881,780 shares of common stock remained eligible to be issued under the Stock Purchase Plan.

Stock Based Compensation

Equity instruments issued to employees are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. Stock based compensation for employees was approximately $318 and $708 for the three months ended June 30, 2010 and 2009, respectively, and $930 and $1,274 for the six months ended June 30, 2010 and 2009, respectively. For the three months ended June 30, 2010 and 2009, $100 and $68, respectively, were reflected in selling and marketing expenses, and $217 and $640, respectively, were reflected in general and administrative expenses.

Equity instruments issued to non-employees are recorded at their fair value on the grant date. The non-vested portions of the award are adjusted based on market value on a quarterly basis and the adjusted value of award is amortized over the expected service period. Stock based compensation for non-employees was approximately $92 and $138 for the three months ended June 30, 2010 and 2009, respectively, and $121 and $155 for the six months ended June 30, 2010 and 2009, respectively. For the three months ended June 30, 2010 and 2009, $0 and $97, respectively, were reflected in selling and marketing expenses, and $92 and $41, respectively, were reflected in general and administrative expenses. For the six months ended June 30, 2010 and 2009, $0 and $97, respectively, were reflected in selling and marketing expenses, and $121 and $58, respectively, were reflected in general and administrative expenses.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

11.	Stock Based Compensation, continued

Stock Based Compensation, continued

The following tables summarize total stock based compensation costs recognized for the three and six months ended June 30, 2010 and 2009.

	For the Three Months Ended June 30,
	2010			2009
		Non			Non
	Employees	Employees	Total	Employees	Employees	Total

Stock options	$78	$41	$119	$105	$35	$140
RSUs	20	6	26	324	6	330
Stock purchase plan	7	—	7	8	—	8
Amortization of restricted shares under performance based executive bonus award	213	—	213	271	—	271
Shares issued to consultants for services	—	45	45	—	97	97

Total	$318	$92	$410	$708	$138	$846

	For the Six Months Ended June 30,
	2010			2009
		Non			Non
	Employees	Employees	Total	Employees	Employees	Total

Stock options	$201	$69	$270	$219	$55	$274
RSUs	284	7	291	578	4	582
Stock purchase plan	13	—	13	14	—	14
Amortization of restricted shares under performance based executive bonus award	432	—	432	463	—	463
Shares issued to consultants for services	—	45	45	—	97	97

Total	$930	$121	$1,051	$1,274	$156	$1,430

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

11.	Stock Based Compensation, continued

Stock Options

The fair value of each option grant during the six months ended June 30, 2010 and 2009 was estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used to compute the grant date value of the options granted during the three and six months ended June 30, 2010 and 2009 were as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Dividend yield	—	0%	0%	0%
Expected volatility	—	104%	103.2%	104%
Risk-free interest rate	—	1.86%	2.69%	1.86%
Expected lives	—	3.6 years	3 years	3.6 years

The Company has determined that the expected life of options granted prior to July 1, 2008 is the same as the contractual term for such options because the recipients were expected to remain with the Company for the full term of the option award. The expected life of options granted on and after July 1, 2008 was calculated using the simplified method, calculating the expected life as the average of the contractual term and the vesting period.

The weighted average fair value of the options on the date of grant, using the fair value based methodology for the six months ended June 30, 2010 and 2009 was $1.06 and $1.24 per share, respectively.

On January 1, 2010, the Company granted, in the aggregate, options for the purchase of 75,000 shares of its common stock at an exercise price of $1.65 per share, under the Incentive Plan, to three members of the Board of Directors. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a fair value of approximately $80 utilizing the Black-Scholes option pricing model and the following assumptions: expected life of three years; volatility of 103.2%; dividends of 0%; and a risk free interest rate of 2.69%.

On January 1, 2010, the Company granted, in the aggregate, options for the purchase of 100,000 shares of its common stock at an exercise price of $1.65 per share, under the Incentive Plan, to certain members of its advisory boards for their advisory services to the Company. The options have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a fair value of approximately $106 utilizing the Black-Scholes option pricing model and the following assumptions: expected life of three years; volatility of 103.2%; dividends of 0%; and a risk free interest rate of 2.69%.

At June 30, 2010, the unamortized value of stock options held by employees was approximately $275. The unamortized portion will be expensed over a weighted average period of 0.7 years.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

11.	Stock Based Compensation, continued

Stock Options, continued

A summary of the status of the Company’s stock option plans and the changes during the six months ended June 30 , 2010, is presented in the table below:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Number of	Price	Life	Intrinsic
	Options	(Per share)	(in Years)	Value

Options outstanding at January 1, 2010	967,781	$2.57	3.5
Granted	175,000
Exercised	(60,376)
Forfeited	(45,498)

Options outstanding at June 30, 2010	1,036,907	$2.37	3.3	$440

Exercisable June 30, 2010	690,088	$2.70	3.1	$239

Of the options outstanding at June 30, 2010, 417,599 were held by employees of discontinued operations, of which 220,447 were vested and exercisable.

See Note 13 — Subsequent Events — Stock Based Compensation, for a discussion of the effect of the sales of Preparedness and FSIU on the Company’s stock options outstanding and exercisable.

Restricted Stock Units (RSUs)

At June 30, 2010, the unamortized value of RSUs held by employees was approximately $716. The unamortized portion will be expensed over a weighted average period of 1.0 years.

A summary of the activity related to RSUs for the six months ended June 30, 2010 is presented below:

		Weighted
		Average Grant
	Total	Date Fair Value

Nonvested at January 1, 2010	228,819	$2.12
RSUs vested	(109,556)
RSUs forfeited	(38,392)

Nonvested at June 30, 2010	80,871	$2.12

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

11.	Stock Based Compensation, continued

Amended and Restated 2006 Employee Stock Purchase Plan (Stock Purchase Plan)

The Stock Purchase Plan was established for eligible employees to purchase shares of the Company’s common stock on a monthly basis at 85% of the lower of the market value of the Company’s common stock on the first or last business day of each month. Under the Stock Purchase Plan, employees may authorize the Company to withhold up to 15% of their compensation during any monthly offering period for common stock purchases, subject to certain limitations. The Stock Purchase Plan was implemented in July 2008 and is qualified under Section 423 of the Internal Revenue Code.

For the three months ended June 30, 2010 and 2009, 14,060 and 20,363 shares were issued under the Stock Purchase Plan, resulting in proceeds of $21 and $26, respectively. Stock based compensation recognized in connection with the issuance of these shares was $7 and $8, respectively. For the six months ended June 30, 2010 and 2009, 27,121 and 36,624 shares were issued under the Stock Purchase Plan, resulting in proceeds of $37 and $46, respectively. Stock based compensation recognized in connection with the issuance of these shares was $13 and $15, respectively.

See Note 13 — Subsequent Events — Stock Based Compensation, for a discussion of stock issuances under the Stock Purchase Plan in July 2010.

12.	Major Clients/Customers

Revenues from the Company’s services to a limited number of clients have accounted for a substantial percentage of the Company’s total revenues. The Company’s largest client, which represents work performed under government contracts, accounted for approximately 28% and 16% of the Company’s revenues for the three months ended June 30, 2010 and 2009, respectively, and 15% and 15% of the Company’s revenues for the six months ended June 30, 2010 and 2009, respectively.

Accounts receivable balances from a significant single customer were $539 and $963 at June 30, 2010 and December 31, 2009, respectively.

Work performed under government contracts represented 86% and 96% of the Company’s revenues for the three months ended June 30, 2010 and 2009, respectively, and 87% and 95% of the Company’s revenues for the six months ended June 30, 2010 and 2009, respectively.

Revenues from foreign sources represented 13% and 2% of the Company’s revenues for the three months ended June 30, 2010 and 2009, respectively, and 11% and 3% of the Company’s revenues for the six months ended June 30, 2010 and 2009, respectively.

13.	Subsequent Events

Line of Credit

On July 12, 2010, GlobalOptions and The Bode Technology Group, Inc., a subsidiary of GlobalOptions, entered into a modification of the agreement providing for the Facility, which provided that upon the sale of FSIU, among other things: (i) the maximum amount available under the Facility would be reduced from $10,000 to $7,500; (ii) the financial covenants would be revised to incorporate gains or losses related to the sale of certain of the Company’s business units; and (iii) the early termination fee under the Loan Agreement would be reduced to $38. These changes became effective following the completion of the sale of FSIU on July 20, 2010.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

13.	Subsequent Events, continued

Line of Credit, continued

On July 16, 2010, effectively immediately, GlobalOptions and The Bode Technology Group, Inc. entered into a modification of the agreement providing for the Facility, which provided that in response to the sale of Preparedness, among other things: (i) the maximum amount available under the Facility would be further reduced from $7,500 to $5,000; (ii) the financial covenants would be further revised to incorporate severance and bonus payments under the employment agreements of the Company’s CEO, CFO and the CEO of Bode; and (iii) the early termination fee under the Loan Agreement would be reduced to $25.

Sales Event

As discussed in Note 9, Commitments and Contingencies — Employment Agreements, the Company modified its employment agreements with each of Dr. Schiller, its CEO and Chairman, and Mr. Nyweide, its Chief Financial Officer and Executive Vice President of Corporate Development, to induce them to remain with the Company in the event that they became entitled to terminate their employment agreements as a result of the occurrence of a Sales Event.

On July 16, 2010, upon the occurrence of the Sales Event, 268,750 shares of restricted stock granted under the Performance Bonus Plan and 31,912 RSUs held by Dr. Schiller became fully vested and non-forfeitable, and the target cash bonus award for the year 2010 was deemed to be earned. Out of the amount of the 2010 award that was deemed earned through the date of the Sales Event, $270 was paid on August 13, 2010, and the remaining $230 will be paid in March 2011. In addition, $1,685 will be paid into a “rabbi trust,” which amount will be disbursed to Dr. Schiller six months after his separation of service for any reason (for purposes of Section 409A of the Internal Revenue Code, the deferred compensation rules, which may include a point in time when Dr. Schiller works part-time), representing: (i) salary that would have been earned for the period August 1, 2010 through January 31, 2012; (ii) the target cash bonus for the period January 1, 2011 through January 31, 2012; and (iii) cash in lieu of additional shares of stock, for the number of shares of stock deemed earned upon the vesting of the target stock bonus awards that were in excess of the number of shares of restricted stock previously granted to Dr. Schiller.

Dr. Schiller elected to have 113,650 shares, valued at $225, withheld in satisfaction of his tax obligation in connection with the vesting of the restricted stock and RSUs.

On July 16, 2010, upon the occurrence of the Sales Event, 201,813 shares of restricted stock granted under the Performance Bonus Plan and 14,093 RSUs held by Mr. Nyweide became fully vested and non-forfeitable, and the target cash bonus award for the year 2010 was deemed to be earned. Out of the amount of the 2010 award that was deemed earned through the date of the Sales Event, $202 was paid on August 13, 2010, and the remaining $173 will be paid in March 2011. In addition, $821 will be paid into a “rabbi trust,” and will be disbursed to Mr. Nyweide six months after his separation of service for any reason (for purposes of Section 409A of the Internal Revenue Code, the deferred compensation rules, which may include a point in time when Mr. Nyweide works part-time), representing: (i) 50% of the salary and 100% of benefits, including a housing allowance, that would have been earned for the period August 1, 2010 through January 31, 2012; (ii) 50% of the target cash bonus for the period January 1, 2011 through January 31, 2012 ; and (iii) cash in lieu of additional shares of stock for 50% of the number of shares of stock deemed earned upon the vesting of the target stock bonus awards that were in excess of the number of shares of restricted stock previously granted to Mr. Nyweide.

Mr. Nyweide elected to have 72,977 shares, valued at $144, withheld in satisfaction of his tax obligations in connection with the vesting of the restricted stock and RSUs.

As a result of the Sales Event, Mr. Nyweide also became entitled to a $150 performance bonus, half of which was paid on August 11, 2010, and the remainder of which will be paid on the three month anniversary of the Sales Event.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(dollars in thousands except per share amounts)

13.	Subsequent Events, continued

Stock Based Compensation

During July and August 2010, the Company issued 80,227 shares of its common stock pursuant to the vesting of RSUs, under the Incentive Plan, and issued 22,551 shares of its common stock in connection with the exercise of stock options.

Upon the completion of the sales of SafirRosetti, Preparedness and FSIU, their employees were no longer deemed to be in service to the Company. Pursuant to the terms of the Incentive Plan, options not exercised within ninety days of an employee’s separation of service are forfeited. As of June 30, there were outstanding options for the purchase of 137,785 shares of stock held by employees of FSIU, and outstanding options for the purchase of 170,444 shares of stock held by employees of Preparedness. On July 29, 2010, 109,370 unexercised stock options held by employees of SafirRosetti were forfeited.

On July 31, 2010, the Company issued 1,319 shares of its common stock under the Stock Purchase Plan. The Company realized proceeds of $2, and recognized stock based compensation of $1 in connection with the issuance of these shares.

Entry into Agreement to sell Forensic DNA Solutions and Products Services Business Unit

On August 11, 2010, pursuant to the approval by the Board of Directors on August 10, 2010, the Sellers entered into a stock purchase agreement (“Bode Purchase Agreement”) with LSR Acquisition Corp (“LSR”).

Pursuant to the terms of the Bode Purchase Agreement, the Sellers will sell all of the equity securities and stock of Bode Technology Group, Inc., which constitutes the Company’s Forensic DNA Solutions and Products Services business unit, referred to herein as Bode, to LSR for aggregate consideration of (i) $24,500 in cash, of which $2,450 will be held in escrow until December 31, 2011, and (ii) an earnout payment equal to 30% of any revenues over $27,000 earned by Bode during the 12-month period following the closing of the sale, which payment may not exceed $5,500.

In addition, LSR has agreed to pay the Sellers the amount by which the working capital of Bode at closing exceeds $5,600, and the Sellers have agreed to pay LSR the amount by which the working capital of Bode at closing is less than $5,600, provided that in either case no such payment will be required unless it is in excess of $150. The Sellers have also agreed to pay LSR a “true-up” of up to $1,000, based on accounts receivable that remain uncollected 180 days after the closing and LSR has agreed to transfer to the Sellers all rights with respect to such uncollected receivables after LSR’s receipt of such “true-up” payment. Also, LSR has agreed to pay the Sellers $500, in the event that LSR makes a tax election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, in connection with the Bode Transaction.

The sale of the Bode is subject to approval by the stockholders of the Company.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	PROXY
GLOBALOPTIONS GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF GLOBALOPTIONS GROUP, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on November 11, 2010
      The undersigned stockholder of GlobalOptions Group, Inc. (the “Company”), hereby appoints Harvey W. Schiller and Jeffrey O. Nyweide, or any of them, voting singly in the absence of others, as his/her/its attorney(s) and proxy(s), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of the Company’s common stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on Thursday, November 11, 2010 at 12:00 p.m., local time, or at any adjournment or postponement thereof, in accordance with the instructions provided herewith. Any and all proxies heretofore given are hereby revoked.
(Continued, and to be marked, dated and signed, on the other side)

GLOBALOPTIONS GROUP, INC.

VOTE BY INTERNET QUICK *** EASY *** IMMEDIATE

As a stockholder of GlobalOptions Group, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m. Eastern Standard Time on November 10, 2010.

Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.	Please mark your votes like this	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

1.	To approve the sale of all of the outstanding capital stock of The Bode Technology Group, Inc., which constitutes the Company’s Forensic DNA Solutions and Products business unit, pursuant to the Stock Purchase Agreement, dated August 11, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc., The Bode Technology Group, Inc. and LSR Acquisition Corp.;	FOR ☐	AGAINST ☐	ABSTAIN ☐	2.
To adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Bode Transaction if there are insufficient votes to approve the Bode Transaction; and
						FOR ☐	AGAINST ☐	ABSTAIN ☐
					3.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2010.

(Please date this proxy and sign your name as it appears on the stock certificates. Executors, administrators, trustees, etc. should give their full titles. All joint heirs should sign.)
Please mark, sign, date and mail the Proxy promptly.